Exhibit 10.1

Execution Version

CREDIT AND GUARANTY AGREEMENT

among

FORESIGHT ENERGY LLC,

as Borrower,

FORESIGHT ENERGY LP AND CERTAIN SUBSIDIARIES OF FORESIGHT ENERGY LLC,
as Guarantors,

THE HUNTINGTON NATIONAL BANK,
as Facilities Administrative Agent,

LORD SECURITIES CORPORATION,
as Term Administrative Agent,

and

The Other Lenders Party Hereto

Dated as of March 28, 2017

GOLDMAN SACHS LENDING PARTNERS LLC,

THE HUNTINGTON NATIONAL BANK,

DEUTSCHE BANK SECURITIES INC,

and

CITIGROUP GLOBAL MARKETS INC,

as Joint Lead Arrangers and Joint Bookrunners

GOLDMAN SACHS LENDING PARTNERS LLC,

as Syndication Agent,

ARTICLE IV. CONDITIONS PRECEDENT		116
4.01	Closing Date	116
4.02	Conditions to all Credit Extensions (Including on the Closing Date)	120

ARTICLE V. REPRESENTATIONS AND WARRANTIES		121
5.01	Existence, Qualification and Power	121
5.02	Authorization; No Contravention	121
5.03	Governmental Authorization	121
5.04	Binding Effect	122
5.05	Financial Statements; No Material Adverse Effect	122
5.06	Litigation	122
5.07	No Default	123
5.08	Ownership and Identification of Property	123
5.09	Environmental Compliance	123
5.10	Insurance	124
5.11	Taxes	124
5.12	ERISA Compliance	125
5.13	Subsidiaries	125
5.14	Margin Regulations; Investment Company Act	125
5.15	Disclosure	125
5.16	Compliance with Laws	126
5.17	Anti-Corruption; Sanctions; Terrorism Laws	126
5.18	Intellectual Property; Licenses, Etc.	126
5.19	Security Documents	127
5.20	Mines	127
5.21	Solvency	127
5.22	Labor Relations	127

ARTICLE VI. AFFIRMATIVE COVENANTS		128
6.01	Financial Statements	128
6.02	Certificates; Other Information	129
6.03	Notices	130
6.04	Payment of Tax Obligations	131
6.05	Preservation of Existence, Etc.; Activities of Foresight Energy Finance Corporation	131
6.06	Maintenance of Properties	131
6.07	Maintenance of Insurance	131
6.08	Compliance with Laws	132
6.09	Books and Records	132
6.10	Inspection Rights	132
6.11	Use of Proceeds	133
6.12	Additional Guarantors	133
6.13	Unrestricted Subsidiaries	133
6.14	Preparation of Environmental Reports	134
6.15	Certain Long Term Liabilities and Environmental Reserves	134
6.16	Covenant to Give Security	134
6.17	Maintenance of Ratings	138

6.18	Post Closing Covenants	138
6.19	ERISA	138

ARTICLE VII. NEGATIVE COVENANTS		138
7.01	Liens	138
7.02	Investments	143
7.03	Indebtedness	147
7.04	Fundamental Changes	152
7.05	Dispositions	153
7.06	Restricted Payments	155
7.07	Change in Nature of Business	157
7.08	Transactions with Affiliates	157
7.09	Permitted Activities of Holdings	161
7.10	Use of Proceeds	161
7.11	Financial Covenant	161
7.12	Burdensome Agreements	161
7.13	[Reserved]	163
7.14	Maximum Capital Expenditures	163
7.15	Fiscal Year	163
7.16	Sale and Lease-Backs	163
7.17	Amendments or Waivers of Organizational Documents	164

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		164
8.01	Events of Default	164
8.02	Remedies Upon Event of Default	166
8.03	Exclusion of Immaterial Subsidiaries	167
8.04	Application of Funds	167
8.05	Right to Cure	168

ARTICLE IX. ADMINISTRATIVE AGENTS		169
9.01	Appointment and Authority	169
9.02	Rights as a Lender	169
9.03	Exculpatory Provisions	170
9.04	Reliance by Administrative Agents	171
9.05	Delegation of Duties	171
9.06	Resignation of Facilities Administrative Agent or Term Administrative Agent	172
9.07	Non-Reliance on Administrative Agents and Other Lenders	173
9.08	No Other Duties, Etc.	174
9.09	Facilities Administrative Agent May File Proofs of Claim	174
9.10	Guaranty and Collateral Matters	175
9.11	Withholding Tax	176
9.12	Collateral Matters and Specified Amendments	176

ARTICLE X. MISCELLANEOUS		177
10.01	Amendments, Etc.	177
10.02	Notices; Effectiveness; Electronic Communication	181

10.03	No Waiver; Cumulative Remedies	184
10.04	Expenses; Indemnity; Damage Waiver	184
10.05	Marshalling; Payments Set Aside	186
10.06	Successors and Assigns	187
10.07	Treatment of Certain Information; Confidentiality	194
10.08	Right of Setoff	195
10.09	Usury Savings Clause	196
10.10	Counterparts; Integration; Effectiveness	196
10.11	Survival of Representations, Warranties	197
10.12	Severability	197
10.13	Replacement of Lenders	197
10.14	Governing Law; Jurisdiction; Etc.	199
10.15	Waiver of Jury Trial	199
10.16	USA PATRIOT Act Notice	200
10.17	Time of the Essence	200
10.18	[Reserved]	200
10.19	No Advisory or Fiduciary Responsibility	200
10.20	[Reserved]	201
10.21	Release of Liens and Release from Guaranty	201
10.22	Independence of Covenants	203
10.23	Independent Nature of Lenders’ Rights	203
10.24	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	203

ARTICLE XI. GUARANTY		203
11.01	Guaranty of the Obligations	203
11.02	Contribution by Guarantors	204
11.03	Payment by Guarantors	205
11.04	Liability of Guarantors Absolute	205
11.05	Waivers by Guarantors	207
11.06	Guarantors’ Rights of Subrogation, Contribution, Etc.	208
11.07	Subordination of Other Obligations	208
11.08	Continuing Guaranty	208
11.09	Authority of Guarantors or Borrower	209
11.10	Financial Condition of Borrower	209
11.11	Bankruptcy, Etc.	209
11.12	Keepwell	210

SCHEDULES

1.01(a)	Guarantors
1.01(b)	Unrestricted Subsidiaries
1.01(c)	Excluded Equity Interests
1.01(d)	[reserved]
1.01(e)	Existing Letters of Credit
1.01(f)	Closing Date Mortgage Property
2.01	Commitments
2.03	L/C Issuers
5.08(b)	Fee Owned Material Real Property
5.08(c)	Leased Material Real Property
5.09	Environmental Matters
5.13	Subsidiaries
5.18	Intellectual Property
5.20	Mines
6.18	Post Closing Covenants
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.05	Specified Dispositions
7.08	Transactions with Affiliates
7.12	Burdensome Agreements
10.02	Facilities Administrative Agent’s Office; Term Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of:
A	Borrowing Notice
B	Swing Line Notice
C-1	Term Loan Note
C-2	Revolving Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Affiliate Assignment Agreement
F	Pledge Agreement
G	Security Agreement
H	[Reserved]
I-1	Collateral Trust Agreement
J	Mortgage
K	Solvency Certificate
L	Auction Procedures
M-1	U.S. Tax Compliance Certificate
M-2	U.S. Tax Compliance Certificate
M-3	U.S. Tax Compliance Certificate
M-4	U.S. Tax Compliance Certificate

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT (as amended, supplemented or otherwise modified, the “Agreement”) is entered into as of March 28, 2017, among FORESIGHT ENERGY LLC, a Delaware limited liability company (the “Borrower”), FORESIGHT ENERGY LP, a Delaware limited partnership (“Holdings”), CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”), THE HUNTINGTON NATIONAL BANK, as Facilities Administrative Agent, LORD SECURITIES CORPORATION, as Term Administrative Agent, GOLDMAN SACHS LENDING PARTNERS LLC, THE HUNTINGTON NATIONAL BANK, DEUTSCHE BANK SECURITIES INC and CITIGROUP GLOBAL MARKETS INC, as joint lead arrangers and joint bookrunners, and GOLDMAN SACHS LENDING PARTNERS LLC, as sole syndication agent (in such capacity, the “Syndication Agent”).

PRELIMINARY STATEMENTS

The Borrower has requested that on the Closing Date, the Lenders make Term Loans to the Borrower to finance a portion of the Transactions and to pay fees and expenses in connection with the Transactions (the “Transaction Costs”) and to extend a Revolving Facility to the  Borrower, and the Lenders have agreed to provide such Term Loans and extend such Revolving Facility on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01                                                Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Accepting Lenders” has the meaning specified in Section 10.01.

“Accounting Change” means changes in accounting principles after the Closing Date required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or, if applicable, the SEC.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time the Person is acquired by, or merges with or into, the Borrower or any Restricted Subsidiary or becomes a Restricted Subsidiary, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, the Person being acquired by or merging with or into or becoming a Restricted Subsidiary.

“Acquisition Agreement” means, with respect to any Permitted Acquisition, the definitive documentation for such Permitted Acquisition.

“Acquisition Agreement Representations” means, with respect to any Acquisition Agreement, the representations and warranties made by or with respect to the Person to be acquired or selling its assets pursuant to such Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that (a) the accuracy of any such representation or warranty is a condition to the Borrower’s or its Restricted Subsidiary’s obligations to close under the Acquisition Agreement or (b) the Borrower or Restricted Subsidiary has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations and warranties.

“Additional Extensions of Credit” has the meaning specified in Section 10.01.

“Additional Revolving Facility Commitments” has the meaning specified in Section 2.15(a).

“Adjustment Date” means the date of receipt by the Facilities Administrative Agent of the financial statements for the most recently completed fiscal quarter furnished pursuant to Section 6.01 and the Compliance Certificate with respect to such financial statements furnished pursuant to Section 6.02 commencing with the financial statements and Compliance Certificate delivered for the first full fiscal quarter ending after the Closing Date.

“Administrative Agent” means the Facilities Administrative Agent and the Term Administrative Agent, or any of them.

“Administrative Agency Fee Letters” means (i) a fee agreement separately agreed to by the Borrower and the Facilities Administrative Agent and (ii) a fee agreement separately agreed to by the Borrower and the Term Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Assignment Agreement” means an assignment and assumption substantially in the form of Exhibit E-2 (with such modifications as are necessary to reflect any effective amendment, amendment and restatement or other modification of this Agreement at the time of delivery thereof) or any other form approved by the Term Administrative Agent.

“Affiliated Lender” means any Lender that is an Affiliate of the Borrower other than (i) Holdings, the Borrower or any of their Restricted Subsidiaries or (ii) a natural person, or a holding company, investment vehicle or trust for or owned and operated for the primary benefit of a natural person.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agents” means, collectively, the Arrangers, the Facilities Administrative Agent, the Term Administrative Agent, the Collateral Trustee and the Syndication Agent.

“Aggregate Commitments” means, collectively, the Aggregate Revolving Credit Commitments and the Aggregate Term Loan Commitments.

“Aggregate Payments” has the meaning specified in Section 11.02.

“Aggregate Revolving Credit Commitments” means the Revolving Credit Commitments of all of the Revolving Lenders.

“Aggregate Term Loan Commitments” means the Term Loan Commitments of all of the Term Lenders.

“Agreement” has the meaning specified in the introductory paragraph to this Agreement.

“Annual CapEx Amount” has the meaning specified in Section 7.14.

“Anti-Corruption Laws” has the meaning specified in Section 5.17(c).

“Applicable Percentage” means (a) in respect of the Term Loan Facility, with respect to any Term Lender at any time, the percentage (carried out to the tenth decimal place) of the Term Loan Facility represented by the principal amount of such Term Lender’s Term Loans outstanding at such time and (b) in respect of the Revolving Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the tenth decimal place) of the Revolving Facility represented by such Revolving Lender’s Revolving Credit Commitment at such time, in each case, subject to adjustment as provided in Section 2.18.  If the commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Lender in respect of the Revolving Facility shall be determined based on the Applicable Percentage of such Revolving Lender in respect of the Revolving Facility most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of each Facility as of the Closing Date is set forth on Schedule 2.01 hereto or, thereafter, in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) in the case of Term Loans, (i) 5.75%  per annum for Eurocurrency Rate Loans and (ii) 4.75% per annum for Base Rate Loans and (b) in the case of the Revolving Loans and Swing Line Loans, the applicable percentage per annum set forth below determined by reference to the First Lien Leverage Ratio as set forth in the most recent Compliance Certificate received by the Facilities Administrative Agent pursuant to Section 6.02(a):

	Applicable Rate for Revolving Loans and Swing Line Loans
Level	First Lien Leverage Ratio	Eurocurrency Rate Loans and Letters of Credit	Base Rate Loans	Commitment Fee
I	<3.50:1.00	5.25%	4.25%	0.375%
II	>3.50:1.00	5.50%	4.50%	0.50%

provided that (a) the Applicable Rate will be determined as of the last day of the immediately preceding fiscal quarter; provided that from the Closing Date until the third day following the date on which the Facilities Administrative Agent receives the Borrower’s Compliance Certificate for the fiscal quarter ending June 30, 2017, the Applicable Rate will be set at Level II, (b) the Applicable Rate determined for any Adjustment Date (including the first Adjustment Date) shall remain in effect until a subsequent Adjustment Date for which the First Lien Leverage Ratio falls within a different level, and (c) if the financial statements and related Compliance Certificate for any fiscal period are not delivered by the date due pursuant to Sections 6.01 and 6.02, the Applicable Rate shall be set at Level II until the date of delivery of such financial statements and Compliance Certificate, after which the Applicable Rate shall be based on the First Lien Leverage Ratio set forth in such Compliance Certificate.

“Applicable Reserve Requirement” means, at any time, for any Eurocurrency Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Eurocurrency Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurocurrency Rate Loans.  A Eurocurrency Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on Eurocurrency Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Applicable Tax Distribution Amount” means, with respect to any taxable period during which the Borrower is treated as a partnership or disregarded entity for United States federal income tax purposes, distributions to each Person who holds Equity Interests of the Borrower, in an amount equal to the product of (a) such Person’s allocable share of the taxable income of the Borrower for such taxable period (including any additional taxable income resulting from any audit adjustment and taking into account any items of income, gain, loss or deduction included in the Borrower’s taxable income as a result of holding any Equity Interest of a Subsidiary); and (b) the maximum United States federal income tax rate (taking into account the character of the income in question and any limitations thereon including pursuant to Section 67 and 68 of the Code) applicable to any individual for such period.  For purposes of clause (a) above, the net taxable income of the Borrower shall be determined without regard to any adjustments to the tax basis of any assets of the Borrower that arise pursuant to Section 743 of the Code.

“Appropriate Administrative Agent” means, at any time, (a) with respect to any of the Revolving Facility, Additional Revolving Facility Commitments and Refinancing Revolving Facility, the Facilities Administrative Agent and (b) with respect to any of the Term Loan Facility, Incremental Term Loan Facility and Refinancing Term Loan Facility, the Term Administrative Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Goldman Sachs Lending Partners LLC, The Huntington National Bank, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., each in its capacity as joint lead arranger and joint bookrunner.

“Asset Sale” means any Disposition or series of related Dispositions of property by the Borrower or any of its Restricted Subsidiaries to any Person; provided that “Asset Sale” shall exclude any Disposition or series of related Dispositions with a fair market value (as reasonably determined by the Borrower in good faith) of less than $20,000,000.

“Asset Sale Sweep Provision” has the meaning specified in Section 2.05(e).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Appropriate Administrative Agent) in substantially the form of Exhibit E-1 (with such modifications as are necessary to reflect any effective amendment, amendment and restatement or other modification of this Agreement at the time of delivery thereof) or any other form approved by the Appropriate Administrative Agent, in accordance with Section 10.06(b).

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.  Notwithstanding anything herein to the contrary, the Closing Date Sale-Leaseback Financing Arrangements, and obligations and liabilities in respect thereof, shall not constitute “Attributable Indebtedness,” “Capital Leases” or “Capital Lease Obligations” for purposes of this Agreement or any other Loan Documents (regardless of whether such Closing Date Sale-Leaseback Financing Arrangements continue to be reflected on a consolidated balance sheet of Holdings or the Borrower as “sale-leaseback financing arrangements” after the Closing Date or the accounting thereof after the Closing Date changes due to a change in accounting treatment, change in GAAP or otherwise).

“Auction” has the meaning specified in Section 2.19(a).

“Auction Manager” has the meaning specified in Section 2.19(a).

“Auction Procedures” means the procedures for conducting any Auction set forth on Exhibit L, subject to modification as mutually determined by the Borrower and the Auction Manager and consented to by the Term Administrative Agent (such consent not to be unreasonably withheld or delayed).

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries for each of the fiscal years ended December 31, 2016 and December 31, 2015 and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2016, December 31, 2015 and December 31, 2014 of Holdings and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Auto-Reinstatement Letter of Credit” has the meaning specified in Section 2.03(b)(iv).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Revolving Loan Maturity Date, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (c) the date of termination of the Commitment of each Revolving Lender (including each Swing Line Lender) to make Revolving Loans and Swing Line Loans and of the obligation of any L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the Eurocurrency Rate (after giving effect to any Eurocurrency Rate “floor”) that would be payable on such day for a Eurocurrency Rate Loan with a one month Interest Period plus 1%, and (c) the Prime Rate in effect on such day.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Rate, respectively.  In no event, with respect to the Term Loans issued on the Closing Date, notwithstanding the rate determined pursuant to the foregoing, shall the Base Rate be less than 2.00%.

“Base Rate Loan” means any Loan that bears interest based on the Base Rate.

“Beneficiary” means each Agent, Lender, L/C Issuer, Cash Management Bank and Hedge Bank.

“Big Boy Representation” means a representation from a Lender acknowledging that (a) an Affiliated Lender may have information regarding the Borrower and its Subsidiaries, their ability to perform the Obligations or any other material information that has not previously been disclosed to Term Administrative Agent and the Lenders (“Excluded Information”), (b) the Excluded Information may not be available to such Lender, (c) such Lender has independently and without reliance on any other party made its own analysis and determined to assign Term Loans to an Affiliated Lender pursuant to Section 10.06(k) notwithstanding its lack of knowledge of the Excluded Information and (d) such Lender waives and releases any claims it may have against the Term Administrative Agent, such Affiliated Lender, the Borrower and its Subsidiaries with respect to the nondisclosure of the Excluded Information; or otherwise in form and substance reasonably satisfactory to the Term Administrative Agent, such Affiliated Lender and the assigning Lender.

“Board of Directors” means, (a) with respect to the Borrower, the board of directors of the General Partner and (b) with respect to any other Person, (i) if the Person is a corporation, the board of directors of the corporation, (ii) if the Person is a partnership, the board of directors of the general partner of the partnership and (iii) with respect to any other Person, the board, committee or other group or entity of such Person serving a similar function.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Term Loan Borrowing, Revolving Credit Borrowing, an L/C Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a Term Loan Borrowing, (c) a conversion of Loans from one Type to the other or (d) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A (with such modifications as are necessary to reflect any effective amendment, amendment and restatement or other modification of this Agreement at the time of delivery thereof).

“Building” means a Building as defined in 12 CFR Chapter III, Section 339.2.

“Business” has the meaning specified in Section 5.09(b).

“Business Day” means (i) any day excluding Saturday, Sunday and any day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurocurrency Rate or any Eurocurrency Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Calculation Date” has the meaning specified in the definition of “Pro Forma Basis”.

“Capital Expenditures” means, for any Person for any period, the sum of, without duplication, all expenditures made by such Person during such period that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items, or which should otherwise be capitalized, reflected in the statement of cash flows of such Person; provided that Capital Expenditures shall not include any expenditure (i) for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Insurance/Condemnation Proceeds invested pursuant to Section 2.05(h) or with Net Proceeds invested pursuant to Section 2.05(e) or the substantially concurrent trade-in of existing equipment (solely to the extent of the value of the trade-in) or (ii) which constitute a Permitted Acquisition.

“Capital Lease” means, with respect to any Person, any lease of any property, which in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; provided that the obligations of the Borrower or its Restricted Subsidiaries, or of a special purpose or other entity not consolidated with the Borrower and its Restricted Subsidiaries, either existing on the date hereof or created thereafter that (a) initially were not included on the consolidated balance sheet of the Borrower as a Capital Lease and were subsequently recharacterized as a Capital Lease or, in the case of such a special purpose or other entity becoming consolidated with the Borrower and its Restricted Subsidiaries were required to be characterized as a Capital Lease upon such consolidation, in either case, due to a change in accounting treatment or otherwise, or (b) did not exist on the date hereof and were required to be characterized as a Capital Lease but would not have been required to be treated as capital lease obligations on the date hereof had they existed at that time, shall for all purposes not be treated as a Capital Lease, Capital Lease Obligations or Indebtedness.  Notwithstanding anything herein to the contrary, the Closing Date Sale-Leaseback Financing Arrangements, and obligations and liabilities in respect thereof, shall not constitute “Attributable Indebtedness,” “Capital Leases” or “Capital Lease Obligations” for purposes of this Agreement or any other Loan Documents (regardless of whether such Closing Date Sale-Leaseback Financing Arrangements continue to be reflected on a consolidated balance sheet of Holdings or the Borrower as “sale-leaseback financing arrangements” after the Closing Date or the accounting thereof after the Closing Date changes due to a change in accounting treatment, change in GAAP or otherwise).

“Capital Lease Obligations” means, with respect to any Person as of any date of determination, the aggregate liability of such Person under Capital Leases reflected on a balance sheet of such Person under GAAP; provided that the obligations of the Borrower or its Restricted Subsidiaries, or of a special purpose or other entity not consolidated with the Borrower and its Restricted Subsidiaries, either existing on the date hereof or created thereafter that (a) initially were not included on the consolidated balance sheet of the Borrower as a capital lease obligations and were subsequently recharacterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with the Borrower and its Restricted Subsidiaries were required to be characterized as capital lease obligations upon such consolidation, in either case, due to a change in accounting treatment or otherwise, or (b) did not exist on the date hereof and were required to be characterized as capital lease obligations but would not have been required to be treated as capital lease obligations on the date hereof had they existed at that time, shall for all purposes not be treated as Capital Leases, Capital Lease Obligations or Indebtedness.  Notwithstanding anything herein to the contrary, the Closing Date Sale-Leaseback Financing Arrangements, and obligations and liabilities in respect thereof, shall not constitute “Attributable Indebtedness,” “Capital Leases” or “Capital Lease Obligations” for purposes of this Agreement or any other Loan Documents (regardless of whether such Closing Date Sale-Leaseback Financing Arrangements continue to be reflected on a consolidated balance sheet of Holdings or the Borrower as “sale-leaseback financing arrangements” after the Closing Date or the accounting thereof after the Closing Date changes due to a change in accounting treatment, change in GAAP or otherwise).

“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Carry Back Amount” has the meaning specified in Section 7.14.

“Cash Collateral Account” means a blocked, interest bearing deposit account of one or more of the Loan Parties at a financial institution reasonably acceptable to the Facilities Administrative Agent, in the name of the Facilities Administrative Agent and under the sole dominion and control of the Facilities Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Facilities Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.14(b).

“Cash Equivalents” means

(a)                                 U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding two years from the date of acquisition,

(b)                                 (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of two years or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding two years from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the Laws of the United States or any state thereof (including any branch of a foreign bank licensed under any such Laws) having capital, surplus and undivided profits in excess of $250,000,000 (or the foreign currency equivalent thereof) whose short-term debt is rated A-2 or higher by S&P or P-2 or higher by Moody’s,

(c)                                  commercial paper maturing within 364 days from the date of acquisition thereof and having, at such date of acquisition, ratings of at least A-1 by S&P or P-1 by Moody’s,

(d)                                 readily marketable direct obligations issued by any state, commonwealth or territory of the U.S. or any political subdivision thereof, in each case rated at least A-1 by S&P or P-1 by Moody’s with maturities not exceeding one year from the date of acquisition,

(e)                                  bonds, debentures, notes or other obligations with maturities not exceeding two years from the date of acquisition issued by any corporation, partnership, limited liability company or similar entity whose long-term unsecured debt has a credit rating of A2 or better by Moody’s and A or better by S&P;

(f)                                   investment funds at least 95% of the assets of which consist of investments of the type described in clauses (a) through (e) above (determined without regard to the maturity and duration limits for such investments set forth in such clauses, provided that the weighted average maturity of all investments held by any such fund is two years or less),

(g)                                  fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above and

(h)                                 in the case of a Restricted Subsidiary that is a Foreign Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such Person conducts business.

“Cash Management Agreement” has the meaning specified in the definition of “Cash Management Obligations”.

“Cash Management Bank” has the meaning specified in the definition of “Secured Cash Management Agreement”.

“Cash Management Obligations” means any and all obligations of the Borrower or any Restricted Subsidiary arising out of (a) the execution or processing of electronic transfers of funds by automated clearing house transfer, wire transfer or otherwise to or from the deposit accounts of the Borrower and/or any Restricted Subsidiary now or hereafter maintained with any financial institution or affiliate thereof, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, (c) any other treasury, deposit, disbursement, overdraft, and cash management services afforded to the Borrower or any Restricted Subsidiary by any such financial institution or affiliate thereof, and (d) stored value card, commercial credit card and merchant card services (any agreement to provide services described in clause (a), (b), (c) and/or (d), a “Cash Management Agreement”).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request or directive (whether or not having the force of law) by any Governmental Authority required to be complied with by any Lender. For purposes of this definition, (x) the Dodd-Frank Act and any rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been adopted, issued, promulgated or implemented after the Closing Date, but shall be included as a Change in Law only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy and other requirements similar to those described in Sections 3.04(a) and (b) generally on other similarly situated borrowers of loans under United States credit facilities.

“Change of Control” means:

(a)                                 the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole to any “person” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) other than any of the Permitted Holders; or

(b)                                 the Borrower becomes aware (by way of a report or any other filings pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than any of the Permitted Holders, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Borrower or the General Partner; or

(c)                                  the adoption of a plan relating to the liquidation or dissolution of the Borrower; or

(d)                                 the first day on which 100% of the outstanding Capital Stock of Borrower ceases to be owned directly by Holdings or another entity that (i) is organized or existing under the laws of the United States, any state of the United States or the District of Columbia, (ii) guarantees (to the same extent as Holdings) Secured Obligations pursuant to the Guaranty and (iii) grants a Lien on 100% of the Equity Interests in the Borrower as security for the Secured Obligations (such other entity, a “Permitted HoldCo”); or

(e)                                  a “Change of Control” as defined in the Second Lien Notes Indenture, as amended, restated, modified, replaced or refinanced from time to time.

Notwithstanding the foregoing, provided that 100% of the outstanding Capital Stock of the Borrower continues to be owned directly by Holdings (including any successor to Holdings as contemplated by Section 7.09) or a Permitted HoldCo, (x) a conversion of the General Partner, Holdings or the Borrower or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited partnership, corporation, limited liability company or other form of entity or an exchange of all of the outstanding Equity Interests in such Person for Equity Interests of another Person, including in connection with a merger, amalgamation or consolidation, shall not constitute a Change of Control, so long as following such transaction either (a) the “persons” (as that term is used in Section 13(d) of the Exchange Act) who beneficially owned the Voting Stock of such Person immediately prior to such transaction continue to beneficially own in the aggregate more than 50% of the Voting Stock of such Person, or continue to beneficially own sufficient Equity Interests in such Person to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such Person or its general partner, as applicable, or (b) no “person,” other than a Permitted Holder, beneficially owns more than 50% of the Voting Stock of such Person or its general partner, as applicable, and (y) the transfer of assets between or among the Borrower and its Restricted Subsidiaries shall not itself constitute a Change of Control.

In addition, notwithstanding the foregoing, (a) a transaction will not be deemed to involve a Change of Control if the General Partner, Holdings or the Borrower becomes a direct or indirect Wholly Owned Subsidiary of a Person and (1) the direct or indirect holders of the Voting Stock of such Person immediately following that transaction are substantially the same as the holders of the Voting Stock of the General Partner, Holdings or the Borrower, as applicable, immediately prior to that transaction or (2) immediately following that transaction no ‘‘person’’ or ‘‘group’’ of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), other than a parent entity satisfying the requirements of this sentence or a Permitted Holder, is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such Person and (b) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

For purposes of this definition, a Person shall be deemed not to beneficially own securities that are the subject of a stock purchase agreement, merger agreement, amalgamation agreement, arrangement agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.

Notwithstanding the foregoing, in no event shall the consummation of all or any part of the Transactions constitute a Change of Control.

“Closing Date” means the date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01 and the Term Loans are made, which occurred on March 28, 2017.

“Closing Date Mortgaged Property” means the real property identified on Schedule 1.01(f).

“Closing Date Sale-Leaseback Financing Arrangements” means the sale-leaseback financing arrangements of Holdings, the Borrower and/or any of their Subsidiaries reflected on the consolidated balance sheet of Holdings included in the Audited Financial Statements as “sale-leaseback financing arrangements” and in existence on the Closing Date, and obligations and liabilities in respect of such sale-leaseback financing arrangements, in each case, as amended, restated, modified, supplemented, extended, renewed, refunded, restructured, refinanced or replaced or substituted in whole or in part from time to time and whether by the same or any other Person (regardless of whether such Closing Date Sale-Leaseback Financing Arrangements continue to be reflected on a consolidated balance sheet of Holdings or the Borrower as “sale-leaseback financing arrangements” after the Closing Date or the accounting thereof after the Closing Date changes due to a change in accounting treatment, change in GAAP or otherwise).

“Coal Liens” means:

(1)                                 Liens incurred in the ordinary course of business on any specific coal producing property or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs incurred for surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair or improvement of, in, under or on such property and the plugging and abandonment of coal mines located thereon (it being understood that costs incurred for “development” shall include costs incurred for all facilities relating to such coal producing properties or to projects, ventures or other arrangements of which such properties form a part or which relate to such coal producing properties or interests) as long as such Liens do not secure obligations for the payment of borrowed money or other Indebtedness;

(2)                                 Liens incurred in the ordinary course of business on a coal producing property to secure obligations incurred or guarantees of obligations incurred in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such coal producing property as long as such Liens do not secure obligations for the payment of borrowed money or other Indebtedness;

(3)                                 Liens arising in the ordinary course of business under partnership agreements, coal leases, overriding royalty agreements, joint operating agreements or similar agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs on terms that are reasonably customary in the coal business for geologists, geophysicists and other providers of technical services to any of the Borrower or any of its Subsidiaries, master limited partnership agreements, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of coal, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the coal business as long as such Liens do not secure obligations for the payment of borrowed money or other Indebtedness and attach solely to the proceeds of sales of the products derived from such coal producing property; and

(4)                                 Liens pursuant to contract mining agreements and leases granted in the ordinary course of business to others that do not interfere with the ordinary conduct of business of the Borrower or its Restricted Subsidiaries and do not secure obligations for the payment of borrowed money or other Indebtedness.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (unless as indicated otherwise).

“Collateral” means, collectively, all of the real, personal and mixed property and assets (including Equity Interests) in which Liens are purported to be granted pursuant to the Security Documents as security for all or any part of the Obligations (subject to exceptions contained in the Security Documents), in each case excluding any Excluded Assets.

“Collateral Questionnaire” means a certificate in form reasonably satisfactory to the Facilities Administrative Agent that provides information with respect to the personal or mixed property of each Loan Party.

“Collateral Trust Agreement” means a collateral trust agreement substantially in the form of Exhibit I-1, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Collateral Trustee” means Lord Securities Corporation and its successors and assigns as Collateral Trustee pursuant to the Collateral Trust Agreement.

“Colt Assignment” means the agreement by and between Colt LLC (“Colt”), an affiliate of Foresight Reserves LP, and Murray American Coal, Inc., whereby Colt agrees to assign to Murray American Coal, Inc. all of Colt’s rights to be paid minimum coal royalties under six coal leases between Colt and subsidiaries of FELP, until May 31, 2022, as amended, amended and restated or otherwise modified.

“Commitment” means, with respect to any Lender Party, such Lender Party’s Revolving Credit Commitment, Term Loan Commitment, L/C Commitment, Swing Line Commitment or any combination of them, or corresponding commitment under another Facility, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D (with such modifications as are necessary to reflect any effective amendment, amendment and restatement or other modification of this Agreement at the time of delivery thereof).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Assets” means, as at any date of determination, the total of all the assets appearing on the most recent consolidated balance sheet prepared in accordance with GAAP of the Borrower and the Restricted Subsidiaries as of the end of the last fiscal quarter for which financial statements have been delivered to the Facilities Administrative Agent.  The calculation of “Consolidated Assets” will be made on a Pro Forma Basis consistent with the definition thereof.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all Capital Expenditures of the Borrower and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Current Assets” means, as at any date of determination, the total assets of a Person and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of a Person and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt (including any revolving credit loans).

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period, plus, without duplication:

(i) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an asset sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period and any Applicable Tax Distribution Amounts, in each case to the extent that such provision for taxes and/or Applicable Tax Distribution Amounts were deducted in computing such Consolidated Net Income; plus

(iii) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(iv) any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(v) depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(vi) to the extent deducted in computing such Consolidated Net Income, extraordinary, non-recurring or unusual losses for such period; plus

(vii) to the extent deducted in computing such Consolidated Net Income, the amortization of debt discount for such period; plus

(viii) any expenses or charges (other than amortization expense) related to any Equity Offering, Investment permitted under Section 7.02, acquisition, disposition, recapitalization or the incurrence, amendment or waiver of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (in each case, whether or not successful); plus

(ix) the amount of any restructuring charge or reserve, integration cost or cost associated with establishing new facilities that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Closing Date, and costs related to the closure and/or consolidation of facilities; provided that the aggregate amount of cash charges and cash costs that are added to Consolidated EBITDA pursuant to this clause (ix) shall not exceed 15% of Consolidated EBITDA in any four-quarter period; plus

(x) to the extent deducted in computing such Consolidated Net Income, costs and expenses, including fees, incurred directly in connection with the consummation of the Transactions and any amendment or other modification thereof, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(xi) commissions, premiums, discounts, fees or other charges relating to performance bonds, bid bonds, appeal bonds, surety bonds, reclamation and completion guarantees and similar other obligations; minus

(xii) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the foregoing, Consolidated EBITDA shall not be reduced by the amount of any insurance proceeds received in connection with, or in respect of, the Deer Run Mine that increased net income (loss) for such period.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (for the avoidance of doubt, excluding the net income (loss) of any Unrestricted Subsidiary of such Person) determined in accordance with GAAP and for the avoidance of doubt including any variable interest entity with financial results that are required by GAAP to be consolidated with Borrower’s financial results, and without any reduction in respect of preferred stock dividends; provided that:

(i) all extraordinary gains or losses and all gains (but not losses) realized in connection with any asset sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded;

(ii) (a) the net income (and loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will not be included and (b) Consolidated Net Income for such period shall be increased by the amount of any dividend, distribution or other payments in respect of Capital Stock paid in cash (or to the extent converted into cash) by any such Person described in clause (a) to the Borrower or a Restricted Subsidiary;

(iii) the net income (but not loss) of any Restricted Subsidiary (other than a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived or consent has otherwise been obtained; provided, however, that Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or its Restricted Subsidiary during such period, to the extent not already included therein;

(iv) the cumulative effect of a change in accounting principles will be excluded;

(v) any (i) extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense and any charge or expense constituting expenses relating to the Transactions will be excluded, (ii) non-cash items in respect of reclamation liabilities, pension, OPEB and workers’ compensation and other employee insurance related liabilities, including any withdrawal liabilities, will be excluded and (iii) cash payments in respect of pension, OPEB and workers’ compensation and other employee insurance related liabilities, including any withdrawal liabilities, will be deducted from Consolidated Net Income (but only to the extent not already reducing Consolidated Net Income in accordance with GAAP);

(vi) any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions, will be excluded;

(vii) any (i) non-cash gains and losses attributable to movement in the mark-to-market valuation of obligations under Hedging Agreements pursuant to Financial Accounting Standards Board Statement No. 133 and other mark-to-market adjustments arising pursuant to GAAP will be excluded and (ii) cash settlements of any commodity derivative contracts will be included;

(viii) any expense (or income) as a result of adjustments recorded to earn out obligations or other contingent consideration liabilities relating to any Permitted Acquisition or other Investments permitted by Section 7.02 shall be excluded; and

(ix) an amount equal to the Applicable Tax Distribution Amounts actually distributed by such Person to any Parent or direct or indirect equity holder of such Person in respect of such period pursuant to and in accordance with Section 7.06(m) shall be included as though such amounts had been paid as income taxes directly by the Borrower for such period.

Notwithstanding the foregoing, Consolidated Net Income shall not be reduced by the amount of any insurance proceeds received in connection with, or in respect of, the Deer Run Mine that increased net income (loss) for such period.

“Consolidated Total Debt” means, as of any date of determination, the aggregate amount of all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (excluding undrawn letters of credit) consisting of Indebtedness for borrowed money determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets of the Borrower and its Restricted Subsidiaries over Consolidated Current Liabilities of Borrower and its Restricted Subsidiaries.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.  In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities, the effect of any Permitted Acquisition, and the effect of any designation of any Unrestricted Subsidiary as a Restricted Subsidiary or any Restricted Subsidiary as an Unrestricted Subsidiary during such period; provided that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) Consolidated Working Capital at the end of such period and (ii) there shall be included with respect to any Unrestricted Subsidiary that is designated as a Restricted Subsidiary during such period an amount (which may be a negative number) by which the Consolidated Working Capital gained in such designation as at the time of such designation exceeds (or is less than) Consolidated Working Capital at the end of such period.

“Contract” has the meaning specified in the definition of Excluded Assets.

“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow”.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contributing Guarantors” has the meaning specified in Section 11.02.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Subsidiary” means, with respect to any consent, waiver or right to terminate or accelerate the obligations under a Contract, any Subsidiary that the Borrower directly or indirectly Controls for purposes of the provision of such consent, waiver or exercise of such right to terminate or accelerate the obligations under such Contract.

“Copyright Security Agreement” means the Copyright Security Agreement, substantially in the form attached to the Security Agreement or such other form reasonably acceptable to the Facilities Administrative Agent and the Borrower, by certain Loan Parties in favor of the Collateral Trustee, for the benefit of the Secured Parties.

“Cumulative Amount” means at any time (the “Cumulative Amount Reference Time”), an amount (which shall not be less than zero) equal to, without duplication:

(i) (x) $10,000,000 plus (y) the cumulative amount of Excess Cash Flow of the Borrower and its Restricted Subsidiaries for all fiscal years completed after the Closing Date (commencing with the portion of fiscal year 2017 measured from the Closing Date to December 31, 2017) and prior to the Cumulative Amount Reference Time, minus (z) the portion of such Excess Cash Flow that has been (or is required to be) applied after the Closing Date and prior to the Cumulative Amount Reference Time to the prepayment of Term Loans in accordance with Section 2.05(g) in accordance with the terms thereof;

plus

(ii) (a) the amount of any Declined Proceeds; plus

(b) 100% of the aggregate net proceeds, including cash proceeds and the fair market value (as reasonably determined by the Borrower in good faith) of property other than cash, received by the Borrower (other than from a Subsidiary) after the Closing Date,

(i)                                     from the issuance and sale of its Qualified Equity Interests, including by way of issuance of its Disqualified Equity Interests or Indebtedness to the extent since converted into Qualified Equity Interests of the Borrower, or

(ii)                                  as a contribution to its common equity, plus

(c) to the extent that any Unrestricted Subsidiary of the Borrower designated as such after the Closing Date is redesignated as a Restricted Subsidiary after the Closing Date, the fair market value (as reasonably determined by the Borrower in good faith) of the Company’s Investments in such Subsidiary as of the date of such redesignation; provided that the amount of the increase pursuant to this clause (c) will be reduced by the aggregate amount of Investments in such Unrestricted Subsidiary made in reliance on Section 7.02(l) or Section 7.02(m)(i), plus

(d) to the extent that any Investments were made in reliance on Section 7.02(m) that was made after the Closing Date is (x) sold for cash (other than to the Borrower or a Restricted Subsidiary) or otherwise cancelled, liquidated or repaid for cash, the cash return of capital with respect to such Investment (except to the extent increasing the Cumulative Amount for any period), less cost of disposition or (y) made in an entity that subsequently becomes a Restricted Subsidiary of the Borrower that is a Guarantor, the fair market value (as reasonably determined by the Borrower in good faith) of such Investment as of the date of such designation (without duplication of amounts included in clause (b) above); plus

(e) 50% of:

(x)                                       any distribution in cash received by the Borrower or a Restricted Subsidiary of the Borrower that is a Guarantor after the Closing Date from an Unrestricted Subsidiary of the Borrower, to the extent that such dividends do not otherwise increase the Cumulative Amount for any period, and

(y)                                       without duplication of amounts included in clauses (b) or (c) above, any cash received by the Borrower or a Restricted Subsidiary of the Borrower that is a Guarantor from the sale (other than to the Borrower or a Restricted Subsidiary) of Equity Interests of an Unrestricted Subsidiary; provided that in the case of the sale of Equity Interests of an Unrestricted Subsidiary designated as such after the Closing Date, the amount of the increase pursuant to this clause (y) will be reduced by the aggregate amount of Investments in such Unrestricted Subsidiary made in reliance on clause Section 7.02(l) or Section 7.02(m)(i).

minus

(iii) the aggregate amount of any Restricted Payments made pursuant to Section 7.06(g), any Investments made pursuant to Section 7.02(m)(ii) and any Capital Expenditures made pursuant to clause (c) of Section 7.14 during the period commencing on the Closing Date and ending on or prior to the Cumulative Amount Reference Time (and, for purposes of this clause (iii), without taking account of the intended usage of the Cumulative Amount at such Cumulative Amount Reference Time).

“Cumulative Amount Reference Time” has the meaning specified in the definition of “Cumulative Amount”.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Cure Amount” has the meaning specified in Section 8.05.

“Cure Right” has the meaning specified in Section 8.05.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.05(m).

“Deemed Date” has the meaning specified in Section 7.03.

“Deer Run Entities” means Hillsboro and Patton.

“Deer Run Mine” means all property rights, personal property, owned or leased by Hillsboro Energy LLC or Foresight Energy LLC in connection with the operation of the Hillsboro Mine located in Bond County, Illinois and Montgomery County, Illinois, and all rights, interests, powers, benefits, privileges, income and expense and obligations related to the foregoing.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans under the Term Loan Facility (or in the case of such Obligations referred to in this clause (a) consisting of Revolving Loans, Swing Line Loans or fees under Section 2.09, the Applicable Rate applicable to Base Rate Loans under the Revolving Facility) plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to (i) the Eurocurrency Rate otherwise applicable to such Eurocurrency Rate Loan plus (ii) the Applicable Rate applicable to Eurocurrency Rate Loans plus (iii) 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate applicable to Eurocurrency Rate Loans under the Revolving Facility plus 2% per annum.

“Defaulting Lender” means, subject to the last paragraph of Section 2.18, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Appropriate Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Appropriate Administrative Agent, any L/C Issuer, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Appropriate Administrative Agent or any L/C Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Appropriate Administrative Agent or the Borrower, to confirm in writing to such Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Appropriate Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Appropriate Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to the last paragraph of Section 2.18)  as of the date established therefor by the Appropriate Administrative Agent in a written notice of such determination to the Borrower, each L/C Issuer, each Swing Line Lender and each other Lender promptly following such determination.

“Designated Letters of Credit” means letters of credit issued in the ordinary course of business with respect to Mine reclamation, workers’ compensation and other employee benefit liabilities.

“Designated Non-Cash Consideration” means the fair market value (as reasonably determined by the Borrower in good faith) of non-cash consideration received by the Borrower or any of its Restricted Subsidiaries in connection with a Disposition that is so designated as “Designated Non-Cash Consideration” pursuant to a certificate of a Responsible Officer of the Borrower minus the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Disposition” or “Dispose” means the sale, transfer or other disposition of any assets by any Person outside the ordinary course of business, including by means of a merger, consolidation or similar transaction and including any sale or issuance of the Equity Interests of any Restricted Subsidiary.

“Disqualified Equity Interest” means Equity Interests that by their terms (or by the terms of any security into which such Equity Interests are convertible, or for which such Equity Interests are exchangeable, in each case at the option of the holder thereof) or upon the happening of any event (i) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are required to be redeemed or redeemable at the option of the holder for consideration other than Qualified Equity Interests, or (ii) are convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Indebtedness, in each case of clauses (i) and (ii) prior to the date that is 91 days after the final Maturity Date hereunder, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as the relevant provisions specifically state that such repurchase, payment or redemption upon the occurrence of such a change of control or asset sale event is subject to the prior payment in full of all Obligations and the termination of Commitments and all outstanding Letters of Credit.

“Disqualified Institution” means (i) any banks, financial institutions and institutional investors and competitors of the Borrower identified by the Borrower to the Arrangers by name in writing from time to time on or prior to February 24, 2017 or as the Borrower and the Arrangers (or, after the Closing Date, the Borrower and each Administrative Agent) shall from time to time mutually agree after such date, (ii) any competitors of the Borrower or any of its Subsidiaries identified by the Borrower to each Administrative Agent and Lenders by name in writing on or prior to February 24, 2017 or from time to time after the Closing Date and (iii) any affiliates of the foregoing that are (A) identified by the Borrower from time to time in writing or (B) readily identifiable solely on the basis of similarity of their names; provided that (x) “Disqualified Institutions” shall not include any bona fide diversified debt fund or a diversified investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in, acquiring or trading commercial loans, bonds and similar extensions of credit in the ordinary course; (y) neither any Administrative Agent nor any Arranger shall have any responsibility for monitoring compliance with any provisions of this Agreement with respect to Disqualified Institutions and (z) updates to the Disqualified Institution schedule shall not retroactively invalidate or otherwise affect any (1) assignments or participations made to, (2) any trades entered into with or (3) information provided to any Person before it was designated as a

Disqualified Institution.  It is acknowledged and agreed by the Borrower that the identity of Disqualified Institutions will be made available to the Lenders.

“Disqualified Stock” means Capital Stock constituting Disqualified Equity Interests.

“Dodd-Frank Act” means the Dodd—Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States or any State thereof or the District of Columbia; provided, that in no event shall any such Subsidiary that is a Subsidiary of a Foreign Subsidiary be considered a “Domestic Subsidiary” for purposes of the Loan Documents.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) in the case of an assignment of Term Loans, (i) a Lender, (ii) an Affiliate of a Lender and (iii) an Approved Fund, (b) in the case of an assignment of Revolving Credit Commitments and Revolving Loans, (i) a Revolving Lender, (ii) an Affiliate of a Revolving Lender and (iii) an Approved Fund with respect to a Revolving Lender and (c) in either case, any other Person (other than a natural person) approved by (A) in the case of an assignment of Revolving Credit Commitments and Revolving Loans, the Facilities Administrative Agent, and in the case of an assignment of Term Loans, the Term Administrative Agent and (B) unless an Event of Default under Sections 8.01(a), (f) or (g) has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, that no Defaulting Lender or Disqualified Institution shall be an Eligible Assignee.

“Engagement Letter” means that certain amended and restated engagement letter among Holdings and Arrangers dated as of March 1, 2017.

“Environmental Laws” means any and all applicable current and future federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions or common law causes of action relating to (a) protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface, water, ground water, or land, (b) human health as affected by Hazardous Materials, and (c) mining operations and activities to the extent relating to environmental protection or reclamation, including the Surface Mining Control and Reclamation Act, provided that “Environmental Laws” do not include any Laws relating to worker or retiree benefits, including benefits arising out of occupational diseases.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” means any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any applicable Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination (but excluding any debt security that is convertible into, or exchangeable for, Equity Interests).

“Equity Offering” means, (a) any public or private sale of Qualified Equity Interests of Holdings or any Parent (other than an Equity Interest sold to the Borrower or a Subsidiary of the Borrower); provided that the term “Equity Offering” shall refer to the portion of the net cash proceeds therefrom that has been contributed to the equity capital of the Borrower or (b) the contribution of cash to the Borrower as an equity capital contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, the regulations promulgated thereunder and any successor statute.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure to meet the minimum funding standards of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (d) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (e) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (f) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (h) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (j) receipt from the IRS of notice of the failure of any Pension Plan (or any other Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; (k) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code with respect to any Pension Plan; or (l) the occurrence of any Foreign Plan Event.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurocurrency Rate Loan, the rate per annum obtained by dividing (i) (a) the rate per annum equal to the rate determined by the Appropriate Administrative Agent, to be the London interbank offered rate administered by the ICE Benchmark Administration (or any other person which takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars displayed on the ICE LIBOR USD page of the Reuters Screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) is not available, the rate per annum based on a substitute index reasonably selected by the Appropriate Administrative Agent for Dollar deposits comparable to the principal amount of the applicable Loan for which the Eurocurrency Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.  In no event, with respect to the Term Loans issued on the Closing Date, notwithstanding the rate determined pursuant to the foregoing, shall the Eurocurrency Rate be less than 1.00%.  In no event, with respect to Revolving Loans, notwithstanding the rate determined pursuant to the foregoing, shall the Eurocurrency Rate be less than 0.00%.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess” has the meaning specified in Section 2.15(e).

“Excess Cash Flow” means, for any period, determined for the Borrower and its Restricted Subsidiaries on a consolidated basis, an amount (if positive) equal to:

(a)                                 the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus, (b) to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-cash charges reducing Consolidated Net Income, including for depreciation and amortization (excluding any such non-cash charge to the extent that it represents an accrual or reserve for a potential cash charge in any future period or amortization of a prepaid cash gain that was paid in a prior period), plus (c) the Consolidated Working Capital Adjustment;

minus

(b)                                 the sum, without duplication, of

(A)          the amounts for such period paid from Internally Generated Cash (except to the extent made using the Cumulative Amount) of:

(1)   scheduled repayments of Indebtedness for borrowed money (excluding repayments of revolving loans except to the extent the applicable Revolving Credit Commitments are permanently reduced in connection with such repayments) and scheduled repayments of Capital Lease Obligations (excluding any interest expense portion thereof),

(2)   Consolidated Capital Expenditures,

(3)   Permitted Acquisitions and other Investments permitted by Section 7.02 (other than Investments made pursuant to Section 7.02(m)),

(4)   cash payments in respect of Restricted Payments made pursuant to Section 7.06(d) or, to the extent not otherwise reducing Consolidated Net Income, Sections 7.06(f), 7.06(h)(iii), 7.06(j), 7.06(m), 7.06(n) or 7.06(o),

(5)   pre-funding of royalty payments in the ordinary course of business,

(6)   federal coal lease expenditures,

(7)   net cash generated from proceeds of any Permitted Receivables Financing (excluding interest costs),

(8)   deposits permitted under Section 7.01, including 7.01(f),

(9)   to the extent included in Consolidated Net Income, insurance proceeds received from a loss of property the subject of an agreement where a third party is entitled to such insurance proceeds (and such proceeds are in fact paid to such third party),

(10) to the extent paid in such year, reclamation liabilities required under law to be paid,

(11) without duplication of amounts deducted from Excess Cash Flow in prior periods and at Borrower’s option, the aggregate consideration required to be paid in cash by the Borrower or any of its Subsidiaries pursuant to binding contracts or executed letters of intent (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Investments permitted under Section 7.02, Consolidated Capital Expenditures or acquisitions of intellectual property (to the extent not expensed) to be consummated or made, in each case during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that to the extent the aggregate amount of Internally Generated Cash actually utilized to finance such acquisitions, Investments permitted under Section 7.02, Consolidated Capital Expenditures, or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(12) amounts increasing Consolidated Net Income in respect of cash losses, charges and expenses pursuant to clauses (i) and (vi) of the definition thereof, and

(13) to the extent not otherwise reducing Consolidated Net Income, regularly scheduled payments under the Closing Date Sale-Leaseback Financing Arrangements;

plus

(B)          other non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash gain in any prior period).

As used in clause (b)(A)(1) above, “scheduled repayments of Indebtedness” does not include (x) repurchases of Term Loans pursuant to Sections 2.19 or 2.20 and (y) repayments of Loans made with the cash proceeds of any Permitted Refinancing Indebtedness.

“Excess Proceeds” has the meaning specified in Section 2.05(e).

“Excluded Account” means (a) any deposit account used solely for: (i) funding payroll or segregating payroll taxes or funding other employee wage or benefit payments in the ordinary course of business or (ii) segregating 401(k) contributions or contributions to an employee stock purchase plan and other health and benefit plan, in each case, for payment in accordance with any applicable laws, (b) any deposit account or securities account the funds in which consist solely of funds held by the Borrower or any Subsidiary on behalf of or in trust for the benefit of any third party that is not an Affiliate of the Borrower or any Subsidiary and (c) any deposit account the funds in which consist solely of cash earnest money deposits or funds deposited under escrow or similar arrangements in connection with any letter of intent or purchase agreement for an acquisition or any other transaction permitted under this Agreement.

“Excluded Assets” means

(a) motor vehicles and other assets subject to certificates of title;

(b) commercial tort claims where the amount of the net proceeds claimed is less than $10,000,000;

(c) (i) those assets over which the pledging or granting of a security interest in such assets (x) would be prohibited by any applicable law (other than any organizational document), rule or regulation (except to the extent such prohibition is unenforceable after giving effect to applicable anti-assignment provisions of the UCC, other than proceeds thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibitions), (y) would be prohibited by, or cause a default under or result in a breach, violation or invalidation of, any lease, license or other written agreement or written obligation (each, a “Contract”) to which such assets are subject, including the Longwall Financing Arrangements, or would give another Person (other than the Borrower or any Controlled Subsidiary) a right to terminate or accelerate the obligations under such Contract or to obtain a Lien to secure obligations owing to such Person (other than the Borrower or any Controlled Subsidiary) under such Contract (but only to the extent such assets are subject to such Contract and such Contract is not entered into for purposes of circumventing or avoiding the collateral requirements of the indenture), unless the Borrower or any Guarantor may unilaterally waive it (in each case, except to the extent any such prohibition is unenforceable after giving effect to applicable anti-assignment provisions of the UCC) or (z) would require obtaining the consent, approval, license or authorization of any Person (other than the Borrower or any Guarantor) or applicable Governmental Authority, except to the extent that such consent, approval, license or authorization has already been obtained, and (ii) any Contract or any property or other asset subject to Liens securing permitted Acquired Indebtedness (limited to the acquired assets), a purchase money security interest, Capital Lease Obligation or similar arrangement or sale and leaseback transaction to the extent that a grant of a security interest therein requires the consent of any Person (other than the Borrower or any Guarantor) as a condition to the creating of another security interest, would violate or invalidate such Contract or purchase money, capital lease or similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the UCC), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition;

(d) those assets with respect to which (i) in the reasonable judgment of the Facilities Administrative Agent and the Borrower, the costs or other consequences of obtaining or perfecting such a security interest are excessive in relation to the benefits to be obtained by the Secured Parties therefrom, unless otherwise directed in writing by Required Lenders, or (ii)

obtaining or perfecting a security interest would result in adverse tax consequences to the Borrower or its Subsidiaries as reasonably determined by the Borrower in consultation with the Facilities Administrative Agent,

(e) any Letter of Credit Rights (as defined in the UCC) (other than to the extent a Lien thereon can be perfected by filing a customary financing statement),

(f) any right, title or interest in Receivables Assets sold, pledged or financed pursuant to a Permitted Receivables Financing, and all of the Borrower’s and any Subsidiary’s rights, interests and claims under a Permitted Receivables Financing, and any other assets subject to a Permitted Receivables Financing,

(g) any real property and leasehold rights and interests in real property other than Material Real Property,

(h) any “intent-to-use” application for registration of a Trademark (as defined in the Security Agreement) filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing and acceptance of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto,

(i) (i) any Equity Interests set forth on Schedule 1.01(c), (ii) any Equity Interest that is Voting Stock of a first-tier Foreign Subsidiary  or FSHCO in excess of 65% of the Voting Stock of such Subsidiary, (iii) any Equity Interests of captive insurance subsidiaries and not-for-profit subsidiaries, (iv) any Equity Interests in, or assets of, any Securitization Subsidiary, (v) any Equity Interests in an Unrestricted Subsidiary (other than the Deer Run Entities), (vi) margin stock, and (vii) any Equity Interests in any Subsidiary that is not Wholly Owned by the Borrower or any Restricted Subsidiary or in a Joint Venture, if the granting of a security interest therein (A) would be prohibited by, cause a default under or result in a breach of, or would give another Person (other than the Borrower or any Controlled Subsidiary) a right to terminate, under any Organizational Document, shareholders, joint venture or similar agreement applicable to such Subsidiary or Joint Venture or (B) would require obtaining the consent of any Person (other than the Borrower or any Controlled Subsidiary) (it being understood and agreed that nothing herein shall prohibit or otherwise limit the Lien on the Equity Interests in the Deer Run Entities as security for the Secured Obligations, which shall be required and granted pursuant to the Security Documents),

(j) except as required pursuant to clause (i)(ii) above, any foreign collateral or credit support;

(k) to the extent requiring the consent of one or more third parties or prohibited by the terms of any applicable organizational documents, joint venture agreement or shareholders’ agreement,  Equity Interests in any Person other than Wholly Owned Restricted Subsidiaries;

(l)         any governmental licenses or state or local franchises, charters and authorizations, in each case, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (in each case, except to the extent any such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the UCC);

(m)      deposits subject to Liens permitted by Section 7.01 (other than the Liens in favor of the Collateral Trustee); and

(n)        Excluded Accounts;

provided that the Collateral shall include the replacements, substitutions and proceeds of any of the foregoing unless such replacements, substitutions or proceeds also constitute Excluded Assets.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) as it relates to all or a portion of the Guarantee of such Guarantor of Swap Obligations, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor becomes effective with respect to such Swap Obligation or (b) as it relates to all or a portion of the grant by such Guarantor of a security interest to secure any Swap Obligation (or secure any Guarantee in respect thereof), any Swap Obligation if, and to the extent that, the grant by such Guarantor of a security interest to secure such Swap Obligation (or secure any Guarantee in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal  withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such

Recipient’s failure or inability to comply with Section 3.01(e) and (d) any Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of August 12, 2010, last amended and restated as of August 30, 2016, by and among the Borrower, Citibank, N.A., as administrative agent, collateral agent and swing line lender, each L/C issuer party thereto, and the other lenders party thereto (as otherwise amended, restated, supplemented or otherwise modified).

“Existing Exchangeable Notes” means the senior secured second lien exchangeable PIK notes due 2017 of the Borrower and Foresight Finance issued pursuant to the Existing Exchangeable Notes Indenture.

“Existing Exchangeable Notes Indenture” means the Indenture, dated as of August 30, 2016, among the Borrower, Foresight Finance, the Subsidiaries of the Borrower party thereto and Wilmington Trust, N.A., as trustee.

“Existing Letters of Credit” means the Letters of Credit listed on Schedule 1.01(e) hereto, in each case issued by each of the banks set forth on Schedule 1.01(e) (each an “Existing L/C Issuer”).

“Existing L/C Issuer” has the meaning specified in the definition of Existing Letters of Credit.

“Existing Securitization Facility”  means that certain Receivables Financing Agreement, dated January 13, 2015, among Foresight Receivables LLC, as borrower, the Borrower, certain Subsidiaries of the Borrower, the lenders party thereto and PNC Bank, National Association, as agent, as in effect as of the Closing Date, and any replacements, refinancings, amendments, restatements, renewals or extensions thereof, subject in each case to the restrictions set forth in the definition of Permitted Receivables Financing.

“Existing Notes” means the Existing Second Lien Notes and the Existing Exchangeable Notes.

“Existing Second Lien Notes” means the senior secured second lien PIK notes due 2021 of the Borrower and Foresight Finance issued pursuant to the Existing Second Lien Notes Indenture.

“Existing Second Lien Notes Indenture” means the Second Lien Notes Indenture, dated as of August 30, 2016, among the Borrower, Foresight Finance, the Subsidiaries of the Borrower party thereto and Wilmington Savings Fund Society, FSB, as trustee.

“Facilities Administrative Agent” means The Huntington National Bank, in its capacity as Facilities Administrative Agent under any of the Loan Documents, or any successor Facilities Administrative Agent provided, that at any time at which no Revolving Facility, Additional Revolving Facility Commitments or Refinancing Revolving Facility is outstanding under this Agreement, “Facilities Administrative Agent” shall mean the Term Administrative Agent.

“Facilities Administrative Agent’s Office” means the Facilities Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Facilities Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Facility” means the Revolving Facility, the Term Loan Facility, any Incremental Facility and/or any Refinancing Facility, as the context may require.

“Fair Share” has the meaning specified in Section 11.02.

“Fair Share Contribution Amount” has the meaning specified in Section 11.02.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any laws implementing an intergovernmental agreement with respect to the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Appropriate Administrative Agent, on such day on such transactions as determined by the Appropriate Administrative Agent.

“Financial Covenant” means the covenant of the Borrower set forth in Section 7.11.

“Financial Covenant Event of Default” has the meaning specified in Section 8.01(b).

“Financing Transactions” means, collectively, (a) the redemption or prepayment of the Existing Notes and the satisfaction and discharge of the Existing Exchangeable Notes Indenture and the Existing Second Lien Notes Indenture in accordance with the provisions thereof, (b) repayment in full of all Indebtedness and other obligations outstanding evidenced by or related to the Existing Credit Agreement and the termination thereof, (c) the incurrence of the Loans and issuance of Letters of Credit under the Loan Documents and the creation of Liens under the Security Documents, (d) the issuance of the Second Lien Notes and (e) the payment of the fees and expenses incurred in connection with any of the foregoing.

“First Lien Leverage Ratio” means, as of any date of determination, the ratio of (i) (A) the sum of, without duplication, (w) the aggregate principal amount of Consolidated Total Debt consisting of Secured Obligations outstanding on such date, (x) the aggregate principal amount of other Consolidated Total Debt of the Borrower and its Restricted Subsidiaries outstanding on such date that is then secured by Liens on the Collateral (or any portion thereof) that rank pari passu in right of security with the Liens on the Collateral securing the Secured Obligations, (y)

the aggregate principal amount of Attributable Indebtedness in respect of Capital Lease Obligations of the Borrower and its Restricted Subsidiaries outstanding on such date and (z) to the extent constituting Indebtedness for borrowed money, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries incurred to finance all or a part of the acquisition of any longwall equipment (or other mining equipment acquired after the Closing Date) and that is secured by a Lien on such equipment outstanding on such date less (B) without duplication, the Unrestricted Cash of the Borrower and its Restricted Subsidiaries on a consolidated basis as of such date, to (ii) Consolidated EBITDA for the period of the four consecutive fiscal quarters ending as of the date of financial statements most recently delivered by the Borrower pursuant to Section 6.01(a) or 6.01(b).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien ranks first in priority to all other Liens, other than Liens permitted under Section 7.01.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Agreements in respect of interest rates; provided that notwithstanding the foregoing, consolidated interest expense shall exclude the write off of any deferred financing fees or debt discounts or premiums, amortization of debt issuance costs and original issue discount or other deferred financing fees or charges; plus

(ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(iii) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(iv) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Borrower (other than Disqualified Stock) or to the Borrower or a Restricted Subsidiary of the Borrower.

“Foreign Lender” means any Lender or L/C Issuer that is not a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Loan Party or any of their respective Subsidiaries with respect to employees employed outside the United States and paid through a non-United States payroll.

“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, within the time permitted by Law for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by any Loan Party under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, in each case, which could reasonably be expected to have a Material Adverse Effect, or (e) the occurrence of any transaction with respect to a Foreign Plan that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by any Loan Party, or the imposition on any Loan Party of any fine, excise tax or penalty with respect to a Foreign Plan resulting from any noncompliance with any applicable law, in each case which could reasonably be expected to have a Material Adverse Effect.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any State thereof or the District of Columbia and any Subsidiary thereof.

“Foresight Finance” means Foresight Energy Finance Corporation, a Delaware corporation, a Guarantor and a co-issuer of the Second Lien Notes.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations in respect of Letters of Credit issued by such L/C Issuer, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms of this Agreement, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms of this Agreement.

“FSHCO” means any Domestic Subsidiary that has no material assets other than Equity Interests of (x) a Foreign Subsidiary or (y) any other FSHCO.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent, (i) in respect of borrowed money or advances or (ii) evidenced by loan agreements, bonds, notes or debentures or similar instruments or letters of credit (solely to the extent such letters of credit or other similar instruments have been drawn and remain unreimbursed) or, without duplication, reimbursement agreements in respect thereof.  For the avoidance of doubt, “Funded Debt” shall not include Hedging Obligations and Cash Management Obligations.

“Funding Guarantor” has the meaning specified in Section 11.02.

“GAAP” means generally accepted accounting principles in the United States, which are applicable to the circumstances as of the date of determination.  The sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the United States, are set forth in the Financial Accounting Standards Board’s Accounting Standards Codification.

“General Partner” means Foresight Energy GP LLC, a Delaware limited liability company, or any successor general partner of Holdings.

“Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to the extent the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation in order to induce the creation of such obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, reimbursement obligations under letters of credit and any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee obligation shall not include (i) indemnification or reimbursement obligations under or in respect of Surety Bonds or Designated Letters of Credit, (ii) ordinary course performance guarantees by any Loan Party of the obligations (other than for the payment of borrowed money) of any other Loan Party and (iii) endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 11.01.

“Guarantors” means Holdings and any Restricted Subsidiary that is a Wholly Owned Domestic Subsidiary; provided, that such term shall not include (a) any FSHCO, (b) any Domestic Subsidiary that is a Subsidiary of any Foreign Subsidiary, (c) any Securitization Subsidiary or captive insurance entity, (d) any not-for profit Subsidiary or (e) any Immaterial Subsidiary.  The Guarantors as of the Closing Date are Holdings and the Subsidiaries of the Borrower listed on Schedule 1.01(a).  For the avoidance of doubt, no Foreign Subsidiary now owned or hereafter formed or acquired shall be a Guarantor.

“Guaranty” means the guaranty of each Guarantor set forth in Article XI.

“Hazardous Materials” means (i) any explosive or radioactive substances or wastes and (ii) any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or that could reasonably be expected to give rise to liability under, any applicable Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any coal ash, coal combustion by-products or waste, boiler slag, scrubber residue or flue desulphurization residue.

“Hedge Bank” has the meaning specified in the definition of “Secured Hedging Agreement”.

“Hedging Agreement” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement (regardless of whether such agreement or instrument is classified as a “derivative” pursuant to FASB ASC Topic No. 815 and required to be marked-to-market) and any other agreements or arrangements designed to manage interest rates or interest rate risk and other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

For the avoidance of doubt, Hedging Agreements do not include coal sales contracts requiring the delivery of coal that is priced pursuant to an established index created for the purposes of establishing a market price for the underlying commodity.

“Hedging Obligations” means all debts, liabilities and obligations of Holdings, the Borrower or any Restricted Subsidiary in respect of any Hedging Agreement.

“Hedging Termination Value” means, in respect of any one or more Hedging Agreement, after taking into account the effect of any valid netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender, an Administrative Agent or any Affiliate of a Lender or an Administrative Agent) (it being understood that any such termination values and marked-to-market values shall take into account any assets posted as collateral or security for the benefit of a party to the Hedging Agreement).

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Hillsboro” means Hillsboro Energy LLC, a Delaware limited liability company.

“Holdings” has the meaning specified in the introductory paragraph hereto and includes any successor to Holdings as contemplated by Section 7.09.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immaterial Subsidiary” means each Restricted Subsidiary to the extent that, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b), all such Restricted Subsidiaries do not in the aggregate represent more than 5% of Consolidated Assets or 5% of consolidated total revenues, in each case, of the Borrower and the Restricted Subsidiaries as of such date.

“Increased Amount” has the meaning specified in Section 7.03.

“Incremental Debt” means, at any time, all Incremental Facilities outstanding.

“Incremental Debt Cap” means, as determined with respect to any Incremental Debt to be incurred, an amount equal to the sum of (a) the excess (if any) of (i) $25,000,000 over (ii) the aggregate outstanding principal amount of all Incremental Term Loans and Additional Revolving Facility Commitments, in each case, incurred or established after the Closing Date and outstanding at such time pursuant to Section 2.15 utilizing this clause (a), and (b) any additional amounts so long as (x) immediately after giving effect to the establishment of the commitments in respect thereof utilizing this clause (b) or (y) at the option of the Borrower, immediately after giving effect to the incurrence of such Incremental Debt (and, in each case, assuming such commitments are fully drawn and the use of proceeds of the loans thereunder), (i) if such Incremental Debt is (or is intended to be) secured by Liens on the Collateral that rank pari passu in right of security with the Liens on the Collateral securing the Secured Obligations, the First Lien Leverage Ratio is equal to or less than 2.75 to 1.00 on a Pro Forma Basis, (ii) if such Incremental Debt is (or is intended to be) secured by Liens on the Collateral that rank junior in right of security to the Liens on the Collateral securing the Secured Obligations, the Secured Leverage Ratio is equal to or less than 3.75:1.00 on a Pro Forma Basis and (iii) if such Indebtedness is unsecured, the Total Leverage Ratio is equal to or less than 4.25:1.00 on a Pro Forma Basis.

“Incremental Facility” has the meaning specified in Section 2.15(a).

“Incremental Facility Effective Date” has the meaning specified in Section 2.15(c).

“Incremental Facility Request” has the meaning specified in Section 2.15(a).

“Incremental Lender” means any Person who provides an Incremental Facility in respect of a term loan hereunder.

“Incremental Loan” means, with respect to any Incremental Facility, an advance made by any Incremental Lender under such Incremental Facility.

“Incremental Term Loans” has the meaning specified in Section 2.15(a).

“Incremental Term Loan Facility” has the meaning specified in Section 2.15(a).

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume or Guarantee such Indebtedness.

“Indebtedness” means, as to any Person, without duplication:

(a)                                 all indebtedness of such Person for borrowed money;

(b)                                 all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than any obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees, bank guarantees and similar obligations under any Mining Law or Environmental Law or with respect to worker’s compensation benefits);

(c)                                  all obligations of such Person arising under letters of credit, bankers’ acceptances or other similar instruments (solely to the extent such letters of credit, bankers’ acceptances or other similar instruments have been drawn and remain unreimbursed);

(d)                                 all obligations of such Person to pay the deferred purchase price of property or services;

(e)                                  the Attributable Indebtedness of such Person in respect of Capital Leases;

(f)                                   all Indebtedness of other Persons Guaranteed by such Person to the extent so Guaranteed;

(g)                                  all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; and

(h)                                 all obligations of such Person under Hedging Agreements;

if and to the extent any of the preceding items (other than Guarantees referred to in clause (e)) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP;

provided that in no event shall Indebtedness include (i) asset retirement obligations, (ii) obligations (other than obligations with respect to Indebtedness for borrowed money or other Funded Debt) related to surface rights under an agreement for the acquisition of surface rights for the production of coal reserves in the ordinary course of business in a manner consistent with historical practice of the Borrower and its Subsidiaries, (iii) obligations under coal purchase and sale contracts, (iv) trade accounts payable and accrued expenses incurred in the ordinary course of business, (v) obligations under federal coal leases, (vi) obligations under coal leases which may be terminated at the discretion of the lessee, (vii) obligations for take-or-pay arrangements or (viii) royalties, the dedication of reserves under supply agreements or similar rights or interests granted, taken subject to, or otherwise imposed on properties consistent with customary practices in the mining industry.

The amount of any obligation under any Hedging Agreement on any date shall be deemed to be the Hedging Termination Value thereof as of such date.  The amount of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness.  The amount of any Indebtedness secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise of such Person, shall be deemed to be the lesser of (x) the fair market value (as reasonably determined by the Borrower in good faith)of such asset on the date the Lien attached as determined in good faith by the Borrower and (y) the amount of such Indebtedness.  The amount of any other Indebtedness shall be the outstanding principal amount thereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Revolving Loan Maturity Date or Term Loan Maturity Date, as the case may be (or, if sooner, the date on which the Obligations become due and payable pursuant to Section 8.02); provided, however, that if any Interest Period exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Revolving Loan Maturity Date or Term Loan Maturity Date, as the case may be.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, or, if available to all Lenders making such Eurocurrency Rate Loan, twelve months thereafter, as selected by the Borrower in its Borrowing Notice, or, as otherwise contemplated by the first proviso of Section 2.02(a); provided that:

(i)                                     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(ii)                                  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month; and

(iii)                               with respect to each Facility, no Interest Period shall extend beyond its applicable Maturity Date.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Intermediate Holdings” has the meaning specified in Section 1.08.

“Internally Generated Cash” means, with respect to any period, any cash of the Borrower or any Restricted Subsidiary generated during such period, excluding Net Proceeds, Net Insurance/Condemnation Proceeds and any cash that is generated from an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or other securities of another Person, (b) a loan, advance (excluding intercompany liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries) or capital contribution to, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be (i) the amount actually invested, as determined immediately prior to the time of each such Investment, without adjustment for subsequent increases or decreases in the value of such Investment minus (ii) the amount of dividends or distributions received in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment that in each case is received in cash or Cash Equivalents.

“IP Rights” has the meaning specified in Section 5.18.

“IP Security Agreements” means the Copyright Security Agreement, the Trademark Security Agreement and the Patent Security Agreement.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any Subsidiary) or in favor of the applicable L/C Issuer and relating to any such Letter of Credit.

“Joint Venture” means any Person (a) other than a Subsidiary in which the Borrower or its Subsidiaries hold an ownership interest or (b) which is an unincorporated joint venture of the Borrower or any Subsidiary.

“Junior Lien Indebtedness” means (a) the Second Lien Notes Indebtedness and (b) any other Indebtedness that is secured by a Lien on the Collateral (or any portion thereof) that is junior to the Liens on the Collateral securing the Secured Obligations and that was permitted to be incurred and so secured hereunder.

“Laws” means, as to any Person, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes, and determinations of arbitrators or courts or other Governmental Authorities, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“LCA Election” means Borrower’s election to treat a specified Investment as a Limited Condition Acquisition.

“LCA Test Date” has the meaning specified in Section 1.07.

“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Commitment” means, as to any L/C Issuer, the amount set forth under the caption “L/C Commitment” opposite such L/C Issuer’s name on Schedule 2.01 hereto, or, as the case may be, opposite such caption in the Assignment and Assumption pursuant to which such L/C

Issuer becomes an L/C Issuer under this Agreement, as applicable.  The aggregate amount of the L/C Commitments as of the Closing Date is $75,000,000.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) each of the banks listed on Schedule 2.03 hereto acting through any of its Affiliates or branches, in its capacity as an issuer of Letters of Credit hereunder, (b) any other Eligible Assignee or Revolving Lender that may become an L/C Issuer pursuant to Section 10.06(c) or 10.06(i), respectively, with respect to Letters of Credit issued by such L/C Issuer and (c) the Existing L/C Issuer (it being understood and agreed that the Existing L/C Issuer shall be an L/C Issuer only with respect to the Existing Letters of Credit and that neither the Existing L/C Issuer nor any Affiliate thereof shall have any obligation to issue any new Letters of Credit hereunder or to renew, extend or amend any of the Existing Letters of Credit.  Each L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means an amount equal to the lesser of (a) $75,000,000 and (b) the unused Aggregate Revolving Credit Commitments.  The L/C Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitments.

“Lender” has the meaning specified in the introductory paragraph hereto and shall include any Lender that may become a party hereto pursuant to an Assignment and Assumption or an amendment to this Agreement, and, as the context may require, includes the Swing Line Lender and any Incremental Lender and Refinancing Facility Lender.

“Lender Party” means any Lender, any L/C Issuer, and any Swing Line Lender.

“Lending Office” means, as to any Lender Party, the office or offices of such Lender Party described as such in such Lender Party’s Revolving Administrative Questionnaire or Term Administrative Questionnaire, as the case may be, or such other office or offices as a Lender Party may from time to time notify the Borrower and the Appropriate Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder (including any Existing Letters of Credit).

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the Revolving Loan Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means any Permitted Acquisition or other Investment permitted by Section 7.02 by Borrower or one or more of its Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan, a Term Loan, a Swing Line Loan or an L/C Advance and includes an Incremental Loan or Refinancing Loan.

“Loan Documents” means this Agreement, the Collateral Trust Agreement, each Issuer Document, each Note, the Administrative Agency Fee Letter, the Engagement Letter and each Security Document.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Longwall Financing Arrangements” means collectively, (a) the credit agreement, dated January 5, 2010, by and among Sugar Camp Energy, LLC, as borrower, Foresight Energy LLC, as guarantor, Crédit Agricole Corporate and Investment Bank Deutschland, Niederlassung Einer Französischen Société Anonyme, and Crédit Agricole Corporate and Investment Bank, as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, and (b) if and solely to the extent Hillsboro becomes a Restricted Subsidiary pursuant to Section 6.13(b), the credit agreement, dated May 14, 2010, by and among Hillsboro, as the borrower, Foresight Energy LLC, as a guarantor, Crédit Agricole Corporate and Investment Bank Deutschland Niederlassung, Einer Französischen Société Anonyme and Crédit Agricole Corporate and Investment Bank, as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, each for the purpose of financing longwall mining equipment.

“Longwall Financing Net Insurance/Condemnation Proceeds” has the meaning specified in Section 2.05(h).

“Management Services Agreement” means the Second Amended and Restated Management Services Agreement entered into as of April 30, 2015 by and between Foresight Energy GP LLC and Murray American Coal, Inc. (or their respective successors), as amended, amended and restated, modified or replaced from time to time pursuant to one or more agreements.

“Material Adverse Effect” means a material adverse effect upon (a) the business, assets, operations, property or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole, (b) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under this Agreement or (c) the validity or enforceability of this or any of the other Loan Documents or the rights or remedies of the Agents, the Collateral Trustee, the Arrangers or the Lenders hereunder or thereunder.

“Material Indebtedness” has the meaning specified in Section 8.01(e).

“Material Real Property” means (a) any fee owned or leased real property interest held by a Loan Party on the Closing Date that has a fair market value (as reasonably determined by the Borrower in good faith) in excess of $5,000,000 on the Closing Date, (b) any fee owned real property acquired by a Loan Party after the Closing Date that has a total fair market value (as reasonably determined by the Borrower in good faith) in excess of $5,000,000 as of the date acquired and (c) any leasehold interest in real property leased by a Loan Party after the Closing Date with a total fair market value (as reasonably determined by the Borrower in good faith) in excess of $5,000,000 as of the date of the lease thereof.

“Maturity Date” means the Revolving Loan Maturity Date and the Term Loan Maturity Date (and, with respect to loans pursuant to an Incremental Facility or Refinancing Facility, the date on which such loans shall become due and payable in full hereunder, as specified in the applicable joinder agreement or amendment hereto); provided, however, that, if such date is not a Business Day, the applicable Maturity Date shall be the preceding Business Day.

“Mine” means any excavation or opening into the earth in the United States now and hereafter made from which coal or other minerals are or can be extracted on or from any of the real properties in which any Loan Party holds an ownership, leasehold or other interest.

“Mining Financial Assurances” means letters of credit or performance bonds for reclamation or otherwise, surety bonds or escrow agreements and any payment or prepayment made with respect to, or certificates of deposit or other sums or assets required to be posted by the Borrower under Mining Laws for reclamation or otherwise.

“Mining Laws” means any and all current or future applicable federal, state, local and foreign statutes, laws, regulations, legally-binding guidance, ordinances, rules, judgments, orders, decrees or common law causes of action relating to mining operations and activities, including, but not be limited to, the Federal Coal Leasing Amendments Act; the Surface Mining Control and Reclamation Act; all other applicable land reclamation and use statutes and regulations; the Mineral Leasing Act of 1920; the Federal Mine Safety Act of 1977; the Black Lung Act; and the Coal Act; each as amended, and any comparable state and local laws or regulations.

“Mining Lease” means a lease, license or other use agreement which provides the Borrower or any Restricted Subsidiary the real property and water rights, other interests in land, including coal, mining and surface rights, easements, rights of way and options, and rights to timber and natural gas (including coalbed methane and gob gas) necessary or integral in order to recover coal from any Mine.  Leases (other than Capital Leases or operating leases of personal property even if such personal property would become fixtures) which provide the Borrower or any other Restricted Subsidiary the right to construct and operate a conveyor, crusher plant, silo, load out facility, rail spur, shops, offices and related facilities on the surface of the Real Property containing such reserves shall also be deemed a Mining Lease.

“Minimum Collateral Amount” means, at any time with respect to any requirement to provide cash collateral under this Agreement, an amount equal to 105% (or such lesser percentage as may be agreed by the applicable L/C Issuer or Swing Line Bank) of the applicable Fronting Exposure, the Outstanding Amount of the applicable L/C Obligations or the Outstanding Amount of the applicable Swing Line Loans, as the case may be.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means any mortgages, deeds of trust or similar document (including any fixture filings whether recorded as part of such mortgages or deeds of trust or as separate instruments to the extent necessary in any particular state), substantially in the form of Exhibit J or any such other form reasonably acceptable to the Facilities Administrative Agent and the Borrower.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Murray Energy” means Murray Energy Corporation, an Ohio corporation.

“Murray Energy Group” has the meaning specified in the definition of “Permitted Holders”.

“Murray Investment” means (a) an Equity Offering to Murray Energy and related transactions with the portion of the net cash proceeds therefrom that has been contributed to the equity capital of the Borrower of not less than $60,000,000 and (b) the exercise of the Murray Option and related transactions and the payment of the fees and expenses incurred in connection with any of the foregoing clauses (a) and (b) hereof.

“Murray Option” means the option of Murray Energy to purchase 46% of the voting interest of General Partner pursuant to and in accordance with the Murray Option Agreement.

“Murray Option Agreement” means that certain Option Agreement, dated as of April 16, 2015, among Foresight Reserves LP and Michael J. Beyer, as sellers, and Murray Energy, as purchaser (including the exhibits and schedules thereto), as may be amended in accordance with the terms hereof.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any cash payments or proceeds received by the Borrower or any of its Restricted Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of the Borrower or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by the Borrower or any of its Restricted Subsidiaries in connection with the adjustment or settlement of any claims of the Borrower or such Restricted Subsidiary in respect thereof, (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including taxes payable as a result of any gain recognized or otherwise in connection therewith and (c) any payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans and Longwall Financing Arrangements, payments in respect of which are subject to Section 2.05(h)) that is secured by a Lien on the assets subject to the relevant event described in clause (i)(a) or (b) above that is required that to be repaid as a result of such event.

“Net Proceeds” means, with respect to any Disposition pursuant to Sections 7.05(c), 7.05(k) and 7.05(q), the sum of (a) cash payments or proceeds actually received by the Borrower or any of its Restricted Subsidiaries in connection with such Disposition (including any cash received by way of deferred payment (excluding, for avoidance of doubt, royalty payments customary in the mining industry) pursuant to, or by monetization of, Cash Equivalents or a note receivable or otherwise, but only as and when so received) minus (b) the sum of (i) (A) the principal amount, premium or penalty, if any, interest and other amounts of any Indebtedness that is secured by (1) a Lien on an asset that is not Collateral or by a Lien on an asset that is Collateral which Lien is senior in priority to the Lien on such Collateral that secures the Secured Obligations and, in each case, that is required to be repaid in connection with such Disposition (other than Indebtedness under the Loan Documents) or (B) any other required debt payments or required payments of other obligations relating to the Disposition, in each case, with the proceeds thereof, (ii) the reasonable or customary out-of-pocket fees and expenses incurred by the Borrower or its Restricted Subsidiaries in connection with such Disposition (including attorneys’ fees, accountants’ fees, investment banking fees, real property related fees and charges and brokerage and consultant fees), (iii) all Taxes required to be paid or accrued or reasonably estimated to be required to be paid or accrued as a result thereof, (iv) in the case of any Disposition by a non-Wholly Owned Restricted Subsidiary or non-Wholly Owned Unrestricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority or other third party interests and not available for distribution to or for the account of the Borrower or a Wholly Owned Restricted Subsidiary as a result thereof and (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (x) related to any of the applicable assets and (y) retained by the Borrower or any Subsidiary including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition occurring on the date of such reduction).

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-Recourse Debt” means Indebtedness as to which none of Holdings, the Borrower or any Restricted Subsidiary provides any Guarantee giving the lender thereunder recourse to the Capital Stock or assets of Holdings, the Borrower or any Restricted Subsidiary (other than any Equity Interests in a Person who is the primary obligor in respect of such Indebtedness).

“Non-Reinstatement Deadline” has the meaning specified in Section 2.03(b)(iv).

“Note” means a promissory note made by the Borrower in favor of a Lender and its registered assigns evidencing Term Loans or Revolving Loans made by such Lender, substantially in the form of Exhibit C-1 or Exhibit C-2, as applicable.

“Obligations” means all advances to, and debts, liabilities and obligations (other than, for the avoidance of doubt, Hedging Obligations and Cash Management Obligations) of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Obligee Guarantor” has the meaning specified in Section 11.07.

“OPEB” means post-employment benefits other than pension benefits, including, as applicable, medical, dental, vision, life and accidental death and dismemberment.

“Open Market Purchase” has the meaning specified in Section 2.20(a).

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Junior Lien Indebtedness” has the meaning specified in Section 8.01(l).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.13).

“Outstanding Amount” means (a) with respect to Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Revolving Loans occurring on such date; (b) with respect to Term Loans, Incremental Loans and Refinancing Loans, as the context may require, on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Term Loans, Incremental Loans or Refinancing Loans, as applicable, occurring on such date; (c) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (d) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate in the case of any amount denominated in Dollars and (b) an overnight rate determined by the Appropriate Administrative Agent, the applicable L/C Issuer, or the applicable Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent” means any direct or indirect parent of the Borrower.

“Participant” has the meaning specified in Section 10.06(e).

“Participant Register” has the meaning specified in Section 10.06(e).

“Patent Security Agreement” means the Patent Security Agreement, substantially in the form attached to the Security Agreement or such other form reasonably acceptable to the Facilities Administrative Agent and the Borrower, by certain Loan Parties in favor of the Collateral Trustee, for the benefit of the Secured Parties.

“PATRIOT Act” has the meaning specified in Section 5.17(b).

“Patton” means Patton Mining LLC, a Delaware limited liability company.

“Payment in Full” means, the time at which no Lender shall have any Commitments, any Loan or other Obligations (other than Secured Cash Management Obligations) unpaid, unsatisfied or outstanding and all Secured Hedging Agreements are terminated or have expired (other than in respect of contingent obligations, indemnities and expenses related thereto that are not then payable or in existence and obligations and liabilities under Secured Hedging Agreements as to which arrangements reasonably satisfactory to the applicable Hedge Bank shall have been made) and, with respect to Letters of Credit outstanding hereunder, delivery of cash collateral in an amount not less than the applicable Minimum Collateral Amount or backstop Letters of Credit in respect thereof, in form, substance and amount reasonably satisfactory to the applicable L/C Issuers and the Facilities Administrative Agent, in each case, after or concurrently with termination of all Commitments hereunder.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means any acquisition, whether by purchase, merger or otherwise, of all or substantially all the property and  assets or businesses of (or the assets constituting a business line, unit or division of) any Person, or the majority of the Equity Interests or other controlling interest in any Person that, upon the consummation thereof, will be a Restricted Subsidiary, solely to the extent permitted as an Investment under Section 7.02.

“Permitted Amendments” means, with respect to any Facility, an extension of the maturity date of any Loan and/or any Commitments in respect of such Facility by the Accepting Lenders and, in connection therewith, (a) any change in the Applicable Rate with respect to the applicable Loans and/or Commitments of the Accepting Lenders and/or the payment of additional fees (including rate floor, OID, upfront fees or other fees) to the Accepting Lenders (such change and/or payments to be in the form of cash, Equity Interests or other property as agreed by the Borrower and the Accepting Lenders to the extent not prohibited by this Agreement, excluding Section 2.13), (b) the repayment in full on the Maturity Date of such Facility of the non-extended Loans thereunder and other amounts owing to each of the Lenders who are not Accepting Lenders, (c) any change in the amortization schedule and any prepayment premiums with respect to the applicable Loans of the Accepting Lenders, so long as a weighted average life of the extended Loans is no shorter than that of the Term Loans under such Facility prior to such extension, (d) no repayment of any extended Loans shall be permitted unless such repayment is accompanied by an at least pro rata repayment of all earlier maturing Loans with respect to such Facility (including previously extended Loans) (or all earlier maturing Loans shall otherwise be or have been terminated and repaid in full) and (e) any other change in terms from the terms of the Facility so long as (i) they apply after the non-extended maturity date of such Facility or (ii) the non-Accepting Lenders receive the benefit of any such terms that are more restrictive to the Borrower and its Restricted Subsidiaries (it being understood that the benefit of such more restrictive terms may be provided to the non-Accepting Lenders without their consent) as certified by a Responsible Officer of the Borrower in good faith.

“Permitted Asset Swap” means the substantially concurrent purchase and sale, trade-in or exchange of equipment, real property or any other property of a nature or type that is used or useful in a Similar Business or a combination of such equipment, real property or any other property and cash or Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person; provided that the fair market value of the equipment, real property or any other property received is at least as great as the fair market value of the equipment, real property or other property being traded-in or exchanged as determined by the Borrower reasonably and in good faith; provided that any shortfall may be treated as an

Investment and shall constitute an Investment for purposes of calculating compliance with Section 7.02.

“Permitted Cure Securities” means any Equity Interests of the Borrower, Holdings or any Parent issued pursuant to the Cure Right other than Disqualified Equity Interests; provided, that, to the extent  issued by the Borrower, such Equity Interests may only be issued to the then-existing holder of the Equity Interests of the Borrower.

“Permitted Holders” means, collectively, (a) (i) Chris Cline and his children and other lineal descendants, Robert E. Murray, Brenda L. Murray, Robert Edward Murray (son), Jonathan Robert Murray, Ryan Michael Murray (or any of their estates, or heirs or beneficiaries by will) and any Related Party of a Permitted Holder; (ii) the spouses or former spouses, widows or widowers and estates of any of the Persons referred to in clause (i) above; (iii) any trust having as its sole beneficiaries one or more of the persons listed in clauses (i) and (ii) above; and (iv) any Person a majority of the voting power of the outstanding Equity Interest of which is owned by one or more of the Persons referred to in clauses (i), (ii) or (iii) above, (b) Murray Energy Corporation, an Ohio corporation, and its Subsidiaries (“Murray Energy Group”), (c) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Persons referenced in clauses (a) through (b) above, collectively, have beneficial ownership of more than 50% of the total voting power of the voting units or stock of the Borrower or Holdings (or any Parent), (d) Foresight Reserves L.P., (e) Holdings and any Parent and (f) the General Partner.

“Permitted HoldCo” has the meaning specified in the definition of “Change of Control”.

“Permitted Payments to Parent” means, without duplication as to amounts, dividends, distributions or the making of loans to Holdings, any Parent or the General Partner:

(1)                                 in amounts required for such entity to pay general corporate overhead expenses (including, but not limited to, franchise taxes, legal expenses, accounting expenses, expenses to maintain their corporate existence and salaries, bonuses, benefits paid to directors, officers, managers, consultants and employees of any Parent or the General Partner and professional and administrative expenses) when due, including amounts relating to any Parent being a public company;

(2)                                 to the extent such amounts do not constitute Applicable Tax Distribution Amounts, for so long as the Borrower is a member of a group filing a consolidated or combined tax return with a Parent, payments to such Parent to pay the consolidated or combined tax liabilities of such Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to the income of the Borrower and its Subsidiaries that are members of such group in an amount in any fiscal year not to exceed the amount that the Borrower and such Subsidiaries would be required to pay in respect of such taxes for such fiscal year were the Borrower and each such Subsidiary to pay such taxes on a consolidated or combined basis on behalf of a group consisting only of the Borrower and such Subsidiaries, taking into account any net operating losses or other attributes of the Borrower and such Subsidiaries, less any amounts paid directly by the Borrower and such Subsidiaries with respect to such taxes; provided that such amount in respect of any taxes of any Unrestricted Subsidiaries shall be limited to the extent of any amounts actually received from the Unrestricted Subsidiaries for such taxes by the Borrower and/or the Restricted Subsidiaries that are members of such group;

(3)                                 to pay fees and expenses related to any offering of Equity Interests or incurrence of Indebtedness of Holdings (or any Parent), whether or not successful, to the extent all or a portion of the proceeds thereof are contributed, or intended to be contributed, to the Borrower;

(4)                                 to pay customary indemnification obligations of Holdings (or any Parent) or the General Partner, directors’ fees and expense reimbursements, in each case, owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person to the extent relating to the Borrower and its Subsidiaries; and

(5)                                 to pay obligations of Holdings (or any Parent) or the General Partner in respect of director and officer insurance (including premiums therefor) to the extent relating to the Borrower and its Subsidiaries.

“Permitted Real Estate Encumbrances” means the following encumbrances which do not, in any case, individually or in the aggregate, materially detract from the value of any Mine subject thereto or interfere with the ordinary conduct of the business or operations of the Borrower and its Restricted Subsidiaries as presently conducted on, at or with respect to such Mine and as to be conducted following the Closing Date:  (a) encumbrances customarily found upon real property used for mining purposes in the applicable jurisdiction in which the applicable real property is located to the extent such encumbrances would be permitted or granted by a prudent operator of mining property similar in use and configuration to such real property (e.g., surface rights agreements, wheelage agreements and reconveyance agreements); (b) rights and easements of (i) owners of undivided interests in any of the real property where the Borrower and its Restricted Subsidiaries own less than 100% of the fee interest, (ii) owners of interests in the surface of any real property where the applicable party does not own or lease such surface interest, (iii) lessees, if any, of coal or other minerals (including oil, gas and coal bed methane) where the Borrower and its Restricted Subsidiaries do not own such coal or other minerals, and (iv) lessees of other coal seams and other minerals (including oil, gas and coal bed methane) not owned or leased by such party; (c) with respect to any real property in which the Borrower or any Restricted Subsidiary holds a leasehold interest, terms, agreements, provisions, conditions, and limitations (other than royalty and other payment obligations which are otherwise permitted hereunder) contained in the leases granting such leasehold interest and the rights of lessors thereunder (and their heirs, executors, administrators, successors, and assigns), subject to any amendments or modifications set forth in any landlord consent delivered in connection with a Mortgage; (d) farm, grazing, hunting, recreational and residential leases with respect to which the Borrower or any Restricted Subsidiary is the lessor encumbering portions of the real properties to the extent such leases would be granted or permitted by, and contain terms and provisions that would be acceptable to, a prudent operator of mining properties similar in use and configuration to such real properties; (e) royalty and other payment obligations to sellers or transferors of fee coal or lease properties to the extent such obligations constitute a lien not yet delinquent; (f) rights of others to subjacent or lateral support and absence of subsidence rights or to the maintenance of barrier pillars or restrictions on mining within certain areas as provided by any mining lease, unless in each case waived by such other person; and (g) rights of repurchase or reversion when mining and reclamation are completed.

“Permitted Receivables Financing” means any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires Receivables of the Borrower or any Restricted Subsidiary and enters into a third party financing thereof on terms that the Board of Directors of the Borrower has concluded are customary and fair to the Borrower and its Restricted Subsidiaries.  For the avoidance of doubt, the First Amended and Restated Receivables Financing Agreement, dated as of August 30, 2016, by and among Foresight Receivables LLC, the persons from time to time party thereto as Lenders, Group Agents and LC Participants, PNC Bank, National Association, as both LC Bank and Administrative Agent, Foresight Energy LLC and Credit Agricole Corporate and Investment Bank and Atlantic Asset Securitization LLC, as in effect on the date hereof, is a Permitted Receivables Financing.

“Permitted Refinancing Increase” means, with respect to the Refinancing of any Indebtedness, an amount equal to (a) any premium, defeasance costs or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such Refinancing, (b) any unpaid accrued interest on the Indebtedness being Refinanced, and (c) any existing commitments unutilized under the Indebtedness being Refinanced.

“Permitted Refinancing Indebtedness” mean any Indebtedness issued in exchange for, or the net proceeds of which are used to, extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus any Permitted Refinancing Increase in respect of such Refinancing), (b) such Permitted Refinancing Indebtedness shall have the same obligors and same guarantees as, and be secured on a pari passu basis with, the Indebtedness so Refinanced (provided that the Permitted Refinancing Indebtedness may be subject to lesser guarantees or be unsecured or the Liens securing the Permitted Refinancing Indebtedness may rank junior to the Liens securing the Indebtedness so Refinanced) and, to the extent applicable, the Borrower shall have satisfied the requirements of Section 3.8 of the Collateral Trust Agreement with respect to such Permitted Refinancing Indebtedness, (c) the maturity date is later than or equal to, and the weighted average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to, that of the Indebtedness being Refinanced, and (d) if the Indebtedness so Refinanced is subordinated in right of payment to the Obligations, then such Permitted Refinancing Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is made subordinate in right of payment to the Obligations at least to the extent that the Indebtedness so Refinanced is subordinated to the Obligations.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, by any ERISA Affiliate.

“Pledged Borrower Equity Interests” has the meaning specified in Section 11.01.

“Pledge Agreement” means that certain Pledge Agreement, dated as of the Closing Date, substantially in the form of Exhibit F or such other form reasonably acceptable to the Facilities Administrative Agent, the Collateral Trustee and the Borrower, among Holdings and the Collateral Trustee, for the benefit of the Secured Parties.

“Platform” has the meaning specified in Section 6.02.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Any Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Production Payments” means with respect to any Person, all production payment obligations and other similar obligations with respect to coal and other natural resources of such Person that are recorded as a liability or deferred revenue on the financial statements of such Person in accordance with GAAP.

“Pro Forma Basis” means, for purposes of calculating Consolidated Assets, the Total Leverage Ratio, the Secured Leverage Ratio and the First Lien Leverage Ratio under the definition of “Incremental Debt Cap”, or any other test that is based on satisfying a financial ratio or metric, on the applicable date of determination (the “Calculation Date”), that in the event that (a) the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock or (b) Investments, acquisitions, Dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the specified Person or any of its Restricted Subsidiaries, or any Person or any of its Restricted Subsidiaries acquired or disposed of by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, and operational changes, business realignment projects or initiatives, restructurings and reorganizations that the specified Person or any of its Restricted Subsidiaries has determined to make and or made, in the case of each of clauses (a) and (b) during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date (each, for purposes of this definition and related definitions, a “pro forma event”), will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period; (b) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; (c) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-

quarter period; (d) whenever pro forma effect is to be given to a transaction or pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of such Person or its direct or indirect parent (and may include operating expense reductions, cost savings, operating efficiencies and other synergies that are reasonably identifiable and factually supportable resulting from such transaction or pro forma event or actions taken or to be taken in connection therewith and that have been realized or are reasonably expected to be realized within 12 months after the date of such transaction or pro forma event, (e) interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of such Person or its direct or indirect parent to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP; and (f) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“pro forma event” has the meaning specified in the definition of “Pro Forma Basis”.

“Properties” has the meaning specified in Section 5.09(a).

“Public Lender” has the meaning specified in Section 6.02.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.

“Qualified Stock” means all Capital Stock of a Person other than Disqualified Stock.

“Ratio Debt” has the meaning specified in Section 7.03(l).

“Real Properties” means, collectively, all right, title and interest of the Borrower or any Subsidiary (including any leasehold or mineral estate) in and to any and all parcels of real property owned or operated by the Borrower or any Subsidiary, whether by lease, license or other use agreement, including but not limited to, coal leases and surface use agreements, together with, in each case, all improvements and appurtenant fixtures (including all conveyors, preparation plants or other coal processing facilities, silos, shops and load out and other transportation facilities), easements and other property and rights incidental to the ownership, lease or operation thereof, including but not limited to, access rights, water rights and extraction rights for minerals.

“Receivables” means accounts receivable (including all rights to payment created by or arising from the sale of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of a chattel paper)).

“Receivables Assets” means any receivable (whether constituting an account, chattel, paper, instrument or general intangible) from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary, including, with respect to any receivable:

(a)                                 all of a Subsidiary’s and any Loan Party’s interest in any goods (including returned goods) to the extent related to such receivable, and documentation of title evidencing the shipment or storage of any such goods (including any such returned goods),

(b)                                 all instruments and chattel paper that may evidence such receivable (and to the extent they do not evidence any asset that is not a receivable),

(c)                                  all other security interests or liens and property subject thereto from time to time purporting to secure payment of such receivable, whether pursuant to the contract related to such receivable or otherwise, together with all UCC financing statements or similar filings related thereto,

(d)                                 solely to the extent applicable to such receivable, the rights, interests and claims under the contracts and all guarantees, indemnities, insurance and other agreements (including the related contract) or arrangements of whatever character from time to time supporting or securing payment of such receivable or otherwise relating to such receivable whether pursuant to the contract related to such receivable or otherwise,

(e)                                  all funds that are received or deemed received by a Loan Party or a Subsidiary in payment of any amounts owed in respect of such receivable (including, without limitation, purchase price, finance charges, fees, interest and all other charges) or are applied to amounts owed in respect of such receivable (including, without limitation, insurance payments and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the related obligor or any other person directly or indirectly liable for the payment of any such receivable and available to be applied thereon),

(f)                                   the lock-box accounts designated solely as the accounts to receive the proceeds of such receivables and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such lock-box accounts and amounts on deposit therein,

(g)                                  all monies due or to become due with respect to any of the foregoing,

(h)                                 all collections, proceeds and products of any of the foregoing, as defined in the UCC, that are received or are receivable by a Loan Party or a Subsidiary, and

(i)                                     all books and records to the extent related to any of the foregoing Receivables Assets.

For the avoidance of doubt, Receivables Assets shall exclude any intercompany receivables.

“Recipient” means (a) the Facilities Administrative Agent, (b) the Term Administrative Agent, (c) any Lender, or (d) any L/C Issuer, as applicable.

“Refinance” has the meaning specified in the definition of Permitted Refinancing Indebtedness.  “Refinancing” shall have a corresponding definition

“Refinancing Facility” has the meaning specified in Section 2.16(a).

“Refinancing Facility Effective Date” has the meaning specified in Section 2.16(c).

“Refinancing Facility Lender” means any Person who provides a Refinancing Facility.

“Refinancing Loan” means, with respect to any Refinancing Facility, an advance made by any Refinancing Facility Lender under such Refinancing Facility.

“Refinancing Notes” has the meaning specified in Section 7.03(m).

“Refinancing Revolving Facility” has the meaning specified in Section 2.16(a).

“Refinancing Term Loan Facility” has the meaning specified in Section 2.16(a).

“Refinancing Term Loans” has the meaning specified in Section 2.16(a).

“Registers” has the meaning specified in Section 10.06(d).

“Related Agreements” means, collectively, the documents governing the Financing Transactions and the Murray Investment and executed in connection therewith.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents, attorneys, advisors or controlling persons of such Person and of such Person’s Affiliates.

“Related Party of a Permitted Holder” means:

(a)                                 any immediate family member of any Permitted Holder; or

(b)                                 any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a majority (and controlling) interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (a).

“Related Party Transaction” has the meaning specified in Section 7.08.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Repricing Transaction” has the meaning specified in Section 2.05(i).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans or Term Loans, a Borrowing Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Facility Lenders” means the Required Revolving Lenders or the Required Term Lenders, as the case may be, and as of any date of determination, with respect to any Incremental Facility or Refinancing Facility, Lenders under such Facility holding more than 50% of the Total Outstandings with respect to such Facility.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Prepayment Date” has the meaning specified in Section 2.05(m).

“Required Revolving Lenders” means, as of any date of determination, Revolving Lenders holding more than 50% of the sum of the (a) Total Revolving Loan Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Loan Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination (a) prior to the funding of the Term Loans on the Closing Date, Lenders having more than 50% of all Term Loans Commitments and (b) on and after the funding of the Term Loan on the Closing Date, Lenders having more than 50% of all Term Loans outstanding; provided that Term Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Requirement of Law” means as to any Person, the Organizational Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president or any vice president of the Borrower or Holdings or any applicable Subsidiary and, in addition, any Person holding a similar position or acting as a director or managing director with respect to any Foreign Subsidiary of the Borrower or, with respect to financial matters, the chief financial officer, treasurer or assistant treasurer of the Borrower or Holdings.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) by the Borrower or any Restricted Subsidiary with respect to its Capital Stock, or any payment (whether in cash, securities or other property) by the Borrower or any Restricted Subsidiary, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any of its Equity Interests, or on account of any return of capital to its stockholders, partners or members (or the equivalent Person thereof) and (b) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including covenant or legal defeasance), sinking fund or similar payment with respect to, any unsecured Indebtedness for borrowed money, Subordinated Indebtedness or Junior Lien Indebtedness.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“Revolving Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Facilities Administrative Agent.

“Revolving Credit Borrowing” means a borrowing consisting of Revolving Loans of the same Facility and Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Revolving Credit Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth under the caption “Revolving Credit Commitment” opposite such Lender’s name on Schedule 2.01 hereto, or, as the case may be, opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted including pursuant to Section 2.06(b) from time to time in accordance with this Agreement.  The aggregate amount of the Revolving Credit Commitments as of the Closing Date is $170,000,000.

“Revolving Facility” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Commitments at such time.

“Revolving Lenders” means Lenders providing Revolving Credit Commitments under the Revolving Facility.

“Revolving Lender Register” has the meaning specified in Section 10.06(d).

“Revolving Loan” has the meaning assigned to such term in Section 2.01(b).

“Revolving Loan Maturity Date” means March 28, 2021; provided, however, that if such date is not a Business Day, the Revolving Loan Maturity Date shall be the immediately preceding Business Day.

“Sale and Lease-Backs” has the meaning assigned to such term in Section 7.16.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanctions” has the meaning specified in Section 5.17(a).

“Sanctions Laws” has the meaning specified in Section 5.17(a).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Notes” means the second lien senior secured notes due 2023 of the Borrower and Foresight Finance issued from time to time pursuant to the Second Lien Notes Indenture.

“Second Lien Notes Documents” means the Second Lien Notes Indenture, the Second Lien Notes and each other agreement executed in connection with the Second Lien Notes and any agreement executed in connection with any Permitted Refinancing Indebtedness in respect thereof, as each such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Collateral Trust Agreement.

“Second Lien Notes Indebtedness” means the Indebtedness of Borrower, Foresight Finance and the other Loan Parties incurred pursuant to or evidenced by the Second Lien Notes Documents.

“Second Lien Notes Indenture” means the Indenture, dated as of March 28, 2017, among the Borrower, Foresight Finance, the Guarantors (as defined therein), the Second Lien Notes Trustee and the Collateral Trustee, as the same may be amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time in accordance with the Collateral Trust Agreement.

“Second Lien Notes Trustee” means Wilmington Trust, National Association, together with its successors and assigns in such capacity.

“Secured Cash Management Agreement” means any Cash Management Agreement between the Borrower or any Guarantor, on the one hand, and any Lender, an Agent, an Arranger or an Affiliate of any of the foregoing (or with any Person that was a Lender, an Agent, an Arranger or an Affiliate of the foregoing when such Cash Management Agreement was entered into) (any such counterparty, a “Cash Management Bank”).

“Secured Cash Management Obligations” means all debts, liabilities and obligations of the Borrower or any other Loan Party in respect of any Secured Cash Management Agreement.

“Secured Hedging Agreement” means any Hedging Agreement between the Borrower or any Guarantor, on the one hand, and any Lender, an Agent, an Arranger or an Affiliate of any of the foregoing (or with any Person that was a Lender, an Agent, an Arranger or an Affiliate of the foregoing when such Hedging Agreement was entered into) (any such counterparty, a “Hedge Bank”), that is (i) an interest rate swap agreement, interest rate cap agreement, interest rate future agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect against or mitigate interest rate risk, (ii) a foreign exchange forward contract, currency swap agreement, futures contract, option contract, synthetic cap or other agreement or arrangement designed to protect against or mitigate foreign exchange risk or (iii) a commodity or raw material, including coal, futures contract, commodity hedge agreement, option agreement, any actual or synthetic forward sale contract or other similar device or instrument or any other agreement designed to protect against or mitigate commodity price exposure or raw material price risk (which shall for the avoidance of doubt include any forward purchase and sale of coal for which full or partial prepayment is required or received).  Notwithstanding the foregoing, for all purposes of the Loan Documents, any Guarantee of, or grant of any Lien to secure, any obligations in respect of a Secured Hedging Agreement by a Guarantor shall not include any Excluded Swap Obligations.

“Secured Hedging Obligations” means all debts, liabilities and obligations of the Borrower or any Loan Party in respect of any Secured Hedging Agreement. Notwithstanding the foregoing, for all purposes of the Loan Documents, Secured Hedging Obligations shall not include any Excluded Swap Obligations.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (i) (A) the sum of, without duplication, (w) the aggregate principal amount of Consolidated Total Debt consisting of Secured Obligations outstanding on such date and the aggregate principal amount of other Consolidated Total Debt of the Borrower and its Restricted Subsidiaries outstanding on such date that is then secured by Liens on the Collateral (or any portion thereof) that rank pari passu in right of security with the Liens on the Collateral securing the Secured Obligations, (x) the aggregate principal amount of Consolidated Total Debt consisting of Second Lien Notes Indebtedness outstanding on such date and the aggregate principal amount of other Consolidated Total Debt of the Borrower and its Restricted Subsidiaries outstanding on such date that is then secured by Liens on the Collateral (or any portion thereof) that by their terms are intended to be secured on a basis that ranks junior in right of security to the Liens on the Collateral securing the Secured Obligations, (y) the aggregate principal amount of Attributable Indebtedness in respect of Capital Lease Obligations of the Borrower and its Restricted Subsidiaries outstanding on such date and (z) to the extent constituting Indebtedness for borrowed money, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries incurred to finance all or a part of the acquisition of any longwall equipment (or other mining equipment acquired after the Closing Date) and that is secured by a Lien on such equipment outstanding on such date, less (B) without duplication, the Unrestricted Cash of the Borrower and its Restricted Subsidiaries on a consolidated basis as of such date, to (ii) Consolidated EBITDA for the period of the four consecutive fiscal quarters ending as of the date of financial statements most recently delivered by the Borrower pursuant to Section 6.01(a) or 6.01(b).

“Secured Obligations” means the Obligations, the Secured Hedging Obligations and the Secured Cash Management Obligations.  Notwithstanding anything to the contrary herein, the “Secured Obligations” shall not include any Excluded Swap Obligations.

“Secured Parties” means, collectively, the Agents, the Collateral Trustee, the Arrangers, the L/C Issuers, the Lenders, with respect to any Secured Hedging Agreement, any Hedge Bank, and, with respect to any Secured Cash Management Agreement, any Cash Management Bank.

“Securitization Subsidiary” means (a) any direct or indirect Subsidiary of the Borrower (i) that is designated a “Securitization Subsidiary” by the Borrower, (ii) that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto, (iii) no portion of the Indebtedness or any other obligation, contingent or otherwise, of which (A) is Guaranteed by the Borrower or any of its other Restricted Subsidiaries, (B) is recourse to or obligates the Borrower or any other of its Restricted Subsidiaries any way, or (C) subjects any property or asset of the Borrower or any other Restricted Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, and (iv) with respect to which neither the Borrower nor any other of its Restricted Subsidiaries (other than an Unrestricted Subsidiary) has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results, other than, in respect of clauses (iii) and (iv), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing; and (b) if at such time such Subsidiary complies with the requirements of the foregoing clause (x), Foresight  Receivables LLC.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the Closing Date, substantially in the form of Exhibit G or such other form reasonably acceptable to the Facilities Administrative Agent, the Collateral Trustee and the Borrower, among the Borrower, the Restricted Subsidiaries from time to time party thereto and the Collateral Trustee, for the benefit of the Secured Parties.

“Security Documents” means, collectively, the Security Agreement, the Pledge Agreement, the IP Security Agreements, the Mortgages, the Collateral Trust Agreement, each of the pledge agreements and supplements thereto, security agreements and supplements thereto, and other similar agreements delivered to the Facilities Administrative Agent and/or the Collateral Trustee and/or the Lenders pursuant to Section 6.16, and any other documents, agreements or instruments that grant or purport to grant a Lien on any assets of the Borrower or any other Loan Party in favor of the Collateral Trustee to secure the Secured Obligations.

“Similar Business” means any of the following, whether domestic or foreign: the mining, production, marketing, sale, trading and transportation (including, without limitation, any business related to terminals) of natural resources including coal, ancillary natural resources and mineral products, exploration of natural resources, any acquired business activity so long as a material portion of such acquired business was otherwise a Similar Business, and any business that is ancillary or complementary to the foregoing.

“Solvent” means, with respect to any Person, that as of the date of determination, (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the projections delivered pursuant to Section 4.01(a)(viii) or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise).  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

“Specified Representations” means, with respect to any Permitted Acquisition, the representations and warranties contained in Sections 5.01(a)(i), 5.01(b)(ii), 5.02(a), 5.02(b)(i), 5.02(b)(iii), 5.04, 5.14, 5.17, 5.19 and 5.21; provided, that for purposes of this definition, (a) the defined term “Loan Parties” as used in such representations and warranties shall mean the Borrower and each Guarantor in existence immediately prior to the consummation of the Permitted Acquisition, (b) clause (a) of the defined term “Material Adverse Effect” as used in Section 5.02 shall relate to the Borrower and its Restricted Subsidiaries immediately prior to the Closing Date and (c) the representation and warranty contained in Section 5.14(b) shall apply only to the Borrower and the other Loan Parties (as such term is used in clause (a) of this proviso).

“Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of, or all or substantially all of the Equity Interests of, another Person or any disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.

“Subordinated Indebtedness” means any Indebtedness of the Borrower or any Guarantor that is expressly subordinated in right of payment to the Indebtedness under the Loan Documents pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, limited liability company or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof).  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Surety Bonds” means surety bonds obtained by the Borrower or any Restricted Subsidiary consistent with market practice and the indemnification or reimbursement obligations of the Borrower or such Restricted Subsidiary in connection therewith.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means The Huntington National Bank, in its capacity as provider of Swing Line Loans and any other Revolving Lender that may become a Swing Line Lender pursuant to Section 10.06(i).

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the unused Aggregate Revolving Credit Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitments.

“Syndication Agent” has the meaning specified in the preamble hereto.

“Tangible Assets” means at any date, with respect to any Person, (a) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of such Person at such date minus (b) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the captions “goodwill” or other intangible categories (or any like caption) on a consolidated balance sheet of such Person on such date.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Administrative Agent” means Lord Securities Corporation, in its capacity as Term Administrative Agent under any of the Loan Documents, or any successor Term Administrative Agent.

“Term Administrative Agent’s Office” means the Term Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Term Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Term Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Term Administrative Agent.

“Term Lender” means each Lender that has a Term Loan Commitment or is a holder of a Term Loan.

“Term Lender Register” has the meaning specified in Section 10.06(d).

“Term Loan” has the meaning set forth in Section 2.01(a).

“Term Loan Borrowing” means a borrowing consisting of Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period.

“Term Loan Commitment” means, as to each Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate amount of Term Loan Commitments as of the Closing Date is $825,000,000.

“Term Loan Facility” means, at any time (a) prior to the funding of the Term Loans on the Closing Date, the aggregate Term Loan Commitments at such time and (b) on and after the funding of the Term Loans on the Closing Date, the aggregate principal amount of the Term Loans of all Lenders outstanding at such time.

“Term Loan Maturity Date” means March 28, 2022; provided, however, that if such date is not a Business Day, the Term Loan Maturity Date shall be the immediately preceding Business Day.

“Term Loan Standstill Period” has the meaning specified in Section 8.01(b).

“Threshold Amount” means $50,000,000.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (i) (A) the sum of, without duplication, (x) the aggregate principal amount of Funded Debt outstanding on such date and (y) the aggregate principal amount of Attributable Indebtedness in respect of Capital Lease Obligations of the Borrower and its Restricted Subsidiaries outstanding on such date, less (B) the Unrestricted Cash of the Borrower and its Restricted Subsidiaries on a consolidated basis as of such date, to (ii) Consolidated EBITDA for the period of the four consecutive fiscal quarters ending as of the date of financial statements most recently delivered by the Borrower pursuant to Section 6.01(a) or 6.01(b).

“Total Outstandings” means, without duplication, the aggregate Outstanding Amount of all Revolving Loans, Term Loans, Swing Line Loans and L/C Obligations.

“Total Revolving Loan Outstanding” means the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C Obligations.

“Trademark Security Agreement” means the Trademark Security Agreement, substantially in the form attached to the Security Agreement or such other form reasonably acceptable to the Facilities Administrative Agent, by certain Loan Parties in favor of the Collateral Trustee, for the benefit of the Secured Parties.

“Transaction Costs” has the meaning specified in the preliminary statements to this Agreement.

“Transactions” means, collectively, (a) the Financing Transactions and (b) the Murray Investment.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the applicable state of jurisdiction.

“Unfunded Pension Liability” means the excess of a Pension Plan’s accrued benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Cash” means the aggregate amount of cash and Cash Equivalents held in accounts (other than accounts of a Securitization Subsidiary) on the consolidated balance sheet of Borrower and its Restricted Subsidiaries to the extent that the use of such cash for application to payment of the Obligations or other Indebtedness is not prohibited by law or any contract or other agreement.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower that at the time of determination has previously been designated  and continues to be an Unrestricted Subsidiary in accordance with Section 6.13, (b) any Subsidiary listed on Schedule 1.01(b) or (c) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agency or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e).

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Waivable Mandatory Prepayment” has the meaning specified in Section 2.05(m).

“Weighted Average Yield” means with respect to any Loan, on any date of determination, the weighted average yield to maturity, in each case, based on the interest rate applicable to such Loan on such date and giving effect to all upfront or similar fees or original issue discount payable with respect to such Loan.

“Wholly Owned” means, with respect to any Restricted Subsidiary, a Restricted Subsidiary all of the outstanding Capital Stock of which (other than any director’s qualifying shares) is owned by the Borrower and one or more Wholly Owned Restricted Subsidiaries (or a combination thereof).

“Withholding Agent” means any Loan Party, the Facilities Administrative Agent and the Term Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02                                                Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof”, “hereto” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only, shall not constitute a part hereof, shall not be given any substantive effect and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                                                Accounting Terms.

(a)                                 Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)                                 Changes in GAAP.  If at any time any Accounting Change would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Facilities Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such Accounting Change as if such Accounting Change has not been made (subject to the approval of the Required Lenders); provided that, until so amended, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.

(c)                                  Pro Forma Basis Calculation.  Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that all calculations of (i) the Total Leverage Ratio, the Secured Leverage Ratio and the First Lien Leverage Ratio, (ii) Consolidated Assets or (iii) any other test that is based on satisfying a financial ratio or metric, shall be made on a Pro Forma Basis.  With respect to the above Pro Forma Basis calculations, in the event that a relevant entity or property which is being acquired or disposed reports its financial results on a semi-annual basis, the Facilities Administrative Agent and the Borrower may utilize the two most recent semi-annual financial results for purposes of making such calculation and such above determination in a manner similar to the above that is mutually agreeable.

1.04                                                Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

1.05                                                Negative Covenant Compliance.  For purposes of determining whether the Borrower and its Restricted Subsidiaries comply with any exception to the negative covenants contained in Section 7.01, Section 7.02 and 7.03 where compliance with any such exception is based on a financial ratio or metric being satisfied, it is understood that (a) compliance shall be measured at the time when the relevant event is undertaken, as such financial ratios and metrics are intended to be “incurrence” tests and not “maintenance” tests and (b) correspondingly, any such ratio and metric shall only prohibit the Borrower and its Restricted Subsidiaries from creating, incurring, assuming, suffering to exist or making, as the case may be, any new Liens, Indebtedness or Investments, but shall not result in any previously permitted Liens, Indebtedness or Investments ceasing to be permitted hereunder.

1.06                                                Letters of Credit.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07                                                Limited Conditionality Acquisitions.  Notwithstanding anything to the contrary in this Agreement, solely for the purpose of (A) measuring the relevant financial ratios and basket availability with respect to the incurrence of any Indebtedness (including any Incremental Facility) or Liens or the making of any Investments or Dispositions or the designation of any Restricted Subsidiaries or Unrestricted Subsidiaries or (B) determining compliance with representations and warranties or the occurrence of any Default or Event of Default, in each case, in connection with a Limited Condition Acquisition, if Borrower has made an LCA Election with respect to such Limited Condition Acquisition, the date of determination of whether any such action is permitted hereunder shall be deemed to be the date on which the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving effect on a pro forma basis to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCA Test Date, Borrower could have taken such action on the relevant LCA Test Date in compliance with such financial ratio, basket, representation or warranty, such financial ratio, basket, representation or warranty shall be deemed to have been complied with.  For the avoidance of doubt, if Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Assets of the Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken.  If Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any financial ratio (except the financial covenant in Section 7.11) or basket availability with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of (x) the date on which such Limited Condition Acquisition is consummated or (y) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such financial ratio or basket availability shall be calculated  on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Acquisition has actually closed or the definitive agreement with respect thereto has been terminated or has expired.

1.08                                                Intermediate Holdings.  From time to time after the Closing Date, Holdings may form a new Subsidiary to become the direct parent company of the Borrower holding 100% of the Equity Interests in the Borrower; provided that contemporaneously with the formation of such new direct parent company of the Borrower (an “Intermediate Holdings”), such Person constitutes a Permitted HoldCo and (x) enters into a supplement to this Agreement duly executed and delivered on behalf of such Person, pursuant to which such Person becomes a party to this Agreement as “Holdings”, (y) guarantees (to the same extent as Holdings) Secured Obligations pursuant to the Guaranty, and (y) enters into a new Pledge Agreement pursuant to which such Person grants a Lien on 100% of the Equity Interests in the Borrower as security for the Secured Obligations.  Immediately after any Intermediate Holdings complying with the proviso in the foregoing sentence, the Guarantee incurred by the then existing Holdings of the Obligations shall automatically terminate and Holdings shall be released from its obligations under the Loan Documents, shall cease to be a Loan Party and any Liens created by any Loan Documents on any assets or Equity Interests owned by Holdings shall automatically be released (unless, in each case, the Borrower shall elect in its sole discretion that such release of Holdings shall not be effective), and thereafter Intermediate Holdings shall be deemed to be Holdings for all purposes of this Agreement and the other Loan Documents (until any additional Intermediate Holdings shall be formed in accordance with this Section 1.08).

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01                                                The Loans.

(a)                                 The Term Loan.   Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a loan (a “Term Loan”) to the Borrower in Dollars, on the Closing Date in an aggregate principal amount not to exceed such Term Lender’s Applicable Percentage of the Term Loan Facility.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.  Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein. Term Loan Commitments in effect on the Closing Date and not drawn on the Closing Date shall expire immediately after such date.

(b)                                 The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans in Dollars (each such loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Loan Outstanding shall not exceed the Revolving Facility and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Credit Commitment.  Within the limits of each Revolving Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b).  Revolving Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

2.02                                                Borrowings, Conversions and Continuations of the Loans.

(a)                                 Each Borrowing (other than a Swing Line Borrowing or any Revolving Credit Borrowing pursuant to Section 2.03(c)), each conversion of Term Loans or Revolving Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable written notice to the Appropriate Administrative Agent.  Each such notice must be received by the Appropriate Administrative Agent, not later than 11:00 a.m., New York City time, (i) three Business Days (or, if acceptable to the Term Administrative Agent, one Business Day in the case of the Term Loan Borrowing made on the Closing Date) prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or of any conversion of Eurocurrency Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three, or six months or, in the case of a Term Loan, to the extent available to all Lenders making such Eurocurrency Rate Loans, twelve months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Appropriate Administrative Agent, not later than 11:00 a.m., New York City time, four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans, whereupon the Appropriate Administrative Agent shall give prompt notice to the applicable Lenders of such request and if the Appropriate Administrative Agent does not receive any written notice from any applicable Lender stating that the proposed Interest Period is not acceptable to such Lender within two Business Days of the date of the Appropriate Agent’s notice of such request, the requested Interest Period shall be deemed acceptable to all of the applicable Lenders.  Not later than 11:00 a.m., New York City time, three Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans, the Appropriate Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the applicable requested Interest Period referenced in the above proviso has been consented to by all the applicable Lenders.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Appropriate Administrative Agent of a written Borrowing Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(b), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $250,000 in excess thereof.  Each Borrowing Notice (whether telephonic or written) shall specify (i) whether the requested Borrowing is to be a Revolving Loan Borrowing, a Term Loan Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans or Term Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Borrowing Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation of Eurocurrency Rate Loans, then the applicable Revolving Loans or Term Loans, as the case may be, shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Borrowing Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurocurrency Rate Loan.

(b)                                 Following receipt of a Borrowing Notice, the Appropriate Administrative Agent shall promptly notify each applicable Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans or Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Appropriate Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection.  In the case of a Term Loan Borrowing or a Revolving Credit Borrowing, each applicable Lender shall make the amount of its Loan available to the Appropriate Administrative Agent in immediately available funds at the Facilities Administrative Agent’s Office or the Term Administrative Agent’s Office, as applicable, not later than 1:00 p.m. on the Business Day specified in the applicable Borrowing Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Appropriate Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Appropriate Administrative Agent either by (i) crediting the account of the Borrower on the books of the Appropriate Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Appropriate Administrative Agent by the Borrower; provided, however, that if, on the date a Borrowing Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Advances or an L/C Borrowing outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any Unreimbursed Amounts in respect thereof, and second, shall be made available to the Borrower as provided above.

(c)                                  Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan.  During the existence of an Event of Default, no Loans of any Facility may be requested as, converted to or continued as Eurocurrency Rate Loans if the Required Facility Lenders or the Appropriate Administrative Agent so notify the Borrower.

(d)                                 As soon as practicable after 10:00 a.m., New York City time, on each Interest Rate Determination Date, Appropriate Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurocurrency Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.  At any time that Base Rate Loans are outstanding, the Appropriate Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than (i) twelve (12) Interest Periods in effect hereunder in respect of the Term Loans and (ii) six (6) Interest Periods in effect hereunder in respect of the Revolving Loans.

2.03                                                Letters of Credit.

(a)                                 The Letter of Credit Commitments.  (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or any Subsidiary, and to amend or extend Letters of Credit previously issued by it in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit, in each case, in an aggregate principal amount not to exceed at any time outstanding the lesser of (x) the L/C Sublimit at such time and (y) such L/C Issuer’s L/C Commitment at such time; and (B) the Revolving Lenders severally agree to participate in

Letters of Credit issued for the account of the Borrower or any Subsidiary and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Loan Outstandings shall not exceed the Revolving Facility, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment and (z) the aggregate Outstanding Amount of all L/C Obligations relating to Letters of Credit issued by the relevant L/C Issuer shall not exceed the L/C Commitment of such L/C Issuer at such time.  Each request by the Borrower or any Subsidiary for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)                                  No L/C Issuer shall issue any Letter of Credit if:

(A)                               subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B)                               the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either (x) all the Revolving Lenders have approved such expiry date or (y) the Borrower and the applicable L/C Issuer shall have entered into arrangements reasonably satisfactory to such L/C Issuer for the Cash Collateralization on the Letter of Credit Expiration Date in favor of such L/C Issuer of such Letter of Credit, it being understood and agreed by the parties hereto that from and after the Letter of Credit Expiration Date, the provisions of this Section 2.03 and all other provision under the Loan Documents with respect to Letters of Credit, including Section 2.03(c), shall not apply to any such Letter of Credit issued in reliance on this clause (y) and no Lender shall be entitled to any of the cash collateral provided to the applicable L/C Issuer in respect thereof.

(iii)                               No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)                               any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)                               the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer;

(C)                               except as otherwise agreed by the Facilities Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount of less than $250,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(D)                               such Letter of Credit is to be denominated in a currency other than Dollars;

(E)                                subject to Section 2.03(b)(iv), such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)                                 a default of any Revolving Lender’s obligations to fund under Section 2.03(c) exists or any Revolving Lender is at such time a Defaulting Lender hereunder with respect to which the L/C Issuer has Fronting Exposure, unless such L/C Issuer has entered into satisfactory arrangements with the Borrower or such Revolving Lender, including the delivery of cash collateral, to eliminate such L/C Issuer’s Fronting Exposure after giving effect to Section 2.18(c) with respect to such Revolving Lender.

(iv)                              No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would not have any obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v)                                 Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Facilities Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Facilities Administrative Agent” or “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuers.

(vi)                              All Existing Letters of Credit shall be deemed to have been issued pursuant hereto and shall be subject to and governed by the terms and conditions hereof.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)                                     Each Letter of Credit (other than any Existing Letter of Credit) shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Facilities Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by such L/C Issuer and the Facilities Administrative Agent not later than 11:00 a.m., New York City time, at least two Business Days (or such later date and time as the Facilities Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the applicable L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the applicable L/C Issuer may reasonably require.  Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Facilities Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the Facilities Administrative Agent may reasonably require.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Facilities Administrative Agent (by telephone or in writing) that the Facilities Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Facilities Administrative Agent with a copy thereof.  Unless such L/C Issuer has received written notice from any Revolving Lender, the Facilities Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)                               If the Borrower so requests in any applicable Letter of Credit Application, an L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the applicable L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to the applicable L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a)), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from the Facilities Administrative Agent or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the applicable L/C Issuer not to permit such extension.

(iv)                              If the Borrower so requests in any applicable Letter of Credit Application, an L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”).  Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to the applicable L/C Issuer to permit such reinstatement.  Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit.  Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the applicable L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the applicable L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline from the Facilities Administrative Agent or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the applicable L/C Issuer not to permit such reinstatement.

(v)                                 Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Facilities Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.

(i)                                     Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Facilities Administrative Agent thereof.  The Borrower shall reimburse such L/C Issuer through the Facilities Administrative Agent in an amount equal to the amount of such drawing by no later than one Business Day following delivery to the Borrower of notice of any payment by such L/C Issuer under a Letter of Credit, provided that such notice is delivered by 1:00 p.m., New York City time, on such date, or, if such notice is not delivered by such time, then on the immediately succeeding Business Day (each such date, an “Honor Date”).  If the Borrower fails to so reimburse such L/C Issuer by the time set forth in the preceding sentence, the applicable L/C Issuer shall promptly notify the Facilities Administrative Agent of the Honor Date and the amount of the unreimbursed drawing (the “Unreimbursed Amount”).  The Facilities Administrative Agent shall promptly notify each Revolving Lender thereof and of the amount of such Revolving Lender’s Applicable Percentage thereof.  Any notice given by such L/C Issuer or the Facilities Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Facilities Administrative Agent for the account of the applicable L/C Issuer at the Facilities Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m., New York City time, on the Business Day specified in such notice by the Facilities Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount.  The Facilities Administrative Agent shall remit the funds so received to such L/C Issuer.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at (A) the rate applicable to Base Rate Loans from the Honor Date to the date reimbursement is required pursuant to Section 2.03(c)(i) and (B) thereafter, the Default Rate.  Each Revolving Lender’s payment to the Facilities Administrative Agent for the account of any L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                              Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse any L/C Issuer for any amount drawn under any Letter of Credit issued by such L/C Issuer, interest in respect of such Revolving Lender’s Applicable Percentage of such amount shall be solely for the account of the applicable L/C Issuer.

(v)                                 Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse any L/C Issuer for amounts drawn under Letters of Credit issued by such L/C Issuer, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against any L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Borrowing Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Revolving Lender fails to make available to the Facilities Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Facilities Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of any L/C Issuer submitted to any Revolving Lender (through the Facilities Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.  (i)  At any time after any L/C Issuer has made a payment under any Letter of Credit issued by it and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Facilities Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Facilities Administrative Agent), the Facilities Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s L/C Advance was outstanding) in the same funds as those received by the Facilities Administrative Agent.

(ii)                                  If any payment received by the Facilities Administrative Agent for the account of any L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Lender shall pay to the Facilities Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Facilities Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Obligations Absolute.  The obligation of the Borrower to reimburse each L/C Issuer for each drawing under each Letter of Credit and to repay each Unreimbursed Amount shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any Lender, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit, except to the extent caused by such L/C Issuer’s gross negligence or willful misconduct;

(iv)                              any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, so long as such L/C Issuer shall have determined in the absence of gross negligence or willful misconduct, in good faith and in accordance with the standard of care specified in the Uniform Commercial Code of the State of New York, that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit;

(v)                                 any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(vi)                              any other action taken or omitted to be taken by such L/C Issuer under or in connection with any Letter of Credit or the related drafts or documents, whether or not similar to any of the foregoing, if done in the absence of gross negligence or willful misconduct, in good faith and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against any L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                   Role of L/C Issuer.  Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  No L/C Issuer, the Facilities Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders, the Required Revolving Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  Notwithstanding anything to the contrary herein the Borrower may have a claim against any L/C Issuer, and any L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary or transferee of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit (in each case, as such willful misconduct, gross negligence or willful failure is determined in a final, non-appealable judgment of a court of competent jurisdiction).  In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, except to the extent that any errors with respect to the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the L/C Issuer.

(g)                                  Cash Collateral.

(i)                                     Upon the request of the Facilities Administrative Agent or any L/C Issuer (a) if such L/C Issuer has honored any full or partial drawing request under any Letter of Credit issued by it and such drawing has resulted in an L/C Borrowing, or (b) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  Upon the drawing of any Letter of Credit for which funds are on deposit in the Cash Collateral Account, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the applicable L/C Issuer for the amount of such drawing in accordance with Section 2.14.

(ii)                                  Sections 2.05, 2.14 and 8.02(c) set forth certain additional requirements to deliver cash collateral hereunder.

(h)                                 Applicability of ISP and UCP.  Unless otherwise expressly agreed by any L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP at the time of issuance shall apply to each commercial Letter of Credit.

(i)                                     Letter of Credit Fees.  The Borrower shall pay to the Facilities Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage of the Revolving Facility a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Eurocurrency Rate Loans under the Revolving Facility times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  The Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)                                    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers.  The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum on the face amount drawn under each Letter of Credit issued by such L/C Issuer at the rate specified in Section 2.09(c) or such other rate as separately agreed in writing among the Borrower and such L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of each L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)                                 Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)                                     Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04                                                Swing Line Loans.

(a)                                 The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate principal amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Revolving Lender acting as Swing Line Lender, may exceed the amount of such Revolving Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Loan Outstanding shall not exceed the Aggregate Revolving Credit Commitments at such time, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender at such time, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Revolving Lender’s Revolving Credit Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Swing Line Loan.  Notwithstanding anything contained herein to the contrary, the Swing Line Lender shall be under no obligation to make a Swing Line Loan if, at such time, a Lender is in default of its obligations to fund under Section 2.04(c) or any Lender is a Defaulting Lender hereunder, unless the obligations of such Defaulting Lender have been fully reallocated to the non-Defaulting Lenders pursuant to Section 2.18(c) or the Swing Line Lender has entered into arrangements (such as through the posting of Cash Collateral) satisfactory to it with the Borrower or such Lender to eliminate the Swing Line Lender’s risk with respect to such Lender.

(b)                                 Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Facilities Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Facilities Administrative Agent not later than 1:00 p.m., New York City time, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $250,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Facilities Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Facilities Administrative Agent (by telephone or in writing) that the Facilities Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Facilities Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Facilities Administrative Agent (including at the request of any Revolving Lender) prior to 2:00 p.m., New York City time, on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m., New York City time, on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in Same Day Funds.

(c)                                  Refinancing of Swing Line Loans.

(i)                                     The Swing Line Lender at any time in its sole and absolute discretion may, and in any event on the fifth Business Day after such Swing Line Loan is made, shall request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Revolving Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Borrowing Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Borrowing Notice promptly after delivering such notice to the Facilities Administrative Agent.  Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Borrowing Notice available to the Facilities Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Facilities Administrative Agent’s Office not later than 1:00 p.m., New York City time, on the day specified in such Borrowing Notice, whereupon, subject to Section 2.04(c)(ii), each Swing Line Lender that so makes funds available shall be deemed to have made a Base Rate

Revolving Loan to the Borrower in such amount.  The Facilities Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)                                  If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Facilities Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)                               If any Revolving Lender fails to make available to the Facilities Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Facilities Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Facilities Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                              Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)                                 Repayment of Participations.  (i) At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(i)                                     If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Facilities Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate.  The Facilities Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Revolving Lender funds its Base Rate Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)                                   Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05                                                Prepayments and Commitment Reductions.

(a)                                 Voluntary Prepayments.

(i)                                     The Borrower may, upon notice to the Appropriate Administrative Agent at any time or from time to time voluntarily prepay Revolving Loans or Term Loans, as the case may be, in each case, of any Facility, in whole or in part, subject to Section 2.05(i), without premium or penalty; provided that (i) such notice must be received by the Appropriate Administrative Agent not later than 11:00 a.m., New York City time (or such other later date and time which is acceptable to the Appropriate Administrative Agent), (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans, and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $250,000 in excess thereof or, in each case, the entire amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Facility(ies) and Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Appropriate Administrative Agent will promptly notify each Revolving Lender and Term Lender, as applicable, of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the applicable Facility).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that any such notice may be contingent upon the consummation of a refinancing or other transactions and such notice may otherwise be extended or revoked by the Borrower by notice to the Appropriate Administrative Agent prior to the specified effective date if such condition is not satisfied, in each case, with the requirements of Section 3.05 to apply to any failure of the contingency to occur and any such extension or revocation.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to

Section 3.05.  Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied at the Borrower’s direction to the scheduled installment payments thereof or the amount due at final maturity, and each prepayment of Loans shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(ii)                                  The Borrower may, upon notice to the Swing Line Lender (with a copy to the Facilities Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Facilities Administrative Agent not later than 1:00 p.m., New York City time (or such other later time which is acceptable to the Swing Line Lender and the Facilities Administrative Agent), on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $250,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that a notice of prepayment delivered by the Borrower may state that such notice is contingent upon the consummation of a refinancing or other transactions and such notice may otherwise be extended or revoked by the Borrower by notice to the Facilities Administrative Agent prior to the specified effective date if such condition is not satisfied, in each case, with the requirements of Section 3.05 to apply to any failure of the contingency to occur and any such extension or revocation.

(b)                                 Mandatory Revolver Payment.

(i)                                     If the Facilities Administrative Agent notifies the Borrower at any time that the Total Revolving Loan Outstanding at such time exceeds the Aggregate Revolving Credit Commitments then in effect (including as a result of any reduction of the Aggregate Revolving Credit Commitments pursuant to Section 2.06), then, within two Business Days after receipt of such notice, the Borrower shall prepay Loans and/or the Borrower shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed the Aggregate Revolving Credit Commitments then in effect (with any Cash Collateral in an amount equal to the applicable Minimum Collateral Amount); provided, however, that, subject to the provisions of Section 2.03(g)(ii), the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless after the prepayment in full of the Loans the Total Revolving Loan Outstanding exceeds the Aggregate Revolving Credit Commitments then in effect.

(ii)                                  Prepayments of the Revolving Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Loans, and, third, but only in the case of prepayments under clause (i) above, shall be used to Cash Collateralize the remaining L/C Obligations; and, in the case of prepayments of the Revolving Facility required pursuant to clause (i) or this clause (ii) of this Section 2.05(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Revolving Loans outstanding at such time and, in the case of clause (i) above, the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrower for use in the ordinary course of its business.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held in the Cash Collateral Account shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Lenders, as applicable.

(c)                                  [Reserved].

(d)                                 [Reserved].

(e)                                  Asset Sales.  No later than ten Business Days following the consummation of any Asset Sale by the Borrower or a Restricted Subsidiary pursuant to Sections 7.05(c), 7.05(k) and 7.05(q) that results in the amount of Net Proceeds (as of the date of such receipt) exceeding $20,000,000 in an aggregate amount of all Net Proceeds received since the Closing Date (such excess amount, the “Excess Proceeds”), the Borrower shall make (or cause to be made) a prepayment of the Loans as specified in Section 2.05(e)(iii) below in an amount equal to the lesser of (x) 100% of such Excess Proceeds and (y) the aggregate principal amount of the Loans then outstanding (the “Asset Sale Sweep Provision”), if any, in each case subject to the following:

(i)                                     If prior to the date of any such required prepayment, the Borrower notifies the Administrative Agents in writing of the Borrower’s intention to use the Excess Proceeds of any Asset Sale to make Capital Expenditures or reinvest in assets that are, in the reasonable business judgment of the Borrower, useful in the business of the Borrower or some or all of its Restricted Subsidiaries (including by way of any Permitted Acquisition), then the Borrower shall not be required to make a prepayment to the extent (x) the Excess Proceeds are so used or reinvested within 365 days following receipt thereof by the Borrower and/or any Restricted Subsidiary, or (y) if the Borrower and/or any Restricted Subsidiary, as applicable, has committed in writing to so use or reinvest such Excess Proceeds during such 365-day period, such Excess Proceeds are so used or reinvested within 180 days after the expiration of such 365-day period; provided that, to the extent such Excess Proceeds have not been so used or reinvested prior to the expiration of the applicable period, the Borrower shall promptly prepay the outstanding Term Loans after the expiration of such period in an amount equal to the amount required by the Asset Sale Sweep Provision where, subject to Section 2.05(e)(iv), the amount of Excess Proceeds for such purposes shall be the amount of Excess Proceeds not reinvested as set forth above; provided that if such Asset Sale is with respect to assets that constitute Collateral, the assets in which the portion of Excess Proceeds derived from such Collateral is reinvested as set forth above will constitute Collateral or such capital expenditures made with such portion of the Excess Proceeds will be made with respect to assets that constitute (or will constitute) Collateral or in a Guarantor engaged in a Similar Business, as applicable.

(ii)                                  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(iii)                               The amount of repayments required to be made pursuant to this Section 2.05(e) shall be reduced by an amount equal to the sum of the amount of any voluntary repayments of the Term Loans made with such Net Proceeds from the relevant Asset Sale.

(f)                                   Issuance of Debt.  On the first Business Day following receipt by Borrower or any of its Restricted Subsidiaries of any cash proceeds from the incurrence of any Indebtedness of Borrower or any of its Restricted Subsidiaries (other than with respect to Indebtedness permitted to be incurred pursuant to Section 7.03 but including Permitted Refinancing Indebtedness in respect of the Term Loans), Borrower shall prepay the Loans in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(g)                                  Excess Cash Flow.  In the event that there shall be Excess Cash Flow for any fiscal year (commencing with the fiscal year ending December 31, 2017 but solely for the portion of such fiscal year occurring after the Closing Date), Borrower shall, no later than 95 days after the end of such fiscal year, prepay the Loans in an aggregate amount equal to (i) 75% of such Excess Cash Flow minus (ii) voluntary repayments of the Loans made with Internally Generated Cash (excluding, for the avoidance of doubt, (x) repurchases of Term Loans pursuant to Sections 2.19 and 2.20 and (y) repayments of Loans made with the cash proceeds of any Permitted Refinancing Indebtedness); provided, that if, as of the last day of the most recently ended fiscal year (commencing with the payment due 95 days after December 31, 2018), the Secured Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 6.02(a) calculating the Secured Leverage Ratio as of the last day of such fiscal year) shall be (1) less than or equal to 4.00:1.00 and greater than 3.00:1.00, Borrower shall only be required to make the prepayments otherwise required hereby in an amount equal to (i) 50% of such Excess Cash Flow minus (ii) voluntary repayments of the Loans made with Internally Generated Cash (excluding, for the avoidance of doubt, (x) repurchases of Term Loans pursuant to Sections 2.19 and 2.20 and (y) repayments of Loans made with the cash proceeds of any Permitted Refinancing Indebtedness); (2) less than or equal to 3.00:1.00 and greater than 1.75:1.00, Borrower shall only be required to make the prepayments otherwise required hereby in an amount equal to (i) 25% of such Excess Cash Flow minus (ii) voluntary repayments of the Loans made with Internally Generated Cash (excluding, for the avoidance of doubt, repurchases of Term Loans pursuant to Sections 2.19 and 2.20); and (3) less than or equal to 1.75:1.00, Borrower shall not be required to make the prepayments otherwise required hereby.

(h)                                 Insurance/Condemnation Proceeds.  No later than ten Business Days following the date of receipt by the Borrower or any of its Restricted Subsidiaries, or any Administrative Agent or the Collateral Trustee as loss payee, of any Net Insurance/Condemnation Proceeds (except with respect to Net Insurance/Condemnation Proceeds received in connection with the Deer Run Mine), Borrower shall prepay the Loans in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, that, in the case of insurance proceeds constituting Net Insurance/Condemnation Proceeds which are secured by Liens on such proceeds (or assets or property that gave rise to such proceeds) arising in connection with the Longwall Financing Arrangements (the “Longwall Financing Net Insurance/Condemnation Proceeds”), such Longwall Financing Net Insurance/Condemnation Proceeds shall not be required to be so applied to the extent that (i) the Borrower shall have delivered a certificate to the Administrative Agents on or prior to such date stating that an amount equal to such Longwall Financing Net

Insurance/Condemnation Proceeds is expected to be used to (1) repair, replace or restore any property in respect of which such Longwall Financing Net Insurance/Condemnation Proceeds were paid or, (2) repay the Longwall Financing Arrangements, or, in lieu of repayment, reinvest such proceeds in assets or property that, upon consummation of such reinvestment, shall be secured by Liens in favor of the secured parties to the Longwall Financing Arrangements, in either case, to the extent such repayment (or reinvestment in lieu of repayment) is required under the Longwall Financing Arrangements as in effect on the Closing Date (it being understood that the Longwall Financing Net Insurance/Condemnation Proceeds that are not used in accordance with the above clause (1) or (2) shall otherwise constitute Net Insurance/Condemnation Proceeds subject to the required prepayment pursuant to this Section 2.05(h)); provided, further, that if prior to the date of any required prepayment pursuant to this Section 2.05(h), the Borrower notifies the Administrative Agents in writing of the Borrower’s and/or its Restricted Subsidiary’s intention to use the Net Insurance/Condemnation Proceeds to make Capital Expenditures or reinvest in assets that are, in the reasonable business judgment of the Borrower, useful in the business of the Borrower or some or all of its Restricted Subsidiaries (including by way of any Permitted Acquisition) (or used to replace damaged or destroyed assets), then the Borrower shall not be required to make a prepayment to the extent (x) the Net Insurance/Condemnation Proceeds are so used or reinvested within 365 days following receipt thereof by the Borrower and/or such Restricted Subsidiary, or (y) if the Borrower and/or such Restricted Subsidiary, as applicable, has committed in writing to so use or reinvest such Net Insurance/Condemnation Proceeds during such 365-day period, such Net Insurance/Condemnation Proceeds are so used or reinvested within 180 days after the expiration of such 365-day period; provided, further, that, to the extent such Net Insurance/Condemnation Proceeds have not been so used or reinvested prior to the expiration of the applicable period, the Borrower shall promptly prepay the outstanding Loans after the expiration of such period in an amount equal to such Net Insurance/Condemnation Proceeds less any amount so used or reinvested; provided, further, that if such Net Insurance/Condemnation Proceeds are in respect of assets that constitute Collateral, the assets in which the portion of such Net Insurance/Condemnation Proceeds derived from such Collateral is reinvested as set forth above will constitute Collateral or such capital expenditures made with such portion of the Net Insurance/Condemnation Proceeds will be made with respect to assets that constitute (or will constitute) Collateral or in a Guarantor engaged in a Similar Business, as applicable.

(i)                                     Call Protection.  In the event that all or any portion of the Term Loans are (x) repaid, prepaid, refinanced or replaced or (y) repriced or effectively refinanced through any waiver, consent or amendment (including, without limitation, through a Refinancing Term Loan Facility) (in the case of clause (x) and clause (y), in connection with any waiver, consent or amendment to the Term Loans the primary purpose of which is the lowering of the effective interest cost or the Weighted Average Yield of the Term Loans or the incurrence of debt financing having an effective interest cost or Weighted Average Yield that is less than the effective interest cost or Weighted Average Yield of the Term Loans (or portion thereof) so repaid, prepaid, refinanced, replaced or repriced (in each case other than in connection with a change of control) (a “Repricing Transaction”)) occurring on or prior to the first anniversary of the Closing Date, such repayment, prepayment, refinancing, replacement or repricing will be made at 101.0% of the principal amount so repaid, prepaid, refinanced, replaced or repriced.  If all or any portion of the Term Loans held by any Lender is repaid, prepaid, refinanced or replaced pursuant to a “yank-a-bank” or similar provision in the Loan Documents as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (y) above (or otherwise in connection with a Repricing Transaction), such repayment, prepayment, refinancing or replacement will be made at 101.0% of the principal amount so repaid, prepaid, refinanced or replaced.

(j)                                    Repatriation.  Notwithstanding the foregoing, if the Borrower reasonably determines in good faith that any amounts attributable to Foreign Subsidiaries that are required to be prepaid pursuant to Sections 2.05(e) and 2.05(h) would result in material adverse tax consequences or violate any applicable local law in respect of upstreaming proceeds (including financial assistance and corporate benefit restrictions and statutory duties of the relevant directors), in each case as set forth in a certificate delivered by a Responsible Officer of the Borrower to the Administrative Agents, then such Borrower and its Restricted Subsidiaries shall not be required to prepay such amounts as required under Sections 2.05(e) and 2.05(h) the repatriation of which would result in such tax consequence or violation until such material tax consequences or local law violation no longer exist; provided that, for a period of one year following the date on which such payment was originally required, the Borrower and its Restricted Subsidiaries shall take commercially reasonable actions to permit repatriation of the proceeds subject to such prepayments in order to effect such prepayments without violating local law or incurring such material adverse tax consequences.

(k)                                 Application of Mandatory Prepayments.  Each prepayment of the outstanding Loans pursuant to this Section 2.05 shall be applied (i) first, to the scheduled installment repayments thereof and the final repayment due on the Term Loan Maturity Date in direct order of maturity thereof and shall be paid to the Term Lenders pro rata in accordance with their respective Applicable Percentages of the Term Loan Facility and (ii) second, following the repayment of all Term Loans (written notice of which shall be provided to the Facilities Administrative Agent by the Term Administrative Agent) and except in the case of a prepayment contemplated by Section 2.05(g), to repay Revolving Loans (without a permanent reduction in the Revolving Credit Commitments) and shall be paid to the Revolving Lenders pro rata in accordance with their respective Applicable Percentages of the Revolving Facility.

(l)                                     Additional Limitations.  Notwithstanding anything to the contrary herein, the Borrower may apply amounts otherwise required to make prepayments pursuant to Sections 2.05(e), (g) and (h) to repay a ratable portion of Indebtedness permitted to be incurred pursuant to Section 7.03 and secured by liens on a pari passu basis pursuant to Section 7.01 (including, for the avoidance of doubt, Incremental Debt, Refinancing Facilities, Ratio Debt and Permitted Refinancing Indebtedness of the foregoing to the extent secured by liens on a pari passu basis) in respect of which a prepayment (or offer of prepayment) is required to be made with respect to such pari passu Indebtedness with such Excess Proceeds, Net Insurance/Condemnation Proceeds or Excess Cash Flow (determined on the basis of the aggregate outstanding principal amount of the Terms Loans and such other Indebtedness outstanding at such time).

(m)                             Waivable Mandatory Prepayment.  Anything contained herein to the contrary notwithstanding, in the event the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) not less than five Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower is required to make such Waivable

Mandatory Prepayment, the Borrower shall notify the Term Administrative Agent of the amount of such prepayment, and the Term Administrative Agent will promptly thereafter notify each Term Lender of the amount of such Lender’s Applicable Percentage of such Waivable Mandatory Prepayment and such applicable Lender’s option to refuse such amount.  Each such Lender may exercise such option by giving written notice to the Borrower and the Term Administrative Agent of its election to do so on or before the third Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Borrower and the Term Administrative Agent of its election to exercise such option on or before the third Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option).  On the Required Prepayment Date, (i) the Borrower shall pay to the Term Administrative Agent an amount equal to that portion of the Waivable Mandatory Prepayment that is payable to those Lenders that have elected not to exercise such option, to prepay the Term Loans of such Lenders (which prepayment shall be applied in accordance with the terms of this Section 2.05), and (ii) the portion of the Waivable Mandatory Prepayment otherwise payable to Lenders that have elected to exercise such option (“Declined Proceeds”) may be retained by the Borrower to be used for any purpose not prohibited hereunder.

2.06                                                Termination or Reduction of Revolving Credit Commitments.

(a)                                 Termination/Reduction.  The Borrower may, upon notice to the Facilities Administrative Agent, terminate the Aggregate Revolving Credit Commitments or the Swing Line Sublimit, or from time to time permanently reduce the Aggregate Revolving Credit Commitments or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Facilities Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction with respect to the Revolving Credit Commitments shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Loan Outstanding would exceed the Aggregate Revolving Credit Commitments, provided that a notice of termination of the Aggregate Revolving Credit Commitments delivered by the Borrower may state that such notice is contingent upon the consummation of a refinancing or other transactions and such notice may otherwise be extended or revoked, in each case, with the requirements of Section 3.05 to apply to any failure of the contingency to occur and any such extension or revocation.  The Facilities Administrative Agent will promptly notify the Revolving Lenders of any such notice of termination or reduction of the Aggregate Revolving Credit Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Credit Commitments, the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Credit Commitments, such Swing Line Sublimit shall be automatically reduced by the amount of such excess.

(b)                                 Application of Commitment Reductions; Payment of Fees.  The Facilities Administrative Agent will promptly notify the Revolving Lenders of any termination or reduction of the Swing Line Sublimit or the Revolving Credit Commitments under this Section 2.06.  Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Lender shall be reduced by such Lender’s Applicable Percentage (in respect of the Revolving Facility) of such reduction amount.  On the effective date of any termination of the Revolving Facility, Borrower shall pay all fees in respect of the Revolving Facility accrued until the effective date of such termination.

2.07                                                Repayment of Loans.

(a)                                 Term Loans.  The Borrower shall repay to the Lenders on each date set forth below (or, if any such date is not a Business Day, the immediately preceding Business Day) the principal amount of Term Loans set forth opposite such date below:

Date	Amount
June 30, 2017	$2,062,500
September 30, 2017	$2,062,500
December 31, 2017	$2,062,500
March 31, 2018	$2,062,500
June 30, 2018	$2,062,500
September 30, 2018	$2,062,500
December 31, 2018	$2,062,500
March 31, 2019	$2,062,500
June 30, 2019	$2,062,500
September 30, 2019	$2,062,500
December 31, 2019	$2,062,500
March 31, 2020	$2,062,500
June 30, 2020	$2,062,500
September 30, 2020	$2,062,500
December 31, 2020	$2,062,500
March 31, 2021	$2,062,500
June 30, 2021	$2,062,500
September 30, 2021	$2,062,500
December 31, 2021	$2,062,500
Term Loan Maturity Date	Remainder

provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Term Loan Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

(b)                                 Revolving Loans.  The Borrower shall repay to the Facilities Administrative Agent for the ratable account of the applicable Revolving Lenders on the Revolving Loan

Maturity Date (or, if sooner, the date on which such principal becomes due and payable pursuant to Section 8.02) the aggregate principal amount of all Revolving Loans outstanding on such date.

(c)                                  Swing Line Loans.  The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Revolving Loan Maturity Date.

2.08                                                Interest.

(a)                                 Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)                                 If any amount of principal or interest of any Loan (or any other Obligations) is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                                                Fees.  In addition to certain fees described in Sections 2.03(i) and (j):

(a)                                 Fee Letter/Engagement Letter.  The Borrower shall pay to the Arrangers and the Agents for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Administrative Agency Fee Letter and the Engagement Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b)                                 Commitment Fee.  The Borrower shall pay to the Facilities Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage in respect of the Revolving Facility, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Revolving Credit Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans (excluding any Outstanding Amount of Swing Line Loans) and (ii) the Outstanding Amount of L/C Obligations, determined as of the last day of the immediately preceding fiscal quarter.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Loan Maturity Date (or, if sooner, the date on which the Obligations become due and payable pursuant to Section 8.02).

(c)                                  L/C Fronting Fee.  The Borrower shall pay to each L/C Issuer a Letter of Credit fronting fee equal to 0.125% per annum of the amount available to be drawn under each outstanding Letter of Credit issued by each such L/C Issuer, payable to such L/C Issuer for its own account, quarterly in arrears, commencing on the Closing Date.

(d)                                 Closing Fee.  Borrower agrees to pay on the Closing Date to each Term Lender party to this Agreement as a Lender on the Closing Date, as fee compensation for the funding of (i) such Lender’s Term Loan, a closing fee in an amount equal to 1.50% of the stated principal amount of such Lender’s Term Loan, payable to such Lender from the proceeds of its Term Loan as and when funded on the Closing Date.  Such closing fees will be in all respects fully earned, due and payable upon the funding of the Term Loans on the Closing Date and non-refundable and non-creditable thereafter.

2.10                                                Computation of Interest and Fees; Retroactive Adjustment of Applicable Rate.

(a)                                 All computations of interest for Base Rate Loans, where the rate of interest is calculated on the basis of the Prime Rate and of the Letter of Credit fronting fee payable pursuant to Section 2.09(c), shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by an Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)                                 If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the First Lien Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the First Lien Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Facilities Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Facilities Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by any Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the any Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII.  The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Revolving Credit Commitments and the repayment of all other Obligations hereunder.

2.11                                                Evidence of Debt.

(a)                                 The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Appropriate Administrative Agent in the ordinary course of business.  The accounts or records maintained by each Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Appropriate Administrative Agent in respect of such matters, the accounts and records of the Appropriate Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender to the Borrower made through the Appropriate Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Appropriate Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Borrower in addition to such accounts or records.  Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in Section 2.11(a), each Revolving Lender and the Facilities Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Facilities Administrative Agent and the accounts and records of any Revolving Lender in respect of such matters, the accounts and records of the Facilities Administrative Agent shall control in the absence of manifest error.

2.12                                                Payments Generally; Administrative Agents’ Clawback.

(a)                                 General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Appropriate Administrative Agent for the account of the respective Revolving Lenders or Term Lenders, as applicable, to which such payment is owed, at the Facilities Administrative Agent’s Office or the Term Administrative Agent’s Office, as applicable, in Dollars and in Same Day Funds not later than 2:00 p.m., New York City time, on the date specified herein.  The Appropriate Administrative Agent will promptly distribute to each applicable Lender its Applicable Percentage of such payment in like funds as received by wire transfer to such applicable Lender’s Lending Office.  All payments received by the Facilities Administrative Agent or the Term Administrative Agent, as the case may be, after 2:00 p.m., New York City time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (i)                                     Funding by Lenders; Presumption by Administrative Agents.  Unless the Appropriate Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon., New York City time, on the date of such Borrowing) that such Lender will not make available to the Appropriate Administrative Agent such Lender’s share of such Borrowing, the Appropriate Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if an applicable Lender has not in fact made its share of the applicable Borrowing available to the Appropriate Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Appropriate Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Appropriate Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate plus any administrative, processing or similar fees customarily charged by the Appropriate Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans of the Facility and Type comprising such Borrowing.  If the Borrower and such Lender shall pay such interest to the Appropriate Administrative Agent for the same or an overlapping period, the Appropriate Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Appropriate Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan or Term Loan, as the case may be, included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Appropriate Administrative Agent.

(ii)                                  Payments by Borrower; Presumptions by Administrative Agents.  Unless the Appropriate Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Appropriate Administrative Agent for the account of the applicable Lenders or any L/C Issuer hereunder that the Borrower will not make such payment, the Appropriate Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or such L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders and each such L/C Issuer, as the case may be, severally agrees to repay to the Appropriate Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Appropriate Administrative Agent at the Overnight Rate.

A notice of the Appropriate Administrative Agent to any applicable Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Facilities Administrative Agent or the Term Administrative Agent, as the case may be, funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Appropriate Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Appropriate Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Revolving Loans or Term Loans, or any combination of the foregoing, as the case may be, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Revolving Loan or Term Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan or Term Loan, to fund its participation or to make its payment under Section 10.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13                                                Pro Rata; Sharing of Payments by Lenders.  Except as otherwise expressly provided in this Agreement, each payment (including each prepayment) by the Borrower on account of principal of and interest on any Term Loans or Revolving Loans shall be allocated by the Appropriate Administrative Agent pro rata according to the respective outstanding principal amounts of such Loans then held by the respective Lenders.  If any Revolving Lender or Term Lender, as the case may be, shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (a) notify the Appropriate Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Term Loans and/or Revolving Loans, as applicable, and subparticipations in L/C Obligations and Swing Line Loans, as applicable, of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that:

(a)                                 if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)                                 the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or Term Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply), (iii) any payments pursuant to the Administrative Agency Fee Letter or the Engagement Letter, or (iv) any payments made pursuant to Article III or Section 10.13.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14                                                Cash Collateral.

(a)                                 Certain Credit Support Events.  At any time that there shall exist a Defaulting Lender, immediately upon the request of the Facilities Administrative Agent, such L/C Issuer or Swing Line Lender, the Borrower shall deliver to the Facilities Administrative Agent, cash collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.18(c) and any cash collateral provided by the Defaulting Lender).

(b)                                 Cash Collateralization.  For purposes of Section 2.03, Section 2.05, this Section 2.14 and Section 8.02(c), “Cash Collateralize” means to pledge to the Facilities Administrative Agent and deposit in the Cash Collateral Account, for the benefit of the L/C Issuers and the Lenders (including the Swing Line Lender), as collateral for the L/C Obligations and Swing Line Obligations, or obligations of Revolving Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances in an amount not less than the applicable Minimum Collateral Amount pursuant to documentation in form and substance reasonably satisfactory to the Facilities Administrative Agent, the L/C Issuers and the Swing Line Lenders (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  Each of the Borrower and each Subsidiary that is a Guarantor hereby grants to the Facilities Administrative Agent, for the benefit of the L/C Issuers and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash collateral shall be maintained in the Cash Collateral Account.  If at any time the Facilities Administrative Agent determines that any funds held in the Cash Collateral Account are subject to any right or claim of any Person other than the Facilities Administrative Agent or that the total amount of such funds is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower will, forthwith upon demand by the Facilities Administrative Agent, pay to the Facilities Administrative Agent, as additional funds to be deposited in the Cash Collateral Account, an amount sufficient to eliminate such deficiency, then held in the Cash Collateral Account that the Collateral Trustee or the Facilities Administrative Agent determines to be free and clear of any such right and claim.

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under any of this Section 2.14 or Sections 2.03(g), 2.05, 2.18 or 8.02(c) in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to cash collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the cash collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)                                 Release.  Cash collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)) or (ii) the Facilities Administrative Agent’s good faith determination that there exists excess cash collateral; provided, however, (x) that cash collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 8.04), and (y) the Person providing cash collateral and the applicable L/C Issuer or applicable Swing Line Lender, as applicable, may agree that cash collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15                                                Incremental Debt.

(a)                                 Request for Incremental Facility.  From time to time, upon notice (an “Incremental Facility Request”) to and acknowledgment (not to be unreasonably withheld or delayed) of the Appropriate Administrative Agent (who shall promptly notify the existing Revolving Lenders or the Term Lenders, as applicable), the Borrower may, without the consent of any Lender, request (i) to add one or more new incremental term loan facilities (each an “Incremental Term Loan Facility” and the term loans thereunder, “Incremental Term Loans”) or (ii) one or more increases in the total amount of the Revolving Credit Commitments under the Revolving Facility (the “Additional Revolving Facility Commitments” and together with any Incremental Term Loan Facility, collectively, the “Incremental Facilities” and each an “Incremental Facility”); provided that such Additional Revolving Facility Commitments shall be on the same terms as the existing Revolving Credit Commitments and in all respects shall become part of the Revolving Facility hereunder.  Notwithstanding anything to the contrary herein, (i) the aggregate principal amount of the Additional Revolving Facility Commitments being requested and/or (ii) the aggregate principal amount of the Incremental Term Loan Facilities being requested shall not exceed the Incremental Debt Cap available at the time such Additional Revolving Facility Commitments and/or commitments in respect of such Incremental Term Loan Facilities are established (which shall be deemed established, at the option of the Borrower either (i) at the time any commitment relating thereto is entered into (including by means of a commitment letter entered into by the anticipated arrangers thereof) or (ii) at the time of incurrence of the loans thereunder); provided that (i) any such request for an Additional Revolving Facility Commitment shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof; provided that such amount may be less than $5,000,000 if such amount represents the entire amount that remains available for request under this Section 2.15, (ii) any such request for an Incremental Term Loan Facility shall be in a minimum amount equal to the lesser of (x) $10,000,000 and (y) the entire amount that remains available for request under this Section 2.15 and (iii) the Borrower may make a maximum of five such requests.

(b)                                 Incremental Facility Request.  Each Incremental Facility Request from the Borrower shall set forth (i) the requested principal amount of the Incremental Facility, (ii) if an Incremental Term Loan Facility is being requested, the proposed terms of the Incremental Term Loan Facility (including its interest rate, amortization and any prepayment premiums) and (iii) whether Additional Revolving Facility Commitments or an Incremental Term Loan Facility is being requested.  An Incremental Facility may be provided by (A) an existing Lender (but no Lender shall be obligated to provide a commitment in respect of an Incremental Facility, nor shall the Borrower have any obligation to approach any existing Lenders to provide a commitment in respect of an Incremental Facility) or (B) any other Incremental Lender so long as any such Person is approved by the Appropriate Administrative Agent and any other Person (which approvals shall not be unreasonably withheld), each to the extent that the Appropriate Administrative Agent and such Person (which approvals shall not be unreasonably withheld) would have consent rights pursuant to Section 10.06(b) if such Incremental Lender was becoming a Revolving Lender or Term Lender, as applicable.  Subject to any such consents being received and if not already a party hereto, any such Incremental Lender may become a party to this Agreement by entering into a joinder agreement in form and substance reasonably satisfactory to the Appropriate Administrative Agent.

(c)                                  Closing Date and Allocations.  In connection with any Incremental Facility, the Borrower in consultation with the Appropriate Administrative Agent shall determine the effective date (the “Incremental Facility Effective Date”).  The Appropriate Administrative Agent shall promptly notify the applicable Lenders of the principal amount of the Incremental Facility and the Incremental Facility Effective Date.

(d)                                 Conditions to Effectiveness of Incremental Facility.  The effectiveness of each Incremental Facility shall be subject to the following conditions:

(i)                                     as of the Incremental Facility Effective Date, (A) the representations and warranties contained in Article V (or, in the case of any Incremental Facility being requested in connection with a Permitted Acquisition, the Specified Representations and Acquisition Agreement Representations in the Acquisition Agreement for such Permitted Acquisition) are true and correct in all material respects on and as of the Incremental Facility Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (ii) (A) if such Incremental Facility is being requested in connection with a Permitted Acquisition, no Event of Default under Sections 8.01(a), (f), or (g) has occurred or is continuing or would immediately result therefrom, unless such conditions would not be permitted by applicable Law, in which case the satisfaction of such conditions shall not be required, and (B) otherwise, no Default or Event of Default has occurred or is continuing or would immediately result therefrom;

(ii)                                  such Incremental Facility shall have the same guarantees as, and be secured on a pari passu basis with, the Secured Obligations; provided that, in the case of any Incremental Term Loan Facility, if agreed by the Borrower and the relevant Incremental Lenders, the Incremental Term Loan Facility may be subject to lesser guarantees or be unsecured or less secured, or the Liens securing the Incremental Term Loan Facility may rank junior to the Liens securing the Revolving Facility and Term Loan Facility;

(iii)                               in the event such Incremental Facility is an Incremental Term Loan Facility, such Incremental Term Loan Facility shall (A) have a final maturity no earlier than the Term Loan Maturity Date, (B) have a weighted average life no shorter than that of the Term Loan Facility and any other Incremental Term Loan Facilities outstanding and (C) not have any terms which require it to be voluntarily or mandatorily prepaid prior to the repayment in full of the Term Loans (including any other Incremental Term Loan Facilities), unless accompanied by at least a ratable payment of the Term Loans;

(iv)                              to the extent requested by the Appropriate Administrative Agent, within 90 days (as such period may be extended in the reasonable discretion of the Appropriate Administrative Agent) after the Incremental Facility Effective Date, the Borrower shall deliver to the Appropriate Administrative Agent and the Collateral Trustee amendments to each of the Mortgages in effect prior to the Incremental Facility Effective Date, in form and substance reasonably acceptable to Appropriate Administrative Agent; and

(v)                                 in the event such Incremental Facility is an Incremental Term Loan Facility, to the extent such terms and documentation for the Incremental Term Loan Facility are not substantially consistent with the applicable Loan Documents, they shall be reasonably satisfactory to the Term Administrative Agent, unless such terms (A) are more favorable to the Borrower, taken as a whole, than the Loan Documents in respect of the Term Loan Facility (or the Lenders under the Term Loan Facility receive the benefit of the more restrictive terms, which, for avoidance of doubt, may be provided to them without their consent), in each case, as certified by a Responsible Officer of the Borrower in good faith, (B) concern pricing (including interest rates, rate floors, fees, OID or other fees), the amortization schedule, commitment reductions, prepayments and any prepayment premiums applicable to such Incremental Facility or (C) apply after the applicable Term Loan Maturity Date (it being understood to the extent that any financial maintenance covenant is added for the benefit of any such Incremental Term Loan Facility, no consent shall be required from the Term Administrative Agent to the extent that such financial maintenance covenant is also added for the benefit of the existing Term Loan Facility and any existing Incremental Facility existing at the time such subsequent Incremental Term Loan Facility is incurred).

(e)                                  Most Favored Nations.  If any Incremental Facility that is an Incremental Term Loan Facility is incurred after the Closing Date, in the event that the Weighted Average Yield for any Incremental Term Loan Facility exceeds the Weighted Average Yield for the Term Loan Facility by more than 50 basis points (the “Excess”), then the interest rate margins for the Term Loan shall be increased to the extent necessary to eliminate such Excess; provided that, in determining the Weighted Average Yield applicable to the Incremental Facility and the Term Loan Facility, (i) customary arrangement, structuring, commitment or similar fees payable to the Arrangers or any bookrunner (or their respective affiliates) in connection with the Term Loan or to one or more arrangers or bookrunners or similar roles (or their respective affiliates) of any Incremental Facility shall be excluded, (ii) OID and upfront fees paid to the lenders thereunder shall be included (with OID being equated to interest based on an assumed four-year life to maturity or, if shorter, the actual weighted average life to maturity) and (iii) if the Incremental Term Loan Facility includes an interest rate floor greater than the applicable interest rate floor under the existing Term Loan Facility, such differential between interest rate floors shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the interest rate margin under the existing Term Loan Facility shall be required, but only to the extent an increase in the interest rate floor in the existing Term Loan Facility would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to the existing Term Loan Facility may be increased to the extent necessary in respect of such differential between interest rate floors; provided that each basis point increase to the interest rate floor of the Term Loans shall count as one basis point of increase in the interest rate margin to the Term Loans for purposes of eliminating the Excess.

(f)                                   Amendment.  With the consent of the Lenders providing an Incremental Facility, the Borrower and the Appropriate Administrative Agent (and without the consent of the other Lenders), this Agreement shall be amended in a writing (which may be executed and delivered by the Borrower and the Appropriate Administrative Agent) to reflect any changes necessary to give effect to such Incremental Facility in accordance with its terms (including, without limitation, to give such Incremental Facility the benefits of Section 2.05, as applicable).

(g)                                  Conflicting Provisions.  This Section shall supersede any provisions in Section 2.13 to the contrary.

2.16                                                Refinancing Debt.

(a)                                 Refinancing Facility.  The Borrower may, without the consent of any Lender, extend, refinance, renew or replace, in whole or in part, the Loans under any Facility with one or more term loan facilities (each, a “Refinancing Term Loan Facility” and the Loans thereunder, “Refinancing Term Loans”) or Revolving Credit Commitments under the Revolving Facility with one or more revolving credit facilities (each, a “Refinancing Revolving Facility” and together with a Refinancing Term Loan Facility, collectively, the “Refinancing Facilities” and each, a Refinancing Facility”); provided, that any such request for a Refinancing Facility shall be in a minimum amount equal to the lesser of (i) $20,000,000 and (ii) the entire amount of any Facility which is being extended, refinanced, renewed or replaced under this Section 2.16.

(b)                                 Refinancing Facility Lender.  A Refinancing Facility may be provided by (i) an existing Lender (but no Lender shall be obligated to provide a commitment in respect of a Refinancing Facility, nor shall the Borrower have any obligation to approach any existing Lenders to provide a commitment in respect of a Refinancing Facility) or (ii) any other Refinancing Facility Lender so long as any such Person is approved by the Appropriate Administrative Agent and any other Person (which approvals shall not be unreasonably withheld) who would have consent rights pursuant to Section 10.06(b) if such Refinancing Facility Lender was becoming a Revolving Lender or Term Lender, as applicable.  Subject to any such consents being received and if not already a party hereto, any such Refinancing Facility Lender may become a party to this Agreement by entering into a joinder agreement in form and substance reasonably satisfactory to the Appropriate Administrative Agent.

(c)                                  Effective Date.  In connection with any Refinancing Facility, Borrower in consultation with the Appropriate Administrative Agent shall determine the effective date (the “Refinancing Facility Effective Date”).  The Appropriate Administrative Agent shall promptly notify the Lenders of the principal amount of the Refinancing Facility and the Refinancing Facility Effective Date.  For the avoidance of doubt, any Refinancing Facility incurred pursuant to this Section 2.16 shall not count against the Incremental Debt Cap.

(d)                                 Conditions to Effectiveness of Refinancing Facility.  The effectiveness of each Refinancing Facility shall be subject to the following conditions:

(i)                                     the aggregate principal amount (or accreted value, if applicable) of any Refinancing Facility will not exceed the outstanding aggregate principal amount (or accreted value, if applicable) of any Facility or, in the case of a Revolving Facility, the aggregate principal amount of commitments of any Revolving Facility, which it is extending, refinancing, renewing or replacing plus any Permitted Refinancing Increase, unless such additional principal amount would otherwise be permitted pursuant to (and any such additional amount shall be deemed to have been incurred under) Section 7.03 and, if applicable, Section 7.01;

(ii)                                  such Refinancing Facility shall have the same guarantees as, and be secured on a pari passu basis with, the Secured Obligations; provided that, if agreed by the Borrower and the relevant Refinancing Facility Lenders, the Refinancing Term Loan Facility may be subject to lesser guarantees or be unsecured or less secured, or the Liens securing the Refinancing Facility may rank junior to the Liens securing the Revolving Facility and Term Loan Facility;

(iii)                               in the event such Refinancing Facility is a Refinancing Term Loan Facility, such Refinancing Facility (A) shall have (1) a final maturity no earlier than the Term Loan Maturity Date and (2) a weighted average life no shorter than that of the Term Loan Facility and (B) shall not have any terms which require it to be voluntarily or mandatorily prepaid prior to the repayment in full of the Term Loans, unless accompanied by at least a ratable payment of the Term Loans;

(iv)                              in the event such Refinancing Facility is a Refinancing Revolving Facility, such Refinancing Facility shall have a final maturity no earlier than the Revolving Loan Maturity Date and shall require no amortization or mandatory commitment reduction prior to the Revolving Loan Maturity Date, unless accompanied by at least ratable amortization or mandatory commitment reduction, as applicable, of the Revolving Loans; and

(v)                                 to the extent such terms and documentation for the Refinancing Facility are not substantially consistent with the applicable Loan Documents, they shall be reasonably satisfactory to the Appropriate Administrative Agent unless such terms (A) are more favorable to the Borrower, taken as a whole, than the Loan Documents in respect of the Revolving Facility, in the case of a Refinancing Revolving Facility, or the Term Loan Facility, in the case of the Refinancing Term Loan Facility (or the Lenders under the Revolving Facility or Term Loan Facility, as applicable, receive the benefit of the more restrictive terms, which, for avoidance of doubt, may be provided to them without their consent), in each case, as certified by a Responsible Officer of the Borrower in good faith, (B) concern pricing (including interest rates, rate floors, fees, OID or other fees), the amortization schedule, commitment reductions, prepayments and any prepayment premiums applicable to such Refinancing Facility or (C) apply after the Maturity Date.

(e)                                  Amendment.  With the consent of the Lenders providing a Refinancing Facility, the Borrower and the Appropriate Administrative Agent (and without the consent of the other Lenders), this Agreement shall be amended in a writing (which may be executed and delivered by the Borrower and the Appropriate Administrative Agent) to reflect any changes necessary to give effect to such Refinancing Facility in accordance with its terms (including, without limitation, to give such Refinancing Facility the benefits of Section 2.05, as applicable).

(f)                                   Conflicting Provisions.  This Section shall supersede any provisions in Section 2.13 to the contrary.

2.17                                                [Reserved].

2.18                                                Defaulting Lenders.  Notwithstanding anything contained in this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a)                                 Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by any Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by such Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by such Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to such Administrative Agent hereunder; second, if such Administrative Agent is the Facilities Administrative Agent to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuers or Swing Line Lender hereunder; third, if such Administrative Agent is the Facilities Administrative Agent, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by such Administrative Agent; fifth, if so determined by such Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against such

Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.18(c).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)                                 Certain Fees. Such Defaulting Lender (i) shall not be entitled to receive any commitment fee on the unused portion of its Commitment pursuant to Section 2.09(b) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender in respect of its unused Commitment) and (ii) shall not be entitled to receive any Letter of Credit Fees pursuant to Section 2.03(i) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).  If any Defaulting Lender’s L/C Obligations are neither cash collateralized nor reallocated pursuant to this Section 2.18, then, without prejudice to any rights or remedies of the L/C Issuer or any Lender hereunder, all fees payable to such Defaulting Lender under Section 2.03 shall be payable to the L/C Issuer until such L/C Obligations are cash collateralized or reallocated.

(c)                                  Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of such Defaulting Lender in either the numerator or the denominator; provided, that, in all cases, the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans shall not exceed the positive difference, if any, between (1) the Commitment of such non-Defaulting Lender and (2) the aggregate Outstanding Amount of the Revolving Loans of such Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all other L/C Obligations (prior to giving effect to such reallocation), plus such Lender’s Applicable Percentage of the Outstanding Amount of all other Swing Line Loans (prior to giving effect to such reallocation).  For avoidance of doubt, this Section 2.18(c) will operate for the benefit of the L/C Issuer and the Swing Line Lender notwithstanding the fact that a Letter of Credit is issued or a Swing Line Loan is made at the time that one or more

Defaulting Lenders exist hereunder (regardless of whether the L/C Issuer or the Swing Line Lender has notice thereof).  Notwithstanding any provision contained herein to the contrary, during any period in which a Default or Event of Default has occurred and is continuing the provisions of this Section 2.18(c) shall not apply.

A Lender that has become a Defaulting Lender because of an event referenced in the definition of Defaulting Lender may cure such status and shall no longer constitute a Defaulting Lender as a result of such event when (i) such Defaulting Lender shall have fully funded or paid, as applicable, all Loans, participations in respect of Letters of Credit or Swing Line Loans or other amounts required to be funded or paid by it hereunder as to which it is delinquent (together, in each case, with such interest thereon as shall be required to any Person as otherwise provided in this Agreement), (ii) the Appropriate Administrative Agent and each of the Borrower shall have received a certification by such Defaulting Lender of its ability and intent to comply with the provisions of this Agreement going forward, and (iii) each of (w) the Appropriate Administrative Agent (x) the L/C Issuer, (y) the Swing Line Lender and any other Lender as to which a delinquent obligation was owed, and (z) the Borrower, shall have determined (and notified the Appropriate Administrative Agent) that they are satisfied, in their sole discretion, that such Defaulting Lender intends to continue to perform its obligations as a Lender hereunder and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder.  No reference in this subsection to an event being “cured” shall by itself preclude any claim by any Person against any Lender that becomes a Defaulting Lender for such damages as may otherwise be available to such Person arising from any failure to fund or pay any amount when due hereunder or from any other event that gave rise to such Lender’s status as a Defaulting Lender.

2.19                                                Dutch Auction Repurchases.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, Holdings, the Borrower and its Subsidiaries may at any time and from time to time purchase Term Loans, Incremental Term Loans and Refinancing Term Loans by conducting modified Dutch auctions (each, an “Auction”) (each Auction to be managed exclusively by the Term Administrative Agent or another investment bank of recognized standing elected by the Borrower following consultation with the Term Administrative Agent in accordance with the Auction Procedures (in such capacity, the “Auction Manager”)), so long as the following conditions are satisfied:

(i)                                     no Default or Event of Default shall have occurred and be continuing at the time of the purchase of any Term Loans, Incremental Term Loans and Refinancing Term Loans in connection with any Auction;

(ii)                                  the minimum principal amount (calculated on the face amount thereof) of all Term Loans, Incremental Term Loans and Refinancing Term Loans that Holdings, the Borrower or its Subsidiary purchases in any such Auction shall be no less than $1,000,000 and whole increments of $500,000 in excess thereof (unless another amount is agreed to by the Term Administrative Agent and Auction Manager);

(iii)                               the aggregate principal amount (calculated on the face amount thereof) of all Term Loans, Incremental Term Loans and Refinancing Term Loans so purchased by

Holdings, the Borrower or its Subsidiaries shall immediately and automatically be cancelled and retired by them on the settlement date of the relevant purchase (and may not be resold);

(iv)                              the Borrower will promptly advise the Term Administrative Agent of the total amount of all Term Loans, Incremental Term Loans and Refinancing Term Loans so purchased by Holdings, the Borrower or its Subsidiaries and the Term Administrative Agent is authorized to make appropriate entries in the Register to reflect such cancellation and retirement; and

(v)                                 no more than one Auction may be ongoing at any one time.

(b)                                 The Borrower shall have no liability to any Lender for any termination of the respective Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans, Incremental Term Loans or Refinancing Term Loans pursuant to the respective Auction, and any such failure shall not result in any Default hereunder.  With respect to all purchases of Term Loans, Incremental Term Loans and Refinancing Term Loans made by Holdings, the Borrower or any Subsidiary pursuant to this Section 2.19, (i) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans, Incremental Term Loans and Refinancing Term Loans up to the settlement date of such purchase and (ii) such purchases (and the payments made by Holdings, the Borrower or its Subsidiaries and the cancellation of the purchased Term Loans, Incremental Term Loans or Refinancing Loans, in each case, in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.05 or 2.07.

(c)                                  The Term Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.19 (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05, 2.07, 2.12, 2.13 and 10.06, it being understood and acknowledged that purchases of the Term Loans, Incremental Term Loans and Refinancing Term Loans by Holdings, the Borrower or its Subsidiaries contemplated by this Section 2.19 shall not constitute Investments by the Borrower) that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.19.  The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article IX and Section 10.04 mutatis mutandis as if each reference therein to the “Term Administrative Agent” or “Administrative Agent” were a reference to the Auction Manager, and the Term Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

2.20                                                Open Market Repurchases.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, Holdings, the Borrower and its Subsidiaries may at any time and from time to time make open market purchases of Term Loans, Incremental Term Loans and Refinancing Term Loans (each, an

“Open Market Purchase”), so long as no Default or Event of Default shall have occurred and be continuing on the time of such Open Market Purchase.

(b)                                 The aggregate principal amount (calculated on the face amount thereof) of all Term Loans, Incremental Term Loans and Refinancing Term Loans so purchased by Holdings, the Borrower or its Subsidiaries shall immediately and automatically be cancelled and retired by them on the settlement date of the relevant purchase (and may not be resold).

(c)                                  The Borrower will promptly advise the Term Administrative Agent of the total amount of all Term Loans, Incremental Term Loans and Refinancing Term Loans so purchased by the Borrower or its Subsidiaries and the Term Administrative Agent is authorized to make appropriate entries in the Register to reflect such cancellation and retirement.

(d)                                 With respect to all purchases of Term Loans, Incremental Term Loans and Refinancing Term Loans made by Holdings, the Borrower and its Subsidiaries pursuant to this Section 2.20, (i) Holdings, the Borrower or its Subsidiaries shall pay on the settlement date of each such purchase all accrued and unpaid interest, if any, on the purchased Term Loans, Incremental Term Loans and Refinancing Term Loans up to the settlement date of such purchase (except to the extent otherwise set forth in the relevant purchase document as agreed by the respective selling Lender) and (ii) such purchases (after the payments made by Holdings, the Borrower or its Subsidiaries and the cancellation of the purchased Term Loans, Incremental Term Loans and Refinancing Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.05 or 2.07.

(e)                                  The Term Administrative Agent and the Lenders hereby consent to the Open Market Purchases contemplated by this Section 2.20 and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05, 2.07, 2.12, 2.13 and 10.06, it being understood and acknowledged that purchases of the Term Loans, Incremental Term Loans and Refinancing Term Loans by Holdings, the Borrower or its Subsidiaries contemplated by this Section 2.20 shall not constitute Investments by Holdings (or any Parent), the Borrower or its Subsidiaries) that may otherwise prohibit or cause to be prohibited any Open Market Purchase by this Section 2.20.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                                                Taxes.

(a)                                 Payments Free of Taxes.  Any and all payments by or on account of any Loan Party hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of the applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                 Payment of Other Taxes by the Borrower.  Without duplication of any obligation set forth in subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Facilities Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c)                                  Indemnification by the Borrower.  The Loan Parties shall jointly and severally indemnify each Recipient within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient, or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an L/C Issuer (with a copy to the Appropriate Administrative Agent), or by the Appropriate Administrative Agent on its own behalf or on behalf of an applicable Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, the applicable Loan Party shall deliver to the Appropriate Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Appropriate Administrative Agent.

(e)                                  Status of Lenders.

(i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower (with a copy to the Appropriate Administrative Agent), at the time or times prescribed by applicable law and from time to time when reasonably requested by the Borrower or the Appropriate Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Appropriate Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Appropriate Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Appropriate Administrative Agent as will enable the Borrower or the Appropriate Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)                                  Without limiting the generality of the foregoing,

(A)                   any Lender that is not a Foreign Lender shall deliver to the Borrower and Appropriate Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the reasonable request of the Borrower or the Appropriate Administrative Agent), duly completed and executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                   any Foreign Lender shall deliver to the Borrower and the Appropriate Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Appropriate Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly completed and executed copies of IRS Form W-8BEN or IRS W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 duly completed and executed copies of IRS Form W-8ECI or W-8EXP;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit M-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed and executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable;

(4)                                 to the extent a Foreign Lender is not the beneficial owner, duly completed and executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8EXP, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-2 or Exhibit M-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-4 on behalf of each such direct and indirect partner;

(C)                   any Foreign Lender shall deliver to the Borrower and the Appropriate Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this

Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Appropriate Administrative Agent), duly completed and executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding Tax duly completed and executed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or Appropriate Administrative Agent to determine the withholding or deduction required to be made; provided, that notwithstanding anything to the contrary in this Section 3.01(e); the completion, execution and submission of the documentation described in this subclause (C) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender; and

(D)                   if a payment made to a Lender under any Loan Document would be subject to Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Appropriate Administrative Agent at the time or times as prescribed by law and at such time or times as reasonably requested by the Borrower or the Appropriate Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Appropriate Administrative Agent as may be necessary for the Borrower and the Appropriate Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this subclause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Appropriate Administrative Agent in writing of its legal inability to do so.

Notwithstanding the foregoing, no Lender nor any Participant shall be required to deliver any form or other document under this Section 3.01(e) that it is not legally entitled to deliver.

(f)                                   Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority), in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying or any other Person.

(g)                                  Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of any Administrative Agent or any assignment of rights by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document. For purposes of this Section 3.01, the term “Lender” includes any L/C Issuer.

3.02                                                Illegality.  If any Lender determines that as a result of any Change in Law it becomes unlawful, or that any Governmental Authority asserts that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Appropriate Administrative Agent, (a) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loan to Eurocurrency Rate Loans, shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Appropriate Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case, until such Lender notifies the Appropriate Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Appropriate Administrative Agent), prepay or convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Appropriate Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Appropriate Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Appropriate Administrative Agent is advised in writing by such Lender, which it shall do as promptly as possible, that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03                                                Inability to Determine Rates.  If the Appropriate Administrative Agent determines that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or (b) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agents will promptly so notify the Borrower and each Lender.  Thereafter, (i) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended and (ii) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case, until the Administrative Agents (upon the instruction of the Required Lenders, who agree to so instruct the Administrative Agents once the circumstances giving rise to the inability ability to determine rates no longer exist) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04                                                Increased Costs; Reserves on Eurocurrency Rate Loans.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate contemplated by Section 3.04(e)) or any L/C Issuer;

(ii)                                  subject any Recipient to Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Rate Loans made by such Lender or L/C Issuer or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or L/C Issuer of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder `(whether of principal, interest or any other amount) then, upon written request of such Lender or the L/C Issuer setting forth in reasonable detail such increased costs, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered; provided that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be materially disadvantageous to it, in its reasonable discretion, in any legal, economic or regulatory manner) to designate a different Eurocurrency lending office if the making of such designation would allow the Lender or its Eurocurrency lending office to continue to perform its obligation to make Eurocurrency Rate Loans or to continue to fund or maintain Eurocurrency Rate Loans and avoid the need for, or reduce the amount of, such increased cost.

(b)                                 Capital Requirements.  If any Lender or the L/C Issuer reasonably determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time, after submission to the Borrower (with a copy to the Appropriate Administrative Agent) of a written request therefor setting forth in reasonable detail the change and the calculation of such reduced rate of return, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section, describing the basis therefor and showing the calculation thereof in reasonable detail, and delivered to the Borrower shall be conclusive, absent manifest error.  The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 90 days prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Additional Reserve Requirements.  The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as reasonably determined by such Lender in good faith, which determination shall be conclusive, absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive, absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 Business Days’ prior notice (with a copy to the Appropriate Administrative Agent) of such additional interest or costs from such Lender describing the basis therefor and showing the calculation thereof, in each case, in reasonable detail.  If a Lender fails to give notice 10 Business Days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable within 30 days from receipt of such notice.

(f)                                   Certain Rules Relating to the Payment of Additional Amounts.  If any Lender requests compensation pursuant to this Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, such Lender shall either (A) forego payment of such additional amount from the Borrower or (B) reasonably afford the Borrower the opportunity to contest, and reasonably cooperate with the Borrower in contesting, the imposition of any Indemnified Taxes or other amounts giving rise to such payment; provided that the Borrower shall reimburse such Lender for its reasonable and documented out-of-pocket costs, including reasonable and documented attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Indemnified Taxes or other amounts.

3.05                                                Compensation for Losses.  Upon demand of any Lender (with a copy to the Appropriate Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c)                                  [reserved]; or

(d)                                 any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract, but excluding any loss of anticipated profits.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06                                                Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  If any Lender or L/C Issuer requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or L/C Issuer or any Governmental Authority for the account of any Lender or L/C Issuer pursuant to Section 3.01, or if any Lender or L/C Issuer gives a notice pursuant to Section 3.02, then such Lender or L/C Issuer shall (i) use reasonable efforts to designate a different Lending Office for funding or booking its Loans (or issuing the Letter of Credit) hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or L/C Issuer, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (B) in each case, would not subject such Lender or L/C Issuer to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or L/C Issuer, as applicable, and (ii) promptly inform the Borrower and the Appropriate Administrative Agent when the circumstances giving rise to the applicability of such Sections no longer exists.  The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender or L/C Issuer in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender or L/C Issuer requests compensation under Section 3.04, if the Borrower is required to pay any additional amount to any Lender or L/C Issuer or any Governmental Authority for the account of any Lender or L/C Issuer pursuant to Section 3.01, if any Lender or L/C Issuer gives a notice pursuant to Section 3.02 or if any Lender is at such time a Defaulting Lender, then the Borrower may replace such Lender or L/C Issuer in accordance with Section 10.13.

3.07                                                Survival.  The parties’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT

4.01                                                Closing Date.  The effectiveness of this Agreement is subject to satisfaction of the following conditions precedent:

(a)                                 The Facilities Administrative Agent’s receipt of the following, each of which shall be (w) originals, telecopies or electronic copies (followed promptly by originals), (x) properly executed by a duly authorized officer of the signing Loan Party, if and as applicable, (y) dated on or before the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and (z) in form and substance reasonably satisfactory to the Syndication Agent and, in the case of Security Documents, the Collateral Trustee:

(i)                                     executed counterparts of (a) this Agreement from the parties hereto, and (b) the Collateral Trust Agreement from the parties thereto.

(ii)                                  Notes executed by the Borrower in favor of each Lender requesting Notes;

(iii)                               such certificates of resolutions or other action, incumbency certificates and/or other certificates of duly authorized officers of each Loan Party as the Facilities Administrative Agent may reasonably require evidencing the identity, authority and capacity of each officer of each Loan Party executing the Loan Documents to which each Loan Party or Restricted Subsidiary is a party;

(iv)                              such documents and certifications as the Facilities Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)                                 a certificate of each Loan Party signed on behalf of such Loan Party by its President or a Vice President and its Secretary, any Assistant Secretary or a duly authorized person, dated the Closing Date (the statements made in which certificate shall be true on and as of the Closing Date), certifying as to (A) the absence of any amendments to the charter or applicable constitutive documents of such Loan Party since the date of the certificate referred to in Section 4.01(a)(iv) above, (B) a true and correct copy of the bylaws, limited liability company agreement, or partnership agreement of such Loan Party as in effect on the date on which the resolutions referred to in Section 4.01(a)(iii) above were adopted and on the Closing Date and (C) the good standing or valid existence of such Loan Party as a corporation, limited liability company or partnership organized or formed under the laws of the jurisdiction of its incorporation or formation and the absence of any proceeding for the dissolution or liquidation of such Loan Party;

(vi)                              [reserved];

(vii)                           executed copies of the favorable written opinions of counsel for the Loan Parties, as to such matters as the Facilities Administrative Agent may reasonably request, dated as of the Closing Date and in form and substance reasonably satisfactory to Arrangers (and each Loan Party hereby instructs such counsel to deliver such opinions to the Administrative Agents);

(viii)                        (i) the Audited Financial Statements, (ii) unaudited consolidated financial statements (each of which shall have undergone a SAS 100 review) for each of the first three fiscal quarters of the fiscal year ending December 31, 2016 (and the corresponding period of the preceding fiscal year) prepared in accordance with GAAP, (iii) an unaudited pro forma consolidated balance sheet and income statement of the Borrower as of December 31, 2016 and for the four-quarter period then ended, giving effect to the Transactions as if the effectiveness of the Transactions had occurred as of such date (in the case of the balance sheet) or at the beginning of such period (in the case of the income statements), in the case of each of clauses (i) through (iii), meeting the requirements of Regulation S-X under the Securities Act of 1933 (as amended) and (iv) financial projections (including the assumption on which such projections are based) for fiscal years 2017 through 2021; provided that in each case the Facilities Administrative Agent hereby acknowledges receipt of the foregoing financial information in clauses (i) through (iv) hereof;

(ix)                              a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.01(f) and (j) and 4.02(a) and (b) have been satisfied, and (B) that there has not occurred since December 31, 2016, any Material Adverse Effect;

(x)                                 a duly executed Borrowing Notice from the Borrower for a Term Loan Borrowing pursuant to and in accordance with Section 2.02(a) and a duly executed letter of direction from the Borrower addressed to Term Administrative Agent, on behalf of itself and Lenders, directing the disbursement on the Closing Date of the proceeds of the Loans made on such date; and

(xi)                              a solvency certificate from the chief financial officer of the Borrower in the form of Exhibit K.

(b)                                 Not less than 15 Business Days prior to the Closing Date, the Borrower shall have obtained (a) a public corporate family rating from Moody’s, (b) a public corporate credit rating from S&P and (c) a public credit rating for the Term Loans from Moody’s and S&P.

(c)                                  Except to the extent set forth on Schedule 6.18, the Facilities Administrative Agent shall have received a certificate from the applicable Loan Party’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 6.07 is in full force and effect, together with endorsements naming Collateral Trustee, for the benefit of Secured Parties, as additional insured and loss payee thereunder with respect to the insurance required under Section 6.07.

(d)                                 In order to create in favor of Collateral Trustee, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the Collateral (subject to the limitations set forth in the Security Documents), each Loan Party shall have delivered to Collateral Trustee:

(i)   executed counterparts of the Security Agreement;

(ii)   except to the extent set forth on Schedule 6.18 or otherwise not required as of the Closing Date pursuant to the terms of the Security Agreement, evidence reasonably satisfactory to the Facilities Administrative Agent of the compliance by each Loan Party of their obligations under the Security Agreement and the other Security Documents (including their obligations to execute or authorize, as applicable, and deliver UCC financing statements (including, without limitation, as-extracted financing statements), originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts, in each case constituting Collateral, as provided therein);

(iii)   a completed Collateral Questionnaire dated the Closing Date and executed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby;

(iv)   if any Intellectual Property is listed on Schedule 5.2(II) to the Security Agreement, fully executed IP Security Agreements, in proper form for filing or recording in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, memorializing and recording the encumbrance of the Intellectual Property so listed;

(v)   except to the extent set forth on Schedule 6.18 or otherwise not required as of the Closing Date pursuant to the terms of the Security Agreement, evidence that each Loan Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 7.03) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Facilities Administrative Agent; and

(vi)   except to the extent set forth on Schedule 6.18, with respect to each Closing Date Mortgaged Property, (A) executed counterparts of one or more Mortgages in a form appropriate for recording in the applicable recording office and in form and substance reasonably satisfactory to the Facilities Administrative Agent, (B) to the extent such Closing Date Mortgaged Property is leased, estoppel and consent agreements, in form and substance reasonably satisfactory to the Facilities Administrative Agent, executed by the lessors thereof, along with (i) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) evidence that the applicable lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places reasonably necessary or desirable, in the Facilities Administrative Agent’s reasonable judgment, to give constructive notice to third-parties of such leasehold interest, (C) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Building located on such Material Real Property and constituting Collateral and, if any such Building is located in special flood hazard area, (1) a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto and (2) evidence of applicable flood insurance as required by Section 6.07(b)(i) if such Closing

Date Mortgaged Property constitutes Collateral, (D) legal opinions from counsel in such jurisdiction as the Closing Date Mortgaged Property is located, each in form and substance reasonably satisfactory to the Facilities Administrative Agent and the Collateral Trustee, (E) to the extent required by the Facilities Administrative Agent, evidence of the filing of as-extracted UCC-1 financing statements in the appropriate jurisdiction and (F) payment by the Borrower of all mortgage recording taxes and related charges required for the recording of such Mortgages.

(e)                                  Any fees required to be paid on or before the Closing Date to the Agents, the Arrangers or the Lenders under this Agreement, the Administrative Agency Fee Letters, the Engagement Letter or otherwise in connection with the Facilities shall have been paid and, unless waived by the Agents, the Arrangers or the Lenders, as applicable, to the extent invoiced at least one Business Day prior to the Closing Date, the Borrower shall have paid all reasonable and documented costs and expenses of the Agents, Arrangers and the Lenders (including the reasonable and documented fees and expenses of counsel to the Agents and the Lenders, plus such additional amounts of such reasonable and documented fees and expenses (including filing fees in respect of collateral) as shall constitute its reasonable estimate of such fees and expenses incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Agents)).

(f)                                   There shall not exist any action, suit, investigation, litigation, proceeding or hearing, pending or threatened in any court or before any arbitrator or Governmental Authority that affects the Financing Transactions or otherwise impairs the ability of the Loan Parties to consummate the Transactions and no preliminary or permanent injunction or order by a state or federal court shall have been entered, in each case that would be material and adverse to the Arrangers, the Agents or the Lenders.

(g)                                  The Arrangers and the Agents shall have received at least three business days prior to the Closing Date all documentation and other information required by regulatory authorities with respect to the Borrower and the other Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, that has been requested by the Arrangers or the Agents at least ten Business Days prior to the Closing Date.

(h)                                 On or before the Closing Date, the Facilities Administrative Agent shall have received evidence reasonably satisfactory to the Facilities Administrative Agent of (i) (x) to the extent not redeemed or repaid on or before the Closing Date, the delivery of an irrevocable notice for the redemption of the remaining Existing Exchangeable Notes and (y) to the extent not redeemed or repaid on or before the Closing Date, the satisfaction and discharge of the Existing Exchangeable Notes Indenture, in each case pursuant to and in accordance with the provisions the Existing Exchangeable Notes Indenture, (ii) (x) the redemption or repayment of a portion of the Existing Second Lien Notes, (y) the delivery of an irrevocable notice for the redemption of the remaining Existing Second Lien Notes and (z) the satisfaction and discharge of the Existing Second Lien Notes Indenture, in each case pursuant to and in accordance with the provisions of the Existing Second Lien Notes Indenture, and (iii) the release of all of the liens on the collateral securing the Existing Notes (each of which may occur substantially concurrently with the funding of the Term Loans on the Closing Date).

(i)                                     On the Closing Date, Holdings and its Subsidiaries shall have (i) repaid in full all Indebtedness and other obligations outstanding and evidenced by or related to the Existing Credit Agreement and (ii) delivered to the Facilities Administrative Agent all documents or instruments necessary to confirm the release of all of the liens on the collateral securing such Indebtedness and other obligations outstanding under, evidenced by or related to the Existing Credit Agreement (each of which may occur substantially concurrently with the funding of the Term Loans on the Closing Date).

(j)                                    (i) The Transactions contemplated by the Related Agreements shall have become (or substantially concurrently with the funding of the Term Loans will be) effective in accordance with the terms of the Related Agreement and (ii) the Facilities Administrative Agent shall have received a fully executed or conformed copy of each material Related Agreement.  Each Related Agreement shall be in full force and effect.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Facilities Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02                                                Conditions to all Credit Extensions (Including on the Closing Date).  The obligation of each Lender to honor any Request for Credit Extension (other than a Borrowing Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a)                                 The representations and warranties of (i) the Borrower contained in Article V and (ii) each Loan Party contained in each other Loan Document or in any document required to be furnished at any time thereunder, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02 following the Closing Date, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or by a reference to a Material Adverse Effect in the text thereof.

(b)                                 No Default or Event of Default shall exist, or would result immediately, from such proposed Borrowing or the application of the proceeds thereof.

(c)                                  The Appropriate Administrative Agent and, if applicable, the applicable L/C Issuer or the applicable Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

It is understood, for avoidance of doubt, that each Borrowing made in connection with the effectiveness of any Incremental Facility, the proceeds of which are used to consummate a Permitted Acquisition, will be subject to the conditions set forth in clauses (a) and (b) only to the extent specified in Section 2.15(d)(i).

Each Request for Credit Extension (other than a Borrowing Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agents, the Collateral Trustee and the Lenders that:

5.01                                                Existence, Qualification and Power.  Each Loan Party and its Restricted Subsidiaries (a) (i) is duly organized or formed and validly existing and (ii) is in good standing under the Laws of the jurisdiction of its incorporation or organization, if such legal concept is applicable in such jurisdiction, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified, licensed, and in good standing (to the extent good standing is an applicable legal concept in the relevant jurisdiction), under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clauses (a)(i) (with respect to any Restricted Subsidiary that is not a Loan Party), (a)(ii), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02                                                Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, (a) have been duly authorized by all necessary corporate or other organizational action and (b) do not and will not (i) contravene the terms of any of such Person’s Organizational Documents; (ii) conflict with or result in any breach or contravention of, or the creation of, any Lien (except for any Liens that may arise under the Loan Documents) under, or require any payment to be made under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject or (C) any arbitral award to which such Person or its property is subject; or (iii) violate any Law binding on such Loan Party, except in each case referred to in clauses (b)(ii) or (b)(iii) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03                                                Governmental Authorization.  (a) No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority and (b) no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with any other Person, in each case, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for those approvals, consents, exemptions, authorizations or other actions which have already been obtained, taken, given or made and are in full force and effect.

5.04                                                Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally, general principles of equity, regardless of whether considered in a proceeding in equity or at law and an implied covenant of good faith and fair dealing.

5.05                                                Financial Statements; No Material Adverse Effect.

(a)                                 The Audited Financial Statements of the Borrower and its Subsidiaries (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)                                 The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated March 31, 2016, June 30, 2016 and September 30, 2016 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarters ended on such dates (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of such dates and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end adjustments.

(c)                                  Since December 31, 2016, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)                                 The financial projections delivered pursuant to Section 4.01(a)(viii) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable in light of the conditions existing at the time of delivery of such forecasts (it being understood that any such information is subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the future developments addressed in such information can be realized).

5.06                                                Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower threatened, at law, in equity, by or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in public filings prior to the date hereof, as to which there is a reasonable possibility of an adverse determination and that could reasonably be expected to have a Material Adverse Effect.

5.07                                                No Default.  None of the Borrower or any of its Restricted Subsidiaries is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08                                                Ownership and Identification of Property.

(a)                                 The Borrower and its Restricted Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, with respect to all real property listed on Schedule 5.08(c): (i) the Borrower and its Restricted Subsidiaries possess all leasehold interests necessary for the operation of the Mines currently being operated by each of them and included or purported to be included in the Collateral pursuant to the Security Documents, except where the failure to possess such leasehold interests could not reasonably be expected to have a Material Adverse Effect, (ii) each of their respective rights under the leases, contracts, rights-of-way and easements necessary for the operation of such Mines are in full force and effect, except to the extent that failure to maintain such leases, contracts, rights of way and easements in full force and effect could not reasonably be expected to have a Material Adverse Effect; and (iii) each of the Borrower and its Restricted Subsidiaries possesses all licenses, permits or franchises which are necessary to carry out its business as presently conducted at any Mine included or purported to be included in the Collateral pursuant to the Security Documents, except where failure to possess such licenses, permits or franchises could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

(b)                                 Schedule 5.08(b) lists completely and correctly as of the Closing Date all Material Real Property fee owned by the Borrower and the other Loan Parties.

(c)                                  Schedule 5.08(c) lists completely and correctly as of the Closing Date all Material Real Property leased by the Borrower and the other Loan Parties and the lessors thereof.

5.09                                                Environmental Compliance.  Except as disclosed on Schedule 5.09, or as otherwise could not reasonably be expected to have a Material Adverse Effect:

(a)                                 The facilities and properties currently or formerly owned, leased or operated by the Borrower, or any of its respective Restricted Subsidiaries (the “Properties”) do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, or (ii) could reasonably be expected to give rise to liability under, any applicable Environmental Law.

(b)                                 None of the Borrower, nor any of its respective Restricted Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding compliance with or liability under Environmental Laws with regard to any of the

Properties or the business operated by the Borrower, or any of its Restricted Subsidiaries (the “Business”), or any prior business for which the Borrower has retained liability under any Environmental Law.

(c)                                  Hazardous Materials have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any applicable Environmental Law, nor have any Hazardous Materials been generated, treated, stored or disposed of at, or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law.

(d)                                 No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened under any Environmental Law to which the Borrower, or any of its Restricted Subsidiaries is or, to the knowledge of the Borrower, will be named as a party or with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other similar administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(e)                                  There has been no release or threat of release of Hazardous Materials at or from the Properties, or arising from or related to the operations of the Borrower, or any of its Restricted Subsidiaries in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under any applicable Environmental Laws.

(f)                                   The Properties and all operations at the Properties are in compliance with all applicable Environmental Laws.

(g)                                  The Borrower, and each of its Restricted Subsidiaries has obtained, and is in compliance with, all Environmental Permits required for the conduct of its businesses and operations, and the ownership, occupation, operation and use of its Property, and all such Environmental Permits are in full force and effect.

5.10                                                Insurance.

(a)                                 The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies which may be Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates.

(b)                                 As to any Building located on Material Real Property and constituting Collateral, all flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full.

5.11                                                Taxes.  The Borrower and its Restricted Subsidiaries have filed all applicable U.S. federal, state, foreign and other Tax returns and reports required to be filed, and have paid all U.S. federal, state, foreign and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) where failure to do any of the foregoing could not reasonably be expected to result in a Material Adverse Effect; no Tax Lien has been filed which would not be permitted under Section 7.01 and, to the knowledge of the Borrower, no claim is being asserted, with respect to any Tax, fee or other charge which could reasonably be expected to result in a Material Adverse Effect.

5.12                                                ERISA Compliance.  Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(a)                                 Each Plan is in material compliance in all respects with the applicable provisions of ERISA, the Code and other Federal or state Laws (except that with respect to any Multiemployer Plan which is a Plan, such representation is deemed made only to the knowledge of the Borrower), and each Foreign Plan is in material compliance in all respects with the applicable provisions of Laws applicable to such Foreign Plan.

(b)                                 There has been no nonexempt “prohibited transaction” (as defined in Section 406 of ERISA) or violation of the fiduciary responsibility rules with respect to any Plan.

(c)                                  (i) As of the Closing Date, no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; and (iii) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.13                                                Subsidiaries.  As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Schedule 5.13.

5.14                                                Margin Regulations; Investment Company Act.

(a)                                 The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)                                 None of the Borrower, any Person Controlling the Borrower, nor any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15                                                Disclosure.  No report, financial statement, certificate or other information furnished in writing by any Loan Party to any Administrative Agent, the Collateral Trustee or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, taken as whole with any other information furnished or publicly available, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading as of the date when made or delivered; provided that, with respect to any forecast, projection or other statement regarding future performance, future financial results or other future developments, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of delivery of such information (it being understood that any such information is subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the future developments addressed in such information can be realized).

5.16                                                Compliance with Laws.  The Borrower and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws (including any zoning, building, ordinance, code or approval or any building or mining permits and all orders, writs, injunctions and decrees applicable to it or to its properties), except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

5.17                                                Anti-Corruption; Sanctions; Terrorism Laws.

(a)                                 None of the Borrower, any Restricted Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Borrower or any Restricted Subsidiary is (i) a person on the list of “Specially Designated Nationals and Blocked Persons” or (ii) subject of any active sanctions administered or enforced by the U.S. Department of State or the U.S. Department of Treasury (including the Office of Foreign Assets Control) or any other applicable Governmental Authority (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”); and the Borrower will not directly or, to the knowledge of the Borrower, indirectly use the proceeds of the Loans for the purpose of financing the activities of any Person that is the subject of, or in any country or territory that at such time is the subject of, any Sanctions.

(b)                                 The Borrower and each Restricted Subsidiary is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the USA PATRIOT Act (Title III of Pub. L. 107-56), as amended (the “PATRIOT Act”), (iii) Sanctions Laws and (iv) Anti-Corruption Laws.

(c)                                  No part of the proceeds of any Loan will be used, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”).

5.18                                                Intellectual Property; Licenses, Etc.  The Borrower and its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights

(collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, except where the failure to own or possess the right to use such IP Rights could not reasonably be expected to have a Material Adverse Effect.  To the best knowledge of the Borrower, the use of such IP Rights by the Borrower or any Restricted Subsidiary does not infringe upon any rights held by any other Person except for any infringement that could not reasonably be expected to have a Material Adverse Effect.  Except as specifically disclosed in Schedule 5.18, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which could reasonably be expected to have a Material Adverse Effect.

5.19                                                Security Documents.

(a)                                 (i) Each Security Document (other than each Mortgage), when executed and delivered, is effective to create in favor of the Collateral Trustee (for the benefit of the Secured Parties), a legal, valid and enforceable security interest in the Collateral described therein and the Collateral Trustee has been authorized (and is hereby authorized) to make all filings of UCC-1 and as-extracted collateral financing statements in the appropriate filing office necessary or desirable to fully perfect the Collateral Trustee’s security interest in such Collateral described therein which can be perfected by filing a UCC-1 financing statement in the appropriate filing office, and (ii) with respect to the security interest created in the Collateral pursuant to each Security Document (other than each Mortgage), upon such filings (or, with respect to possessory Collateral, upon the taking of possession by the Collateral Trustee of any such Collateral which may be perfected by possession), such security interests will constitute perfected First Priority Liens on, and security interests in, all right, title and interest of the debtor party thereto in the Collateral described therein that can be perfected by filing a UCC-1 or as-extracted financing statement, as applicable, in the appropriate filing office or by delivery, in the case of possessory Collateral.

(b)                                 Each of the Mortgages, when executed and delivered, will be effective to create in favor of the Collateral Trustee, for the ratable benefit of the Secured Parties, a legal, valid and enforceable lien on the Material Real Property described therein and such security interests will constitute, upon such Mortgage being and recorded in the appropriate filing offices, First Priority liens on such Material Real Property.

5.20                                                Mines.  Schedule 5.20 sets forth a complete and accurate list of all Mines (including addresses and the owner thereof) owned or operated by the Borrower or any of its Restricted Subsidiaries as of the Closing Date and included or purported to be included in the Collateral pursuant to the Security Documents.

5.21                                                Solvency.  On the Closing Date, the Borrower and its Restricted Subsidiaries on a consolidated basis are, and after giving effect to the Transactions and the other transactions contemplated by the Loan Documents, will be, Solvent.

5.22                                                Labor Relations.  Neither the Borrower nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against the Borrower or any of its Restricted Subsidiaries, or to the best knowledge of the Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Borrower or any of its Restricted Subsidiaries or to the best knowledge of the Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving the Borrower or any of its Restricted Subsidiaries, and (c) to the best knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Restricted Subsidiaries and, to the best knowledge of the Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

ARTICLE VI.
AFFIRMATIVE COVENANTS

Until Payment in Full, the Borrower shall, and shall cause each of its respective Restricted Subsidiaries to:

6.01                                                Financial Statements.  Deliver to the Facilities Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Facilities Administrative Agent:

(a)                                 within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2017) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP; such consolidated statements shall be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than with respect to or resulting from the upcoming maturity of Loans or Commitments under this Agreement, the Second Lien Notes Documents or any documents evidencing a Permitted Receivables Financing, occurring within one year from the time such opinion is delivered); and

(b)                                 within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended March 31, 2017), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail; such consolidated statements shall be certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02                                                Certificates; Other Information.  Deliver to the Facilities Administrative Agent, in form and detail reasonably satisfactory to the Facilities Administrative Agent:

(a)                                 concurrently with the delivery of the financial statements referred to in Section 6.01(a) and (b) (commencing with the delivery of the financial statements for the first full fiscal quarter ending after the Closing Date), (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower and (ii) solely if it is an Unrestricted Subsidiary, statements of income or operations of the Deer Run Entities for such period;

(b)                                 promptly after the same are available, copies of each annual report, proxy or financial statement or other report sent to the holders of Equity Interests in Holdings or Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Holdings or Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Facilities Administrative Agent pursuant hereto;

(c)                                  promptly, such additional information regarding the business, financial or corporate affairs of Holdings, the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Facilities Administrative Agent or any Lender (through the Facilities Administrative Agent) may from time to time reasonably request that is reasonably available without undue cost or burden; and

(d)                                 not later than 60 days after the end of each fiscal year of the Borrower, a copy of summary projections by the Borrower of the operating budget and cash flow budget of the Borrower and its Subsidiaries for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared based on assumptions believed by the Borrower to be reasonable (it being understood that any such information is subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the future developments addressed in such information can be realized).

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings or the Borrower posts such documents, or provides a link thereto on Holdings’ or the Borrower’s website on the Internet at the website address listed on Schedule 10.02; (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Facilities Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Facilities Administrative Agent); or (iii) on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval system.

In the event that Holdings or any Parent reports on a consolidated basis, such consolidated reporting at Holdings or such Parent’s level in a manner consistent with that described in clauses (a) and (b) of this Section 6.01 for the Borrower (together with a reconciliation showing the adjustments necessary to determine compliance by the Borrower and its Subsidiaries with the Financial Covenant set forth in Section 7.11) will satisfy the requirements of such clauses.

The Borrower hereby acknowledges that (a) the Facilities Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that (a) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (b) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Facilities Administrative Agent, the Arrangers and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); and (c) all Borrower Materials marked “PUBLIC” or not marked as containing material non-public information are permitted to be made available through a portion of the Platform designated “Public Investor.”  Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark the Borrower Materials “PUBLIC” or as containing material non-public information.  In connection with the foregoing, each party hereto acknowledges and agrees that the foregoing provisions are not in derogation of their confidentiality obligations under Section 10.07.

6.03                                                Notices.  Notify the Facilities Administrative Agent:

(a)                                 Promptly upon any Responsible Officer of the Borrower obtaining knowledge thereof, of the occurrence of any Default or Event of Default hereunder or the occurrence of any “Default” or “Event of Default” under the Second Lien Notes Documents;

(b)                                 Promptly upon any Responsible Officer of the Borrower obtaining knowledge thereof, of any event which could reasonably be expected to have a Material Adverse Effect;

(c)                                  of the occurrence of any ERISA Event that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect, promptly and in any event within 30 days after any Responsible Officer of the Borrower knows or has obtained notice thereof;

(d)                                 within 15 days of the Borrower or any Guarantor changing its legal name, jurisdiction of organization or the location of its chief executive office or sole place of business; and

(e)                                  promptly, as to any Building located on Material Real Property and constituting Collateral, of any redesignation of any such property on which such Building is located into or out of a special flood hazard area.

Each notice pursuant to clauses (a)-(c) of this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

6.04                                                Payment of Tax Obligations.  Except where failure to do so could not reasonably be expected to result in a Material Adverse Effect, with respect to the Borrower and each of its Restricted Subsidiaries, pay and discharge all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary.

6.05                                                Preservation of Existence, Etc.; Activities of Foresight Energy Finance Corporation.

(a)                                 Preserve, renew and maintain in full force and effect its legal existence except in a transaction permitted by Section 7.04.

(b)                                 With respect to Foresight Finance, to the extent it is a co-issuer of the Second Lien Notes or any other Indebtedness permitted under Section 7.03, cause such Subsidiary not to hold any material assets and not engage in any material business or activity other than (i) maintaining its corporate existence, (ii) the performance of its obligations under the Loan Documents to which it is a party and the Second Lien Notes or such other Indebtedness and agreements and documents relating thereto, and (iii) activities directly related to the foregoing.

6.06                                                Maintenance of Properties.

(a)                                 Maintain, preserve and protect all of its material properties and material equipment, including Collateral, necessary in the operation of its business in good working order and condition (ordinary wear and tear and damage by fire or other casualty or taking by condemnation excepted), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Keep in full force and effect all of its material leases and other material contract rights, and all material rights of way, easements and privileges necessary or appropriate for the proper operation of the Mines being operated by the Borrower or a Restricted Subsidiary and included or purported to be included in the Collateral by the Security Documents, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07                                                Maintenance of Insurance.

(a)                                 Maintain with financially sound and reputable insurance companies which may be Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)                                 With respect to any Building located on Material Real Property and constituting Collateral, the Borrower shall and shall cause each appropriate Loan Party to (i) maintain fully paid flood hazard insurance on any such Building that is located in a special flood hazard area, on such terms and in such amounts as required by The National Flood Insurance Reform Act of

1994 and (ii) furnish to the Facilities Administrative Agent an insurance certificate evidencing the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof (or at such other time acceptable to the Facilities Administrative Agent).  The Borrower shall cooperate with the Facilities Administrative Agent’s reasonable request for any information reasonably required by the Facilities Administrative Agent to comply with The National Flood Insurance Reform Act of 1994, as amended.

6.08                                                Compliance with Laws.  Comply in all respects with the requirements of all Laws (including the PATRIOT Act, Sanctions Laws, the Anti-Corruption Laws and Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (or, in the case of compliance with the PATRIOT Act, Sanctions Laws and the Anti-Corruption Laws, the failure to comply therewith is not material).

6.09                                                Books and Records.  (a) Maintain proper books of record and account, in which in all material respects full, true and correct entries in conformity with GAAP shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all material requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Restricted Subsidiary, as the case may be.

6.10                                                Inspection Rights.  Permit representatives and independent contractors of the Facilities Administrative Agent and each Lender (provided that, subject to no Event of Default having occurred or be continuing, such Lender to be accompanied by the Facilities Administrative Agent) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (except to the extent (a) any such access is restricted by a Requirement of Law or (b) any such agreements, contracts or the like are subject to a written confidentiality agreement with a non-Affiliate that prohibits the Borrower or any of its Subsidiaries from granting such access to the Facilities Administrative Agent or the Lenders; provided that, with respect to such confidentiality restrictions affecting the Borrower or any of its Restricted Subsidiaries, a Responsible Officer is made available to the Facilities Administrative Agent and such Lender (provided that, subject to no Event of Default having occurred or be continuing, such Lender to be accompanied by the Facilities Administrative Agent) to discuss such confidential information to the extent permitted), and to discuss the business, finances and accounts with its officers and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably desired, provided that the Facilities Administrative Agent or such Lender shall give the Borrower reasonable advance notice prior to any contact with such accountants and give the Borrower the opportunity to participate in such discussions, provided further that the costs of one such visit per calendar year (or an unlimited amount if an Event of Default has occurred and is continuing) for the Facilities Administrative Agent, the Lenders and their representatives as a group shall be the responsibility of the Borrower.

6.11                                                Use of Proceeds.  Use the proceeds of the Loans under (a) the Term Loan Facility on the Closing Date, to finance a portion of the Transactions and to pay the Transaction Costs, and (b) the Revolving Facility after the Closing Date, for ongoing working capital, capital expenditures and for other lawful general corporate purposes of the Borrower and its Subsidiaries, including for acquisitions.

6.12                                                Additional Guarantors.  As of the date the Compliance Certificate referred to in Section 6.02 is required to be delivered, notify the Facilities Administrative Agent of any Restricted Subsidiary that is not a Guarantor and, by virtue of the definition of Guarantor would be required to be a Guarantor.  Within 30 days (or such longer period as the Facilities Administrative Agent may agree in its sole discretion) of such notification, the Borrower shall cause any such Subsidiary to become a Guarantor by executing and delivering to the Facilities Administrative Agent a counterpart of the Guaranty or such other documents as the Facilities Administrative Agent shall deem appropriate for such purpose.

6.13                                                Unrestricted Subsidiaries.

(a)                                 Any Restricted Subsidiary may be designated as an Unrestricted Subsidiary and any Unrestricted Subsidiary may be designated as a Restricted Subsidiary upon delivery to the Facilities Administrative Agent of written notice from the Borrower; provided that (a) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (b) other than for purposes of designating a Restricted Subsidiary as an Unrestricted Subsidiary in connection with a Permitted Receivables Financing or a re-designation of the Deer Run Entities as Restricted Subsidiaries pursuant to Section 6.13(b), immediately after giving effect to such designation, on a Pro Forma Basis, the Total Leverage Ratio shall be equal to or less than 3.50:1.00, (c) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for purposes of any of the Second Lien Notes Documents or any documents evidencing any Permitted Refinancing Indebtedness in respect of the Second Lien Notes or any Subordinated Indebtedness and (d) each Restricted Subsidiary to be designated as an Unrestricted Subsidiary after the Closing Date and its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness other than Non-Recourse Debt.  The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment under Section 7.02 by the Borrower therein at the date of designation in an amount equal to the net book value of the Borrower’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Restricted Subsidiary existing at such time.

(b)   Notwithstanding the foregoing, to the extent that Hillsboro is an Unrestricted Subsidiary and has net income (as determined in accordance with GAAP) for each of the four consecutive fiscal quarters in the four consecutive fiscal quarter period ending as of the date of the financial statements most recently delivered by the Borrower pursuant to Section 6.02(a)(ii) in excess of $0, each of the Deer Run Entities shall no longer be deemed an Unrestricted Subsidiary and shall become a Guarantor in accordance with Section 6.12 and comply with the requirements set forth in Section 6.16.

(c)   Notwithstanding anything herein or in any other Loan Document to the contrary, upon Hillsboro or Patton becoming a Restricted Subsidiary, (i) all Indebtedness of Hillsboro or

Patton, as applicable, will be deemed to have been Incurred under Section 7.03(b) for purposes of Section 7.03, (ii) any Liens on properties or assets of Hillsboro or Patton, as applicable, will be deemed Incurred under Section 7.01(b) for purposes of Section 7.01, (iii) any Investments existing at such time of Hillsboro or Patton, as applicable, in any other Person will be deemed outstanding under Section 7.02(f) for purposes of Section 7.02, (iv) any encumbrances or restrictions or burdensome agreements restricted by Section 7.12 on Hillsboro or Patton, as applicable, existing at such time will be deemed to be permitted under Section 7.12 and (v) any transactions between or among Hillsboro, Patton, the Borrower, any Restricted Subsidiary and/or any Affiliate of the Borrower existing at such time will be deemed to be permitted under Section 7.08.  Notwithstanding anything herein or in the any other Loan Document to the contrary, no Default will be deemed to have occurred solely as a result of the designation of Hillsboro or Patton as a Restricted Subsidiary and no exception to any covenant or basket in this Agreement (other than the exceptions referred to in the immediately preceding sentence) will be deemed to be used solely as a result of such designation (other than with respect to any Indebtedness, Lien, Investment or other transaction incurred, made or entered into substantially concurrent with and in contemplation of such redesignation).

6.14                                                Preparation of Environmental Reports.  If an Event of Default caused by reason of a breach under Sections 6.08 or 5.09 with respect to compliance with Environmental Laws shall have occurred and be continuing, at the reasonable request of the Required Lenders through the Facilities Administrative Agent, provide, in the case of the Borrower, to the Lenders within 60 days after such request, at the expense of the Borrower, an environmental or mining site assessment or audit report for the Properties which are the subject of such breach prepared by an environmental or mining consulting firm reasonably acceptable to the Facilities Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Properties and the estimated cost of curing any violation or non-compliance of any Environmental Law.

6.15                                                Certain Long Term Liabilities and Environmental Reserves.  To the extent required by GAAP, maintain adequate reserves for (a) future costs associated with any lung disease claim alleging pneumoconiosis or silicosis or arising out of exposure or alleged exposure to coal dust or the coal mining environment, (b) future costs associated with retiree and health care benefits, (c) future costs associated with reclamation of disturbed acreage, removal of facilities and other closing costs in connection with closing its mining operations and (d) future costs associated with other potential environmental liabilities.

6.16                                                Covenant to Give Security.

(a)                                 Personal Property including IP of New Guarantors. Concurrently with any Restricted Subsidiary becoming a Guarantor pursuant to Section 6.12 (or a later date to which the Facilities Administrative Agent agrees), cause any such Restricted Subsidiary to (i) duly execute and deliver to the Collateral Trustee counterparts to the Security Agreement or such other document as the Facilities Administrative Agent or the Collateral Trustee shall reasonably deem appropriate for such purpose, (ii) to the extent that any Capital Stock in, or owned by, such Restricted Subsidiary is required to be pledged pursuant to the Security Agreement, deliver stock certificates, if any, representing such Capital Stock accompanied by undated stock powers or instruments of transfer executed in blank, (iii) to the extent that any Intellectual Property (as defined in the Security Agreement) owned by a Loan Party is required to be pledged pursuant to the Security Agreement but has not been pledged, deliver IP Security Agreements or supplements to existing IP Security Agreements as may be reasonably requested by the Facilities Administrative Agent or the Collateral Trustee and (iv) comply with all other requirements of the Security Agreement with respect to the Collateral of such Guarantor.

(b)                                 Real Property of New Guarantors.

(i)                                     New Real Property Identification.  With respect to any Restricted Subsidiary becoming a Guarantor pursuant to Section 6.12, concurrently with such Restricted Subsidiary becoming a Guarantor (or a later date to which the Facilities Administrative Agent agrees), furnish to the Facilities Administrative Agent a description of all Material Real Property fee owned or leased by such Restricted Subsidiary.

(ii)                                  Material Real Property Mortgages and Flood Insurance. With respect to any Restricted Subsidiary becoming a Guarantor pursuant to Section 6.12, within the latest of (x) 90 days of such Restricted Subsidiary becoming a Guarantor and (y) a later date to which the Facilities Administrative Agent agrees, cause such Restricted Subsidiary to deliver (A) executed counterparts of one or more Mortgages on its Material Real Property in a form appropriate for recording in the applicable recording office and in form and substance reasonably satisfactory to the Facilities Administrative Agent, (B) to the extent such Material Real Property is leased, estoppel and consent agreements, in form and substance reasonably satisfactory to the Facilities Administrative Agent, executed by the lessors thereof, along with (i) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) evidence that the applicable lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places reasonably necessary or desirable, in the Facilities Administrative Agent’s reasonable judgment, to give constructive notice to third-parties of such leasehold interest, (C) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Building located on such Material Real Property and constituting Collateral and, if any such Building is located in special flood hazard area, (1) a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto and (2) evidence of applicable flood insurance as required by Section 6.07(b)(i) if such Material Real Property constitutes Collateral, (D) legal opinions from counsel in such jurisdiction as the Material Real Property is located, each in form and substance reasonably satisfactory to the Facilities Administrative Agent or the Collateral Trustee, (E) to the extent required by the Facilities Administrative Agent, evidence of the filing of as-extracted UCC-1 financing statements in the appropriate jurisdiction, (F) payment by the Borrower of all mortgage recording taxes and related charges required for the recording of such Mortgages and (G) such other instruments in connection therewith as Facilities Administrative Agent shall reasonably require.

(iii)                               Consents Related to Leaseholds Concerning Material Real Property.  With respect to any leasehold interest of any Restricted Subsidiary becoming a Guarantor pursuant to Section 6.12 that would constitute Material Real Property but for the need to obtain the consent of another Person (other than the Borrower or any Controlled Subsidiary) in order to grant a security interest therein, use commercially reasonable efforts to obtain such consent for the later of (x) the 120 day period commencing after such entity becomes a Guarantor and (y) 225 days after the Closing Date, provided that there shall be no requirement to pay any sums to the applicable lessor other than customary legal fees and administrative expenses (it is understood, for avoidance of doubt, that, without limiting the foregoing obligations of the Borrower set forth in this Section 6.16(b)(iii), any failure to grant a security interest in any such leasehold interest as a result of a failure to obtain a consent shall not be a Default hereunder, and, for avoidance of doubt, the Borrower and its Restricted Subsidiaries shall no longer be required to use commercially reasonable efforts to obtain any such consent after such above-mentioned time period to obtain a consent has elapsed).

(c)                                  Personal Property (including IP) Acquired by Borrower or Guarantors.  Within 30 days of the date on which the Compliance Certificate referred to in Section 6.02 is required to be delivered (or a later date to which the Facilities Administrative Agent agrees), shall, in the case of the Borrower, or cause any such Restricted Subsidiary otherwise, (i) to the extent that any Capital Stock in, or owned by, a Loan Party is required to be pledged pursuant to the Security Agreement but has not been pledged, deliver stock certificates, if any, representing such Capital Stock accompanied by undated stock powers or instruments of transfer executed in blank to the Collateral Trustee and execute and deliver to the Collateral Trustee supplements to the Security Agreement or such other document as the Facilities Administrative Agent shall reasonably deem appropriate to pledge any such Capital Stock and (ii) to the extent that any Intellectual Property (as defined in the Security Agreement) owned by a Loan Party is required to be pledged pursuant to the Security Agreement but has not been pledged, deliver IP Security Agreements or supplements to existing IP Security Agreements as may be reasonably requested by the Facilities Administrative Agent.

(d)                                 Real Property Acquired by Borrower and Guarantors.

(i)                                     New Real Property Identification. As of the date the Compliance Certificate referred to in Section 6.02 is required to be delivered (or a later date to which the Facilities Administrative Agent agrees), with respect to each Loan Party, notify the Facilities Administrative Agent of the acquisition of any Material Real Property fee owned or leased by such Loan Party.

(ii)                                  Material Real Property Mortgages and Supplements.  Within the latest of (x) 90 days of the notification provided pursuant to Section 6.16(d)(i) (or a later date to which the Facilities Administrative Agent agrees), (y) 90 days after the Closing Date and (z) a later date to which the Facilities Administrative Agent agrees, cause such Loan Party to deliver the materials set forth in Section 6.16(b)(ii) with respect any such newly acquired Material Real Property, unless, in the judgment of the Facilities Administrative Agent, delivery of such materials is unnecessary to ensure the Secured Parties benefit from a perfected First Priority security interest in such Material Real Property in favor of the Collateral Trustee (it is understood that in lieu of any new Mortgage, mortgage supplements or any other security documents may be delivered if reasonably acceptable to the Facilities Administrative Agent), and that the requirements of Section 6.16(b)(G) and (H) shall not be applicable with respect to leasehold interests of docks by a river, easements for water supply, fee or leasehold interests in real properties that are used or will be used for railway access or to the extent such property is incidental to the operation of any Mine).

(iii)                               Consents Related to Leaseholds Concerning Material Real Property.  With respect to the acquisition of any leasehold interest by any Restricted Subsidiary that would constitute Material Real Property but for the need to obtain the consent of another Person (other than the Borrower or any Controlled Subsidiary) in order to grant a security interest therein, use commercially reasonable efforts to obtain such consent for the later of (x) the 120 day period commencing on the date of the notification provided pursuant to Section 6.16(d)(i)and (y) 225 days after the Closing Date, provided that there shall be no requirement to pay any sums to the applicable lessor other than customary legal fees and administrative expenses (it is understood, for avoidance of doubt, that, without limiting the foregoing obligations of the Borrower set forth in this Section 6.16(d)(iii), any failure to grant a security interest in any such leasehold interest as a result of a failure to obtain a consent shall not be a Default hereunder, and, for avoidance of doubt, the Borrower and its Restricted Subsidiaries shall no longer be required to use commercially reasonable efforts to obtain any such consent after such above-mentioned time period to obtain a consent has elapsed).

(e)                                  Further Assurances. Subject to any applicable limitation in any Security Documents and subparagraph (f) below, upon request of the Facilities Administrative Agent, at the expense of the Borrower, promptly execute and deliver any and all further instruments and documents and take all such other action as the Facilities Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, the Security Documents, including the filing of financing statements necessary or advisable in the opinion of the Facilities Administrative Agent or the Collateral Trustee to perfect any security interests created under the Security Documents.

(f)                                   Collateral Principles.  Notwithstanding anything to the contrary in any Loan Document, (i), no actions in any non-U.S. jurisdiction or required by the Requirement of Law of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), (ii) the Facilities Administrative Agent in its discretion may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or taking other actions with respect to, particular assets where it reasonably determines in consultation with the Borrower, that the creation or perfection of security interests and Mortgages on, or taking other actions, cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents, (iii) notices shall not be required to be sent to account debtors or other contractual third parties prior to the occurrence and continuance of an Event of Default and (iv) any Liens required to be granted from time to time pursuant to Security Documents and this Agreement on assets of the Loan Parties to secure to the Secured Obligations shall exclude the Excluded Assets.

(g)                                  Second Lien Notes Guarantees and Collateral.  Without limitation of (and subject to) any provision in the Collateral Trust Agreement, if the Second Lien Notes Trustee, the Collateral Trustee or any holder of Junior Lien Indebtedness receive any additional guaranty or any additional collateral in connection with the Junior Lien Indebtedness after the Closing Date, without limitation of any Event of Default that may arise as a result thereof, the Loan Parties shall, concurrently therewith, cause the same to be granted to the Facilities Administrative Agent or the Collateral Trustee, as applicable, for its own benefit and the benefit of the Secured Parties.

6.17                                                Maintenance of Ratings.  Use commercially reasonable efforts to maintain (i) a public corporate family rating issued by Moody’s and a public corporate credit rating issued by S&P and (ii) a public credit rating from each of Moody’s and S&P with respect to the Term Loans.

6.18                                                Post Closing Covenants.  Cause to be delivered or performed the documents and other agreements and actions set forth on Schedule 6.18 within the time frame specified on such Schedule 6.18.

6.19                                                ERISA.  Except, in each case, to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, comply with the provisions of ERISA, the Code, and other Laws applicable to the Plans.

ARTICLE VII.
NEGATIVE COVENANTS

Until Payment in Full, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01                                                Liens.  Create, incur, assume or permit to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)                                 Liens pursuant to any Loan Document (including Liens created under the Security Documents securing obligations in respect of Secured Hedging Agreements and Secured Cash Management Agreements);

(b)                                 Liens existing on the date hereof and (other than any individual Lien that secures obligations of less than $2,000,000) set forth on Schedule 7.01 and any renewals, extensions, modifications, restatements or replacements thereof, provided that (i) the property covered thereby is not increased other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or after-acquired property that replaces part of or all of such property and was acquired using Longwall Financing Net Insurance/Condemnation Proceeds otherwise excluded from the required prepayment of Loans pursuant to Section 2.05(h), and (B) proceeds and products thereof, (ii) the amount secured or benefited thereby is not increased except with respect to any Permitted Refinancing Increase and (iii) any renewal, extension, modification, restatement or replacement of the obligations secured or benefited thereby is permitted by Section 7.03;

(c)                                  Liens for utilities, taxes, assessments or governmental charges or levies on the property of the Borrower or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings, provided that any reserve or appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(d)                                 Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, materialmen’s, construction and repairmen’s, vendors’ and mechanics’ Liens and other similar Liens, with respect to amounts which are not yet overdue for a period of more than 60 days or are being contested in good faith and by appropriate proceedings;

(e)                                  Liens incurred or pledges or deposits under (or to secure the performance of) Mining Financial Assurances, statutory obligations, utility services, government contracts, reclamation liabilities, water treatment, workers’ compensation obligations, claims and laws, unemployment insurance laws, social security and employee health and disability benefits laws or similar legislation, or casualty or liability or other insurance or self-insurance including any Lien securing letters of credit, letters of guarantee or bankers’ acceptances issued in the ordinary course of business in connection therewith;

(f)                                   (i) Liens to secure the performance of bids, trade contracts and leases (other than Indebtedness), reclamation bonds, return of money bonds, insurance bonds, Mining Financial Assurances, statutory obligations or bonds, health or social security benefits, unemployment or other insurance obligations, workers’ compensation claims, water treatment obligations, insurance obligations, reclamation obligations, obligations under Mining Laws or similar legislation, stay bonds, utility bonds, surety and appeal bonds (including surety bonds obtained as required in connection with federal coal leases), performance bonds, bid bonds, performance guarantees (including, without limitation, performance guarantees pursuant to coal supply agreements or equipment leases), bankers acceptances, completion guarantees, bank guarantees and letters of credit, customs duties and other obligations, including self-bonding arrangements, of a like nature incurred in the ordinary course of business, (ii) Liens on assets to secure obligations under surety bonds obtained as required in connection with entering into of federal coal leases or (iii) Liens created under or by any turnover trust;

(g)                                  survey exceptions, easements, rights-of-way, zoning restrictions, leases, subleases, licenses, other restrictions and other similar encumbrances which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, Liens set forth as exceptions to the Borrower’s or any Restricted Subsidiary’s title insurance policies and Liens as set forth as exceptions to the title opinions delivered;

(h)                                 judgment Liens that are being contested in good faith by appropriate legal proceedings and for which adequate reserves have been made;

(i)                                     Liens (including the interest of a lessor under a Capital Lease) on property and improvements that secure Indebtedness incurred pursuant to Section 7.03(j) for the purpose of financing all or any part of the purchase price or cost of construction or improvement of such property; provided that the Lien does not (i) extend to any additional property and (ii) secure any additional obligations, in each case other than the initial property so subject to such Lien and the Indebtedness and other obligations originally so secured (other than improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(j)                                    (i) Liens on property or assets of a Person at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Borrower or any Restricted Subsidiary; provided that such Liens were not created in contemplation thereof and do not extend to any other property or assets of the Borrower or any other Restricted Subsidiary (other than improvements on and accessions to such property or assets, proceeds and products thereof, customary security deposits and any other assets pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition but in each case not extending to any other property or assets of the Borrower or any other Restricted Subsidiary) and (ii) Liens on property or assets (including Equity Interests) at the time the Borrower or any of the Restricted Subsidiaries acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Borrower or a Restricted Subsidiary of such Person; provided that such Liens were not created in contemplation thereof and do not extend to any other property or assets of the Borrower or any such Restricted Subsidiary (other than improvements on and accessions to such property or assets, proceeds and products thereof, customary security deposits and any other assets pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition but each case not extending to any other property or assets of the Borrower or any other Restricted Subsidiary);

(k)                                 Liens on the property of the Borrower or any Restricted Subsidiaries, as a tenant under a lease or sublease entered into in the ordinary course of business by such Person, in favor of the landlord under such lease or sublease, securing the tenant’s performance under such lease or sublease, as such Liens are provided to the landlord under applicable law and not waived by the landlord;

(l)                                     (i) Liens (including those arising from precautionary UCC financing statement filings (and those which are security interests for purposes of the Personal Property Securities act of 2009 (Cth)) with respect to bailments, leases or consignment or retention of title arrangements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and (ii) Liens as a result of the filing of UCC financing statements as precautionary measure in connection with leases, operating leases or consignment arrangements;

(m)                             Liens to secure any Indebtedness issued or incurred to Refinance (or successive Indebtedness issued or incurred for subsequent Refinancings) as a whole, or in part, any Indebtedness secured by any Lien permitted by this Section 7.01; provided that (i) such Lien does not extend to any other property (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being refinanced, refunded, extended, renewed or replaced), (ii) except as contemplated by the definition of “Permitted Refinancing Indebtedness,” the aggregate principal amount of Indebtedness secured by such Lien is not increased and (iii) if renewing or replacing any Junior Lien Indebtedness, such new Indebtedness shall be Junior Lien Indebtedness;

(n)                                 Liens securing Indebtedness or other obligations of the Borrower or a Restricted Subsidiary owed to the Borrower or a Guarantor (other than Holdings);

(o)                                 pledges, deposits or non-exclusive licenses to use intellectual property rights of the Borrower or its Subsidiaries to secure the performance of bids, tenders, trade contracts, leases, public or statutory obligations, surety and appeal bonds, reclamation bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(p)                                 Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any Restricted Subsidiary on deposit with or in possession of such bank;

(q)                                 Liens on Equity Interests of any Unrestricted Subsidiary (excluding the Equity Interests of the Deer Run Entities);

(r)                                    Liens on accounts receivable and related assets and proceeds thereof arising in connection with a Permitted Receivables Financing permitted to be incurred pursuant to Section 7.03;

(s)                                   customary Liens in favor of trustees, paying agents and escrow agents, and netting and setoff rights, bankers’ liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, including Hedging Agreements;

(t)                                    Liens securing Ratio Debt, Refinancing Notes, Indebtedness incurred pursuant Sections 7.03(a) or (i) or Permitted Refinancing Indebtedness of the foregoing; provided that (i) such Liens rank junior or pari passu with the Liens securing the Secured Obligations pursuant to the Security Documents, (ii) the rights of the holders of such Indebtedness are subject to the Collateral Trust Agreement with respect to such Liens, (iii) such Liens encumber only the assets, or a subset of the assets, that secure the Secured Obligations and (iv) for the avoidance of doubt, Liens shall only be permitted under this Section 7.01(t) to the extent that such Indebtedness is permitted to be secured under Section 7.03;

(u)                                 Permitted Real Estate Encumbrances;

(v)                                 subject to the Collateral Trust Agreement, junior priority Liens on the Collateral in favor of the Collateral Trustee for the benefit of holders of Second Lien Notes Indebtedness and securing the Second Lien Notes Indebtedness permitted pursuant to Section 7.03(n);

(w)                               Liens on assets of Restricted Subsidiaries that are not Guarantors securing Indebtedness of Restricted Subsidiaries that are not Guarantors;

(x)                                 Coal Liens;

(y)                                 options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like;

(z)                                  Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(aa)                          (x) Production Payments, royalties, dedication of reserves under supply agreements or similar or related rights or interests granted, taken subject to, or otherwise imposed on properties or (y) cross charges, Liens or security arrangements entered into in respect of a Joint Venture for the benefit of a participant, manager or operator of such Joint Venture, in each case, consistent with normal practices in the mining industry;

(bb)                          other Liens securing Indebtedness or obligations in an aggregate principal amount at any time outstanding not to exceed $25,000,000;

(cc)                            Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of assets;

(dd)                          Liens incurred in the ordinary course of business securing obligations not securing Indebtedness for borrowed money and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of the Borrower and its Restricted Subsidiaries;

(ee)                            Liens securing obligations in respect of trade-related letters of credit permitted under Section 7.03(p) covering only the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(ff)                              Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is tax-exempt under the Code;

(gg)                            Liens on specific items of inventory, equipment or other goods and proceeds of any Person securing such Person’s obligations in respect thereof or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(hh)                          deposits made in the ordinary course of business to secure reclamation liabilities, insurance liabilities and/or surety liabilities;

(ii)                                  (x) surface use agreements, easements, zoning restrictions, rights of way, encroachments, pipelines, leases (other than Capital Lease Obligations), subleases, rights of use, licenses, special assessments, trackage rights, transmission and transportation lines related to Mining Leases or mineral rights or constructed coal mine assets or other Real Property including re-conveyance obligations to a surface owner following mining, royalty payments and other obligations under surface owner purchase or leasehold arrangements necessary to obtain surface disturbance rights to access the subsurface coal deposits and similar encumbrances on Real Property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary and (y) Liens on the property of the Borrower or any Restricted Subsidiary, as tenant under a lease or sublease entered into in the ordinary course of business by such Person, in favor of the landlord under such lease or sublease, securing the tenant’s performance under such lease or sublease, as such Liens are provided to the landlord under applicable law and not waived by the landlord; and

(jj)                                Liens securing obligations in respect of Indebtedness permitted by Section 7.03(d) (to the extent it guarantees any Indebtedness that is permitted to be secured), (e) and (u).

For purposes of determining compliance with this Section 7.01, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in Sections 7.01(a) through (jj) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in Sections 7.01(a) through (jj), the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 7.01 and at the time of incurrence, classification or reclassification will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses (or any portion thereof).  In addition, with respect to any revolving loan Indebtedness or commitment to incur Indebtedness that is designated to be incurred on any Deemed Date pursuant to clause (B) of the third paragraph of Section 7.03, any Lien that does or that shall secure such Indebtedness may also be designated by the Borrower or any Subsidiary to be incurred on such Deemed Date and, in such event, any related subsequent actual incurrence of such Lien shall be deemed for purposes of Section 7.01 and 7.03 of this Agreement, without duplication, to be incurred on such prior date (and on any subsequent date until such commitment is funded or terminated or such election is rescinded), including for purposes of calculating usage of any Lien permitted by Section 7.01, the Secured Leverage Ratio, the First Lien Leverage Ratio or the Total Leverage Ratio and Consolidated EBITDA (and all such calculations on and after the Deemed Date until the termination or funding of such commitments shall be made on a Pro Forma Basis giving effect to the deemed incurrence or issuance, the granting of any Lien therefor and related transactions and pro forma events in connection therewith).

In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

7.02                                                Investments.  Make any Investments, except:

(a)                                 Investments held by the Borrower or such Restricted Subsidiary in the form of cash or Cash Equivalents;

(b)                                 loans or advances, payroll, travel and other loans or advances to current or former officers, directors, employees, managers, directors or consultants of the Borrower, Holdings (or any Parent) or the General Partner in an aggregate amount not to exceed $3,000,000 at any time outstanding, made in the ordinary course of business;

(c)                                  Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d)                                 Investments (including debt obligations and Capital Stock) received in satisfaction of judgments or in connection with the bankruptcy or reorganization of suppliers and customers of the Borrower and its Restricted Subsidiaries and in settlement of delinquent obligations of, and other disputes with, such customers and suppliers arising in the ordinary course of business;

(e)                                  (i) Investments in the nature of Production Payments, royalties, dedication of reserves under supply agreements or similar or related rights or interests granted, taken subject to, or otherwise imposed on properties, (ii) cross charges, Liens or security arrangements entered into in respect of a Joint Venture for the benefit of a participant, manager or operator of such Joint Venture or (iii) payments or other arrangements whereby the Borrower or any Restricted Subsidiary provides a loan, advance payment or guarantee in return for future coal deliveries, in each case consistent with normal practices in the mining industry;

(f)                                   Investments in existence on the Closing Date or made pursuant to a legally binding written commitment in existence on the Closing Date and (other than individual Investments the amount of which is less than $2,000,000) listed on Schedule 7.02 and, in each case, any Investment that replaces, refinances or refunds any Investment made pursuant to this Section 7.02(f); provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the date hereof or (y) as otherwise permitted hereunder;

(g)                                  (i) promissory notes and other similar non-cash consideration received by the Borrower and its Subsidiaries in connection with Dispositions not otherwise prohibited under this Agreement and (ii) Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower and its Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, (B) litigation, arbitration or other disputes or (C) the foreclosure with respect to any secured investment or other transfer of title with respect to any secured investment;

(h)                                 Investments in any assets constituting a business unit received by the Borrower or its Subsidiaries by virtue of a Permitted Asset Swap or acquired as a Capital Expenditure permitted under Section 7.14;

(i)                                     Hedging Agreements or Cash Management Obligations permitted under this Agreement;

(j)                                    Investments acquired solely in exchange for (i) Qualified Stock of the Borrower or any Parent or in exchange for Capital Stock of the Borrower or any Parent or (ii) management services provided by the Borrower or a Restricted Subsidiary;

(k)                                 Investments by the Borrower or any Restricted Subsidiary in Restricted Subsidiaries, and Investments by any Restricted Subsidiary in the Borrower; provided that Investments in Restricted Subsidiaries that are not Loan Parties made pursuant to this Section 7.02(k), when aggregated with Indebtedness made by any Loan Party to a non-Loan Party pursuant to Section 7.03(f) (other than Indebtedness subject to the second proviso of such Section) and Investments made pursuant to Section 7.02(n)(iii), shall not in the aggregate exceed the greater of $20,000,000 and 1.0%  of Consolidated Assets;

(l)                                     Investments by the Borrower or any Restricted Subsidiary in Unrestricted Subsidiaries or Joint Ventures in an aggregate amount, taken together with all other Investments made in reliance on this Section 7.02(l) and then outstanding, not to exceed the greater of $50,000,000 and 3.0% of Consolidated Assets (net of, with respect to the Investment in any particular Person, the cash return thereon received after the date hereof as a result of any sale for cash, return, repayment, redemption, liquidating distribution or other cash realization, not to exceed the amount of Investments in such Person made after the date hereof in reliance on this Section 7.02(l); provided, however, that if any Investment pursuant to this Section 7.02(l) is made in any Person that is not a Loan Party at the date of the making of such Investment and such Person becomes a Loan Party after such date, such Investment shall thereafter be deemed to have been made pursuant to Section 7.02(k) and shall cease to have been made pursuant to this Section 7.02(l) for so long as such Person continues to be a Loan Party);

(m)                             additional Investments by the Borrower or any Restricted Subsidiary (i) in an aggregate amount not to exceed the greater of $75,000,000 and 4.0% of Consolidated Assets plus (ii) so long as no Event of Default is continuing immediately prior to making such Investment or would result therefrom, an amount equal to the Cumulative Amount (net of, with respect to the Investment in any particular Person made pursuant to this Section 7.02(m) but without duplication, the cash return thereon received after the date hereof as a result of any sale for cash, repayment, return, redemption, liquidating distribution or other cash realization not to exceed the amount of such Investments in such Person made after the date hereof in reliance on this Section 7.02(m); provided, however, that if any Investment pursuant to this Section 7.02(m) is made in any Person that is not a Loan Party at the date of the making of such Investment and such Person becomes a Loan Party after such date, such Investment shall thereafter be deemed to have been made pursuant to Section 7.02(k) and shall cease to have been made pursuant to this Section 7.02(m) for so long as such Person continues to be a Loan Party);

(n)                                 any acquisition of all or substantially all the assets of, or all of the Equity Interests in, or merger, consolidation or amalgamation with, a Person or division or line of business of a Person if (i) no Event of Default is continuing immediately prior to making such Investment or would result therefrom, (ii) each applicable Loan Party and any such newly created or acquired Restricted Subsidiary shall, or will within the times specified therein, have complied with the applicable requirements of Section 6.16 and (iii) in respect of an acquisition of targets that will not become Loan Parties or assets that will not be acquired by Loan Parties, the aggregate amount of such Investments, when taken together with Indebtedness made by any Loan Party to a non-Loan Party pursuant to Section 7.03(f) (other than Indebtedness subject to the second proviso of such Section) and Disqualified Equity Interests issued by a non-Party to a Loan Party pursuant to Section 7.03(f) and Investments in non-Loan Parties made pursuant to Section 7.02(k), shall not in the aggregate exceed the greater of $20,000,000 and 1.0% of Consolidated Assets;

(o)                                 any Investment acquired as a capital contribution to the Borrower, or made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering (with any offering within 60 days deemed as substantially concurrent) of Qualified Equity Interests of the Borrower, Holdings or any Parent;

(p)                                 (i) receivables owing to the Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business, (ii) endorsements for collection or deposit in the ordinary course of business and (iii) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person, or in satisfaction of claims or judgments;

(q)                                 Investments made pursuant to surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds and related letters of credit or similar obligations, in each case, to the extent such surety bonds, reclamation bonds, performance bonds, bid bonds, substituting appeal bonds, related letters of credit and similar obligations are permitted under this Agreement;

(r)                                    Investments consisting of indemnification obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees and similar obligations in respect of coal sales contracts (and extensions or renewals thereof on similar terms), under any Mining Law, Environmental Law or other applicable law or with respect to workers’ compensation benefits, unemployment insurance and other social security laws or regulations or similar legislation, or to secure liabilities to insurance carriers under insurance arrangements in respect of such obligations, or good faith deposits, prepayments or cash payments in connection with bids, tenders, contracts or leases or to secure public or statutory obligations, customs duties and the like, or for payment of rent, in each case entered into in the ordinary course of business, and pledges or deposits made in the ordinary course of business in support of obligations under coal sales contracts (and extensions or renewals thereof on similar terms) or any other Indebtedness, or Liens securing Indebtedness, of the type referred to in Section 7.03(p);

(s)                                   Investments arising as a result of any Permitted Receivables Financing;

(t)                                    Investments received as non-cash consideration in a Disposition made in compliance with Section 7.05;

(u)                                 to the extent substituting an Investment, purchases and acquisitions, in the ordinary course of business, of inventory, supplies, material or equipment or the licensing or contribution of intellectual property;

(v)                                 Investments resulting from liens, pledges and deposits permitted under Section 7.01;

(w)                               Investments in a Restricted Subsidiary acquired after the date hereof or of an entity merged into, amalgamated with, or consolidated with the Borrower or a Restricted Subsidiary after the date hereof to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(x)                                 any Permitted Payments to Parent, to the extent constituting an Investment; and

(y)                                 any Investments in Hillsboro or Patton (i) at any time prior to their full operations recommencing, for the purpose of facilitating the return to full operations of Hillsboro or Patton in a manner consistent with their (x) maintenance practices at any time in effect since March 15, 2015  or (y) prior mining operations, (ii) at any time after such full operations have recommenced, for the purpose of maintaining operations of Hillsboro or Patton in a manner consistent with their prior mining operations, in an aggregate amount, taken together with all other Investments made in reliance on subclauses (i) and (ii) of this clause (y) and then outstanding, not to exceed $20,000,000 and (iii) with the proceeds of insurance relating to the Deer Run Entities, their assets or the Deer Run Mine.

7.03                                                Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness except:

(a)                                 Indebtedness arising under the Loan Documents (including any Incremental Facility or Refinancing Facility);

(b)                                 Indebtedness outstanding on the date hereof and (other than any individual  obligation with respect to such Indebtedness that is less than $2,000,000) listed on Schedule 7.03;

(c)                                  any Permitted Refinancing Indebtedness of Indebtedness permitted under Section 7.03(b) or of Indebtedness subsequently incurred under this Section 7.03(c);

(d)                                 (i) Indebtedness of the Borrower or any Restricted Subsidiary consisting of Guarantees of Indebtedness  of any Restricted Subsidiary otherwise permitted under this Section 7.03 and (ii) Indebtedness of any Restricted Subsidiary consisting of Guarantees of Indebtedness of the Borrower otherwise permitted under this Section 7.03;

(e)                                  Indebtedness in respect of (i) Cash Management Obligations and (ii) Hedging Agreements, in each case of the Borrower or any Restricted Subsidiary;

(f)                                   Indebtedness of the Borrower and any Restricted Subsidiary owed to any Restricted Subsidiary and of any Restricted Subsidiary owed to the Borrower; provided that, (a) any such Indebtedness owed by any Loan Party to any non-Loan Party must be subordinated to the Secured Obligations and (b) Indebtedness made by any Loan Party to a non-Loan Party pursuant to this Section 7.03(f) together with Investments in non-Loan Parties made pursuant to Section 7.02(k) and Investments made pursuant Section 7.02(n)(iii), shall not in the aggregate exceed the greater of $20,000,000 and 1.0% of Consolidated Assets;

(g)                                  Guarantees by the Borrower or any Restricted Subsidiary of borrowings by current or former officers, managers, directors, employees or consultants in connection with the purchase of Equity Interests of the Borrower, Holdings or any Parent by any such person in an aggregate principal amount outstanding at the time not to exceed $3,000,000;

(h)                                 Indebtedness incurred in connection with any Permitted Receivables Financings and any Permitted Refinancing Indebtedness incurred in respect thereof in an aggregate principal amount (or similar amount) outstanding at the time of incurrence, together with any Permitted Refinancing Indebtedness in respect thereof, not to exceed the greater of $75,000,000 and 4.0% of Consolidated Assets (plus any Permitted Refinancing Increase);

(i)                                     (i) Acquired Indebtedness and Indebtedness of the Borrower or any Restricted Subsidiary Incurred to finance an acquisition or merger, consolidation or amalgamation, provided that, after giving effect to the incurrence thereof on a Pro Forma Basis, (A) if such Indebtedness is (or is intended to be) secured by Liens on Collateral on a pari passu basis with the Liens on the Collateral securing the Secured Obligations, the First Lien Leverage Ratio is equal to or less than 2.75 to 1.00, (B) if such Indebtedness is secured by Liens on Collateral ranking junior to the Liens on the Collateral securing the Secured Obligations, the Secured Leverage Ratio is equal to or less than 3.75 to 1.00 and (C) if such Indebtedness is unsecured, the Total Leverage Ratio is equal to or less than 4.25 to 1.00, and (ii) any Permitted Refinancing Indebtedness in respect of Indebtedness incurred under this Section 7.03(i);  provided that the aggregate principal amount of Indebtedness incurred by non-Loan Party Restricted Subsidiaries pursuant to this Section 7.03(i) and outstanding at the time of incurrence, together with any Permitted Refinancing Indebtedness in respect thereof, shall not in the aggregate exceed the greater of $20,000,000 and 1.0% of Consolidated Assets (plus any Permitted Refinancing Increase);

(j)                                    (i) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance all or any part of the acquisition, construction, development or improvement of any property or assets, including purchase money obligations, Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets before the acquisition thereof, and any Permitted Refinancing Indebtedness incurred in respect thereof; provided that the aggregate principal amount of any Indebtedness Incurred pursuant to this Section 7.03(j)(i) and outstanding at the time of Incurrence, together with any Permitted Refinancing Indebtedness in respect thereof, may not exceed the greater of (a) $75,000,000 or (b) 4.0% of Consolidated Assets (plus any Permitted Refinancing Increase); provided that such amount may be increased by the then-outstanding principal amount of any operating lease in existence on the Closing Date that is actually restructured to a Capital Lease after the Closing Date; and (ii) Indebtedness of the Borrower or any Restricted Subsidiary in respect of longwall financings, including Indebtedness incurred to finance the acquisition, construction, development or improvement of such longwalls (including purchase money obligations and Capital Lease Obligations), and any Permitted Refinancing Indebtedness incurred in respect thereof, in an aggregate principal amount outstanding at the time of Incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any such Indebtedness incurred pursuant to this clause (ii), does not exceed $175,000,000 (plus any Permitted Refinancing Increase);

(k)                                 Indebtedness of non-Loan Party Restricted Subsidiaries and any Permitted Refinancing Indebtedness incurred in respect thereof in an aggregate principal amount outstanding at the time of Incurrence not to exceed the greater of $20,000,000 and 1.0% of Consolidated Assets (plus any Permitted Refinancing Increase);

(l)                                     (i) Indebtedness of Loan Parties constituting (A) unsecured senior Indebtedness or senior subordinated Indebtedness so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Total Leverage Ratio on a Pro Forma Basis is not greater than 4.25 to 1.00, (B) Indebtedness that is secured by Liens on Collateral ranking junior to the Liens on the Collateral securing the Secured Obligations so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Secured Leverage Ratio on a Pro Forma Basis is not greater than 3.75 to 1.00 or (C) Indebtedness in the form of debt securities that are secured by Liens on Collateral ranking pari passu with the Liens on the Collateral securing the Secured Obligations so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the First Lien Leverage Ratio on a Pro Forma Basis is not greater than 2.75 to 1.00 (such Indebtedness described in clauses (A), (B) and (C) above, collectively, “Ratio Debt”); provided that (1) with respect to Ratio Debt of Loan Parties incurred under clause (l)(C) hereof, (x) the final stated maturity of such Indebtedness shall not be sooner than the Term Loan Maturity Date, (y) the weighted average life to maturity of such Indebtedness is greater than or equal to the weighted average life to maturity of the Term Loans and any other Incremental Facilities and Refinancing Facilities and (z) such Indebtedness shall not be subject to any mandatory prepayment, repurchase or redemption provisions, unless the prepayment, repurchase or redemption of such Indebtedness is accompanied by the prepayment of a pro rata portion of the outstanding principal of the Term Loans hereunder pursuant to Section 2.05 hereof, (2) with respect to Indebtedness of Loan Parties incurred under clause (l)(A) or (l)(B) hereof, (x) the final stated maturity of such Indebtedness shall not be sooner than 91 days after the Term Loan Maturity Date, (y) the weighted average life to maturity of such Indebtedness is greater than the weighted average life to maturity of the Term Loans and any other Incremental Facilities and Refinancing Facilities and (z) such Indebtedness shall not be subject to any mandatory prepayment, repurchase or redemption provisions (other than pursuant to customary (as determined in good faith by the Borrower) asset sale, event of loss, debt or equity issuance, excess cash flow (provided that such excess cash flow sweep does not require the application of any excess cash flow that would otherwise be required to be applied to the prepayment of the Term Loans pursuant to Section 2.05(g) hereof), change of control prepayment provisions and a customary acceleration right after an event of default), in each case prior to the Maturity Date at the time such Indebtedness is incurred, (3) to the extent secured, (x) such Indebtedness shall not be secured by a Lien on any asset of the Borrower and its Restricted Subsidiaries that does not also secure the Term Loan Facility and (y) such Indebtedness shall be subject to the Collateral Trust Agreement, (4) no Event of Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result therefrom and (5) to the extent guaranteed, such Indebtedness shall not be guaranteed by a Restricted Subsidiary that is not a Guarantor of the Secured Obligations and (ii) Permitted Refinancing Indebtedness in respect of Indebtedness incurred under this Section 7.03(l);

(m)                             (i) Indebtedness of Loan Parties constituting (A) unsecured senior or senior subordinated debt securities, (B) debt securities that are secured by Liens on Collateral ranking junior to the Liens on the Collateral securing the Secured Obligations or (C) debt securities that are secured by Liens on Collateral ranking pari passu with the Liens on the Collateral securing the Secured Obligations in an aggregate principal amount, which Refinances some or all of the Term Loans incurred hereunder and has an aggregate principal amount which does not exceed the principal amount of the Term Loans hereunder which are being Refinanced except with respect to any Permitted Refinancing Increase (such Indebtedness, the “Refinancing Notes”); provided that (1) with respect to Refinancing Notes incurred under clause (m)(C) hereof, (x) the final stated maturity of such Refinancing Notes shall not be sooner than the Term Loan Maturity Date, (y) the weighted average life to maturity of such Refinancing Notes is greater than or equal to the weighted average life to maturity of the Term Loans and any other Incremental Facilities and Refinancing Facilities and (z) such Refinancing Notes shall not be subject to any mandatory prepayment, repurchase or redemption provisions, unless the prepayment, repurchase or redemption of such Indebtedness is accompanied by the prepayment of a pro rata portion of the outstanding principal of the Term Loans hereunder pursuant to Section 2.05 hereof, (2) with respect to Refinancing Notes incurred under clause (m)(A) or (m)(B) hereof, (x) the final stated maturity of such Refinancing Notes shall not be sooner than 180 days after the Term Loan Maturity Date, (y) the weighted average life to maturity of such Refinancing Notes is greater than the weighted average life to maturity of the Term Loans and any other Incremental Facilities and Refinancing Facilities and (z) such Refinancing Notes do not have scheduled amortization or payments of principal and shall not be subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (other than pursuant to customary asset sale, event of loss, excess cash flow (provided that such excess cash flow sweep does not require the application of any excess cash flow that would otherwise be required to be applied to the prepayment of the Term Loans pursuant to Section 2.05(g) hereof), change of control prepayment provisions and a customary acceleration right after an event of default), in each case prior to the Maturity Date at the time such Refinancing Notes are incurred, (3) no Default or Event of Default shall have occurred or be continuing at the time of occurrence of such Refinancing Notes or would result therefrom, (4) to the extent secured, (x) such Indebtedness shall not be secured by a Lien on any asset of the Borrower and its Restricted Subsidiaries that does not also secure the Term Loan Facility and (y) such Indebtedness shall be subject to the Collateral Trust Agreement, and (5) to the extent guaranteed, such Indebtedness shall not be guaranteed by a Restricted Subsidiary that is not a Guarantor of the Secured Obligations, and (ii) Permitted Refinancing Indebtedness in respect of Indebtedness incurred under this Section 7.03(m);

(n)                                 Second Lien Notes Indebtedness and any Permitted Refinancing Indebtedness incurred in respect thereof, in an aggregate principal amount outstanding at the time of Incurrence, together with any such Permitted Refinancing Indebtedness in respect thereof, not to exceed $425,000,000 (plus any Permitted Refinancing Increase); provided that (x) if such Indebtedness is secured by Liens on Collateral, such Indebtedness shall not be secured by a Lien on any asset of the Borrower and its Restricted Subsidiaries that does not also secure the Term Loan Facility, (y) if such Indebtedness is secured by Liens on Collateral, such Indebtedness shall be subject to the Collateral Trust Agreement and (z) such Indebtedness shall not be guaranteed by a Restricted Subsidiary that is not a Guarantor of the Secured Obligations;

(o)                                 additional Indebtedness of the Loan Parties and any Permitted Refinancing Indebtedness incurred in respect thereof in an aggregate principal amount outstanding at the time of Incurrence, together with any such Permitted Refinancing Indebtedness in respect thereof Incurred, not to exceed the greater of  $100,000,000 and 6.0% of the Consolidated Assets (plus any Permitted Refinancing Increase);

(p)                                 Indebtedness of the Borrower or any Restricted Subsidiary in connection with one or more standby or trade-related letters of credit, performance bonds, bid bonds, stay bonds, appeal bonds, bankers acceptances, Mining Financial Assurances, statutory obligations or bonds, health or social security benefits, unemployment or other insurance obligations, workers’ compensation claims, water treatment obligations, insurance obligations, reclamation obligations, bank guarantees, surety bonds, utility bonds, performance guarantees (including, without limitation, performance guarantees pursuant to coal supply agreements or equipment leases) completion guarantees or other similar bonds and obligations, including self-bonding arrangements, issued by or on behalf of the Borrower or a Restricted Subsidiary, in each case, in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances;

(q)                                 Indebtedness arising from agreements of the Borrower or any Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or any Subsidiary;

(r)                                    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(s)                                   Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply or other arrangements;

(t)                                    any transaction permitted under Section 7.16; and

(u)                                 Indebtedness incurred by the Borrower or any Restricted Subsidiaries from guaranties of letters of credit, surety bonds or performance bonds securing the performance by the Borrower or any such Restricted Subsidiary pursuant to such agreements, in connection with Investments permitted under Section 7.02.

For purposes of determining compliance with this Section 7.03 or Section 7.01, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), accrued interest, defeasance costs and other costs and expenses incurred in connection with such refinancing.

Further, for purposes of determining compliance with this Section 7.03, (A) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories set forth in Sections 7.03(a) through (u), the Borrower will be permitted to divide and classify such item of Indebtedness (or any portion thereof) on the date of its Incurrence, or later re-divide and reclassify all or a portion of such item of Indebtedness in any manner that complies with this Section 7.03, provided, that (x) all Indebtedness outstanding on the Closing Date under this Agreement shall at all times be deemed to have been incurred pursuant to clause (a) of this Section 7.03 and (y) all Second Lien Notes Indebtedness outstanding on the Closing Date shall at all times be deemed to have been incurred pursuant to clause (n) of this Section 7.03, and (B) in connection with (1) the incurrence of revolving loan Indebtedness under this Section 7.03 or (2) any commitment relating to the incurrence of Indebtedness under this Section 7.03 and the granting of any Lien to secure such Indebtedness, the Borrower or Restricted Subsidiary may designate the incurrence of such Indebtedness and the granting of such Lien therefor as having occurred on the date of first incurrence of such revolving loan Indebtedness or commitment (such date, the “Deemed Date”), and any related subsequent actual incurrence and the granting of such Lien therefor will be deemed for purposes of this Section 7.03 and Section 7.01 of this Agreement to have been incurred or granted on such Deemed Date, including, without limitation, for purposes of calculating usage of any baskets hereunder (if applicable), the Total Leverage Ratio, the Secured Leverage Ratio, the First Lien Leverage Ratio and Consolidated EBITDA (and all such calculations, without duplication, on the Deemed Date and on any subsequent date until such commitment is funded or terminated shall be made on a Pro Forma Basis after giving effect to the deemed incurrence, the granting of any Lien therefor and related transactions in connection therewith).

In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.  “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the accretion of original issue discount, or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured and (2) senior Indebtedness as subordinated Indebtedness or junior to any other senior Indebtedness merely because it has junior priority with respect to the same collateral.

7.04                                                Fundamental Changes.  Subject to Section 10.21, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower and its Restricted Subsidiaries, taken as a whole, to or in favor of any Person, except if no Default exists or would immediately result therefrom:

(a)                                 any Subsidiary may merge or consolidate with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person or (ii) any one or more other Subsidiaries, provided that (A) when any Wholly Owned Subsidiary is merging with another Subsidiary, a Wholly Owned Subsidiary shall be the continuing or surviving Person, (B) when any Restricted Subsidiary is merging with any other Subsidiary, the continuing or surviving Person (unless such surviving Person could otherwise be designated an Unrestricted Subsidiary hereunder) shall be a Restricted Subsidiary, (C) when any Foreign Subsidiary is merging with any Domestic

Subsidiary, the continuing or surviving Person shall be the Domestic Subsidiary and (D) when any Guarantor is merging with any other Subsidiary, the continuing or surviving Person shall be a Guarantor;

(b)                                 any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to the Borrower or to another Subsidiary; provided that (i) if the transferor in such a transaction is a Restricted Subsidiary, then the transferee must either be the Borrower or another Restricted Subsidiary (unless such Disposition would otherwise be permitted as an Investment in an Unrestricted Subsidiary), (ii) if the transferor is a Domestic Subsidiary, then the transferee must either be the Borrower or another Domestic Subsidiary and (iii) if the transferor is a Guarantor, then the transferee must either be the Borrower or another Guarantor;

(c)                                  the Borrower may Dispose of all or a portion of the Equity Interests of any of its Subsidiaries to a Guarantor (other than Holdings);

(d)                                 the Borrower and any Restricted Subsidiary may merge or consolidate with any other Person in a transaction in which the Borrower or the Restricted Subsidiary (or such other Person if they become a Restricted Subsidiary as a result of such merger or consolidation), as applicable, is the surviving or continuing Person; provided that, the Borrower may not merge or consolidate with any Restricted Subsidiary unless the Borrower is the surviving or continuing Person; and

(e)                                  any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and the assets, if any, of any Restricted Subsidiary so liquidated or dissolved are transferred (x) to another Restricted Subsidiary or the Borrower and (y) to a Guarantor or the Borrower if such liquidated or dissolved Restricted Subsidiary is a Guarantor.

7.05                                                Dispositions.  Make any Disposition (other than Dispositions permitted pursuant to Sections 7.01, 7.02, 7.04 and 7.06), except:

(a)                                 (i) the sale or Disposition of damaged, obsolete, unusable or worn out equipment or equipment that is no longer needed in the conduct of the business of the Borrower and its Restricted Subsidiaries, (ii) sales or Dispositions of inventory, used or surplus equipment or reserves and Dispositions related to the burn-off of mines or (c) the abandonment or allowance to lapse or expire or other disposition of intellectual property by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(b)                                 (i) a Disposition to the Borrower or a Restricted Subsidiary, including the sale or issuance by the Borrower or any Restricted Subsidiary of any Equity Interests of any Restricted Subsidiary of the Borrower or any Restricted Subsidiary and (ii) any transactions in connection with factoring of receivables by a non-Guarantor Restricted Subsidiary of the Borrower undertaken consistent with past practice or in the ordinary course of business;

(c)                                  Dispositions of the assets set forth on Schedule 7.05;

(d)                                 Dispositions of cash and Cash Equivalents;

(e)                                  Dispositions of Receivables and related assets by a Securitization Subsidiary in connection with a Permitted Receivables Financing;

(f)                                   (A) the sale of defaulted receivables in the ordinary course of business and not as part of a Permitted Receivables Financing  and (B) Dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceeding;

(g)                                  any transfer of property or assets that consists of grants by the Borrower or its Restricted Subsidiaries in the ordinary course of business of licenses or sub-licenses, including with respect to intellectual property rights;

(h)                                 (i) Permitted Asset Swaps and (ii) Dispositions of assets by virtue of an asset exchange or swap with a third party in any transaction, in the case of this clause (ii) (a) with an aggregate fair market value (as reasonably determined by the Borrower in good faith) less than or equal to $15,000,000, (b) involving a coal-for-coal swap, (c) to the extent that an exchange is for fair market value (as reasonably determined by the Borrower in good faith) and for credit against the purchase price of similar replacement property or (d) consisting of a coal swap involving Real Property;

(i)                                     (A) the grant in the ordinary course of business of any non-exclusive easements, permits, licenses, rights of way, surface leases or other surface rights or interests and (B) any lease, sublease or license of assets (with a Loan Party as the lessor, sublessor or licensor) in the ordinary course of business;

(j)                                    Dispositions of assets resulting from condemnation or casualty events;

(k)                                 if immediately after giving effect to such Disposition, (i) the aggregate consideration received for such Disposition shall be in an amount at least equal to the fair market value (as reasonably determined by the Borrower in good faith) thereof (measured either, at the option of the Borrower, at the time of the Disposition or as of the date of the definitive agreement with respect to such Disposition) and (ii) at least 75% of the aggregate consideration for such Disposition shall be paid in cash or Cash Equivalents, provided that, for purposes of this provision, each of the following shall be deemed to be cash:

(A)                   (i) instruments, notes, securities or other obligations received by the Borrower or such Restricted Subsidiary from the purchaser that within 180 days of the closing is converted by the Borrower or such Restricted Subsidiary to cash or Cash Equivalents, to the extent of the cash or Cash Equivalents actually so received and (ii) any cash payments received with respect to instruments, notes, securities or other obligations referred to in clause (i) immediately above within 180 days of such Disposition;

(B)                   the assumption by the purchaser of Indebtedness or other obligations or liabilities (as shown on the Borrower’s most recent balance sheet or in the footnotes thereto) (other than Subordinated Indebtedness or other obligations or liabilities subordinated in right of payment to the Secured Obligations) of the Borrower or a Restricted Subsidiary pursuant to operation of law or a customary novation or assumption agreement; and

(C)                   any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in the Disposition, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of $50,000,000 and 3.0% of Consolidated Assets at the time of receipt of such outstanding Designated Non-Cash Consideration (with the fair market value (as reasonably determined by the Borrower in good faith) of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(l)                                     [Reserved];

(m)                             Dispositions that do not constitute Asset Sales;

(n)                                 to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any like kind exchange of property for use in a Similar Business;

(o)                                 any surrender or waiver of contractual rights or the settlement, release, or surrender of contractual, tort or other claims of any kind or (ii) any settlement, discount, write off, forgiveness, or cancellation of any Indebtedness owing by any present or former directors, officers, or employees of the Borrower or` any Restricted Subsidiary or any of their successors or assigns;

(p)                                 the unwinding or termination of any Hedging Agreements;

(q)                                 the Disposition of assets by the Borrower and its Restricted Subsidiaries consisting of Real Property solely to the extent that such Real Property is not necessary for the normal conduct of operations of the Borrower and its Restricted Subsidiaries;

(r)                                    the Disposition of Equity Interests of an Unrestricted Subsidiary (other than the Deer Run Entities);

(s)                                   the foreclosure of assets of the Borrower or any of its Restricted Subsidiaries to the extent not constituting a Default;

(t)                                    exchanges or relocations of easements for pipelines, oil and gas infrastructure and similar arrangements in the ordinary course of business; and

Dispositions of assets acquired in connection with an acquisition by the Borrower or any Restricted Subsidiary that are Disposed of for fair market value (as reasonably determined by the Borrower in good faith) within 90 days of such acquisition.

7.06                                                Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment except that:

(a)                                 dividends or distributions by a Restricted Subsidiary payable, on a pro rata basis or on a basis more favorable to the Borrower or a Restricted Subsidiary, to all holders of any class of Equity Interests of such Restricted Subsidiary a majority of which is held, directly or indirectly through Restricted Subsidiaries, by the Borrower;

(b)                                 the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other Equity Interests of such Person or another Subsidiary;

(c)                                  the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Borrower or any Parent in exchange for, or out of the proceeds of a substantially concurrent offering (with any offering within 60 days deemed as substantially concurrent) of Qualified Equity Interests of the Borrower or any Parent or of a contribution to the common equity of the Borrower;

(d)                                 the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Borrower or any Parent held by current officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates or their immediate family members) of the General Partner, any Parent, the Borrower or any of its Restricted Subsidiaries upon death, disability, retirement, severance or termination of employment or pursuant to any agreement under which the Equity Interests were issued, and Investments in the Equity Interests of the Borrower or any Parent in connection with certain purchases or redemptions of Equity Interests held by officers, directors and employees or any employee pension benefit plan; provided that the aggregate cash consideration paid therefor after the date hereof in any fiscal year does not exceed an aggregate amount of $3,000,000;

(e)                                  so long as no Event of Default shall have occurred and is continuing or would result therefrom, other Restricted Payments made pursuant to this Section 7.06(e) in an amount not to exceed $10,000,000 in the aggregate;

(f)                                   the Borrower may make regularly scheduled payments of interest on the Second Lien Notes and, to the extent any Maturity Date is extended beyond the maturity date of the Second Lien Notes, payment of principal at scheduled maturity of the Second Lien Notes;

(g)                                  so long as (i) no Event of Default shall have occurred and is continuing or would result therefrom and (ii) other Restricted Payments made pursuant to this Section 7.06(g) in an amount not to exceed the Cumulative Amount; provided that other than in connection with Restricted Payments made in reliance on clause (i)(x) of the definition of Cumulative Amount, the Secured Leverage Ratio (calculated on a Pro Forma Basis) shall be less than or equal to 4.50 to 1.00 after giving effect to such Restricted Payment;

(h)                                 the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of unsecured Indebtedness, any Subordinated Indebtedness or any Junior Lien Indebtedness (i) with the net cash proceeds of, or in exchange for, Permitted Refinancing Indebtedness, (ii) in exchange for, or out of the proceeds of, a substantially concurrent cash or non-cash contribution (within 60 days deemed as substantially concurrent) to the capital of the Borrower or a substantially concurrent offering (with any offering within 60 days deemed as substantially concurrent) of Qualified Equity Interests of the Borrower, Holdings or any Parent (so long as the proceeds of such offering are contributed to the Borrower) or (iii) in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such repayment, prepayment, redemption, repurchase, defeasance, acquisition or retirement;

(i)                                     the Borrower may make regularly scheduled payments of interest in respect of any unsecured Indebtedness, any Subordinated Indebtedness or any Junior Lien Indebtedness in accordance with the terms thereof; provided that such payments shall only be made in the case of Subordinated Indebtedness to the extent required by and subject to the subordination provisions contained therein;

(j)                                    cash payments in lieu of fractional shares or Equity Interests upon the exercise of options or warrants or conversion or exchange of convertible securities, repurchases of Equity Interests of the Borrower or any Parent deemed to occur upon the exercise of options, warrants or other convertible securities to the extent such securities represent a portion of the exercise price of such options, warrants or other convertible securities and repurchases of Equity Interests in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee of the Borrower or any Restricted Subsidiary to pay for the Taxes payable by such director or employee upon such grant or award (and Restricted Payments to any Parent for any such purposes);

(k)                                 any payments made, or the performance of any of the transactions contemplated, in connection with the Transactions;

(l)                                     the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration thereof or giving of the redemption notice therefor if, at the date of declaration or giving of the redemption notice therefor, such payment or redemption would be permitted under this Section 7.06;

(m)                             with respect to each taxable year in which the Borrower is treated as an entity disregarded from its owner or as a partnership that is not taxable as a corporation for federal income tax purposes, cash distributions to its members in an aggregate amount not to exceed the Applicable Tax Distribution Amounts for such taxable year;

(n)                                 (A) Permitted Payments to Parent in an aggregate amount not to exceed $10,000,000 in any fiscal year; and (B) Restricted Payments made to Holdings (or any Parent) to enable Holdings (or any Parent) to pay management fees, operating costs and expenses and other administrative fees and costs, in each case, payable by such Person pursuant to the Management Services Agreement, in an aggregate amount not to exceed $20,000,000 in any fiscal year, as such limitation may be adjusted for inflation in the Annual Consumer Price Index, as required under the Management Services Agreement in effect as of the date hereof; and

(o)                                 prepayments in respect of deferred purchase agreements entered into or Incurred in a manner consistent with past practices in an aggregate amount outstanding at any time not to exceed the greater of $25,000,000 or 1.5% of Consolidated Assets.

7.07                                                Change in Nature of Business.  Engage in any material line of business other than a Similar Business.

7.08                                                Transactions with Affiliates.  Enter into, renew or extend any transaction or arrangement, including the purchase, sale, lease or exchange of property or assets or the rendering of any service, with any Affiliate of the Borrower or any Restricted Subsidiary (a “Related Party Transaction”) involving aggregate consideration in excess of $15,000,000, unless the Related Party Transaction is on terms, taken as a whole, that are not materially less favorable (as determined in good faith by the Borrower) to the Borrower or any of the relevant Restricted Subsidiaries than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Borrower; provided that (i) any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $50,000,000 must first be approved by a majority of the Board of Directors of the Borrower who are disinterested in the subject matter of the transaction pursuant to a resolution by the Board of Directors of the Borrower and (ii) with respect to any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $100,000,000, the Borrower must deliver to the Facilities Administrative Agent an opinion from an accounting, appraisal, or investment banking firm of national standing in the applicable jurisdiction (x) stating that its terms, taken as a whole, are not materially less favorable to the Borrower or any of the relevant Restricted Subsidiaries than those that could be obtained in a comparable arm’s-length transaction with an unrelated Person that is not an Affiliate of the Borrower or (ii) as to the fairness to the Borrower or any of the relevant Restricted Subsidiaries of such Related Party Transaction from a financial point of view.  Notwithstanding the foregoing, the foregoing restrictions shall not apply to the following:

(A)                   transactions between or among the Borrower and any of its Restricted Subsidiaries or a Person that becomes a Restricted Subsidiary;

(B)                   the payment of reasonable and customary (as determined in good faith by the Borrower) regular fees, compensation, indemnification and other benefits to current, former and future directors of the Borrower, a Restricted Subsidiary, Holdings (or any Parent) or the General Partner who are not employees of the Borrower, such Restricted Subsidiary, Holdings (or any Parent) or the General Partner, including reimbursement or advancement of reasonable and documented out-of-pocket expenses and provisions of liability insurance;

(C)                   loans or advances to officers, directors or employees of the Borrower, Holdings (or any Parent) or the General Partner in the ordinary course of business of the Borrower or its Restricted Subsidiaries, Holdings, (or any Parent) or the General Partner or Guarantees in respect thereof or otherwise made on their behalf (including payment on such Guarantees) but only to the extent permitted by applicable law and Section 7.02(b);

(D)                   any employment, consulting service or termination agreement, or reasonable and customary (as determined in good faith by the Borrower) indemnification arrangements, entered into by the Borrower or any of its Restricted Subsidiaries with former, current and future officers, employees or consultants of the Borrower, any of its Restricted Subsidiaries, any Parent or the General Partner that are Affiliates and the payment of reasonable and customary (as determined in good faith by the Borrower) fees, compensation, indemnification and other benefits to current, former and future officers, employees or consultants of the Borrower, any of its Restricted Subsidiaries, any Parent or the General Partner (including amounts paid pursuant to employee benefit plans, employee stock options or similar plans as well as reimbursement or advancement of out-of-pocket expenses and provisions of liability insurance);

(E)                    transactions with customers, clients, suppliers, joint venture partners, managers, operators, or purchasers or sellers of goods or services (including pursuant to joint venture agreements) in the ordinary course of business on terms at least as favorable as might reasonably have been obtained at such time from a Person that is not an Affiliate of the Borrower, as determined in good faith by the Borrower;

(F)                     any issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower or any capital contribution to the Borrower or any of the Restricted Subsidiaries;

(G)                   intercompany Investments permitted by Section 7.02,  Investments permitted by Section 7.02(y) and Restricted Payments permitted by Section 7.06;

(H)                  reimbursement of expenses incurred by the General Partner in operating the business and operations of Holdings, the Borrower and their respective Subsidiaries, including without limitation payments to the General Partner and its directors and officers as indemnification payments;

(I)                       any transaction entered into by an Unrestricted Subsidiary with an Affiliate (other than the Borrower or any Restricted Subsidiaries) prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 6.13; provided that such transaction was not entered into in connection with or in contemplation of such redesignation;

(J)                       any purchases of any class of Indebtedness by one or more Affiliates from, or lending of any class of Indebtedness by one or more Affiliates to, the Borrower or any Restricted Subsidiaries so long as the amount of Indebtedness of such class loaned or purchased by such Affiliates does not exceed 50% of the applicable class of Indebtedness and the terms of the loan or purchase are the same as the terms with respect to investors or lenders that are not Affiliates;

(K)                   the Management Services Agreement (and transactions arising pursuant to the terms thereof)  as in effect on the Closing Date, and as may be amended, modified, supplemented or replaced thereafter; provided that any such amendment, modification, supplement or replacement, taken as a whole, is not materially less favorable (as determined in good faith by the Borrower) to the Lenders; and

(L)                    transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Facilities Administrative Agent a letter from an accounting, appraisal or investment banking firm of national standing (as determined in good faith by the Borrower) stating that such transaction is (i) fair to the Borrower or such Restricted Subsidiary from a financial point of view or (ii) on terms, taken as a whole, that are not materially less favorable to the Borrower or any of the relevant Restricted Subsidiaries than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Borrower;

(M)                transactions arising under any contract, agreement, instrument or other arrangement in effect on the Closing Date and set forth on Schedule 7.08, as amended,

modified or replaced form time to time so long as the amended, modified or new arrangements, taken as a whole at the time such arrangements are entered into, are not materially less favorable (as determined in good faith by the Borrower) to the Borrower and its Restricted Subsidiaries than those in effect on the Closing Date;

(N)                   transactions entered into as part of a Permitted Receivables Financing;

(O)                   transactions with any Affiliate in its capacity as a holder of Indebtedness or Equity Interests; provided that such Affiliate is treated no more favorably than other holders of such Indebtedness or Equity Interests;

(P)                     payments to or from, and transactions with, any joint ventures or similar arrangements (including, without limitation, any cash management activities relating thereto); provided that such arrangements are on terms no less favorable to the Borrower and its Restricted Subsidiaries in any material respect, on the one hand, than to the relevant joint venture partner and its Affiliates, on the other hand, taking into account all related agreements and transactions entered into by the Borrower and its Restricted Subsidiaries, on the one hand, and the relevant joint venture partner and its Affiliates, on the other hand;

(Q)                   any lease or sublease of equipment to any Affiliate in the ordinary course of business on terms at least as favorable as might reasonably have been obtained at such time from a Person that is not an Affiliate of the Borrower, as determined in good faith by the Borrower;

(R)                   any agreements entered into in connection with the Transactions;

(S)                     any transactions with Holdings, the Borrower and their respective Subsidiaries and any Permitted Holder which are otherwise permitted by this Agreement, and pursuant to a services agreement, partnership agreement, omnibus agreement or other similar agreement, as they may be amended from time to time, or as approved by a conflicts committee of the Board of Directors of the Borrower;

(T)                    any coal sale transactions, coal transloading services, equipment manufacturing and rebuilding transactions, parts component manufacturing and rebuilding transactions, like-kind exchanges of land for like-kind value, rail leases, royalty arrangements and labor arrangements entered into in the ordinary course of business and on arm’s-length terms;

(U)                   entry into and performance of the Colt Assignment and payment of royalties under the six coal leases (as in effect on the Closing Date, as amended, modified or replaced from time to time so long as the amended, modified or new arrangements, taken as a whole at the time such arrangements are entered into, are not materially less favorable (as determined in good faith by the Borrower) to the Borrower and its Restricted Subsidiaries than those in effect on the Closing Date) that were the subject of the Colt Assignment; and

(V)                   transactions between or among the Borrower and/or any Restricted Subsidiary thereof, on the one hand, and Hillsboro and/or Patton, on the other hand (i) at any time prior to their full operations recommencing, for the purpose of facilitating the return to full operations of Hillsboro or Patton in a manner consistent with their (x) maintenance practices at any time in effect since March 15, 2015 or (y) prior mining operations or (ii) at any time after such full operations have recommenced, to maintain operations of Hillsboro or Patton in a manner consistent with their prior mining operations.

7.09                                                Permitted Activities of Holdings.  (a) Holdings shall not incur or permit to exist any Lien other than (i) Liens created under the Loan Documents and (ii) Liens not prohibited by Section 7.01 on any of the Equity Interests issued by the Borrower held by Holdings and (b) Holdings shall do or cause to be done all thing necessary to preserve, renew and keep in full force and effect its legal existence; provided, that so long as no Default has occurred and is continuing or would result therefrom, Holdings may merge with any other Person (and if it is not the survivor of such merger, the survivor shall assume Holdings’ obligations, as applicable, under the Loan Documents).

7.10                                                Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of any regulation of the FRB, including Regulations T, U and X.

7.11                                                Financial Covenant.  Solely for the benefit of the Revolving Lenders (and only for so long as any Revolving Credit Commitments remain outstanding), permit the First Lien Leverage Ratio (provided, however, that solely for purposes of this Section 7.11, clause (i)(B) of the definition of the First Lien Leverage Ratio shall not exceed $150,000,000) as of the end of any fiscal quarter of the Borrower (beginning with the end of the second fiscal quarter in 2017) to exceed the maximum ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Maximum First Lien Leverage Ratio

Second Quarter 2017 through Fourth Quarter 2018,	3.75:1.00

First Quarter 2019 through Fourth Quarter 2020	3.50:1.00

First Quarter 2021 and each Quarter thereafter	3.25:1.00

7.12                                                Burdensome Agreements.  Enter into any Contractual Obligation (other than any Loan Document) that (x) limits the ability of the Borrower or any Guarantor to create, incur, assume or suffer to exist any Lien upon any of its property to secure the Obligations hereunder or (y) limits the ability of any Restricted Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor; provided, however, that the foregoing clause shall not apply to Contractual Obligations which:

(a)                                 exist on the date hereof and are set forth on Schedule 7.12;

(b)                                 are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower;

(c)                                  customary restrictions and conditions contained in the document relating to any Lien, so long as (i) such Lien is permitted by Section 7.01 and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 7.12;

(d)                                 restrictions in agreements representing Indebtedness of a Subsidiary that is not a Guarantor (so long as such restrictions only relate to non-Loan Parties);

(e)                                  restrictions imposed by applicable law;

(f)                                   any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or Disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or Disposition to the extent relating to the Equity Interests or assets that are then subject to such sale or Disposition;

(g)                                  are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures or the Equity Interests therein;

(h)                                 are customary restrictions contained in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(i)                                     are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary;

(j)                                    are customary limitations (including financial maintenance covenants) existing under or by reason of leases entered into in the ordinary course of business;

(k)                                 are restrictions on cash or other deposits imposed under contracts entered into in the ordinary course of business;

(l)                                     are customary provisions restricting assignment of any agreements;

(m)                             are restrictions imposed by any agreement relating to any Permitted Receivables Financing to the extent that such restrictions relate to the assets (and any proceeds in respect thereof) that are the subject of such Permitted Receivables Financing;

(n)                                 any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(o)                                 any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 7.03 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement or are on market terms at the time of issuance (in each case as determined in good faith by the Borrower);

(p)                                 customary net worth provisions contained in Real Property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations; or

(q)                                 are set forth in any agreement evidencing an amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the Contractual Obligations referred to in clauses (a) through (p) above; provided, that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, not materially less favorable to the Loan Party with respect to such limitations than those applicable pursuant to such Contractual Obligations prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

7.13                                                [Reserved].

7.14                                                Maximum Capital Expenditures.  Make or incur Capital Expenditures, in any fiscal year indicated below, in an aggregate amount for Borrower and its Restricted Subsidiaries in excess of (a) the sum of (i) $110,000,000 such fiscal year (the “Annual CapEx Amount”) plus (ii) if a positive number, the difference between the Annual CapEx Amount for the immediately preceding fiscal year and the amount of Capital Expenditures actually made in such fiscal year (with the amount of any rollover from the prior fiscal year being deemed to be used first), plus (iii) up to 100% of the Annual CapEx Amount for the immediately succeeding fiscal year (any such amount, a “Carry Back Amount”) and less (iv) the amount of any Capital Expenditures made in the immediately preceding fiscal year in reliance on the Carry Back Amount; plus (b) commencing with the fiscal year ending December 31, 2020 and thereafter, Capital Expenditures made or incurred for longwall equipment plus (c) so long as no Event of Default is continuing immediately prior to making such Capital Expenditure or would result therefrom, an amount equal to the Cumulative Amount.

7.15                                                Fiscal Year.  Change its fiscal year-end from December 31.

7.16                                                Sale and Lease-Backs.  Other than in respect of Sale and Lease-Backs in existence on the Closing Date (including, without limitation, the Closing Date Sale-Leaseback Financing Arrangements) and any replacements, refinancings, renewals or extensions thereof, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Borrower or such Restricted Subsidiary (a) has sold or transferred to any other Person (other than the Borrower or any of its Restricted Subsidiaries) and (b) thereafter rents or leases such property that it intends to use for substantially the same purpose as the property which has been sold or transferred (collectively, the “Sale and Lease-Backs”) involving the sale of assets with a fair market value (as reasonably determined by the Borrower in good faith) in excess of $25,000,000 in the aggregate.

7.17                                                Amendments or Waivers of Organizational Documents.  Amend, restate, supplement, modify or waive any provision of any of its Organizational Documents after the Closing Date, in each case, to the extent the same, taken as a whole, would be material and adverse to any Secured Party (in the good faith determination of the Borrower).

For so long as the Deer Run Entities are Unrestricted Subsidiaries, the Borrower shall not permit any of the Deer Run Entities to dividend or otherwise distribute insurance proceeds received in connection with, or in respect of, the Deer Run Mine to any Person other than the Borrower.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01                                                Events of Default.  Any of the following shall constitute an Event of Default (each, an “Event of Default”):

(a)                                 Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five Business Days after the same becomes due and payable, any interest on any Loan, on any L/C Obligation, or any fee due hereunder, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01(a), 6.01(b), 6.02(a), 6.03(a), 6.05, 6.11 or Article VII; provided that (i) a Default as a result of a breach of  Section 7.11 (a “Financial Covenant Event of Default”) shall not constitute an Event of Default with respect to any Term Loans,  Incremental Term Loan Facility or Refinancing Term Loan Facility unless and until the Revolving Lenders have declared all amounts outstanding under the Revolving Facility to be immediately due and payable and all outstanding Revolving Credit Commitments to be immediately terminated, in each case in accordance with this Agreement, as a result of such Financial Covenant Event of Default (the “Term Loan Standstill Period”) and (ii) a Default as a result of a breach of Section 6.01(a), 6.01(b) or 6.02(a) shall not constitute an Event of Default to the extent remedied or waived within (5) Business Days after such breach; or

(c)                                  Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                                  Cross-Default.  Holdings, the Borrower or any Restricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness under the Loan Documents) in each case having an aggregate principal amount of more than the Threshold Amount (“Material Indebtedness”), beyond the period of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause or to permit the holder or holders of such Material Indebtedness, or the beneficiary or beneficiaries of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, or such Guarantee to become due or payable; provided, that this clause (e) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if (i) such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, (ii) such Indebtedness becomes due substantially contemporaneously with the completion and closing of such voluntary sale and transfer (and not upon entry into the purchase or transfer agreement related thereto) and (iii) the process of such voluntary sale or transfer are applied to pay in full such Indebtedness substantially contemporaneously with such sale or transfer; or

(f)                                   Insolvency Proceedings, Etc.  Subject to Section 8.03, any Loan Party or any of its Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any substantial part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any substantial part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)                                  Inability to Pay Debts; Attachment.  Subject to Section 8.03, (i) Holdings, the Borrower or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any substantial part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h)                                 Judgments.  There is entered against Holdings, the Borrower or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third party insurance), and such judgments or orders shall not have been vacated, discharged, waived, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)                                     ERISA.  The occurrence of any of the following events that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect: (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in an actual obligation to pay money of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or

(j)                                    Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or Payment in Full, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or any Security Document ceases to create a valid Lien with the priority required thereby on the Collateral covered thereby (other than (x) as to any immaterial portion of the Collateral or (y) as expressly permitted thereunder or solely as a result of the acts or omissions of any Administrative Agent or Collateral Trustee (including failure to maintain possession of any stock certificates, or other instruments delivered to it under any Security Document)); or

(k)                                 Change of Control.  There occurs any Change of Control; or

(l)                                     Subordinated Indebtedness; Second Lien Notes.  The Second Lien Notes, any Subordinated Indebtedness or any other Indebtedness secured by a junior Lien that is subject to the Collateral Trust Agreement (the “Other Junior Lien Indebtedness”) permitted hereunder or the guarantees thereof or, in the case of Second Lien Notes or Other Junior Lien Indebtedness, the Liens securing such Second Lien Notes or Other Junior Lien Indebtedness, shall cease, for any reason, to be validly subordinated to the Obligations of the Loan Parties hereunder, as provided in the Collateral Trust Agreement or the indenture governing such Subordinated Indebtedness, or any Loan Party shall so assert.

8.02                                                Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Facilities Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders (except with respect to a Financial Covenant Event of Default prior to the termination of the Term Loan Standstill Period), take any or all of the following actions (and, to the extent such Event of Default is a Financial Covenant Event of Default, prior to the expiration of the Term Loan Standstill Period, the Facilities Administrative Agent shall, at the request of, or may, with the consent of, the Required Revolving Lenders only, take any or all such actions, but only with respect to the Revolving Loans, Revolving Credit Commitments, Swing Line Loans, and any Letters of Credit):

(a)                                 declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)                                  require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)                                 exercise on behalf of itself and the Lenders and any L/C Issuer all rights and remedies available to it and the Lenders and any L/C Issuer under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under Debtor Relief Laws of the United States or any other Event of Default under Section 8.01(f) or (g) hereof, the obligation of each Lender to make Loans and any obligation of any L/C Issuer to make L/C Credit Extensions shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Facilities Administrative Agent or any Lender.

8.03                                                Exclusion of Immaterial Subsidiaries.  Solely for the purposes of determining whether an Event of Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary shall be deemed not to include any Restricted Subsidiary affected by any event or circumstance referred to in any such clause that did not, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been delivered (or were to be delivered) pursuant to Section 6.01(a) or 6.01(b), have assets with a value in excess of 5% of the Tangible Assets or 5% of consolidated total revenues, in each case, of the Borrower and the Restricted Subsidiaries as of such date; provided that if it is necessary to exclude more than one Restricted Subsidiary from clause (f) or (g) of Section 8.01 pursuant to this Section 8.03 in order to avoid an Event of Default thereunder, all excluded Restricted Subsidiaries shall be considered to be a single consolidated Restricted Subsidiary for purposes of determining whether the condition specified above is satisfied.

8.04                                                Application of Funds.  Subject to the Collateral Trust Agreement, after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Secured Obligations (including proceeds of Collateral) shall be applied by the Administrative Agents (in consultation and cooperation with each other) in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable fees, charges and disbursements of counsel to the Administrative Agents and amounts payable under Article III) payable to the Administrative Agents in their capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers  (including fees and time charges for attorneys who may be employees of any Lender and the L/C Issuers) and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, (A) to the Facilities Administrative Agent for the ratable account of each L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.14 and (B) to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings, to payment of the unpaid Secured Hedging Obligations and to payment of the unpaid Secured Cash Management Obligations, ratably among the Lenders, the L/C Issuers, the Hedge Banks to the Secured Hedging Agreements giving rise to such Secured Hedging Obligations and the Cash Management Banks to the Secured Cash Management Agreements giving rise to such Secured Cash Management Obligations in proportion to the respective amounts described in this clause Fourth held by them;

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(g) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn, expired or terminated, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

8.05                                                Right to Cure.  Notwithstanding anything to the contrary contained in Section 7.11, in the event that the Borrower fails (or, but for the operation of this Section 8.05, would fail) to comply with the requirements of the Financial Covenant, from the day following the last day of the applicable fiscal quarter until the expiration of the 10th Business Day subsequent to the date the certificate calculating such Financial Covenant is required to be delivered pursuant to Sections 6.02, Holdings (or any Parent) shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of such entities, and in each case, to immediately contribute any such cash to the capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”), pursuant to the exercise of the Cure Right, the Financial Covenant shall be recalculated giving effect to a pro forma adjustment by which Consolidated EBITDA shall be increased with respect to such applicable quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring the Financial Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; provided, that (i) in each four consecutive fiscal quarter period there shall be at least two fiscal quarters in which a Cure Right is not exercised, (ii) a Cure Right shall not be exercised more than five times during the term of this Agreement, (iii) for purposes of this Section 8.05, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Covenant, (iv) the Cure Amount shall be disregarded for all other purposes under this Agreement and under any other Loan Documents (including for purposes of any financial ratio-based conditions, Applicable Rate or any basket availability under this Agreement and other Loan Documents) and the Cure Amount shall not be used for determining Unrestricted Cash for any purpose under this Agreement and other Loan Documents during any four-quarter period in which such amount is included in the calculation of Consolidated EBITDA in accordance with this Section 8.05 and (v) there shall be no pro forma reduction in Indebtedness with the proceeds of the exercise of the Cure Right for determining compliance with the Financial Covenant for the fiscal quarter in respect of which such Cure Right is exercised (either directly through prepayment or indirectly as a result of the netting of Unrestricted Cash).  If, after giving effect to the adjustments in this paragraph, the Borrower shall then be in compliance with the requirements of the Financial Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or Default of the Financial Covenants that had occurred shall be deemed cured for the purposes of this Agreement (it being understood that until the Facilities Administrative Agent has received notice that the Borrower has received the applicable Cure Amount, the Borrower may not borrow hereunder).

ARTICLE IX.
ADMINISTRATIVE AGENTS

9.01                                                Appointment and Authority.  Each of the Lenders and the L/C Issuers hereby irrevocably appoints (i) The Huntington National Bank to act on its behalf as the Facilities Administrative Agent hereunder and under the other Loan Documents and (ii) Lord Securities Corporation to act on its behalf as the Term Administrative Agent hereunder and under the other Loan Documents, and irrevocably authorizes each of the Facilities Administrative Agent and Term Administrative Agent to take such actions on its behalf and to exercise such powers, rights and remedies as are delegated or granted to the Facilities Administrative Agent and the Term Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except with respect to Section 9.06, Section 9.10 and Section 9.12, the provisions of this Article are solely for the benefit of the Administrative Agents and the Lenders, and neither the Borrower, nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  In performing its functions and duties hereunder, the Administrative Agents shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.

9.02                                                Rights as a Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Administrative Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans, the Person serving as an Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Administrative Agent hereunder, and may accept fees and other considerations from the Borrower for service in connection herewith and otherwise without any duty to account therefor to the Lenders.

9.03                                                Exculpatory Provisions.  No Administrative Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, no Administrative Agent:

(a)                                 shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)                                 shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Administrative Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any action that, in its opinion or the opinion of its counsel, may violate the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)                                  shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Administrative Agent or any of its Affiliates in any capacity; and

(d)                                 shall be responsible or have any liability for or in connection with, or have any duty to ascertain, inquire into, monitor, maintain, update or enforce, compliance with the provisions hereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, no Administrative Agent shall (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

Neither any Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders or Required Facility Lenders, as applicable (or such other number or percentage of the Lenders as shall be necessary, or as such Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.01 and 8.02) or (ii) in the absence of its own bad faith, gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  No Administrative Agent shall be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default is given to such Administrative Agent by the Borrower or a Lender.

No Administrative Agent shall be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document or made in any written or oral statements made in connection with the Loan Documents and the transactions contemplated thereby, (ii) the contents of any financial or other statements, instruments, certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, whether made by such Administrative Agent to the Lenders or by or on behalf of any Loan Party to such Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby, (iii) the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, (iv) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the use of proceeds of the Loans or the occurrence or possible occurrence of any Default or Event of Default or to make any disclosures with respect to the foregoing, (iv) the execution, validity, enforceability, effectiveness, genuineness, collectability or sufficiency of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Administrative Agent.  Anything contained herein to the contrary notwithstanding, no Administrative Agent shall have any liability arising from confirmation of the amount of outstanding Loans or the component amounts thereof.

9.04                                                Reliance by Administrative Agents.  Each Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan or the issuance of a Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or the applicable L/C Issuer, each Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless such Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  Each Administrative Agent shall be entitled to rely on and may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05                                                Delegation of Duties.  Each Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by such Administrative Agent.  Each Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory, indemnification and other provisions of this Article and Section 10.04 shall apply to any such sub agent and to the Related Parties of such Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities of such Administrative Agent.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Article shall apply to any such sub agent and to the Related Parties of any such sub agent, and shall apply to their respective activities as sub agent as if such sub agent and Related Parties were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub agent appointed by any Administrative Agent, (i) such sub agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub agent, and (iii) such sub agent shall only have obligations to such Administrative Agent and not to any Loan Party, Lender or any other Person, and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub agent.

9.06                                                Resignation of Facilities Administrative Agent or Term Administrative Agent.  The Facilities Administrative Agent or the Term Administrative Agent may at any time give notice of its resignation to the applicable Lenders, the L/C Issuers (if applicable) and the Borrower.  Upon receipt of any such notice of resignation, the Required Facility Lenders shall have the right, with the approval of the Borrower unless an Event of Default under Section 8.01(f) or (g) has occurred or is continuing (such approval not to be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Facility Lenders and shall have accepted such appointment within 30 days after the retiring Facilities Administrative Agent or the Term Administrative Agent, as the case may be, gives notice of its resignation, then the retiring Administrative Agent may on behalf of the applicable Lenders and the L/C Issuers (if applicable), appoint a successor Facilities Administrative Agent or the Term Administrative Agent, as applicable, meeting the qualifications set forth above; provided that (x) in no event shall any successor Administrative Agent be a Defaulting Lender or a Disqualified Institution and (y) if the Facilities Administrative Agent or the Term Administrative Agent, as the case may be, shall notify the Borrower and the applicable Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Facilities Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Facilities Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Facilities Administrative Agent or the Term Administrative Agent, as the case may be, shall instead be made by or to each applicable Lender and each L/C Issuer (if applicable)

directly, until such time as the Required Facility Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Facilities Administrative Agent or the Term Administrative Agent, as the case may be, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  Upon the acceptance of a successor’s appointment as the Facilities Administrative Agent or the Term Administrative Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Facility Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Facilities Administrative Agent or the Term Administrative Agent, as the case may be, shall be the same as those payable to its applicable predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Facilities Administrative Agent or the Term Administrative Agent, as applicable.

9.07                                                Non-Reliance on Administrative Agents and Other Lenders.

(a)                                 Each Lender and each L/C Issuer acknowledges represents and warrants that it has, independently and without reliance upon any Administrative Agent, any Arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon any Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)                                 No Administrative Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such analysis on behalf of the Lenders and the L/C Issuers or to provide any Lender or any L/C Issuer with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Administrative Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.  Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by the any

Administrative Agent, Required Lenders, Required Revolving Lenders or Lenders, as applicable, on the Closing Date.

(c)                                  Each Lender acknowledges that Borrower and certain Affiliates of the Loan Parties are Eligible Assignees hereunder and may purchase Term Loans hereunder from Lenders from time to time, subject to the restrictions set forth in the definition of “Eligible Assignee” and Sections 2.19 and 2.20.

9.08                                                No Other Duties, Etc.  Except as expressly set forth herein, none of the bookrunners, Arrangers or other titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Administrative Agent or a Lender or L/C Issuer hereunder.  Each Administrative Agent shall have only those duties and responsibilities that are expressly specified herein for such Administrative Agent and the other Loan Documents.  Each Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  No Administrative Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or an L/C Issuer or any other Person; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon such Administrative Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

9.09                                                Facilities Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Facilities Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Facilities Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered in consultation with the Term Administrative Agent,, by intervention in such proceeding or otherwise:

(a)                                 to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Facilities Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Facilities Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Facilities Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(c)                                  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Facilities Administrative Agent and, in the event that the Facilities Administrative Agent shall consent to the making of such payments directly to the Lenders and each L/C Issuer, to pay to the Facilities Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Facilities Administrative Agent and its agents and counsel, and any other amounts due the Facilities Administrative Agent under Section 2.09 and 10.04.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Facilities Administrative Agent, its agents and counsel, and any other amounts due the Facilities Administrative Agents under Sections 2.09 and 10.04 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Facilities Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Facilities Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.  The Term Administrative Agent shall assist and cooperate with Facilities Administrative Agent in connection with this Section 9.09, and provide information reasonably requested by Facilities Administrative Agent with respect to the Lenders holding Term Loan for purposes of this Section.

9.10                                                Guaranty and Collateral Matters.

(a)                                 Each Secured Party hereby and/or by accepting the benefits of the Collateral authorizes each Administrative Agent or Collateral Trustee, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Security Documents, as applicable; provided that neither the Facilities Administrative Agent nor Collateral Trustee shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Secured Obligations with respect to any Secured Hedging Agreement or Secured Cash Management Agreement.  Subject to Section 10.01, without further written consent or authorization from any Secured Party, the Facilities Administrative Agent or Collateral Trustee, as applicable, may execute any documents or instruments necessary (and, in the case of the Facilities Administrative Agent, provide instructions or confirmation to the Collateral Trustee as contemplated by the Collateral Trust Agreement) to (i) under the circumstances described in clause (A) of Section 10.21(a), confirm or acknowledge that the Liens on the Collateral no longer secure the Secured Obligations, (ii) in connection with a sale or disposition of assets permitted by this Agreement, release any Liens encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.01) have otherwise consented, (iii) release any Guarantor from the Guaranty pursuant to Section 10.21 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section

10.01) have otherwise consented or (iv) acknowledge and confirm that specified assets of the Loan Parties are Excluded Assets.

(b)                                 Subject to the Collateral Trust Agreement, the Lenders and L/C Issuers irrevocably authorize the Facilities Administrative Agent to release any Guarantor from its obligations under the Guaranty in accordance with the terms of Section 10.21.  Upon request by the Facilities Administrative Agent at any time, the Required Lenders will confirm in writing the Facilities Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

(c)                                  The Lenders irrevocably authorize the Collateral Trustee to release any Lien on any property granted to or held by the Collateral Trustee under any Loan Document in accordance with the terms of Section 10.21 and the Collateral Trust Agreement.  Upon request by the Facilities Administrative Agent or the Collateral Trustee at any time, the Required Lenders will confirm in writing the Collateral Trustee’s authority to release its interest in particular types or items of property in accordance with this Section.

9.11                                                Withholding Tax.  To the extent required by any applicable law, the Appropriate Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  Without limiting the provisions of Section 3.01, each Lender shall, and does hereby, indemnify each Administrative Agent, and shall make payable in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for each Administrative Agent) incurred by or asserted against the such Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the such Administrative Agent to properly withhold tax from amounts paid to or for the account of any applicable Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Appropriate Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any applicable Lender by the Appropriate Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due such Administrative Agent under this Section 9.11.  The agreements in this Section 9.11 shall survive the resignation and/or replacement of such Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all other obligations.  For purposes of this Section 9.15, the term “Lender” includes any L/C Issuer and for the avoidance of doubt, includes any Swing Line Lender.

9.12                                                Collateral Matters and Specified Amendments.

(a)                                 Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 10.06) hereby and each other Secured Party hereby and/or by accepting the benefits of the Collateral authorizes and directs the Facilities Administrative Agent and the Collateral Trustee to enter into each of the Collateral Trust Agreement, on behalf of such Lender needed to effectuate the transactions permitted by this Agreement and agrees that the Facilities Administrative Agent and the Collateral Trustee may take such actions on its behalf as is contemplated by the terms of such Collateral Trust Agreement.  Without limiting the provisions of Sections 9.03 and 10.04, each Lender hereby consents to (i) The Huntington National Bank and any successor serving in the capacity of Facilities Administrative Agent and agrees not to assert any claim (including as a result of any conflict of interest) against The Huntington National Bank, or any such successor, arising from the role of the Facilities Administrative Agent or other agent under the Security Documents or any such Collateral Trust Agreement so long as it is either acting in accordance with the terms of such documents or otherwise has not engaged in bad faith, gross negligence or willful misconduct and (ii) Lord Securities Corporation and any successor serving in the capacity of Collateral Trustee and agrees not to assert any claim (including as a result of any conflict of interest) against Lord Securities Corporation or any such successor, arising from its role as the Collateral Trustee under the Security Documents or any such Collateral Trust Agreement so long as it is either acting in accordance with the terms of such documents or otherwise has not engaged in bad faith, gross negligence or willful misconduct.  In addition, each of The Huntington National Bank and Lord Securities Corporation, or any such successors, shall be authorized, without the consent of any Lender, to execute or to enter into amendments of, and amendments and restatements of, the Security Documents, any such Collateral Trust Agreement and any additional and replacement collateral trust or intercreditor agreements, in each case, in order to effect the subordination of and to provide for certain additional rights, obligations and limitations in respect of, any Liens required by the terms of this Agreement to be Liens junior to, or pari passu with, the Secured Obligations, that are incurred as permitted by this Agreement, and to establish certain relative rights as between the holders of the Secured Obligations and the holders of the Indebtedness secured by such Liens junior or pari passu with the Secured Obligations, including as contemplated by Section 6.16(g) and Section 7.01.

(b)                                 The Lenders irrevocably authorize (x) the Appropriate Administrative Agent to enter into any amendment described in Section 2.15(f), or 2.16(e) and any writing which creates a deemed amendment in connection with a Permitted Amendment and (y) the Facilities Administrative Agent to enter into any amendment contemplated in Sections 6.16(g) or 7.01(t).

ARTICLE X.
MISCELLANEOUS

10.01                                         Amendments, Etc.  Except as set forth in Sections 2.15 and 2.16, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower, or any other Loan Party therefrom, shall be effective unless in writing signed by (A) the Required Lenders and the Borrower, or the applicable Loan Party, as the case may be, and acknowledged by the Facilities Administrative Agent (except, in each case, as set forth in clauses (B), (C), (D) and (E) below), (B) the Required Revolving Lenders and the Borrower and acknowledged by the Facilities Administrative Agent in the case of clause (e) below, (C) the relevant Lenders specified in clause (f) below and the Borrower and acknowledged by the Facilities Administrative Agent in the case of clause (f) below, (D) the Required Facility Lenders and the Borrower and acknowledged by the Facilities Administrative Agent in the case of clause (h) below and (E) the parties to the Administrative Agency Fee Letter in the case of clause (z) of the first proviso after clause (h) below, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                 extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b)                                 postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) (it being understood that the waiver of, or amendment to the terms of, any mandatory prepayment shall not constitute such a postponement) without the written consent of each Lender directly affected thereby;

(c)                                  waive, reduce or postpone the principal of, or the stated rate of interest specified herein on, any Loan, or (subject to clause (z) of the first proviso after clause (h) below) any fees or premiums or other amounts payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that, without limiting the effect of clauses (h) and (i) below or the proviso directly below, only the consent of (i) the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) the Required Lenders shall be necessary, to waive, reduce or postpone any scheduled prepayment;

(d)                                 change Section 2.13 or Section 8.04 in a manner that would alter the pro rata sharing of payments required thereby in a manner that by its terms modifies the application of such payments required thereby to be on a non-pro rata basis without the written consent of each Lender adversely affected thereby;

(e)                                  (i) waive any condition set forth in Section 4.02 as to any Credit Extension under the Revolving Facility, (ii) amend, waive or otherwise modify any term or provision of (x) Section 7.11 (or any defined term used therein as it relates to Section 7.11) or (y) clause (i) of the proviso in Section 8.01(b), (iii) waive any Financial Covenant Default or Event of Default and its consequences arising solely in respect of the obligations under Section 7.11, (iv) waive any condition set forth in Section 4.02 as to any Credit Extension under the Additional Revolving Facility Commitments or Refinancing Revolving Facility or (v) change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Revolving Loan or any fee payable to Revolving Lenders hereunder, in each case of clauses (i)-(v), without the consent of Required Revolving Lenders;

(f)                                   change any provision of this Section 10.01 or the definitions of “Required Lenders” “Required Revolving Lenders,” “Required Term Lenders,” or “Required Facility Lenders” or “Applicable Percentage” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender under the applicable Facility affected thereby; provided, with the consent of the applicable Required Facility Lenders, additional extensions of credit pursuant hereto may be included in the determination of ‘Required Lenders,” “Required Revolving Lenders,” “Required Term Lenders,” or “Required Facility Lenders” or “Applicable Percentage” on substantially the same basis as the Revolving Credit Commitments and the Term Loans are included on the Closing Date;

(g)                                  other than as permitted by Section 9.10 and Section 10.21, release (i) all or substantially all of the Guarantors from the Guaranty (as measured by value, not by number) or all or substantially all of the Collateral, except as expressly provided in the Loan Documents and except in connection with a “credit bid” undertaken by the Facilities Administrative Agent or Collateral Trustee at the direction of the Required Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Loan Documents (in which case only the consent of the Required Lenders will be needed for such release) or (ii) all or substantially all of the Collateral covered by the Security Documents without the written consent of each Lender, in each case unless the release is permitted hereunder pursuant to Section 10.21; or

(h)                                 amend, waive or otherwise modify any term or provision of a particular Facility in each case with only the consent of the Required Facility Lenders under such Facility, so long as such amendment, waiver or modification does not directly affect the Lenders under any other Facility;

provided, that (x) no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall amend, modify or waive this Agreement or the Security Agreement so as to alter the ratable treatment of Obligations, Secured Hedging Obligations and Secured Cash Management Obligations (including pursuant to Section 8.04) or the definition of “Hedging Obligations,” “Hedging Agreement,” “Obligations,” “Secured Hedging Agreement”, “Secured Hedging Obligations”, “Secured Cash Management Agreement”, “Secured Cash Management Obligations” or “Secured Obligations” (as defined herein or in any applicable Security Documents) in each case in a manner adverse to any Hedge Bank or in a manner adverse to any Cash Management Bank with Secured Cash Management Obligations then outstanding, as applicable, without the written consent of any such party; (y) (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the applicable Swing Line Lender in addition to the Lenders required above, affect the rights or duties of such Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Facilities Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Facilities Administrative Agent under this Agreement or any other Loan Document; and (iv) no amendment, waiver or consent shall, unless in writing and signed by the Term Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Term Administrative Agent under this Agreement or any other Loan Document; and (z) any Administrative Agency Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties to such Administrative Agency Fee Letter.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (i) the Commitment of such Lender may not be increased or extended and (ii) the principal of any Loan owed to such Lender may not be reduced without the consent of such Lender.

Notwithstanding the foregoing, the Borrower and the Facilities Administrative Agent may amend this Agreement and the other Loan Documents (and may authorize the Collateral Trustee to amend the Collateral Trust Agreement and any other intercreditor agreement) without the consent of any Lender (a) to cure any ambiguity, omission, mistake, error, defect or inconsistency (as reasonably determined by the Borrower in consultation with the Facilities Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received at least five Business Days’ prior written notice thereof and the Facilities Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, (b) to add a Guarantor with respect to the Loans or collateral to secure the Loans, (c) to make administrative changes that do not adversely affect the rights of any Lender (including as contemplated by Section 2.15(d)(v), 2.16(d)(v) and the definition of Permitted Amendments), (d) to integrate any other Funded Debt of the Borrower and its Restricted Subsidiaries that is secured by Liens on the Collateral (or any portion thereof) that rank pari passu in right of security with the Liens on the Collateral securing the Secured Obligations or (e) to make technical, administrative or other changes that do not adversely affect the rights of any Lender in respect of provisions relating to the respective rights, roles or responsibilities of the Administrative Agents or to reflect that the Term Administrative Agent shall be the Facilities Administrative Agent at any time at which no Revolving Facility, Additional Revolving Facility Commitments or Refinancing Revolving Facility is outstanding under this Agreement.  In addition, the Facilities Administrative Agent, without the consent of any Lender, shall be permitted to enter into (and direct the Collateral Trustee, as applicable, to enter into) any amendments, waivers, modifications or supplements to Collateral Trust Agreement or any intercreditor agreement, if the Facilities Administrative Agent would have been permitted hereunder to enter into a new collateral trust or intercreditor agreement which contained the terms set forth in such amendment, waiver, modification or supplement, at the time when such amendment, waiver, modification or supplement is entered into.

In addition, notwithstanding the foregoing, in situations not otherwise governed by Sections 2.15 and 2.16, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Facilities Administrative Agent, and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Required Term Lenders and Required Revolving Lenders; provided, however, that no such amendment shall permit the Additional Extensions of Credit (a) to share in preference to the Term Loans in the application of any mandatory prepayments without the consent of Required Term Lenders (without giving effect to such Additional Extensions of Credit) or (b) to share in preference to the Revolving Loans in the application of any mandatory prepayments without the consent of the Required Revolving Lenders (without giving effect to such Additional Extensions of Credit).

The Borrower may, by written notice to the Appropriate Administrative Agent from time to time, make one or more offers to all Lenders under the applicable Facility to make one or more Permitted Amendments to such Facility pursuant to procedures reasonably specified by the Appropriate Administrative Agent and reasonably acceptable to the Borrower.  Such notice shall set forth (a) the terms and conditions of the requested Permitted Amendments and (b) the date on which responses from the applicable Lenders in respect of such Permitted Amendment are required to be received (which shall not be less than three Business Days after the date of such notice).  Only those Lenders that consent to such Permitted Amendment (the “Accepting Lenders”) will have the maturity of their applicable Loans and Commitments extended and be entitled to the benefits provided thereby, which shall have effect notwithstanding the pro rata sharing provisions of Section 2.13.  The Borrower and each Accepting Lender shall execute and deliver to the Appropriate Administrative Agent such documentation as the Appropriate Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof.  The Appropriate Administrative Agent shall promptly notify each applicable Lender as to the effectiveness of each Permitted Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Permitted Amendment, this Agreement shall be deemed amended, as may be necessary or appropriate, in the reasonable opinion of the Appropriate Administrative Agent, to effect the terms and provisions of the Permitted Amendment with respect to the Loans and Commitments of the Accepting Lenders (including any amendments necessary to treat the Loans and Commitments of the Accepting Lenders in a manner consistent with the other Loans and Commitments under this Agreement or as contemplated by the Permitted Amendment).

The Administrative Agents may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

Any such waiver and any such amendment or modification pursuant to this Section 10.01 shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the L/C Issuers, the Swing Line Lenders, the Administrative Agents and all future holders of the Loans.  In the case of any waiver, the Borrower, the Lenders, the L/C Issuers, the Swing Line Lenders and the Administrative Agents shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default that is waived pursuant to this Section 10.01 shall be deemed to be cured and not continuing during the period of such waiver.

10.02              Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopier (except for any notices sent to the Facilities Administrative Agent) as follows or sent by electronic communication as provided in subsection (b) below, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower, any Administrative Agent, any L/C Issuer or the Swing Line Lender to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified on Schedule 10.02 or in its Revolving Administrative Questionnaire or its Term Administrative Questionnaire, as applicable.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not sent during normal business hours for the recipient, shall be deemed to have been sent at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).  Notwithstanding the foregoing, (a) no notice to any Administrative Agent shall be effective until received by such Administrative Agent and (b) any such notice or other communication shall at the request of such Administrative Agent be provided to any sub agent appointed pursuant to Section 9.3(c) as designated by such Administrative Agent from time to time.

(b)           Electronic Communications.  Notices and other communications to the Administrative Agents, the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Appropriate Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Appropriate Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Appropriate Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to the Appropriate Administrative Agent or the Borrower hereunder by electronic communications pursuant to procedures approved by the Appropriate Administrative Agent or the Borrower, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Appropriate Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR

ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.  In no event shall any Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the such Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses have resulted from the gross negligence or willful misconduct of such Agent Party, as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, however, that in no event shall the Borrower or any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages); provided that such waiver shall not limit any Loan Party’s reimbursement or indemnification obligations under Sections 10.04(a) or 10.4(b), respectively.  Each Loan Party, each Lender, and each Administrative Agent agrees that any Administrative Agent may, but shall not be obligated to, store any electronic communication on the Platform in accordance with such Administrative Agent’s customary document retention procedures and policies.

(d)           Defaults.  Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(e)           Change of Address, Etc.  The Borrower and each Administrative Agent, each L/C Issuer and each Swing Line Lender may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Appropriate Administrative Agent, such L/C Issuer and such Swing Line Lender.  In addition, each Lender agrees to notify the Appropriate Administrative Agent from time to time to ensure that the Appropriate Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(f)            Reliance by Administrative Agents, L/C Issuers and Lenders.  Each Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower, even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  All telephonic notices to and other telephonic communications with any Administrative Agent may be recorded by such Administrative Agent, and each of the parties hereto hereby consents to such recording.

(g)           Private Side Information Contacts.  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public-Side Information” portion of the Platform and that may contain Private-Side Information.  In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrower nor any Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

10.03              No Waiver; Cumulative Remedies.  No failure by any Lender, any L/C Issuer or any Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall impair such right, remedy, power or privilege or be construed to be a waiver of any default or acquiescence therein; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.04              Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrower shall pay (i) all reasonable and documented out-of-pocket legal and other expenses incurred by the Agents and their respective Affiliates and the Collateral Trustee (including the reasonable and documented fees, charges and disbursements of a single counsel for the Agents and their Affiliates, a single local counsel in each relevant jurisdiction and any special counsel reasonably deemed necessary by the Facilities Administrative Agent and a separate counsel for the Collateral Trustee), in connection with the syndication of the credit facilities provided for herein, the preparation, due diligence, negotiation, execution, delivery, administration and enforcement of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) [reserved] and (iii) all reasonable and documented out-of-pocket legal and other expenses (including the cost of any investigation or preparation) incurred by any Agent or any Lender or Collateral Trustee (including the reasonable fees, charges and disbursements of any counsel for any Agent or any Lender, limited to one firm of counsel for all Indemnitees (as defined below), taken as a whole, and if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitees affected by such conflict notifies the Borrower of the existence of such conflict, of another firm of counsel for such affected Indemnitees and local counsel for the conflicted party and a separate counsel for the Collateral Trustee), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Agents (and any sub-agent thereof), the Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities (including any Environmental Liability) and related reasonable and documented out-of-pocket fees and expenses (including the reasonable documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee (whether or not such investigation, litigation, claim or proceeding is brought by the Borrower, the Borrower’s equity holders, affiliates or creditors or an Indemnitee and whether or not any such Indemnitee is otherwise a party thereto and without regard to the exclusive or contributory negligence of such Indemnitee) or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of any Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration and enforcement of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom and (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto and without regard to the exclusive or contributory negligence of such Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are found in a final, non-appealable judgment by a court of competent jurisdiction to (x) have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee (or any of such Indemnitee’s controlled affiliates or any of its or their respective officers, directors, employees, agents, controlling persons or members of any of the foregoing) or (y) have arisen out of or in connection with any claim, litigation, loss or proceeding not involving an act or omission of the Borrower or any of its Related Parties and that is brought by an Indemnitee against another Indemnitee (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an Administrative Agent or arranger or any similar role under this Agreement or any claims arising out of any act or omission of the Borrower or any of its Affiliates).  The Borrower also agrees that no Indemnitee shall have any liability (whether direct or indirect, in contract, tort or whether based on such Indemnitee’s exclusive or contributory negligence or otherwise) to the Borrower for or in connection with this Agreement or the other Loan Documents, any transactions contemplated hereby or thereby or such Indemnitees’ role or services in connection herewith or therewith, except to the extent that any liability for losses, claims, demands, damages, liabilities or expenses incurred by the Borrower resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final, non-appealable judgment).  This Section 10.04(b) shall not apply with respect to Taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Agents (or any sub-agent thereof), the Arrangers or any Related Party of any of the foregoing (and without limiting its obligation to do so), each Lender severally agrees to pay to the Agents (or any such sub-agent), the Arrangers or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agents (or any such sub-agent) or the Arrangers, or against any Related Party of any of the foregoing acting for the Agents (or any such sub-agent) or the Arrangers in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no party hereto shall assert, and each hereby waives, any claim against the Borrower and its Affiliates or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that such waiver shall not limit any Loan Party’s reimbursement or indemnification obligations under Sections 10.04(a) or 10.4(b), respectively.  No Indemnitee referred to in subsection (b) above or the Borrower and its Affiliates shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages result from the gross negligence or willful misconduct of such Indemnitee.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(f)            Survival.  The agreements in this Section shall survive the resignation of the Agents, the Arrangers, any L/C Issuer and any Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations, Secured Cash Management Obligations and Secured Hedging Obligations. The reimbursement, indemnity and contribution obligations of the Borrower under this Section 10.04 will be in addition to any liability which the Borrower may otherwise have, will extend upon the same terms and conditions to any affiliate of any Indemnitee and the partners, members, directors, agents, employees, and controlling persons (if any), as the case may be, of any Indemnitee and any such affiliate, and will be binding upon and inure to the benefit of any successors and assigns of the Borrower, any Indemnitee, any such affiliate, and any such Person.

10.05              Marshalling; Payments Set Aside.  Neither any Agent nor any Lender or Collateral Trustee shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any payment by or on behalf of the Borrower is made to the Agents, the Arrangers, any L/C Issuer or any Lender, or the Agents, the Arrangers, any L/C Issuer, any Lender or the Collateral Trustee enforces any security interests or exercises its right of setoff, and such payment or the proceeds of such enforcement or setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agents, the Arrangers, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Appropriate Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Appropriate Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.  The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive Payment in Full and the termination of this Agreement.

10.06              Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder, except through a transaction permitted hereunder, without the prior written consent of the Appropriate Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (e) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (e) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Arrangers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time sell, assign or transfer to one or more Eligible Assignees, upon the giving of notice to the Borrower and the Appropriate Administrative Agent, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it or other Obligations); provided that:

(i)            except (a) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it, which such amount is less than the applicable minimum transfer amount set forth below, or (b) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a

Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Appropriate Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than (I) $1,000,000 in the case of an assignment of Term Loans and (II) in the case of an assignment of Revolving Loans and Revolving Credit Commitments, $2,500,000, unless each of the Appropriate Administrative Agent and, so long as no Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to an assignment of Term Loans unless it shall have objected thereto by written notice to the Appropriate Administrative Agent within seven (7) Business Days after having received notice thereof; provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans;

(iii)          any assignment of a Revolving Credit Commitment or a Revolving Loan must be approved by the Facilities Administrative Agent, any L/C Issuer and any Swing Line Lender unless the Person that is the proposed assignee is itself a Revolving Lender or an Affiliate of a Revolving Lender;

(iv)          the parties to each assignment shall execute and deliver to the Appropriate Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 (provided however, that (i) the Appropriate Administrative Agent may in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and (ii) the Appropriate Administrative Agent does hereby waive such processing and recordation fee in connection with an assignment by or to Goldman Sachs Lending Partners LLC or any Affiliate thereof or in the case of an assignee which is already a Lender or is an affiliate or Approved Fund of a Lender or a Person under common management with a Lender) and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Appropriate Administrative Agent an Administrative Questionnaire and such forms, certificate or other evidence, if any, as the assignee under such Assignment and Assumption may be required to deliver pursuant to Section 3.01;

(v)           in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Appropriate Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Appropriate Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Appropriate Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Laws without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs; and

(vi)          pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and related Commitments.

Subject to acceptance and recording thereof in the applicable Register by the Appropriate Administrative Agent pursuant to subsection (d) of this Section, from and after the closing date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.01 (subject to the requirements and limitations therein, including the requirements of Section 3.01(e)), 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the closing date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of such Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.06, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(c) Any L/C Issuer may assign to one or more Eligible Assignees (other than an Approved Fund) all or a portion of the undrawn portion of its L/C Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee, (ii) unless an

Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, the Borrower shall have consented to such assignment (such consent not to be unreasonably withheld or delayed) and (iii) the parties to each such assignment shall execute and deliver to the Appropriate Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided however, that (i) the Appropriate Administrative Agent may in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and (ii) the Appropriate Administrative Agent does hereby waive such processing and recordation fee in connection with an assignment by or to Goldman Sachs Lending Partners LLC or any Affiliate thereof or in the case of an assignee which is already a Lender or is an affiliate or Approved Fund of a Lender or a Person under common management with a Lender).

(d)           Register.  The Facilities Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Facilities Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Revolving Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Revolving Loans and L/C Obligations owing to, each Revolving Lender pursuant to the terms hereof from time to time (the “Revolving Lender Register”), and the Term Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Term Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Term Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Term Loans owing to, each Term Lender pursuant to the terms hereof from time to time (the “Term Lender Register”, and, together with the Revolving Lender Register, the “Registers”).  The entries in the Registers shall be conclusive absent manifest error, and the Borrower, the Facilities Administrative Agent, the Term Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Registers pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the appropriate Register (and each Note shall expressly so provide).  The Registers shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(e)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or any Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agents, the Lenders and L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender, to the extent that it has a consent right hereunder, will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b), (c), (g) and (h) of the first proviso to Section 10.01 that affects such Participant (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof).  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment, provided, that in the case of Section 3.01, such Participant shall have complied with the requirements of such section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the participating Lender).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; such Participant agrees to be subject to Section 2.13 as though it were a Lender.

Each Lender that sells a participation, acting for this purpose as a non-fiduciary agent (solely for tax purposes) of the Borrower, shall maintain a register for the recordation of the names and addresses of the Participants and principal amount of (and stated interest on) each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender and each Loan Party shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(f)            Limitation upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(g)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto; provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(h)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

(i)            Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time any L/C Issuer assigns all of its Commitment and Revolving Loans pursuant to Section 10.06(b), such L/C Issuer may, (i) upon thirty (30) days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Borrower, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders (and subject to the agreement of the Lender being so appointed to act as an L/C Issuer or Swing Line Lender) a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such L/C Issuer or Swing Line Lender, as the case may be.  If any L/C Issuer resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuers hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If The Huntington National Bank resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such L/C Issuer to effectively assume the obligations of the applicable L/C Issuer with respect to such Letters of Credit.

(j)            Notwithstanding any other provision in the Loan Documents, any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Term Loans, Incremental Term Loans and Refinancing Term Loans under this Agreement to the Borrower through Dutch auctions in accordance with Section 2.19 and open market purchases in accordance with Section 2.20.

(k)           Assignments to Affiliated Lenders; Closing Date Affiliated Lender.  (i)  Notwithstanding anything to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to an Affiliated Lender (other than any natural person) (without the consent of any Person but subject to acknowledgment by Term Administrative Agent and the Borrower); provided that (A) such Affiliated Lender (whether as a direct purchaser of the Term Loans or as the ultimate purchaser of the Term Loans through a broker or other intermediary) shall ensure that its identity as an Affiliated Lender is known to the assigning Lender; (B) the assigning Lender and such Affiliated Lender shall execute and deliver to the Term Administrative Agent an Affiliate Assignment Agreement that contains a Big Boy Representation; (C) for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Credit Commitments or Revolving Loans (or Additional Revolving Facility Commitments) to an Affiliated Lender and any purported assignment of Revolving Credit Commitments or Revolving Loans to an Affiliated Lender shall be null and void; (D) at the time of such assignment and after giving effect thereto, no Event of Default shall have occurred and be continuing and (E) at the time of such assignment, after giving effect to such assignment, the aggregate principal amount of all Term Loans held by all Affiliated Lenders shall not exceed 20% of the aggregate principal amount of all Term Loans outstanding under this Agreement at the time of such purchase.  To the extent any Term Lender that is a party to this Agreement on the Closing Date is an Affiliated Lender, such Term Lender (i) shall sign this Agreement in its capacity as a Term Lender and an Affiliated Lender, (ii) hereby represents and warrants that each of the Big Boy Representation are true and correct with respect to such Term Lender, and (iii) hereby agrees to be bound by all of the terms and provisions of this Agreement that apply to an Affiliated Lender and that the Term Loans held by such Term Lender (together with any other Term Lender party hereto on the Closing Date that is an Affiliated Lender) may not exceed 20% of the aggregate principal amount of all Term Loans outstanding under this Agreement on the Closing Date.

(ii)           Each Affiliated Lender, in connection with any (i) consent to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or (ii) direction to Term Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, agrees that, except with respect to any amendment, modification, waiver, consent or any action described in Sections 10.01(a), 10.01(b), 10.01(c), 10.01(d) and 10.01(f) or that adversely affects such Affiliated Lender in a disproportionate manner as compared to other Lenders, such Affiliated Lender shall be deemed to have voted its interest as a Lender without discretion in such proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders.

(iii)          Each Affiliated Lender hereby further agrees that if any Loan Party shall be subject to any voluntary or involuntary proceeding commenced under any Debtor Relief Law, (w) each Affiliated Lender shall not take any step or action (whether directly or indirectly) in such proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Facilities Administrative Agent (or the taking of any action by a third party that to which the Facilities Administrative Agent has consented with respect to any disposition of assets by the Borrower or any equity or debt financing to be made to the Borrower), including, without limitation, the filing of any pleading by the Facilities Administrative Agent) in (or with respect to any matters related to) the proceeding so long as the Facilities Administrative Agent is not taking any action to treat such Affiliated Lender’s Loans in a manner that is less favorable to such Affiliated Lender in any material respect than the proposed treatment of similar Obligations held by other Lenders (including, without limitation, objecting to any debtor-in-possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise or plan of reorganization); (x) each Affiliated Lenders shall not to vote in such proceedings, (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor

Relief Law (a “Bankruptcy Plan”), if such Affiliated Lender does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (x), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (z) not to contest any request by any party for a determination by a court of competent jurisdiction effectuating the foregoing clause (y), in each case under this clause (iii) unless such Bankruptcy Plan adversely affects such Affiliated Lenders more than other Term Lenders in any material respect.  Each Affiliated Lender agrees and acknowledges that the foregoing constitutes an irrevocable proxy in favor of each Administrative Agent with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Term Loans held by such Affiliated Lender and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in such Administrative Agent’s discretion to take any action and to execute any instrument that such Administrative Agent may deem reasonably necessary or appropriate to carry out the provisions of this Section 10.06(k)(iii), including to ensure that any vote of such Affiliated Lender on any Bankruptcy Plan is withdrawn or otherwise not counted to vote or consent on behalf of such Affiliated Lender in any proceeding in the manner set forth above (solely in respect of Term Loans held by such Affiliated Lender and not in respect of any other claim or status such Affiliated Lender may otherwise have).

(iv)          Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to (A) attend (including by telephone or electronic means) any meeting or discussions (or portion thereof) (or receive notice thereof) intended to be solely among any Administrative Agent and Lenders other than the Affiliated Lenders, (B) receive any information or material prepared by any Administrative Agent intended to be disseminated solely to Lenders other than the Affiliated Lenders, or (C) to make or bring any claim, in its capacity as Lender, against any Administrative Agent, any other Agent or any Lender with respect to the duties and obligations of such Persons under the Loan Documents.

10.07              Treatment of Certain Information; Confidentiality.  Each of the Agents, Arrangers and the Lenders agrees that it will treat as confidential (to the extent clearly identified at the time of delivery as confidential) all information provided to it hereunder or under any other Loan Document by or on behalf of the Borrower or any of its Subsidiaries or Affiliates (collectively, “Information”) in accordance with the Agents’, Arrangers’ and the Lenders’ applicable customary procedures for handling confidential information of such nature, except to the extent such Information (a) is publicly available or becomes publicly available other than by reason of disclosure by the Agents, Arrangers or the Lenders, any of their respective affiliates or representatives in violation of this Agreement or the other Loan Documents, (b) was received by the Agents, Arrangers and the Lenders from a source (other than the Borrower or any of its affiliates, advisors, members, directors, employees, agents or other representatives) not known by the Agents, Arrangers and the Lenders to be prohibited from disclosing such Information to such Person by a legal, contractual or fiduciary obligation to the Borrower and (c) to the extent that such Information was already in the Agents’, Arrangers’ and the Lenders’ possession from a source other than the Borrower or any of its affiliates, advisors, members, directors, employees, agents or other representatives or is independently developed by such Person without the use of or reference to any such confidential information; provided, however, that nothing herein will prevent the Agents, Arrangers and the Lenders from disclosing any such Information (including Information regarding Disqualified Institutions) (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable Law or compulsory legal process (in which case such Person agrees to inform the Borrower promptly thereof to the extent not prohibited by law), (b) upon the request or demand of any regulatory authority or any self-regulatory authority having jurisdiction over such Person or any of its affiliates, (c) to such Person’s affiliates and their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents who need to know such Information and on a confidential basis and who are informed of the confidential nature of the Information, (d) to existing lenders and to potential and prospective Lenders, assignees, participants and any direct or indirect contractual counterparties to any Hedging Agreement relating to the Borrower or its obligations under this Agreement (other than Disqualified Institutions), in each case, subject to such recipient’s agreement (which agreement may be in writing or by “click through” agreement or other affirmative action on the part of the recipient to access such Information and acknowledge its confidentiality obligations in respect thereof pursuant to customary syndication practice) to keep such Information confidential on substantially the terms set forth in this Section 10.07, (e) to ratings agencies who have agreed to keep such Information confidential on terms no less restrictive than this Section 10.07 in any material respect or otherwise on terms acceptable to the Borrower in connection with obtaining ratings of the Loans, (f) for purposes of establishing a “due diligence” defense, (g) on a confidential basis, to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (h) disclosures in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder or (i) by Borrower’s prior written consent (which may be by email).  In addition, the Agents may disclose the existence of this Agreement and Information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents in connection with the administration and management of this Agreement and the other Loan Documents.

Each of the Agents, the Arrangers and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Laws, including Federal and state securities laws.

10.08              Right of Setoff.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default or at maturity each Lender Party and its Affiliates is hereby authorized by each Loan Party at any time or from time to time subject to the consent of the Appropriate Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than the Appropriate Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender Party to or for the credit or the account of any Loan Party against and on account of the obligations and liabilities of any Loan Party to such Lender Party hereunder, including all claims of any nature or description arising out of or connected hereto, irrespective of whether or not (a) such Lender Party shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Appropriate Administrative Agent for further application in accordance with the provisions of Sections 2.18 and 8.04 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Appropriate Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Appropriate Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender Party and its Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender Party or its Affiliates may have.  Each Lender Party agrees to notify the Borrower and the Appropriate Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09              Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Appropriate Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and the Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

10.10              Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof; provided that the provisions contained in the Engagement Letter which by their terms survive the execution and effectiveness of this Agreement and the other Loan Documents shall survive and not be superseded by this Agreement and the other Loan Documents.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agents and when the Facilities Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11              Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and the funding of any Borrowing.  Such representations, warranties and agreements have been or will be relied upon by each Administrative Agent and each Lender, regardless of any investigation made by any Administrative Agent or any Lender or on their behalf and notwithstanding that any Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding (unless Cash Collateralized or otherwise provided for in a manner satisfactory to the Facilities Administrative Agent and the L/C Issuer).  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 3.01, 3.04, 3.05, 10.04(a), 10.04(b) and 10.08 and the agreements of Lenders set forth in Sections 2.13, 9.03 and 10.04(c) shall survive the payment of the Loans and the termination hereof.

10.12              Severability.  If any provision of this Agreement or the other Loan Documents or any obligation hereunder or under any other Loan Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions or obligations of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions or obligations with valid provisions or obligations the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions or obligations.  The invalidity of a provision or obligation in a particular jurisdiction shall not invalidate or render unenforceable such provision or obligation in any other jurisdiction.

10.13              Replacement of Lenders.  If (a) any Lender requests compensation under Section 3.04, (b) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) any Lender is at such time a Defaulting Lender or has given notice pursuant to Section 3.02 or (d) any Lender becomes a “Nonconsenting Lender” (hereinafter defined), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Appropriate Administrative Agent, require such Lender to (and such Lender shall) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interest, rights (other than its existing rights to payments pursuant to Section 3.01 or 3.04) and obligations under this Agreement and the related Loan

Documents to an assignee selected by the Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Appropriate Administrative Agent shall have received the assignment fee specified in Section 10.06(b) from the Borrower (provided however, that the Appropriate Administrative Agent may in its sole discretion elect to waive such processing and recordation fee in the case of any assignment);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)           such assignment does not conflict with applicable Laws,

(e)           neither any Administrative Agent nor any Lender shall be obligated to be or to find the assignee; and

(f)            in the case of an assignment resulting from a Lender becoming a Nonconsenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  In the event that (x) the Borrower or the Facilities Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto and (y) the Required Lenders or Required Facility Lenders, as applicable, have agreed to such consent, waiver or amendment, then any such Lender, who does not agree to such consent, waiver or amendment and whose consent would otherwise be required for such departure, waiver or amendment, shall be deemed a “Nonconsenting Lender.”  Any such replacement shall not be deemed a waiver of any rights that the Borrower shall have against the replaced Lender.

Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Nonconsenting Lender or otherwise pursuant to this Section 10.13, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.06.  In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Appropriate Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.06 on behalf of a Nonconsenting Lender or Lender replaced pursuant to this

Section 10.13, and any such documentation so executed by the Appropriate Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.06.

10.14              Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

(b)           CONSENT TO JURISDICTION.  SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH LOAN PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE (SUBJECT TO CLAUSE (E) BELOW) JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE LOAN PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.02; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE LOAN PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS, ARRANGERS, COLLATERAL TRUSTEE AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY LOAN DOCUMENT OR AGAINST ANY COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.

10.15              Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO

THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.15 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.16              USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and each Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or such Administrative Agent, as applicable, to identify such Loan Party in accordance with the PATRIOT Act.

10.17              Time of the Essence.  Time is of the essence of the Loan Documents.

10.18              [Reserved].

10.19              No Advisory or Fiduciary Responsibility.  Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Agent, Arranger or Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers and the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Borrower and their Affiliates, on the one hand, and the Agents and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party, its management, stockholders, creditors or any of its affiliates or any other Person with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (B) neither any of the Agents nor any of the Arrangers nor any Lender has any obligation to the Borrower or any of its respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that conflict with those of the Borrower and its respective Affiliates, and neither any of the Agents nor any of the Arrangers has any obligation to disclose any of such interests to the Borrower or its respective Affiliates.  Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agents and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.20              [Reserved]

10.21              Release of Liens and Release from Guaranty.

(a)           The Collateral Trust Agreement shall govern the release of security interests in Collateral as security for the Secured Obligations (A) after Payment in Full and the termination or expiration of all Secured Hedging Agreements (other than obligations and liabilities under Secured Hedging Agreements that have been cash collateralized or as to which other arrangements reasonably satisfactory to the applicable counterparties shall have been made) and payment of any obligations due and owing under all Secured Hedging Agreements, (B) (i) upon any sale or other transfer by any Loan Party of any Collateral that is permitted under this Agreement (other than a sale or other transfer to a Loan Party) or (ii) upon effectiveness of any written direction by the consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 10.01, (C) upon a designation of a Restricted Subsidiary as an Unrestricted Subsidiary permitted hereunder, with respect to the Collateral owned by such Unrestricted Subsidiary, (D) upon the approval, authorization or ratification in writing by the Required Lenders (or such other percentage of the Lenders whose consent is required by Section 10.01) with respect to the release of such Collateral, (E) upon a Guarantor no longer being a Guarantor by virtue of the definition thereof or a transaction permitted hereunder, with respect to the Collateral owned by such Guarantor or (F) if an asset becomes an Excluded Asset.  After any of (v) Payment in Full and the termination or expiration of all Secured Hedging Agreements (other than obligations and liabilities under Secured Hedging Agreements that have been cash collateralized or as to which other arrangements reasonably satisfactory to the applicable counterparties shall have been made) and payment of any obligations due and owing under all Secured Hedging Agreements, (w) upon any sale or other transfer of a Loan Party that is permitted under this Agreement (other than a sale or other transfer to a Loan Party), (x) upon a designation of a Restricted Subsidiary as an Unrestricted Subsidiary permitted hereunder, (y) upon the approval, authorization or ratification in writing by the Required Lenders (or such other percentage of the Lenders whose consent is required by Section 10.01) with respect to the release of any Guarantor under the terms of the Guaranty or (z) upon a Guarantor no longer being a Guarantor by virtue of the definition thereof or a transaction permitted hereunder, each applicable Guarantor (or, in the case of clause (w) above, the applicable Guarantor so sold or transferred) shall automatically be released from the Guaranty, all without delivery of any instrument or performance of any act by any Person; provided that any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(b)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, in connection with any termination or release pursuant to this Section 10.21, the Facilities Administrative Agent and/or Collateral Trustee shall be, and are hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to execute and deliver, and shall promptly execute and deliver to the applicable Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release (including (1) UCC termination statements and (2) in the case of a release of Mortgages, a partial release), to confirm that an asset of a Loan Party is not Collateral and to provide instructions or acknowledgments with respect to any such release to the Collateral Trustee as contemplated by the Collateral Trust Agreement, including directing the Collateral Trustee to return to the Borrower any possessory Collateral that is in the possession of the Collateral Trustee and is the subject of such release.

(c)           Any execution and delivery of documents, or the taking of any other action, by the Facilities Administrative Agent and/or Collateral Trustee pursuant to this Section 10.21 shall be without recourse to or warranty by the Facilities Administrative Agent or Collateral Trustee.

(d)           Notwithstanding anything to the contrary contained herein or any other Loan Document, after Payment in Full and the termination or expiration of all Secured Hedging Agreements (other than obligations and liabilities under Secured Hedging Agreements that have been cash collateralized or as to which other arrangements reasonably satisfactory to the applicable counterparties shall have been made) and payment of any obligations due and owing under all Secured Hedging Agreements, the Facilities Administrative Agent and/or the Collateral Trustee may (without notice to, or vote or consent of, any Cash Management Bank) take such actions as shall be required to terminate this Agreement, release all guarantee obligations provided for in any Loan Document and release security interests in Collateral as security for the

Secured Obligations, whether or not on the date of such release there may be any outstanding Cash Management Obligations.

10.22              Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.23              Independent Nature of Lenders’ Rights.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.24              Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE XI.GUARANTY

11.01              Guaranty of the Obligations.  Subject to the provisions of Section 11.02, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Facilities Administrative Agent, for the ratable benefit of the Beneficiaries, the due and punctual payment in full of all Secured Obligations when the same shall become due, whether at stated

maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”). Notwithstanding anything herein or in any Loan Document to the contrary, Holdings’ guaranty of the Guaranteed Obligations is a limited recourse obligation to Holdings and shall be payable solely from the Equity Interests in the Borrower (the “Pledged Borrower Equity Interests”) pledged by Holdings under the Loan Documents and, following realization of the Pledged Borrower Equity Interests (whether through sale, foreclosure or otherwise) and the application thereof in accordance with this Agreement and the Loan Documents, Holdings’ guaranty hereunder shall be extinguished and, subject to reinstatement in accordance with Section 11.11(c) hereof, shall not revive.  Notwithstanding anything to the contrary herein, the “Guaranteed Obligations” shall not include any Excluded Swap Obligations.

11.02              Contribution by Guarantors.  All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations.  “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 11.02, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.  “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 11.02), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 11.02.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Contributing Guarantors of their obligations as set forth in this Section 11.02 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 11.02.

11.03              Payment by Guarantors.  Subject to Section 11.01 and 11.02, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in cash, to the Facilities Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

11.04              Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)           this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)           Facilities Administrative Agent may enforce this Guaranty upon the occurrence, but only during the continuance, of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c)           the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d)           payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if Facilities Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)           any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Secured Hedging Agreement, the applicable Secured Cash Management Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Loan Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents, any Secured Hedging Agreements or any Secured Cash Management Agreement; and

(f)            this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than contingent indemnity obligations not then due and payable), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, any Secured Hedging Agreements or any Secured Cash Management Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, any of the Secured Hedging Agreements, any Secured Cash Management Agreements, any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, such Secured Hedging Agreement, such Secured Cash Management Agreement, or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents, any of the Secured Hedging Agreements, any of the Secured Cash Management Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings (or any Parent) or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations (subject to the limitations set forth in the Security Documents); (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

11.05      Waivers by Guarantors.  Each Guarantor hereby waives, to the extent permitted by applicable law, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of any Loan Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, notices under the Secured Hedging Agreements or the Secured Cash Management Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 11.04 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

11.06                                         Guarantors’ Rights of Subrogation, Contribution, Etc..  Until the Payment in Full of the Guaranteed Obligations (other than contingent obligations under general indemnification provisions as to which no claim is pending), each Guarantor hereby waives, to the extent permitted by law, any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until Payment in Full of the Guaranteed Obligations (other than contingent obligations under general indemnification provisions as to which no claim is pending), each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 11.02.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when the Payment in Full of all Guaranteed Obligations (other than contingent obligations under general indemnification provisions as to which no claim is pending) shall not have occurred, such amount shall, to the extent possible under applicable law, be held in trust for Facilities Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Facilities Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

11.07                                         Subordination of Other Obligations.  Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall, to the extent permitted by applicable law, be held in trust for Facilities Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Facilities Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

11.08                                         Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until the Payment in Full of all of the Guaranteed Obligations (other than contingent obligations under general indemnification provisions as to which no claim is pending).  Each Guarantor hereby irrevocably waives, to the extent permitted by applicable law, any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

11.09                                         Authority of Guarantors or Borrower.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

11.10                                         Financial Condition of Borrower.  Any Credit Extension may be made to Borrower or continued from time to time, any Secured Hedging Agreements and any Secured Cash Management Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Secured Hedging Agreement or such Secured Cash Management Agreement is entered into, as the case may be.  No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower.  Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Loan Documents, the Secured Hedging Agreements and the Secured Cash Management Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives, to the extent permitted by applicable law, and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

11.11                                         Bankruptcy, Etc..

(a)                                 So long as any Guaranteed Obligations remain outstanding (other than contingent obligations under general indemnification provisions as to which no claim is pending or reasonably foreseeable), no Guarantor shall, without the prior written consent of Facilities Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor.  The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)                                 Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations.  Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Facilities Administrative Agent, or allow the claim of Facilities Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)                                  In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

11.12                                         Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support (in each case, to the extent the provision of any such funds or support would not cause such Qualified ECP Guarantor to no longer be Solvent) as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty or the Security Agreement in respect of Swap Obligations under any Secured Hedging Agreement (provided, however, that each Qualified ECP Guarantor shall only be liable under this Guaranty for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.12, or otherwise under this Guaranty or the Security Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 11.12 shall remain in full force and effect until the guarantees in respect of Swap Obligations under each Secured Hedging Agreement have been discharged, or otherwise released or terminated in accordance with the terms of this Agreement (other than contingent obligations under general indemnification provisions as to which no claim is pending).  Each Qualified ECP Guarantor intends that this Section 11.12 constitute, and this Section 11.12 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective authorized officers as of the date first above written.

FORESIGHT ENERGY LLC

By:	/s/ Robert D. Moore
	Name:	Robert D. Moore
	Title:	President and Chief Executive Officer

FORESIGHT ENERGY LP

By Foresight Energy GP LLC, its general partner

By:	/s/ Robert D. Moore
	Name:	Robert D. Moore
	Title:	President and Chief Executive Officer

[Signature Page to Credit and Guaranty Agreement]

ADENA RESOURCES, LLC

AKIN ENERGY LLC

AMERICAN CENTURY MINERAL LLC

AMERICAN CENTURY TRANSPORT LLC

COAL FIELD CONSTRUCTION COMPANY LLC

COAL FIELD REPAIR SERVICES LLC

FORESIGHT COAL SALES LLC

FORESIGHT ENERGY EMPLOYEE SERVICES CORPORATION

FORESIGHT ENERGY FINANCE CORPORATION

FORESIGHT ENERGY LABOR LLC

FORESIGHT ENERGY SERVICES LLC

HILLSBORO TRANSPORT LLC

LD LABOR COMPANY LLC

LOGAN MINING LLC

M-CLASS MINING, LLC

MACH MINING, LLC

MACOUPIN ENERGY LLC

MARYAN MINING LLC

OENEUS LLC (D/B/A SAVATRAN LLC)

SENECA REBUILD LLC

SITRAN LLC

SUGAR CAMP ENERGY, LLC

TANNER ENERGY LLC

VIKING MINING LLC

WILLIAMSON ENERGY, LLC

By:	/s/ Robert D. Moore
	Name:	Robert D. Moore
	Title:	President and Chief Executive Officer

[Signature Page to Credit and Guaranty Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, as Joint Lead Arranger, Sole Syndication Agent, Joint Bookrunner

By:	/s/ Thomas M. Manning
Authorized Signatory

[Signature Page to Credit and Guaranty Agreement]

THE HUNTINGTON NATIONAL BANK,
as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Joshua D. Elsea
Name: Joshua D. Elsea
Title: Vice President

[Signature Page to Credit and Guaranty Agreement]

DEUTSCHE BANK SECURITIES INC.,
as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Sandeep Desai
Name: Sandeep Desai
Title: Managing Director

By:	/s/ Robert D. Miller
Name: Robert D. Miller
Title: Managing Director

[Signature Page to Credit and Guaranty Agreement]

CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Christopher Wood
Name: Christopher Wood
Title: Managing Director

[Signature Page to Credit and Guaranty Agreement]

THE HUNTINGTON NATIONAL BANK,
as Facilities Administrative Agent,

By:	/s/ Joshua D. Elsea
Name: Joshua D. Elsea
Title: Vice President

[Signature Page to Credit and Guaranty Agreement]

LORD SECURITIES CORPORATION,
as Term Administrative Agent,

By:	/s/ Albert J. Fioravanti
Name: Albert J. Fioravanti
Title: Director

[Signature Page to Credit and Guaranty Agreement]

THE HUNTINGTON NATIONAL BANK,
as a Revolving Lender, Swing Line Lender and L/C Issuer

By:	/s/ Joshua D. Elsea
Name: Joshua D. Elsea
Title: Vice President

[Signature Page to Credit and Guaranty Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC,
as a Revolving Lender

By:	/s/ Thomas M. Manning
Name: Thomas M. Manning
Title: Authorized Signatory

[Signature Page to Credit and Guaranty Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Revolving Lender

By:	/s/ Marcus Tarkington
Name: Marcus Tarkington
Title: Director

By:	/s/ Benjamin Souh
Name: Benjamin Souh
Title: Vice President

[Signature Page to Credit and Guaranty Agreement]

CITIBANK N.A.,
as a Revolving Lender and Existing L/C Issuer

By:	/s/ Christopher Wood
Name: Christopher Wood
Title: Managing Director

[Signature Page to Credit and Guaranty Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC,
as a Term Lender

By:	/s/ Charles D. Johnston
Name: Charles D. Johnston
Title: Authorized Signatory

[Signature Page to Credit and Guaranty Agreement]

EXHIBIT A

FORM OF BORROWING NOTICE

Date:             ,

To:          [The Huntington National Bank, as Facilities Administrative Agent][Lord Securities Corporation, as Term Administrative Agent]

Ladies and Gentlemen:

Reference is made to that certain Credit and Guaranty Agreement, dated as of March 28, 2017 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among FORESIGHT ENERGY LLC, a Delaware limited liability company (the “Borrower”), FORESIGHT ENERGY LP, a Delaware limited partnership, and certain subsidiaries of the Borrower, as Guarantors, each Lender from time to time party thereto, THE HUNTINGTON NATIONAL BANK, as Facilities Administrative Agent, and LORD SECURITIES CORPORATION, as Term Administrative Agent.

The Borrower hereby requests (select one):

☐  A Borrowing of [Revolving Loans][Term Loans].

☐  A continuation of Eurocurrency Rate Loans.

☐  A conversion of [Revolving Loans][Term Loans].

1.             On                                                                                       (a Business Day).

2.             In the amount of                                                                .(1)

3.             Comprised of                                                                    .
                                                                    [Type of Loan requested]

4.             For Eurocurrency Rate Loans:  with an Interest Period of          months.

5.             Wire instructions for the account into which funds are to be disbursed:

[                ]

(1)           Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(b) of the Credit Agreement, each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $250,000 in excess thereof.

[The Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(b) of the Credit Agreement.](2)  [The representations and warranties of (i) the Borrower contained in Article V of the Credit Agreement and (ii) each Loan Party contained in each other Loan Document or in any document required to be furnished at any time thereunder, are true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of Section 4.02 of the Credit Agreement following the Closing Date, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or by a reference to a Material Adverse Effect in the text thereof.  No Default or Event of Default exists, or would result immediately, from the proposed Borrowing or the application of proceeds thereof.](3)

[Signature page to follow]

(2)           Include for Requests of Revolving Loans.

(3)           Each Request for Credit Extension (other than a Borrowing Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) of the Credit Agreement have been satisfied on and as of the date of the applicable Borrowing; provided that each Borrowing made in connection with the effectiveness of any Incremental Facility, the proceeds of which are used to consummate a Permitted Acquisition, will be subject to the conditions set forth in Sections 4.02(a) and (b) of the Credit Agreement only to the extent specified in Section 2.15(d)(i).

FORESIGHT ENERGY LLC

By:
Name:
Title:

EXHIBIT B

FORM OF SWING LINE NOTICE

Date:                          ,

To:  [ • ], as Swing Line Lender
The Huntington National Bank, as Facilities Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit and Guaranty Agreement, dated as of March 28, 2017 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among FORESIGHT ENERGY LLC, a Delaware limited liability company (the “Borrower”), FORESIGHT ENERGY LP, a Delaware limited partnership, and certain subsidiaries of the Borrower, as Guarantors, each Lender from time to time party thereto and THE HUNTINGTON NATIONAL BANK, as Facilities Administrative Agent, and LORD SECURITIES CORPORATION, as Term Administrative Agent.

The undersigned hereby requests a Swing Line Loan:

On            (a Business Day).

In the amount of $                                                                   .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

The representations and warranties of (i) the Borrower contained in Article V of the Credit Agreement and (ii) each Loan Party contained in each other Loan Document or in any document required to be furnished at any time thereunder, are true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of Section 4.02 of the Credit Agreement following the Closing Date, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or by a reference to a Material Adverse Effect in the text thereof.  No Default or Event of Default exists, or would result immediately, from the proposed Borrowing or the application of proceeds thereof.

[Signature page to follow]

B - 1

FORESIGHT ENERGY LLC

By:
Name:
Title:

B - 2

EXHIBIT C-1

FORM OF TERM LOAN NOTE

FOR VALUE RECEIVED, FORESIGHT ENERGY LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to                                   or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of $[   ] or so much thereof as shall constitute the aggregate principal amount of Term Loans made by the Lender to the Borrower under that certain Credit and Guaranty Agreement, dated as of March 28, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among FORESIGHT ENERGY LLC, a Delaware limited liability company (the “Borrower”), FORESIGHT ENERGY LP, a Delaware limited partnership, and certain subsidiaries of the Borrower, as Guarantors, each Lender from time to time party thereto and THE HUNTINGTON NATIONAL BANK, as Facilities Administrative Agent, and LORD SECURITIES CORPORATION, as Term Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Term Administrative Agent for the account of the Lender in Dollars and in Same Day Funds at the Term Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes (as defined in the Credit Agreement) referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Guaranty.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note may either become or be declared to be immediately due and payable all as provided in the Credit Agreement.  Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Term Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

C -1- 1

FORESIGHT ENERGY LLC

By:
Name:
Title:

C -1- 2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

C -1- 3

EXHIBIT C-2

FORM OF REVOLVING NOTE

FOR VALUE RECEIVED, FORESIGHT ENERGY LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to                                      or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of $[   ] or so much thereof as shall constitute Revolving Loans made by the Lender to the Borrower under that certain Credit and Guaranty Agreement, dated as of March 28, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among FORESIGHT ENERGY LLC, a Delaware limited liability company (the “Borrower”), FORESIGHT ENERGY LP, a Delaware limited partnership, and certain subsidiaries of the Borrower, as Guarantors, each Lender from time to time party thereto and THE HUNTINGTON NATIONAL BANK, as Facilities Administrative Agent, and LORD SECURITIES CORPORATION, as Term Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  Except as otherwise provided in Section 2.04(f) of the Credit Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Facilities Administrative Agent for the account of the Lender in Dollars and in Same Day Funds at the Facilities Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes (as defined in the Credit Agreement) referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Guaranty.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note may either become or be declared to be immediately due and payable all as provided in the Credit Agreement.  Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Revolving Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature page follows]

FORESIGHT ENERGY LLC

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:              ,

To:                             The Huntington National Bank, as Facilities Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit and Guaranty Agreement, dated as of March 28, 2017 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among FORESIGHT ENERGY LLC, a Delaware limited liability company (the “Borrower”), FORESIGHT ENERGY LP, a Delaware limited partnership, and certain subsidiaries of the Borrower, as Guarantors, each Lender from time to time party thereto and THE HUNTINGTON NATIONAL BANK, as Facilities Administrative Agent, and LORD SECURITIES CORPORATION, as Term Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                               of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.             Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.(4)

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.             Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date.  Such financial statements fairly present in all material respects the financial condition, results of operations, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

[1-a.        Solely if any Deer Run Entity is an Unrestricted Subsidiary, attached hereto as Schedule 1-a, statements of income or operation of the Deer Run Entities for such period.]

(4)                                 In the event that Holdings or any Parent reports on a consolidated basis, such consolidated reporting at Holdings or such Parent’s level in a manner consistent with that described in clauses (a) and (b) of this Section 6.01 for the Borrower (together with a reconciliation showing the adjustments necessary to determine compliance by the Borrower and its Subsidiaries with the Financial Covenant set forth in Section 7.11) will satisfy the requirements of such clauses.

2.             The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a review of the financial condition of the Borrower during the accounting period covered by the attached financial statements.

3.             A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all of its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant of the Loan Documents applicable to it and no Default or Event of Default has occurred and is continuing.]

—or—

[the following covenants have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:]

4.             The calculations of the [Excess Cash Flow[, Secured Leverage Ratio,](5)] the First Lien Leverage Ratio, Consolidated Net Income and Consolidated EBITDA set forth on Schedules [2,] 3, 4 and 5, as applicable, attached hereto are true and accurate in all material respects on and as of the date of this Certificate. [Use calculation of Excess Cash Flow on Schedule 2 for fiscal year-end financial statements only.]

[5.           Except for the following Subsidiaries which are in the process of complying with the requirements of Section 6.12 of the Credit Agreement, as of the date hereof, there is no Restricted Subsidiary that is required to be a Guarantor, by virtue of the definition of Guarantor.](6)

[[6].         Since the [Closing Date][date of the last Compliance Certificate delivered by the Borrower pursuant to Section 6.02(a)], the Loan Parties have acquired the following Material Real Property:](7)

[7].          Unless as stated otherwise in a certificate of a Responsible Officer attached hereto, there has been no material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

(5)                                 Secured Leverage to be calculated in connection with payments due 95 days after December 31, 2018 pursuant to Section 2.05(g) of the Credit Agreement.

(6)                                 To include only if any Restricted Guarantor that is not a Guarantor is required to become a Guarantor by virtue of the definition thereof as of the date of the Compliance Certificate.

(7)                                 To be included if any Material Real Property is acquired during the period  specified, listing applicable Loan Party, nature of interest, location and, if leased, name and address of lessor.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                          ,                          .

FORESIGHT ENERGY LLC

By:

Name:

Title:

For the Quarter/Year ended                              (“Statement Date”)

SCHEDULE 1
to the Compliance Certificate

[See attached]

[For the Quarter/Year ended                              (“Statement Date”)

SCHEDULE 1-a
to the Compliance Certificate

[See attached]](8)

(8)  Attach if any Deer Run Entity is an Unrestricted Subsidiary.

For the Year ended                          (“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

Calculation of Excess Cash Flow

A. Consolidated Net Income (as calculated on Schedule 6):	$

B.            To the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-cash charges reducing Consolidated Net Income, including for depreciation and amortization (excluding any such non-cash charge to the extent that it represents an accrual or reserve for a potential cash charge in any future period or amortization of a prepaid cash gain that was paid in a prior period):

$

C. Consolidated Working Capital Adjustment	$

D. The sum, without duplication, of the amounts for such period paid from Internally Generated Cash (except to the extent made using the Cumulative Amount) of:	$

1.              Scheduled repayments of Indebtedness for borrowed money (excluding repayments of revolving loans except to the extent the applicable Revolving Credit Commitments are permanently reduced in connection with such repayments) and scheduled repayments of Capital Lease Obligations (excluding any interest expense portion thereof):

$

2. Consolidated Capital Expenditures:	$

3. Permitted Acquisitions and other Investments permitted by Section 7.02 (other than Investments made pursuant to Section 7.02(m)),	$

4.              cash payments in respect of Restricted Payments made pursuant to Section 7.06(d) or, to the extent not otherwise reducing Consolidated Net Income, Sections 7.06(f), 7.06(h)(iii), 7.06(j), 7.06(m), 7.06(n) or 7.06(o):

$

5. Pre-funding of royalty payments in the ordinary course of business:	$

6. Federal coal lease expenditures:	$

7. Net cash generated from proceeds of any Permitted	$

Receivables Financing (excluding interest costs):

8. Deposits permitted under Section 7.01, including Section 7.01(f):	$

9.              To the extent included in Consolidated Net Income, insurance proceeds received from a loss of property the subject of an agreement where a third party is entitled to such insurance proceeds (and such proceeds are in fact paid to such third party):

$

10. To the extent paid in such year, reclamation liabilities required under law to be paid:	$

11.       Without duplication of amounts deducted from Excess Cash Flow in prior periods and at Borrower’s option, the aggregate consideration required to be paid in cash by the Borrower or any of its Subsidiaries pursuant to binding contracts or executed letters of intent (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Investments permitted under Section 7.02, Consolidated Capital Expenditures or acquisitions of intellectual property (to the extent not expensed) to be consummated or made, in each case during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that to the extent the aggregate amount of Internally Generated Cash actually utilized to finance such acquisitions, Investments permitted under Section 7.02, Consolidated Capital Expenditures, or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters:

$

12. Amounts increasing Consolidated Net Income in respect of cash losses, charges and expenses pursuant to items B.1. and B.8. in Schedule 4 attached hereto:	$

13. To the extent not otherwise reducing Consolidated Net Income, regularly scheduled payments under the Closing Date Sale-Leaseback Financing Arrangements:	$

E.             Other non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash gain in any prior period):

$

Excess Cash Flow (Lines A + B + C – (D.1 + D.2 + D.3 + D.4 + D.5 + D.6 + D.7+ D.8 + D.9 + D.10+ D.11 + D.12 + D.13) + E):	$

Calculation of Secured Leverage Ratio

A. Consolidated Total Debt (as calculated in Schedule 3) consisting of Secured Obligations as of the Statement Date:	$

B.            The aggregate principal amount of other Consolidated Total Debt of the Borrower and its Restricted Subsidiaries outstanding on the Statement Date that is then secured by Liens on the Collateral (or any portion thereof) that rank pari passu in right of security with the Liens on the Collateral securing the Secured Obligations:

$

C. The aggregate principal amount of Consolidated Total Debt consisting of Second Lien Notes Indebtedness outstanding on the Statement Date	$

D.            The aggregate principal amount of other Consolidated Total Debt of the Borrower and its Restricted Subsidiaries outstanding on the Statement that is then secured by Liens on the Collateral (or any portion thereof) that by their terms are intended to be secured on a basis that ranks junior in right of security to the Liens on the Collateral securing the Secured Obligations:

$

E.             The aggregate principal amount of Attributable Indebtedness in respect of Capital Lease Obligations (as calculated in Schedule 3) of the Borrower and its Restricted Subsidiaries outstanding on the Statement Date:

$

F.              To the extent constituting Indebtedness for borrowed money, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries incurred to finance all or a part of the acquisition of any longwall equipment (or other mining equipment acquired after the Closing Date) and that is secured by a Lien on such equipment outstanding on the Statement Date:

$

G. The Unrestricted Cash of the Borrower and its Restricted Subsidiaries on a consolidated basis as of the Statement Date:	$

H. Consolidated EBITDA (as calculated on Schedule 5) for the period of the four consecutive fiscal quarters ending as of the Statement Date:	$

Secured Leverage Ratio (Lines ((A + B + C + D + E + F) – G) ÷ H))	:1.00

For the Quarter/Year ended                          (“Statement Date”)

SCHEDULE 3
to the Compliance Certificate
($ in 000’s)

Calculation of Consolidated Total Debt

The aggregate amount of all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (excluding undrawn letters of credit) consisting of Indebtedness for borrowed money determined on a consolidated basis in accordance with GAAP:

$

Calculation of First Lien Leverage Ratio

A. Consolidated Total Debt (as calculated above) consisting of Secured Obligations as of the Statement Date:	$

B.            The aggregate principal amount of other Consolidated Total Debt of the Borrower and its Restricted Subsidiaries outstanding on the Statement Date that is then secured by Liens on the Collateral (or any portion thereof) that rank pari passu in right of security with the Liens on the Collateral securing the Secured Obligations:

$

C. the aggregate principal amount of Attributable Indebtedness in respect of Capital Lease Obligations of the Borrower and its Restricted Subsidiaries outstanding on such date:	$

D.            to the extent constituting Indebtedness for borrowed money, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries incurred to finance all or a part of the acquisition of any longwall equipment (or other mining equipment acquired after the Closing Date) and that is secured by a Lien on such equipment outstanding on such date:

$

E. the Unrestricted Cash of the Borrower and its Restricted Subsidiaries on a consolidated basis as of such date:	$

F. Consolidated EBITDA (as calculated on Schedule 5) for the period of the four consecutive fiscal quarters ending as of the Statement Date:	$

First Lien Leverage Ratio (Lines (A + B + C + D - E) ÷ F)	:1.00

Calculation of Funded Debt

The indebtedness of a Person (excluding accrued expenses and trade payables), whether or not contingent, (i) in respect of borrowed money or advances or (ii) evidenced by loan agreements, bonds, notes or debentures or similar instruments or letters of credit (solely to the extent such letters of credit or other similar instruments have been drawn and remain unreimbursed) or, without duplication, reimbursement agreements in respect thereof (not including Hedging Obligations and Cash Management Obligations) as of the Statement Date:

$

Calculation of Attributable Indebtedness in respect of any Capital Lease Obligations

In respect of any Capital Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, provided that the Closing Date Sale-Leaseback Financing Arrangements, and obligations and liabilities in respect thereof, shall not constitute “Attributable Indebtedness,” “Capital Leases” or “Capital Lease Obligations”:

$

For the Quarter/Year ended                          (“Statement Date”)

SCHEDULE 4
to the Compliance Certificate
($ in 000’s)

Calculation of Consolidated Net Income for the Borrower and its Restricted Subsidiaries for the four quarter period ending on the Statement Date:(9)

A.                                    The aggregate of the net income (or loss) of the Borrower and its Restricted Subsidiaries for any period, on a consolidated basis (for the avoidance of doubt, excluding the net income (loss) of any Unrestricted Subsidiary) determined in accordance with GAAP and for the avoidance of doubt including any variable interest entity with financial results that are required by GAAP to be consolidated with Borrower’s financial results, and without any reduction in respect of preferred stock dividends:

$

B. Excluding, without duplication:	$

1.              All extraordinary gains or losses and all gains (but not losses) realized in connection with any asset sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain:

$

2. The net income (and loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting:	$

3.              The net income (but not loss) of any Restricted Subsidiary (other than a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived or consent has otherwise been obtained:

$

(9)                                 Notwithstanding the below, Consolidated Net Income shall not be reduced by the amount of any insurance proceeds received in connection with, or in respect of, the Deer Run Mine that increased net income (loss) for such period.

4. The cumulative effect of a change in accounting principles:	$

5.              Extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense and any charge or expense constituting expenses relating to the Transactions:

$

6. Non-cash items in respect of reclamation liabilities, pension, OPEB and workers’ compensation and other employee insurance related liabilities, including any withdrawal liabilities:	$

7.              Cash payments in respect of pension, OPEB and workers’ compensation and other employee insurance related liabilities, including any withdrawal liabilities (but only to the extent not already reducing Consolidated Net Income in accordance with GAAP):

$

8.              Any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions:

$

9.              Non-cash gains and losses attributable to movement in the mark-to-market valuation of obligations under Hedging Agreements pursuant to Financial Accounting Standards Board Statement No. 133 and other mark-to-market adjustments arising pursuant to GAAP:

$

10.       Any expense (or income) as a result of adjustments recorded to earn out obligations or other contingent consideration liabilities relating to any Permitted Acquisition or other Investments permitted by Section 7.02:

$

C.            Without duplication, the amount of any dividend, distribution or other payments in respect of Capital Stock paid in cash (or to the extent converted into cash) by any such Person described in line B.2 to the Borrower or a Restricted Subsidiary:

$

D.            Without duplication, the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or its Restricted Subsidiary during such period:

$

E. Cash settlements of any commodity derivative contracts:	$

F.              An amount equal to the Applicable Tax Distribution Amounts actually distributed by such Person to any Parent or direct or indirect equity holder of such Person in respect of such period pursuant to and in accordance with Section 7.06(m) shall be included as though such amounts had been paid as income taxes directly by the Borrower for such period:

$

Consolidated Net Income (Lines A – (B.1 + B.2 + B.3 + B.4 + B.5 + B.6 + B.7 + B.8 + B.9 + B.10) + C + D + E + F):	$

For the Quarter/Year ended                    (“Statement Date”)

SCHEDULE 5
to the Compliance Certificate
($ in 000’s)

Calculation of Consolidated EBITDA for the Borrower and its Restricted Subsidiaries:

A. As of the last day of the period of four consecutive fiscal quarters ending as of the Statement Date, Consolidated Net Income of the Borrower for such period:	$

B. Without duplication(10):

1.              An amount equal to any extraordinary loss plus any net loss realized by the Borrower or any of its Restricted Subsidiaries in connection with an asset sale, to the extent such losses were deducted in computing such Consolidated Net Income:

$

2.              Provision for taxes based on income or profits of the Borrower and its Restricted Subsidiaries for such period and any Applicable Tax Distribution Amounts, in each case to the extent that such provision for taxes and/or Applicable Tax Distribution Amounts were deducted in computing such Consolidated Net Income:

$

3. The Fixed Charges of the Borrower and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income:	$

4.              Any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of the Borrower and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income:

$

(10)  In each case on a consolidated basis in accordance with GAAP.

5.              depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of the Borrower and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income:

$

6. to the extent deducted in computing such Consolidated Net Income, extraordinary, non-recurring or unusual losses for such period:	$

7. to the extent deducted in computing such Consolidated Net Income, the amortization of debt discount for such period:	$

8.              any expenses or charges (other than amortization expense) related to any Equity Offering, Investment permitted under Section 7.02, acquisition, disposition, recapitalization or the incurrence, amendment or waiver of Indebtedness permitted to be incurred by the Credit Agreement (including a refinancing thereof) (in each case, whether or not successful):

$

9.              the amount of any restructuring charge or reserve, integration cost or cost associated with establishing new facilities that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Closing Date, and costs related to the closure and/or consolidation of facilities; provided that the aggregate amount of cash charges and cash costs that are added to Consolidated EBITDA pursuant to this item 9 shall not exceed 15% of Consolidated EBITDA for such four quarter period:

$

10.       to the extent deducted in computing such Consolidated Net Income, costs and expenses, including fees, incurred directly in connection with the consummation of the Transactions and any amendment or other modification thereof, in each case, deducted (and not added back) in computing Consolidated Net Income:

$

11. commissions, premiums, discounts, fees or other charges relating to performance bonds, bid bonds, appeal bonds, surety bonds, reclamation and completion guarantees and similar other obligations:	$

12. non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business:	$

Consolidated EBITDA (Lines A + (B.1 + B.2 + B.3 + B.4 + B.5 + B.6 + B.7 + B.8 + B.9 + B.10 + B.11) – B.12):	$

EXHIBIT E-1

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Applicable Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, guarantees included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.                                      Assignor:

2.                                      Assignee:                                                [and is an Affiliate/Approved Fund of [identify Lender](11)]

3.                                      Borrower:                                          FORESIGHT ENERGY LLC

4.                                      Administrative Agent:  [The Huntington National Bank, as the Facilities Administrative Agent under the Credit Agreement][Lord Securities Corporation, as the Term Administrative Agent under the Credit Agreement]

5.                                      Credit Agreement:                                             Credit and Guaranty Agreement, dated as of March 28, 2017 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit

(11)  Select as applicable.

E -1- 1

Agreement”; the terms defined therein being used herein as therein defined), among FORESIGHT ENERGY LLC, a Delaware limited liability company (the “Borrower”), FORESIGHT ENERGY LP, a Delaware limited partnership, and certain subsidiaries of the Borrower, as Guarantors, each Lender from time to time party thereto, THE HUNTINGTON NATIONAL BANK, as Facilities Administrative Agent, and LORD SECURITIES CORPORATION, as Term Administrative Agent.

1.              Assigned Interest:

Facility Assigned		Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans (12)
	(13)	$	$		%
		$	$		%
		$	$		%

[7.                                  Trade Date:                                              ](14)

Effective Date:                   , 20     [TO BE INSERTED BY APPLICABLE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

(12)                          Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(13)                          Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Term Loan Commitment”, “Term Loan”, “New Term Loan Commitment”, etc.)

(14)                          To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

E -1- 2

[Consented to and](15) Accepted:

[The Huntington National Bank, as the Facilities Administrative Agent under the Credit Agreement][Lord Securities Corporation, as the Term Administrative Agent under the Credit Agreement]

By:
Title:

[Consented to:

FORESIGHT ENERGY LLC

By:
Title: ](16)

(15)                          To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(16)                          To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.  Note that the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within seven (7) Business Days after having received notice thereof.

E -1- 3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                          Representations and Warranties.

1.1.                Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is not an existing Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                          Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.                          General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment

E -1- 4

and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

E -1- 5

EXHIBIT E-2

FORM OF AFFILIATE ASSIGNMENT AND ASSUMPTION AGREEMENT

This Affiliate Assignment and Assumption Agreement (this “Assignment”) is dated as of the Affiliate Assignment Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [FORESIGHT ENERGY LLC](1) (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Affiliate Assignment Effective Date [in the case of an Auction: inserted by the Auction Manager as contemplated in the Auction Procedures], (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.                                      Assignor:

2.                                      Assignee:                                                                                                                                             [FORESIGHT ENERGY LLC]

Markit Entity Identifier (if any):

3.                                      Borrower:                                                                                                                                          FORESIGHT ENERGY LLC

(1)  Purchaser/Assignee may be Holdings, Borrower or its Subsidiaries.

4.                                      Term Administrative Agent:                                         LORD SECURITIES CORPORATION

5.                                      Credit Agreement:                                                                                             The Credit & Guaranty Agreement, dated as of March 28, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time), among FORESIGHT ENERGY LLC, a Delaware limited liability company (“Borrower”), FORESIGHT ENERGY LP and certain subsidiaries of the Borrower, as Guarantors, the lenders party thereto from time to time, The Huntington National Bank, as Facilities Administrative Agent, and Lord Securities Corporation, as Term Administrative Agent.

6.                                      Assignor’s Interest under the Credit Agreement:

Facility	Aggregate Principal Face Amount of [Term Loans][Incremental Term Loans][Refinancing Term Loans] of Assignor	Percentage of [Term Loans][Incremental Term Loans][Refinancing Term Loans] of Assignor(2)
[Term Loans][Incremental Term Loans][Refinancing Term Loans]	$		%

7.                                      Assigned Interest:

List below the [Term Loans][Incremental Term Loans][Refinancing Term Loans] to be assigned by Assignor to Assignee [in the case of an Auction: , which shall be subject to the terms and conditions of the Auction, including, without limitation, the pro rata reduction procedures set forth in the Auction Procedures].

(2)                                 Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.  To be completed by Assignor.

[in the case of an Auction:

Reply Price with respect to [Term Loans][Incremental Term Loans][Refinancing Term Loans] being offered for assignment to Assignee (price per $1,000 principal amount)(3)	Reply Amount (principal face amount of [Term Loans][Incremental Term Loans][Refinancing Term Loans] to be Assigned to Assignee at relevant Reply Price) (subject to pro rata reduction)(4)	Pro Rated Principal Face Amount of [Term Loans][Incremental Term Loans][Refinancing Term Loans] Assigned(5)	Percentage Assigned of [Term Loans][Incremental Term Loans][Refinancing Term Loans](6)
$	$	$		%
$	$	$		%
$	$	$		%

(3)                                 To be completed by Assignor.

(4)                                 To be completed by Assignor.  [In the case of an Auction: The sum of Lender’s Reply Amount(s) may not exceed the aggregate principal face amount of [Term Loans][Incremental Term Loans][Refinancing Term Loans] held by it as lender of record on the date of submission of its Return Bid.]

(5)                                 [In the case of an Auction: To be completed by the Auction Manager, if necessary, based on the proration procedures set forth in the Auction Procedures.]

(6)                                 [In the case of an Auction:  To be completed by the Auction Manager to at least 9 decimals as a percentage of the [Term Loans][Incremental Term Loans][Refinancing Term Loans] of all Lenders thereunder.]

[in the case of an open market purchase:

Facility Assigned		Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans(7)
	(8)	$	$		%
		$	$		%
		$	$		%

8.                                      Affiliate Assignment Effective Date:               , 20   [in the case of an Auction:  TO BE INSERTED BY AUCTION MANAGER AND WHICH SHALL BE THE AFFILIATE ASSIGNMENT EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

(7)                                 Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

(8)                                 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Term Loan”, “Incremental Term Loan”, etc.)

9.                                      Notice and Wire Instructions:

ASSIGNOR:	ASSIGNEE:

[NAME OF ASSIGNOR]	[FORESIGHT ENERGY LLC]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:

[In the case of an assignment via Dutch Auction only:  The Assignor acknowledges and agrees that (i) submission of a Return Bid in respect of the [Term Loans][Incremental Term Loans][Refinancing Term Loans] will constitute a binding agreement between the Assignor and the Assignee in accordance with the terms and conditions of the Auction Procedures and the Credit Agreement; (ii) [Term Loans][Incremental Term Loans][Refinancing Term Loans] will be deemed to have been accepted by the Assignee to the extent such [Term Loans][Incremental Term Loans][Refinancing Term Loans] are validly offered by Assignor to Assignee in accordance with the terms and conditions of the Auction Procedures and the Credit Agreement upon notification by the Auction Manager to the Assignor that such [Term Loans][Incremental Term Loans][Refinancing Term Loans] are part of a Qualifying Bid (subject to applicable proration in accordance with the terms and conditions of the Auction); and (iii) it does not have any withdrawal rights with respect to any offer to assign of its [Term Loans][Incremental Term Loans][Refinancing Term Loans].

Subject to and effective upon the acceptance by the Assignee for purchase of the principal amount of the [Term Loans][Incremental Term Loans][Refinancing Term Loans] to be assigned by the Assignor to the Assignee, the Assignor hereby irrevocably constitutes and appoints the Auction Manager as the true and lawful agent and attorney-in-fact of the Assignor with respect to such [Term Loans][Incremental Term Loans][Refinancing Term Loans] with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to complete or fill-in the blanks in this Assignment and deliver the completed Assignment to the Assignee and the Assignor.]

[Signature page follows]

The Assignor acknowledges and agrees that its offer to assign [Term Loans][Incremental Term Loans][Refinancing Term Loans] pursuant to the Auction Procedures constitute the Assignor’s acceptance of the terms and conditions (including the proration procedures) contained in the Auction Procedures, the Credit Agreement and this Assignment.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[FORESIGHT ENERGY LLC]

By:
Name:
Title:

Accepted:

[LORD SECURITIES CORPORATION, as Term Administrative Agent [and Auction Manager]] [[               ], as Auction Manager]

By:
Authorized Signatory

ANNEX 1 TO AFFILIATE ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR AFFILIATE
ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1                   Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is, and on the applicable Affiliate Assignment Effective Date will be, free and clear of any lien, encumbrance or other adverse claim; (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own decision to enter into this Assignment and to sell and assign the Assigned Interest on the basis of which it has made such decision, (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document, [in the case of an Auction: and (c) has read and agrees to all of the terms and conditions (including the pro ration procedures) of the Auction Procedures set forth in the Offer Documents].  The Assignor will, upon request, execute and deliver any additional documents deemed by the Term Administrative Agent or the Assignee to be necessary or desirable to complete the sale, assignment and transfer of the Assigned Interest.  In the event that the Assignor has determined for itself to not access any information disclosed by Assignee in connection with the Auction or this Assignment, the Assignor acknowledges that (i) other Lenders may have availed themselves of such information and (ii) none of the Borrower, the Auction Manager, and the Term Administrative Agent has any responsibility for the Assignor’s decision to limit the scope of the information it has obtained in connection with its evaluation of the Auction or its decision to enter into this Assignment.  The Assignor hereby acknowledges and agrees that in connection with this Assignment (A) the Assignee may have Excluded Information, (B) the Excluded Information may not be available to it, (C) it has independently and without reliance on any other party made its own analysis and determined to assign [Term Loans][Incremental Loans][Refinancing Term Loans] to the Assignee pursuant to Section 10.06(k) of the Credit Agreement notwithstanding its lack of knowledge of the Excluded Information and (D) it waives and releases any claims it may have against the Administrative Agents, the Assignee, the Borrower and its Subsidiaries with respect to the nondisclosure of the Excluded Information.

1.2                   Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement until such time as the Loans are automatically cancelled without further action by any Person on the Affiliate Assignment Effective Date, (ii) it meets the requirements of an Eligible Assignee under the Credit Agreement, (iii) it has transmitted same day funds to the Assignor on the Affiliate Assignment Effective Date, (iv) from and after the Affiliate Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vii) it has, independently and without reliance upon any Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest and (viii) as of the Affiliate Assignment Effective Date, after giving effect to this Assignment, the aggregate principal amount of all [Term Loans][Incremental Loans][Refinancing Term Loans] held by all Affiliated Lenders does not exceed 20% of the aggregate principal amount of all [Term Loans][Incremental Loans][Refinancing Term Loans] outstanding under the Credit Agreement at the time of such purchase; and (b) agrees that (i) it will, independently and without reliance on any Administrative Agent, [the Auction Manager,] the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, [in the case of an assignment to the Borrower: and (ii) it acknowledges that the Assigned Interest shall, from and after the Affiliate Assignment Effective Date, and without further action by any Person, be deemed cancelled for all purposes and no longer outstanding and that the Assignee shall have no ability to vote or receive payments in respect of the Assigned.] [in the case of an assignment to an Affiliated Lender: (ii) in connection with any (x) consent to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or (y) direction to the Term Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, except with respect to any amendment, modification, waiver, consent or any action described in Section in Sections 10.01(a), 10.01(b), 10.01(c), 10.01(d) and 10.01(f) of the Credit Agreement or that adversely affects it in a disproportionate manner as compared to other Lenders, it shall be deemed to have voted its interest as a Lender without discretion in such proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders,] (iii) solely in its capacity as a Lender, if any Loan Party shall be subject to any voluntary or involuntary proceeding commenced under any Debtor Relief Law, (w) it shall not take any step or action (whether directly or indirectly) in such proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Facilities Administrative Agent (or the taking of any action by a third party that to which the Facilities Administrative Agent has consented with respect to any disposition of assets by the Borrower or any equity or debt financing to be made to the Borrower), including, without limitation, the filing of any pleading by the Facilities Administrative Agent) in (or with respect to any matters related to) the proceeding so long as the Facilities Administrative Agent is not taking any action to treat its Loans in a manner that is less favorable to it in any material respect than the proposed treatment of similar Obligations held by other Lenders (including, without limitation, objecting to any debtor-in-possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise or plan of reorganization); (x) it shall not to vote in such proceedings, (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Law (a “Bankruptcy Plan”), if it does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (x), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (z) not to contest any request by any party for a determination by a court of competent jurisdiction effectuating the foregoing clause (y), in each case under this clause (iii) unless such Bankruptcy Plan adversely affects it more than other Term Lenders in any material respect (such Affiliated Lender agreeing and acknowledging that the foregoing constitutes an irrevocable proxy in favor of each Administrative Agent with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Term Loans held by such Affiliated Lender and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in such Administrative Agent’s discretion to take any action and to execute any instrument that such Administrative Agent may deem reasonably necessary or appropriate to carry out the provisions of Section 10.06(k)(iii) of the Credit Agreement, including to ensure that any vote of such Affiliated Lender on any Bankruptcy Plan is withdrawn or otherwise not counted to vote or consent on behalf of such Affiliated Lender in any proceeding in the manner set forth above (solely in respect of Term Loans held by such Affiliated Lender and not in respect of any other claim or status such Affiliated Lender may otherwise have) and (iv) notwithstanding anything to the contrary in the Credit Agreement, it shall not have any right to (A) attend (including by telephone or electronic means) any meeting or discussions (or portion thereof) (or receive notice thereof) intended to be solely among any Administrative Agent and Lenders other than the Affiliated Lenders, (B) receive any information or material prepared by any Administrative Agent intended to be disseminated solely to Lenders other than the Affiliated Lenders, or (C) to make or bring any claim, in its capacity as Lender, against any Administrative Agent, any other Agent or any Lender with respect to the duties and obligations of such Persons under the Loan Documents.

1.3                   No Violation of Laws.  Each of the Assignor and Assignee acknowledges that it has not violated any applicable laws relating to this Assignment or the transactions contemplated herein.

2.                          Payments.  Payment to the Assignor by the Assignee in respect of the settlement of the assignment of the Assigned Interest shall be paid by Assignee directly to the Assignor and shall include all unpaid interest that has accrued in respect of the Assigned Interest through the Affiliate Assignment Effective Date.  No interest shall accrue with respect to the Assigned Interest from and after the Affiliate Assignment Effective Date and such Assigned Interest shall, from and after the Affiliate Assignment Effective Date, and without further action by any Person, be deemed cancelled for all purposes and no longer outstanding.

3.                          No Default.  On the Affiliate Assignment Effective Date, no Default or Event of Default has occurred and is continuing or would result from this Assignment.

4.                          General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment.  This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof that would require the application of laws other than those of the State of New York.

EXHIBIT F

FORM OF PLEDGE AGREEMENT

[See attached]

EXHIBIT G

FORM OF SECURITY AGREEMENT

[See attached]

EXHIBIT H

[RESERVED]

EXHIBIT I

FORM OF COLLATERAL TRUST AGREEMENT

[See attached]

EXHIBIT J

FORM OF MORTGAGE

[See attached]

EXHIBIT J

PREPARED BY, RECORDING REQUESTED BY,

AND WHEN RECORDED MAIL TO:

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Attention: Jeffrey N. Anderson, Esq.

SPACE ABOVE THIS LINE FOR RECORDER’S USE ONLY

FIRST LIEN FEE AND LEASEHOLD MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS
AND LEASES AND FIXTURE FILING ([INSERT STATE])

by and from

[INSERT MORTGAGOR], “Mortgagor”

to

LORD SECURITIES CORPORATION,  “Mortgagee”

Dated as of              , 2017

Location:	[ ]
Municipality:	[ ]
County:	[ ]
State:	[ ]

NOTE TO RECORDER: THIS MORTGAGE CONSTITUTES A FIXTURE FILING AND COVERS AS-EXTRACTED COLLATERAL UNDER THE UCC (AS DEFINED HEREIN) AND IS TO BE CROSS-REFERENCED IN THE UCC RECORDS.

THE SECURED PARTY (MORTGAGEE) DESIRES THIS FIXTURE FILING AND FINANCING STATEMENT COVERING AS EXTRACTED COLLATERAL TO BE INDEXED AGAINST THE RECORD OWNER OF THE  REAL ESTATE DESCRIBED HEREIN.(1)

(1)  NTD: This cover page subject to local counsel review.

FIRST LIEN FEE AND LEASEHOLD MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS
AND LEASES AND FIXTURE FILING ([INSERT STATE])

THIS FIRST LIEN FEE AND LEASEHOLD MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING ([INSERT STATE]) (this “Mortgage”) is dated as of               , 2017 by and from [INSERT MORTGAGOR], a [       ], whose address is [c/o Foresight Energy LLC, 3801 PGA Boulevard, Suite 903, Palm Beach Gardens, Florida 33410](2) (“Mortgagor”), to LORD SECURITIES CORPORATION (“Lord Securities”), as Priority Lien Collateral Trustee (as herein defined) (in such capacity, “Agent”) for the Priority Lien Secured Parties (as herein defined), having an address at [                  ] (Agent, together with its successors and assigns, “Mortgagee”).

WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of March 28, 2017 (as it may be amended, restated, supplemented or otherwise modified from time to time, including any replacement thereof if such replacement credit agreement has been designated as “Priority Lien Debt” in accordance with Section 3.8 of the Collateral Trust Agreement defined below, the “Credit Agreement”), by and among FORESIGHT ENERGY LLC, a Delaware limited liability company (the “Borrower”), each of the guarantors party thereto, the various financial institutions party thereto, Agent, The Huntington National Bank, as Revolving Administrative Agent and the other parties thereto from time to time;

WHEREAS, subject to the terms and conditions of the Credit Agreement, certain Grantors (as herein defined) have entered into and/or may enter into one or more Secured Hedging Agreements with one or more Hedge Banks;

WHEREAS, subject to the terms and conditions of the Credit Agreement, certain Grantors have entered into and/or may enter into one or more Secured Cash Management Agreements with one or more Cash Management Banks;

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders, Lender Parties, Hedge Banks and Cash Management Banks as set forth in the Credit Agreement, the Secured Hedging Agreements and Secured Cash Management Agreements, respectively, each Grantor has agreed to secure (and, as applicable, continue to secure) such Grantor’s obligations under the Loan Documents, the Secured Hedging Agreements and the Secured Cash Management Agreements (other than, in each case, Excluded Hedging Obligations) as set forth herein;

WHEREAS, reference is made to that certain Collateral Trust Agreement dated as of [    ], 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Collateral Trust Agreement”), by and among the Issuer, the other Grantors from time to time party thereto, Lord Securities, as Collateral Trustee for the benefit of all Priority Lien Secured Parties and all Parity Lien Secured Parties (as defined therein), The Huntington National Bank, as Administrative Agent (as defined therein) and the other parties from time to time party thereto; and

WHEREAS, in addition to the obligations under the Credit Agreement, the Secured Hedging Agreements and the Secured Cash Management Agreements referred to above, the Grantors may incur additional Priority Lien Obligations (as herein defined) and each Grantor has agreed to secure (and, as applicable, continue to secure) such obligations as set forth herein.

(2)  NTD: Address to be confirmed/updated as appropriate.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Mortgagor and Mortgagee hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1  Definitions.  All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Credit Agreement, or if not defined in the Credit Agreement, then as defined in that certain Priority Lien Debt Pledge and Security Agreement by and from Borrower and the other grantors referred to therein (“Grantors”) to Agent and other Secured Parties (as defined therein) dated as of March 28, 2017, as the same may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time (the “Security Agreement”), or if not defined in the Credit Agreement or Security Agreement, then as defined in the Collateral Trust Agreement. As used herein, the following terms shall have the following meanings:

(a)   “Discharge of Priority Lien Obligations”: shall have the meaning ascribed to it in the Collateral Trust Agreement.

(b)   “Event of Default”:  An Event of Default under and as defined in the Credit Agreement.

(c)   “Excluded Assets”: shall have the meaning ascribed to it in the Credit Agreement.

(d)   “Mortgaged Property”:  Subject to Section 2.2 hereof, all of Mortgagor’s right, title and interest in and to (1) the fee interest in the real property described on Exhibits A-1, A-2 and A-3 attached hereto and incorporated herein by this reference, together with any greater estate therein as hereafter may be acquired by Mortgagor (the “Owned Land”), (2) the leasehold interest in the real property demised pursuant to the agreements described on Exhibits B-1 and B-2 hereto and incorporated herein by this reference (as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time, each such agreement, a “Subject Lease” and collectively, the “Subject Leases”), together with any greater estate therein as hereafter may be acquired by Mortgagor (the “Leased Land”; the Owned Land and the Leased Land are sometimes referred to herein collectively as the “Land”), (3) all as-extracted minerals owned by Mortgagor or leased to Mortgagor (whether pursuant to the Subject Leases or otherwise) and located upon, under and in the Land (including, without limitation, coal, oil, gas and other solid, liquid and gaseous hydrocarbons as well as limestone included within the Land in place and as produced and extracted), and all rights, privileges, titles and interests appurtenant and relating thereto and in connection therewith (including, without limitation, rights, privileges, titles and interests for the development, production, extraction, processing, treatment, storage, transportation and sale and other disposition of minerals and all contracts and other agreements relating to such activities as well as all accounts, accounts receivable, contract rights, other rights to the payments of monies, chattel paper and general intangibles arising from or relating to such activities) (collectively, the “Mineral Interests”), (4) all improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”), (5) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements, and all equipment, inventory and other goods in which Mortgagor now has or hereafter acquires any rights or any power to transfer rights and that are or are to become fixtures (as defined in the UCC, defined below) related to the Land (the “Fixtures”), (6) all goods, accounts, inventory, general

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intangibles, instruments, documents, contract rights and chattel paper, and all other personal property of any kind or character,  including all such items as defined in the UCC, now owned or hereafter acquired by Mortgagor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Premises (the “Personalty”), (7) all reserves, escrows or impounds required under the Credit Agreement or any of the other Priority Lien Documents and all deposit accounts maintained by Mortgagor with respect to the Mortgaged Property (the “Deposit Accounts”), (8) all leases, subleases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person (other than Mortgagor), a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits (the “Leases”), (9) all of the rents, revenues, royalties, income, proceeds, profits, accounts receivable, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (10) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”), (11) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, including but not limited to the agreements identified on Exhibits C-1 and C2 hereto and incorporated herein by reference (“Appurtenances”), (12) all property tax refunds payable with respect to the Mortgaged Property (the “Tax Refunds”), (13) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”), (14) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor (the “Insurance”), and (15) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any portion of the Land, Improvements, Fixtures or Personalty (the “Condemnation Awards”).  As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.  Notwithstanding the foregoing or anything to the contrary contained in this Mortgage, the terms “Mortgaged Property”, “Land”, “Mineral Interests”, “Improvements”, “Premises”, “Fixtures”, “Personalty”, “Deposit Accounts”, “Leases”, “Rents”, “Property Agreements”, “Appurtenances”, “Tax Refunds”, “Proceeds”, “Insurance”, and Condemnation Awards” shall not include Personalty or Fixtures not owned or leased, as applicable, by Mortgagor.

(e)   “Obligations”: shall mean Priority Lien Obligations.

(f)    “Permitted Liens”:  Liens described in Sections 7.01(a) through (p) and (u) of the Credit Agreement.

(g)   “Priority Lien Collateral Trustee”: shall have the meaning ascribed to it in the Security Agreement.

(h)   “Priority Lien Documents”: shall have the meaning ascribed to it in the Collateral Trust Agreement.

(i)    “Priority Lien Obligations”: shall have the meaning ascribed to it in the Collateral Trust Agreement.

(j)    “Priority Lien Secured Parties”: shall have the meaning ascribed to it in the Collateral Trust Agreement.

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(k)   “UCC”:  The Uniform Commercial Code of State of [    ] or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than the State of [     ], then, as to the matter in question, the Uniform Commercial Code in effect in that state.

ARTICLE 2

GRANT; LIMITED EXCLUSIONS; COLLATERAL TRUST AGREEMENT

Section 2.1  Grant.  To secure the full and timely payment and the full and timely performance of the Obligations, Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to Mortgagee the Mortgaged Property, subject, however, only to Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property to Mortgagee, and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Mortgagee, subject only to Permitted Liens.

Section 2.2  Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Mortgaged Property include or the security interest granted hereunder attach to any Excluded Assets.

Section 2.3  Collateral Trust Agreement.  Notwithstanding anything herein to the contrary, the lien and security interest granted to the Agent pursuant to this Mortgage and the exercise of any right or remedy by the Agent under this Mortgage are subject to the provisions of the Collateral Trust Agreement and any applicable intercreditor agreement.  In the event of any conflict between the terms of the Collateral Trust Agreement or any applicable intercreditor agreement and this Mortgage, the terms of the Collateral Trust Agreement or such intercreditor agreement shall govern and control.

ARTICLE 3
WARRANTIES, REPRESENTATIONS AND COVENANTS

Mortgagor warrants, represents and covenants to Mortgagee as follows:

Section 3.1  Title to Mortgaged Property and Lien of this Instrument.  Mortgagor has valid leasehold interests in the Leased Land and has good record and marketable title in fee simple to the Owned Land and owns the remaining Mortgaged Property free and clear of any liens, claims or interests, except the Permitted Liens.  This Mortgage creates valid, enforceable first priority liens and security interests against the Mortgaged Property, subject only to Permitted Liens.

Section 3.2  First Lien Status.  Mortgagor shall preserve and protect the first lien and security interest status of this Mortgage and the other Priority Lien Documents.  If any lien or security interest other than a Permitted Lien is asserted against the Mortgaged Property and can reasonably be expected to have a Material Adverse Effect, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released or contest the same in compliance with the requirements of the Collateral Trust Agreement.

Section 3.3  Payment and Performance.  Mortgagor shall pay when due and perform when required all of the Obligations.

Section 3.4  Replacement of Fixtures and Personalty.  Mortgagor shall not, without the prior written consent of Mortgagee, permit any of the Fixtures or Personalty owned or leased by

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Mortgagor to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for maintenance and repair or is permitted to be removed by the Priority Lien Documents.

Section 3.5  Inspection.  Subject to Section 7.03(f) of the Collateral Trust Agreement, Mortgagor shall permit Mortgagee and the other Priority Lien Secured Parties, and their respective agents, representatives and employees, upon reasonable prior notice to Mortgagor, to inspect the Mortgaged Property and all books and records of Mortgagor located thereon and conduct such environmental and engineering studies as Mortgagee or the other Priority Lien Secured Parties may require, provided that (a) such inspections and studies shall not materially interfere with the use and operation of the Mortgaged Property; and (b) such right shall, with respect to Leased Land, be subject to the provisions of any applicable Subject Lease.

Section 3.6  Other Covenants.  All of the covenants in the Credit Agreement are incorporated herein by reference and, together with covenants in this Article 3, shall be covenants running with the Land.

Section 3.7  Insurance; Condemnation Awards and Insurance Proceeds.

(a)   Insurance.  Mortgagor shall maintain or cause to be maintained the insurance required by the Priority Lien Documents.  If any portion of improved property that is part of the Mortgaged Property is located in a special flood hazard area, then Mortgagor shall maintain, or cause to be maintained, flood insurance in accordance with the terms of the Priority Lien Documents.

(b)   Condemnation Awards.  Mortgagor shall cause all Condemnation Awards to be applied in accordance with the Collateral Trust Agreement.

(c)   Insurance Proceeds.  Mortgagor shall cause all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property to be applied in accordance with the Collateral Trust Agreement.

ARTICLE 4
LEASEHOLD MORTGAGE PROVISIONS

Section 4.1  Representations; Warranties; Covenants.  Mortgagor hereby represents, warrants and covenants that:

(a)   Except in any case where the following could not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (1) the Subject Leases are unmodified and in full force and effect, except as set forth in Exhibit B-1 hereof, (2) all rent and other charges therein have been paid to the extent they are payable to the date hereof, (3) Mortgagor enjoys the quiet and peaceful possession of the Premises, (4) to the best of its knowledge, Mortgagor is not in default under any of the material terms thereof and there are no circumstances which, with the passage of time or the giving of notice or both, would constitute an event of default thereunder, (5) to the best of Mortgagor’s knowledge, the lessor under each Subject Lease is not in default under any of the material terms or provisions thereof on the part of  lessor to be observed or performed under the applicable Subject Lease, and (6) with respect to Leased Land, Mortgagor has not previously subordinated its interest in the Mortgaged Property to the Lien or interests of any mortgagee of the fee interest of the lessor under each Subject Lease;

(b)   Mortgagor shall promptly pay, when due and payable, the rent and other charges payable pursuant to any Subject Lease, taking into account any applicable grace or cure periods, and will

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timely perform and observe all of the other terms, covenants and conditions required to be performed and observed by Mortgagor as lessee under any Subject Lease, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect;

(c)   As and to the extent required by Section 6.03 of the Credit Agreement and any other applicable Priority Lien Document, Mortgagor shall provide the notices in writing of any default by Mortgagor in the performance or observance of any terms, covenants or conditions on the part of Mortgagor to be performed or observed under any Subject Lease;

(d)   As and to the extent required by Section 6.03 of the Credit Agreement and any other applicable Priority Lien Document, Mortgagor shall, promptly upon receipt thereof, deliver a copy of each material notice given to Mortgagor by the lessor pursuant to any Subject Lease and provide prompt notification in writing of any default by the lessor of any Subject Lease in the performance or observance of any of the terms, covenants or conditions on the part of the lessor to be performed or observed thereunder;

(e)   Unless required under the terms of any Subject Lease, Mortgagor shall not, without the prior written consent of Mortgagee (which, in the case of any proposed termination or surrender, may be granted or withheld in Mortgagee’s sole and absolute discretion and, in the case of any other modification, may be granted or withheld in Mortgagee’s reasonable discretion), allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect;

(f)    If any Subject Lease shall be rejected or disaffirmed by the lessor thereunder (or by any receiver, trustee, custodian or other party who succeeds to the rights of such lessor) pursuant to the Bankruptcy Code (as hereinafter defined) or similar or successor law or right, Mortgagor covenants that it will not elect to treat such Subject Lease as terminated under 11 U.S.C. § 365(h) or any similar or successor law or right.  Upon the occurrence and during the continuance of an Event of Default, Mortgagee shall have the sole and exclusive right to make or refrain from making any such election, and Mortgagor agrees that any such election, if made by Mortgagor other than in accordance with this subsection, shall be void and of no force or effect;

(g)   Mortgagor shall, within thirty (30) days after written request from Mortgagee, use commercially reasonable efforts to obtain from the lessor and deliver to Mortgagee a certificate setting forth the name of the tenant under any Subject Lease and stating that such Subject Lease is in full force and effect, is unmodified or, if such Subject Lease has been modified, the date of each modification (together with copies of each such modification), that no notice of termination thereof has been served on Mortgagor, stating that no default or event which with notice or lapse of time (or both) would become a default is existing under such Subject Lease (or if any such default or event is existing, specifying the nature of such default or event), stating the date to which rent has been paid, and containing such other statements and representations as may be requested by Mortgagee; provided, however, that so long as no Event of Default shall have occurred and be continuing, no more than one (1) such certificates shall be requested during any twelve (12) month period; and

(h)   Except as permitted by and pursuant to the terms of the Priority Lien Documents or as may be required by the terms of any Subject Lease, Mortgagor shall not at any time subordinate its interest in the Mortgaged Property or any portion thereof to the Lien or interests of any mortgagee of the lessor’s fee interest in the Premises.

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Section 4.2  No Merger.  So long as any of the Obligations remain unpaid or unperformed, the fee title to and the leasehold estate in the Premises subject to any Subject Lease shall not merge but shall always be kept separate and distinct notwithstanding the union of such estates in the lessor or Mortgagor, or in a third party, by purchase or otherwise.  If Mortgagor acquires the fee title or any other estate, title or interest in the fee interests in the real property to which any such Subject Lease shall relate, or any part thereof, the lien of this Mortgage shall attach to, cover and be a lien upon such acquired estate, title or interest and the same shall thereupon be and become a part of the Mortgaged Property with the same force and effect as if specifically encumbered herein.  Mortgagor agrees to execute all instruments and documents that Mortgagee may reasonably require to ratify, confirm and further evidence the lien of this Mortgage on the acquired estate, title or interest.  Furthermore, Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact to execute and deliver, following the occurrence and during the continuance of an Event of Default, all such instruments and documents in the name and on behalf of Mortgagor.  This power, being coupled with an interest, shall be irrevocable as long as any portion of the Obligations remains unpaid.

Section 4.3  Mortgagee as Lessee.  If any Subject Lease shall be terminated prior to the natural expiration of its term due to default by Mortgagor or any subtenant thereunder, and if, pursuant to the provisions of such Subject Lease, Mortgagee or its designee shall acquire from the lessor a new lease of the Premises, Mortgagor shall have no right, title or interest in or to such new lease or the leasehold estate created thereby, or renewal privileges therein contained.

Section 4.4  No Assignment.  Notwithstanding anything to the contrary contained herein, this Mortgage shall not constitute an assignment of any Subject Lease within the meaning of any provision thereof prohibiting its assignment and Mortgagee shall have no liability or obligation thereunder by reason of its acceptance of this Mortgage.  Mortgagee shall be liable for the obligations of the tenant arising out of any Subject Lease for only that period of time for which Mortgagee is in possession of the premises demised thereunder or has acquired, by foreclosure or otherwise, and is holding all of Mortgagor’s right, title and interest therein.

ARTICLE 5
DEFAULT AND FORECLOSURE

Section 5.1  Remedies.  Upon the occurrence and during the continuance of an Event of Default, Mortgagee may, at Mortgagee’s election, exercise any or all of the following rights, remedies and recourses:

(a)   Acceleration.  Subject to any provisions of the Priority Lien Documents providing for the automatic acceleration of the Obligations upon the occurrence of certain Events of Default, declare the Obligations to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Mortgagor), whereupon the same shall become immediately due and payable.

(b)   Entry on Mortgaged Property.  Subject to the provisions of any applicable Subject Lease and applicable law, enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon.  If Mortgagor remains in possession of the Mortgaged Property following the occurrence and during the continuance of an Event of Default and without Mortgagee’s prior written consent, subject to the provisions of any applicable Subject Lease and applicable law, Mortgagee may invoke any legal remedies to dispossess Mortgagor.

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(c)   Operation of Mortgaged Property.  Subject to the provisions of any applicable Subject Lease and applicable law, hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions of Section 5.7.

(d)   Foreclosure and Sale.  In accordance with applicable law,  institute proceedings for the complete foreclosure of this Mortgage by judicial action, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels, subject to the provisions of any applicable Subject Lease.  Except as otherwise required by applicable law, with respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable.  At any such sale by virtue of any judicial proceedings or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor.  Mortgagee or any of the other Priority Lien Secured Parties may be a purchaser at such sale.  If Mortgagee or such other Priority Lien Secured Party is the highest bidder, Mortgagee or such other Priority Lien Secured Party may credit the portion of the purchase price that would be distributed to Mortgagee or such other Priority Lien Secured Party against the Obligations in lieu of paying cash.  In the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived.

(e)   Receiver.  Make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the Obligations, the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment.  Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and in a manner consistent with the terms of any applicable Subject Lease, and shall apply such Rents in accordance with the provisions of Section 5.7.

(f)    Other.  Subject to the provisions of any applicable Subject Lease, exercise all other rights, remedies and recourses granted under the Priority Lien Documents or otherwise available at law or in equity.

Section 5.2  Separate Sales. To the extent not prohibited under the terms of any applicable Subject Lease, the Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect.  The right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

Section 5.3  Remedies Cumulative, Concurrent and Nonexclusive.  Mortgagee and the other Priority Lien Secured Parties shall have all rights, remedies and recourses granted in the Priority Lien Documents and available at law or equity (including the UCC), which rights (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Priority Lien Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee or such other Priority Lien Secured Party, as the case may be, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or

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recourse, and (d) are intended to be, and shall be, nonexclusive.  No action by Mortgagee or any other Priority Lien Secured Party in the enforcement of any rights, remedies or recourses under the Priority Lien Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

Section 5.4  Release of and Resort to Collateral.  To the extent permitted under the Collateral Trust Agreement, Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Priority Lien Documents or their status as a first and prior lien and security interest in and to the Mortgaged Property.  For payment of the Obligations, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.

Section 5.5  Waiver of Redemption, Notice and Marshalling of Assets.  To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Event of Default or of Mortgagee’s election to exercise or the actual exercise of any right, remedy or recourse provided for under the Priority Lien Documents, and (c) any right to a marshalling of assets or a sale in inverse order of alienation.

Section 5.6  Discontinuance of Proceedings.  If Mortgagee or any other Priority Lien Secured Party shall have proceeded to invoke any right, remedy or recourse permitted under the Priority Lien Documents and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee or such other Priority Lien Secured Party, as the case may be, shall have the unqualified right to do so and, in such an event, Mortgagor, Mortgagee and the other Priority Lien Secured Parties shall be restored to their former positions with respect to the Obligations, the Priority Lien Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee and the other Priority Lien Secured Parties shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Mortgagee or any other Priority Lien Secured Party thereafter to exercise any right, remedy or recourse under the Priority Lien Documents for such Event of Default.

Section 5.7  Application of Proceeds.  All proceeds received by the Mortgagee in respect of any sale of, any collection from, or other realization upon all or any part of the Mortgaged Property shall be applied by the Priority Lien Collateral Trustee as provided in the Collateral Trust Agreement.

Section 5.8  Occupancy After Foreclosure.  Except as otherwise required by applicable law, any sale of the Mortgaged Property or any part thereof in accordance with Section 5.1(d) will divest all right, title and interest of Mortgagor in and to the property sold.  Subject to applicable law and any applicable Subject Lease, any purchaser at a foreclosure sale will receive immediate possession of the property purchased.  If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

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Section 5.9  Additional Advances and Disbursements; Costs of Enforcement.

(a)   To the extent not prohibited under the terms of the Subject Leases, to the extent applicable, upon the occurrence and during the continuance of any Event of Default, Mortgagee and, to the extent expressly set forth in the Priority Lien Documents, each of the other Priority Lien Secured Parties shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor.  All sums advanced and expenses incurred at any time by Mortgagee or any other Priority Lien Secured Party under this Section 5.9, or otherwise under this Mortgage or any of the other Priority Lien Documents or applicable law, shall bear interest at the Default Rate then computed on any portion of the Obligations, and all such sums, together with interest thereon, shall be secured by this Mortgage.

(b)   Mortgagor shall pay all expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage and the other Priority Lien Documents, or the enforcement, compromise or settlement of the Obligations or any claim under this Mortgage and the other Priority Lien Documents, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee in respect thereof, by litigation or otherwise.

Section 5.10  No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Article 5, the assignment of the Rents and Leases under Article 6, the security interests under Article 7, nor any other remedies afforded to Mortgagee under the Priority Lien Documents, at law or in equity shall cause Mortgagee or any other Priority Lien Secured Party to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee or any other Priority Lien Secured Party to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.  Mortgagee will note become a mortgagee in possession so long as it does not enter or take actual possession of the Mortgaged Property.

ARTICLE 6
ASSIGNMENT OF RENTS AND LEASES

Section 6.1  Assignment.  In furtherance of and in addition to the assignment made by Mortgagor in Section 2.1 of this Mortgage, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents.  This assignment is an absolute assignment and not an assignment for additional security only.  So long as no Event of Default shall have occurred and be continuing, Mortgagor shall have a revocable license from Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Obligations and to otherwise use the same.  The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing.  Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Obligations or solvency of Mortgagor, the license herein granted shall automatically expire and terminate, without notice to Mortgagor by Mortgagee (any such notice being hereby expressly waived by Mortgagor to the extent permitted by applicable law).

Section 6.2  Perfection Upon Recordation. Mortgagor acknowledges that mortgagee has taken all actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases.  Mortgagor acknowledges and agrees that upon recordation of this Mortgage Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and all third parties following

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recovery of possession of the Mortgaged Property by Mortgagee.  For purposes of this Section 6.2, “possession” shall mean any one of the following to the extent permitted by applicable law: (a) actual possession of the Mortgaged Property or (b) taking affirmative actions to gain possession of the Mortgaged Property that would constitute constructive possession of the Mortgaged Property such as court authorization to collect Rents or appointment of a receiver.  To the extent permitted by applicable law, Mortgagee shall have the right to collect Rents without taking possession of the Mortgaged Property.

Section 6.3  Bankruptcy Provisions.  Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of Title 11 of the United States Code (the “Bankruptcy Code”), (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

Section 6.4  No Merger of Estates.  So long as part of the Obligations secured hereby remain unpaid and undischarged, the fee and leasehold estates to the Mortgaged Property shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Mortgagor, Mortgagee, any tenant or any third party by purchase or otherwise.

ARTICLE 7
SECURITY AGREEMENT

Section 7.1  Security Interest. This Mortgage constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Personalty, Fixtures, Mineral Interests, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards.  To this end, Mortgagor grants to Mortgagee a first and prior security interest subject only to Permitted Liens, in the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property which is “personal property” or “as extracted collateral” (as such terms are used in the UCC), including coal and other minerals, to secure the payment and performance of the Obligations, and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property.  Any notice of sale, disposition or other intended action by Mortgagee with respect to the Personalty, Fixtures, Mineral Interests, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards or other Mortgaged Property which is “personal property” or “as extracted collateral” (as such terms are used in the UCC), including coal and other minerals, sent to Mortgagor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Mortgagor.  In the event of any inconsistency between the terms of this Mortgage and the terms of the Security Agreement with respect to the collateral covered both therein and herein, the Security Agreement shall control and govern to the extent of any such inconsistency.

Section 7.2  Financing Statements.  Mortgagor shall prepare and deliver to Mortgagee such financing statements, and shall execute and deliver to Mortgagee such other documents, instruments and further assurances, in each case in form and substance satisfactory to Mortgagee, as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee’s security interest hereunder.  Mortgagor hereby irrevocably authorizes Mortgagee to cause financing statements (and amendments thereto and continuations thereof) and any such documents, instruments and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest.  Mortgagor represents and warrants to Mortgagee that Mortgagor’s jurisdiction of organization is the State of [     ].  After the date of

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this Mortgage, Mortgagor shall not change its name, type of organization, organizational identification number (if any), jurisdiction of organization or location (within the meaning of the UCC) without giving at least forty five (45) days (or such longer period as Mortgagee may reasonably agree ) prior written notice to Mortgagee.

Section 7.3  Fixture Filing.  This Mortgage  shall also constitute a “fixture filing” and an “as extracted” collateral filing for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures or as extracted collateral.  The information provided in this Section 7.3 is provided so that this Mortgage shall comply with the requirements of the UCC for a mortgage instrument to be filed as a financing statement.  Mortgagor is the “Debtor” and its name and mailing address are set forth in the preamble of this Mortgage immediately preceding Article 1.  Mortgagee is the “Secured Party” and its name and mailing address from which information concerning the security interest granted herein may be obtained are also set forth in the preamble of this Mortgage immediately preceding Article 1.  A statement describing the portion of the Mortgaged Property comprising the fixtures hereby secured is set forth in Section 1.1(h) of this Mortgage.  Mortgagor represents and warrants to Mortgagee that Mortgagor is the record owner of the applicable fee title or owner of the leasehold interest in the Mortgaged Property, [the employer identification number and the organizational identification number of Mortgagor is set forth below the signature of Mortgagor on the signature page attached hereto](3).

ARTICLE 8
MISCELLANEOUS

Section 8.1  Notices.  Any notice required or permitted to be given under this Mortgage shall be given in accordance with Section 7.8 of the Collateral Trust Agreement.

Section 8.2  Covenants Running with the Land.  All Obligations contained in this Mortgage are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Land.  As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property.  All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Collateral Trust Agreement and the other Priority Lien Documents; provided, however, that no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee.

Section 8.3  Attorney-in-Fact.  Mortgagor hereby irrevocably appoints Mortgagee as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution with full authority in the place and stead of Mortgagor and in the name of Mortgagor or otherwise (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare and file or record financing statements and continuation statements, and to prepare, execute and file or record applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) after the occurrence and during the continuance of

(3)  NTD: Local counsel to confirm if the employer identification number and organizational identification number need to be listed in the Mortgage.

12

an Event of Default, to perform any obligation of Mortgagor hereunder; provided, however, that (1) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (2) any sums advanced by Mortgagee in such performance shall be added to and included in the Obligations and shall bear interest at the highest rate at which interest is then computed on any portion of the Obligations; (3) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (4) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section 8.3.

Section 8.4  Successors and Assigns.  This Mortgage shall be binding upon and inure to the benefit of Mortgagee, the other Priority Lien Secured Parties, and Mortgagor and their respective successors and assigns.  Mortgagor shall not, without the prior written consent of Mortgagee, assign any rights, duties or obligations hereunder.

Section 8.5  No Waiver.  Any failure by Mortgagee or the other Priority Lien Secured Parties to insist upon strict performance of any of the terms, provisions or conditions of the Priority Lien Documents shall not be deemed to be a waiver of same, and Mortgagee and the other Priority Lien Secured Parties shall have the right at any time to insist upon strict performance of all of such terms, provisions and conditions.

Section 8.6  Priority Lien Documents.  If any conflict or inconsistency exists between this Mortgage and the other Priority Lien Documents, the Priority Lien Documents shall control and govern to the extent of any such conflict or inconsistency.

Section 8.7  Release or Reconveyance.  Upon the Discharge of Priority Lien Obligations, the lien and security interest granted hereby shall be automatically released and terminated hereunder and all rights to the Mortgaged Property shall revert to the Mortgagor (in accordance with the Collateral Trust Agreement or otherwise).  Upon any such termination or release, the Priority Lien Collateral Trustee shall, at Mortgagor’s expense, execute and deliver to Mortgagor or otherwise authorize the filing of such documents as Mortgagor shall reasonably request to evidence such termination or release.

Section 8.8  Waiver of Stay, Moratorium and Similar Rights.  Mortgagor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Mortgage or the Obligations secured hereby, or any agreement between Mortgagor and Mortgagee or any rights or remedies of Mortgagee or any other Priority Lien Secured Party.

Section 8.9  Applicable Law.  The provisions of this Mortgage regarding the creation, perfection and enforcement of the liens and security interests herein granted shall be governed by and construed under the laws of the state in which the Mortgaged Property is located.  All other provisions of this Mortgage shall be governed by, and shall be construed and enforced in accordance with the laws of the State of New York without regard to conflict of laws principles thereof that would result in the application of any law other than the law of the State of New York.

Section 8.10  Headings.  The Article, Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

Section 8.11  Severability.  If any provision of this Mortgage shall be held by any court of competent jurisdiction to be unlawful, void or unenforceable for any reason, such provision shall

13

be deemed severable from and shall in no way affect the enforceability and validity of the remaining provisions of this Mortgage.

Section 8.12  Entire Agreement.  This Mortgage and the other Priority Lien Documents embody the entire agreement and understanding between Mortgagee and Mortgagor relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof.  Accordingly, the Priority Lien Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

Section 8.13  Mortgagor Obligations Joint and Several. Each Mortgagor identified herein shall be jointly and severally liable for all Obligations, covenants and agreements of Mortgagor contained herein or secured hereby. Notwithstanding any provision herein to the contrary, but without limiting (a) the generality of the foregoing sentence, (b) any of the rights or remedies available to Mortgagee (including any rights or remedies pertaining to the Mortgaged Property owned in fee or lease by the respective Mortgagor) upon the occurrence of any default or Event of Default hereunder, or (c) any waivers, acknowledgements or consents made by any of the parties to this Mortgage, it is hereby understood and agreed that all Obligations, representations, covenants and agreements of Mortgagor herein or in the other Priority Lien Documents pertaining to a particular Mortgaged Property are intended to be the separate and distinct Obligations, representations, covenants and agreements of the individual Mortgagor that is the owner (whether in fee or leasehold) of such Mortgaged Property.

ARTICLE 9
[LOCAL LAW PROVISIONS](4)

Section 9.1.     Inconsistencies.  In the event of any inconsistencies between the terms and conditions of this Article 9 and the other provisions of this Mortgage, the terms and conditions of this Article 9 shall control and be binding.

Section 9.2.     Maximum Principal Sum.  The Obligations are to be secured by other mortgages and deeds of trust on other real estate in other counties and other states.  Each and all of such mortgages and deeds of trust are intended to and shall constitute security for the entire Obligations without allocation.  Notwithstanding anything herein to the contrary, it is agreed that the maximum amount of indebtedness secured by this Mortgage, including all advancements, at any one time shall not exceed $[1,840,000,000.00] plus interest and protective advances.

Section 9.3.     In Rem Proceedings.  Supplementing Section 5.1 hereof, mortgage foreclosures and other In Rem proceedings against Mortgagor may be brought in Macoupin County, Illinois or any federal court of competent jurisdiction in Illinois.

Section 9.4.       Future Advances; Revolving Credit.  Mortgagee is obligated under the terms of the Priority Lien Documents to make advances as provided therein, and Mortgagor acknowledges and intends that all such advances, including future advances whenever hereafter made, shall be a lien from the time this Mortgage is recorded, as provided in Section 5/15-1302(b)(1) of the Act (as hereinafter defined).  That portion of the Obligations which comprises the principal amount then outstanding of the Revolving Loans constitutes revolving credit indebtedness secured by a mortgage on real property, pursuant to the terms and conditions of 205 ILCS 5/5d, Mortgagor covenants and agrees that this Mortgage shall secure the payment of all loans and advances made pursuant to the terms and provisions of the Priority Lien Documents, whether such loans and advances are made as of the date

(4)  NTD: Under review by local counsel.

14

hereof or at any time in the future, and whether such future advances are obligatory or are to be made at the option of Mortgagee or otherwise (but not advances or loans made more than 20 years after the date hereof), to the same extent as if such future advances were made on the date of the execution of this Mortgage and although there may be no advances made at the time of the execution of this Mortgage and although there may be no other Obligation outstanding at the time any advance is made.  The lien of this Mortgage shall be valid as to all Obligations, including future advances, from the time of its filing of record in the office of the Recorder of Deeds of the County in which the Mortgaged Property is located.  The total amount of the Obligations may increase or decrease from time to time, but the total unpaid principal balance of the Obligations (including disbursements which Mortgagee may make under this Mortgage or any other document or instrument evidencing or securing the Obligations) at any time outstanding shall not exceed the amount referred to in Section 9.2 of this Mortgage.  This Mortgage shall be valid and shall have priority over all subsequent liens and encumbrances, including statutory liens, except taxes and assessments levied on the Mortgaged Property, to the extent of the maximum amount secured hereby.

Section 9.5.       Illinois Mortgage Foreclosure Law.  It is the intention of Mortgagor and Mortgagee that the enforcement of the terms and provisions of this Mortgage shall be accomplished in accordance with the Illinois Mortgage Foreclosure Law (the “Act”), 735 ILCS 5/15-1101, et seq., and with respect to such Act Mortgagor agrees and covenants that:

(a)           Mortgagor and Mortgagee shall have the benefit of all of the provisions of the Act, including all amendments thereto which may become effective from time to time after the date hereof.  In the event any provision of the Act which is specifically referred to herein may be repealed, Mortgagee shall have the benefit of such provision as most recently existing prior to such repeal, as though the same were incorporated herein by express reference;

(b)           Wherever provision is made in this Mortgage or the Priority Lien Documents for insurance policies to bear mortgagee clauses or other loss payable clauses or endorsements in favor of Mortgagee, or to confer authority upon Mortgagee to settle or participate in the settlement of losses under policies of insurance or to hold and disburse or otherwise control use of insurance proceeds, from and after the entry of judgment of foreclosure, all such rights and powers of Mortgagee shall continue in Mortgagee as judgment creditor or mortgagee until confirmation of sale;

(c)           All advances, disbursements and expenditures made or incurred by Mortgagee before and during a foreclosure, and before and after judgment of foreclosure, and at any time prior to sale, and, where applicable, after sale, and during the pendency of any related proceedings, for the following purposes, in addition to those otherwise authorized by the Mortgage or the Priority Lien Documents or by the Act (collectively “Protective Advances”), shall have the benefit of all applicable provisions of the Act.  All Protective Advances shall be so much additional indebtedness secured by this Mortgage, and shall become immediately due and payable without notice and with interest thereon from the date of the advance until paid at the rate of interest payable after default under the terms of the Priority Lien Documents.  This Mortgage shall be a lien for all Protective Advances as to subsequent purchasers and judgment creditors from the time this Mortgage is recorded pursuant to Subsection (b)(5) of Section 5/15-1302 of the Act;

(d)           In addition to any provision of this Mortgage authorizing Mortgagee to take or be placed in possession of the Mortgaged Property, or for the appointment of a receiver, Mortgagee shall have the right, in accordance with Sections 5/15-1701 and 5/15-1702 of the Act, to be placed in possession of the Mortgaged Property or at its request to have a receiver appointed, and such receiver, or Mortgagee, if and when placed in possession, shall have, in addition to any other powers

15

provided in this Mortgage, all rights, powers, immunities, and duties as provided for in Sections 5/15-1701, 5/15-1703 and 5/15-1704 of the Act; and

(e)           Mortgagor acknowledges that the Mortgaged Property does not constitute agricultural real estate, as said term is defined in Section 5/15-1201 of the Act or residential real estate as defined in Section 5/15-1219 of the Act.  Pursuant to Section 5/15-1601(b) of the Act, Mortgagor hereby waives any and all right of redemption.

[The remainder of this page has been intentionally left blank]

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IN WITNESS WHEREOF, Mortgagor has on the date set forth in the acknowledgement hereto, effective as of the date first above written, caused this instrument to be duly EXECUTED AND DELIVERED by authority duly given.

MORTGAGOR:

[INSERT MORTGAGOR],
a Delaware limited liability company

By:
Name:
Title:
[Employer Identification No.:
Organizational Identification No.: ]

STATE OF	)
) ss.:
COUNTY OF	)

I,                             , a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY, that                      , personally known to me to be the                        of                          , a Delaware limited liability company, whose name is subscribed to the within instrument, appeared before me this day in person and severally acknowledged that as such                        he/she signed and delivered the said instrument as                        of said limited liability company as his/her free and voluntary act and as the free and voluntary act and deed of said limited liability company, for the uses and purposes therein set forth.

GIVEN under my hand and Notarial Seal, this      day of              , 2017.

Notary Public

My Commission Expires:

S-1

EXHIBIT A-1(5)

OWNED LAND

(5)  NTD: Exhibits to be confirmed and update according to the property

EXHIBIT A-2

OWNED LAND

EXHIBIT A-3

OWNED LAND

EXHIBIT B-1

SUBJECT LEASES

EXHIBIT B-2

SUBJECT LEASES

EXHIBIT C-1

APPURTENANCES

EXHIBIT C-2

APPURTENANCES

EXHIBIT K

FORM OF SOLVENCY CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.                                      I am the chief executive officer of Foresight Energy LLC, a Delaware limited liability company (“Borrower”).

2.                                      Reference is made to that certain Credit Agreement, dated as of March 28, 2017 (as it may be amended, restated, extended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, Foresight Energy LP and certain subsidiaries of the Borrower party thereto as Guarantors, the Lenders party thereto from time to time, THE HUNTINGTON NATIONAL BANK, as Facilities Administrative Agent and LORD SECURITIES CORPORATION, as Term Administrative Agent.

3.                                      I have reviewed the Credit Agreement, together with each of the Related Agreements, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4.                                      Based upon my review and examination described in paragraph 3 above, I certify that, as of the date hereof, after giving effect to the consummation of the Transactions and the other transactions contemplated by the Loan Documents:

i.                  The sum of the Borrower’s and its Restricted Subsidiaries’ debt (including contingent liabilities), on a consolidated basis, does not exceed the present fair saleable value of the Borrower’s and its Restricted Subsidiaries’ present assets, on a consolidated basis;

ii.               the Borrower’s and its Restricted Subsidiaries’ capital, on a consolidated basis, is not unreasonably small in relation to the Borrower’s and its Restricted Subsidiaries’ businesses as contemplated on the Closing Date and reflected in the projections delivered pursuant to Section 4.01(a)(viii) of the Credit Agreement or with respect to any transaction contemplated to be undertaken after the Closing Date;

iii.            the Borrower and its Restricted Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe (nor do they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise);

iv.           For purposes of this certificate, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

K-1

The foregoing certifications are made and delivered as of [              ], 20    .

Name:
Title: Chief Executive Officer

K-2

EXHIBIT L

AUCTION PROCEDURES

This Outline is intended to summarize certain basic terms of the modified Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 2.19 of the Credit Agreement, of which this Exhibit L is a part (the “Auction Procedures”).  It is not intended to be a definitive statement of all of the terms and conditions of a modified Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable auction procedures set for each Auction (the “Offer Documents”).  None of the Term Administrative Agent, the Auction Manager and any other Agent, or any of their respective Affiliates, makes any recommendation pursuant to the Offer Documents as to whether or not any Lender should sell its Term Loans, Incremental Term Loans or Refinancing Term Loans to Holdings, Borrower or its Subsidiaries (the “Purchaser”) pursuant to the Offer Documents, nor shall the decision by the Term Administrative Agent, the Auction Manager or any other Agent (or any of their Affiliates) in its capacity as a Lender be deemed to constitute such a recommendation.  Each Lender should make its own decision on whether to sell any of its Term Loans, Incremental Term Loans or Refinancing Term Loans and, if it decides to do so, the principal amount of and price to be sought for such Term Loans, Incremental Term Loans or Refinancing Term Loans.  In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning this Auction and the Offer Documents.  Capitalized terms not otherwise defined in this Exhibit have the meanings assigned to them in the Credit Agreement.

Summary.  The Purchaser may conduct one or more modified Dutch auctions in order to purchase Term Loans, Incremental Term Loans or Refinancing Term Loans (each, an “Auction”) pursuant to the procedures described herein.  No more than one Auction may be ongoing at any one time.

Notice Procedures.  In connection with each Auction, the Purchaser will provide notification to the Auction Manager (for distribution to the Lenders) of the Term Loans, Incremental Term Loans or Refinancing Term Loans substantially in the form of Annex A to this Exhibit L that will be the subject of the Auction (an “Auction Notice”).  Each Auction Notice shall contain (i) the maximum principal amount of Term Loans, Incremental Term Loans or Refinancing Term Loans that the Purchaser is willing to purchase in the Auction (the “Auction Amount”), which shall be no less than $1,000,000 or an integral multiple of $500,000 in excess thereof (unless another amount is agreed to by the Term Administrative Agent and Auction Manager); (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000 (in increments of $5), at which the Purchaser would be willing to purchase Term Loans, Incremental Term Loans or Refinancing Term Loans in the Auction; and (iii) the date on which the Auction will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m. New York time, as such date and time may be extended (such time, the “Expiration Time”) for a period not exceeding three Business Days upon notice by the Purchaser to the Auction Manager received not less than 24 hours before the original Expiration Time; provided, however, that only one extension per offer shall be permitted.  An Auction shall be regarded as a “Failed Auction” in the event that either (x) Purchaser withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received.  In the event of a Failed Auction, Purchaser shall not be permitted to deliver a new Auction Notice prior to the date occurring five (5) Business Days after such withdrawal or Expiration Time, as the case may be.

Reply Procedures.  In connection with any Auction, each Lender holding Term Loans, Incremental Term Loans or Refinancing Term Loans wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation substantially in the form of Annex B to this Exhibit L (the “Return Bid”) which shall specify (i) a discount to par expressed as a price per $1,000 (in increments of $5) of Term Loans, Incremental Term Loans or Refinancing Term Loans, as applicable (the “Reply Price”), within the Discount Range and (ii) the principal amount of Term Loans, Incremental Term Loans or Refinancing Term Loans, as applicable, in an amount not less than $1,000,000 or an integral multiple in excess thereof, that such Lender is willing to offer for sale at its Reply Price (the “Reply Amount”); provided, that Lender may submit a Reply Amount that is less than the minimum amount and/or incremental amount requirements described above only if the Reply Amount comprises the entire amount of Term Loans, Incremental Term Loans or Refinancing Term Loans, as applicable, held by such Lender.  Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid.  In addition to the Return Bid, the participating Lender must execute and deliver, to be held by the Auction Manager, an assignment agreement in the form of Annex C to this Exhibit L (an “Affiliate Assignment Agreement”).  The Purchaser will not purchase any Term Loans, Incremental Term Loans or Refinancing Term Loans, as applicable, at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).

Acceptance Procedures.  Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Purchaser, will calculate the lowest purchase price (the “Applicable Threshold Price”) for the Auction within the Discount Range for the Auction that will allow the Purchaser to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans, Incremental Term Loans or Refinancing Term Loans, as applicable, for which the Purchaser has received Qualifying Bids).  The Purchaser shall purchase Term Loans, Incremental Term Loans or Refinancing Term Loans, as applicable, from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”).  All Term Loans, Incremental Term Loans or Refinancing Term Loans, as applicable, included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at the applicable Reply Price and shall not be subject to proration.

Proration Procedures.  All Term Loans, Incremental Term Loans or Refinancing Term Loans, as applicable, offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount of all Term Loans, Incremental Term Loans or Refinancing Term Loans, as applicable, for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans, Incremental Term Loans or Refinancing Term Loans, as applicable, to be purchased below the Applicable Threshold Price), the Purchaser shall purchase the Term Loans, Incremental Term Loans or Refinancing Term Loans, as applicable, for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount.  No Return Bids (or any component thereof) will be accepted above the Applicable Threshold Price.

Notification Procedures.  Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m. New York time on the same Business Day as the date the Return Bids were due.  The Auction Manager will insert the principal amount of Term Loans, Incremental Term Loans or Refinancing Term Loans, as applicable, to be assigned and the applicable settlement date into each applicable Affiliate Assignment Agreement received in connection with a Qualifying Bid.  Upon request of the submitting Lender, the Auction Manager will promptly return any Affiliate Assignment Agreement received in connection with a Return Bid that is not a Qualifying Bid.

Additional Procedures.  Once initiated by an Auction Notice, the Purchaser may withdraw an Auction only in the event that, as of such time, no Qualifying Bid has been received by the Auction Manager.  Furthermore, in connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights.  Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Lender.  However, an Auction may become void if the conditions to the purchase of Term Loans, Incremental Term Loans or Refinancing Term Loans, as applicable, by the Purchaser required by the terms and conditions of Section 2.19 of the Credit Agreement are not met.  The purchase price for each purchase of Term Loans, Incremental Term Loans or Refinancing Term Loans, as applicable, shall be paid by the Purchaser directly to the respective assigning Lender on a settlement date as determined by the Auction Manager in consultation with the Purchaser (which shall be no later than ten (10) Business Days after the date Return Bids are due).  The Purchaser shall execute each applicable Affiliate Assignment Agreement received in connection with a Qualifying Bid.

All questions as to the form of documents and validity and eligibility of Term Loans, Incremental Term Loans or Refinancing Term Loans, as applicable, that are the subject of an Auction will be determined by the Auction Manager, in consultation with the Purchaser, which determination will be final and binding.  The Auction Manager’s interpretation of the terms and conditions of the Offer Document, in consultation with the Purchaser, will be final and binding.

None of the Term Administrative Agent, the Auction Manager, any other Agent or any of their respective Affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Purchaser, the Loan Parties, or any of their Affiliates (whether contained in the Offer Documents or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

This Exhibit L shall not require the Purchaser to initiate any Auction.

Annex A to Exhibit L to

Credit and Guaranty Agreement

AUCTION NOTICE

[Foresight Energy LLC Letterhead]

[ • ], as Auction Manager

Address: [           ]

Attention: [           ]

Fax No.:  [           ]

Email:  [           ]

Re: Loan Auction

Ladies and Gentlemen:

Reference is made to that certain Credit and Guaranty Agreement, dated as of March 28, 2017 (as amended from time to time, the “Credit Agreement”), among FORESIGHT ENERGY LLC, a Delaware limited liability company (“Borrower”), the lenders party thereto from time to time (the “Lenders”), The Huntington National Bank, as Facilities Administrative Agent and Lord Securities Corporation, as Term Administrative Agent.  Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

Borrower hereby gives notice to the Lenders that it desires to conduct the following Auction:

•                                                  Auction Amount:  $[                      ] in principal amount of [Term Loans][Incremental Term Loans][Refinancing Term Loans](1)

•                                                  Discount Range:  Not less than $[               ] nor greater than $[               ] per $1,000 principal amount of [Term Loans][Incremental Term Loans][Refinancing Term Loans].

Borrower acknowledges that this Auction Notice may not be withdrawn other than in accordance with the Auction Procedures.  The Auction shall be consummated in accordance with the Auction Procedures with all Return Bids due no later than 1:00 p.m. (New York time) on [                  ].(2)

Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing or would result from such repurchase.  Borrower is not making any representation that it is not in possession of any information regarding Borrower, its Subsidiaries or its Affiliates, or their assets, Borrower’s ability to perform its Obligations or any other matter that may be material to a decision by any

(1)              Modify, as appropriate, to: “$[               ] maximum cash value to be paid for all tendered [Term Loans][Incremental Term Loans][Refinancing Term Loans]”  Note that Section 2.19(a)(ii) provides that the minimum principal amount (calculated on the face amount thereof) of all Term Loans, Incremental Term Loans and Refinancing Term Loans that the Borrower purchases in any Auction shall be no less than $1,000,000 and whole increments of $500,000 in excess thereof (unless another amount is agreed to by the Term Administrative Agent and Auction Manager).

(2)              [Note to LW — stetting change from original comments — time is consistent with text of procedures.]

Lender to participate in any Auction or enter into any Affiliate Assignment Agreement or any of the transactions contemplated thereby.

2

Very truly yours,

FORESIGHT ENERGY LLC

By:
Name:
Title:

3

Annex B to Exhibit L to
Credit and Guaranty Agreement

RETURN BID

[ • ], as Auction Manager

Address: [         ]

Attention: [            ]

Fax No.:  [            ]

Email:  [              ]

Ladies and Gentlemen:

Reference is made to that certain Credit and Guaranty Agreement, dated as of March 28, 2017 (as amended from time to time, the “Credit Agreement”), among Foresight Energy LLC, a Delaware limited liability company (“Borrower”), the lenders party thereto from time to time (the “Lenders”), The Huntington National Bank, as Facilities Administrative Agent and Lord Securities Corporation, as Term Administrative Agent.  Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

The undersigned Lender hereby gives notice of its participation in the Auction by submitting the following Return Bid(1):

Reply Price (price per $1,000)	Reply Amount (principal amount of [Term Loans][Incremental Term Loans][Refinancing Term Loans])
$	$
$	$
$	$

The undersigned Lender acknowledges that the submission of this Return Bid along with an executed Affiliate Assignment Agreement, to be held in escrow by the Auction Manager, obligates the Lender to sell the entirety or its pro rata portion of the Reply Amount in accordance with the Auction Procedures, as applicable.

Very truly yours,

[Name of Lender]

By:
Name:
Title:

(1)         Lender may submit up to three component bids but need not submit more than one.  The sum of Lender’s bid(s) may not exceed the aggregate principal face amount of [Term Loans][Incremental Term Loans][Refinancing Term Loans] held by it as lender of record on the date of submission of its Return Bid.

Annex C to Exhibit L to
Credit and Guaranty Agreement

FORM OF AFFILIATE ASSIGNMENT AND ASSUMPTION AGREEMENT

This Affiliate Assignment and Assumption Agreement (this “Assignment”) is dated as of the Affiliate Assignment Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [FORESIGHT ENERGY LLC](1) (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Affiliate Assignment Effective Date [in the case of an Auction: inserted by the Auction Manager as contemplated in the Auction Procedures], (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[FORESIGHT ENERGY LLC]
Markit Entity Identifier (if any):

3.	Borrower:	FORESIGHT ENERGY LLC

(1)  Purchaser/Assignee may be Holdings, Borrower or its Subsidiaries.

4.                                      Term Administrative Agent:                                         LORD SECURITIES CORPORATION

5.                                      Credit Agreement:                                                                                             The Credit & Guaranty Agreement, dated as of March 28, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time), among FORESIGHT ENERGY LLC, a Delaware limited liability company (“Borrower”), FORESIGHT ENERGY LP and certain subsidiaries of the Borrower, as Guarantors, the lenders party thereto from time to time, The Huntington National Bank, as Facilities Administrative Agent, and Lord Securities Corporation, as Term Administrative Agent.

6.                                      Assignor’s Interest under the Credit Agreement:

Facility	Aggregate Principal Face Amount of [Term Loans][Incremental Term Loans][Refinancing Term Loans] of Assignor	Percentage of [Term Loans][Incremental Term Loans][Refinancing Term Loans] of Assignor(2)
[Term Loans][Incremental Term Loans][Refinancing Term Loans]	$		%

7.                                      Assigned Interest:

List below the [Term Loans][Incremental Term Loans][Refinancing Term Loans] to be assigned by Assignor to Assignee [in the case of an Auction: , which shall be subject to the terms and conditions of the Auction, including, without limitation, the pro rata reduction procedures set forth in the Auction Procedures].

(2)                                 Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.  To be completed by Assignor.

[in the case of an Auction:

Reply Price with respect to [Term Loans][Incremental Term Loans][Refinancing Term Loans] being offered for assignment to Assignee (price per $1,000 principal amount)(3)	Reply Amount (principal face amount of [Term Loans][Incremental Term Loans][Refinancing Term Loans] to be Assigned to Assignee at relevant Reply Price) (subject to pro rata reduction)(4)	Pro Rated Principal Face Amount of [Term Loans][Incremental Term Loans][Refinancing Term Loans] Assigned(5)	Percentage Assigned of [Term Loans][Incremental Term Loans][Refinancing Term Loans](6)
$	$	$		%
$	$	$		%
$	$	$		%

(3)                                 To be completed by Assignor.

(4)                                 To be completed by Assignor.  [In the case of an Auction: The sum of Lender’s Reply Amount(s) may not exceed the aggregate principal face amount of [Term Loans][Incremental Term Loans][Refinancing Term Loans] held by it as lender of record on the date of submission of its Return Bid.]

(5)                                 [In the case of an Auction: To be completed by the Auction Manager, if necessary, based on the proration procedures set forth in the Auction Procedures.]

(6)                                 [In the case of an Auction:  To be completed by the Auction Manager to at least 9 decimals as a percentage of the [Term Loans][Incremental Term Loans][Refinancing Term Loans] of all Lenders thereunder.]

[in the case of an open market purchase:

Facility Assigned		Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans(7)
	(8)	$	$		%
		$	$		%
		$	$		%

8.                                      Affiliate Assignment Effective Date:               , 20   [in the case of an Auction:  TO BE INSERTED BY AUCTION MANAGER AND WHICH SHALL BE THE AFFILIATE ASSIGNMENT EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

(7)                                 Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

(8)                                 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Term Loan”, “Incremental Term Loan”, etc.)

9.                                      Notice and Wire Instructions:

ASSIGNOR:	ASSIGNEE:

[NAME OF ASSIGNOR]	[FORESIGHT ENERGY LLC]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:

[In the case of an assignment via Dutch Auction only:  The Assignor acknowledges and agrees that (i) submission of a Return Bid in respect of the [Term Loans][Incremental Term Loans][Refinancing Term Loans] will constitute a binding agreement between the Assignor and the Assignee in accordance with the terms and conditions of the Auction Procedures and the Credit Agreement; (ii) [Term Loans][Incremental Term Loans][Refinancing Term Loans] will be deemed to have been accepted by the Assignee to the extent such [Term Loans][Incremental Term Loans][Refinancing Term Loans] are validly offered by Assignor to Assignee in accordance with the terms and conditions of the Auction Procedures and the Credit Agreement upon notification by the Auction Manager to the Assignor that such [Term Loans][Incremental Term Loans][Refinancing Term Loans] are part of a Qualifying Bid (subject to applicable proration in accordance with the terms and conditions of the Auction); and (iii) it does not have any withdrawal rights with respect to any offer to assign of its [Term Loans][Incremental Term Loans][Refinancing Term Loans].

Subject to and effective upon the acceptance by the Assignee for purchase of the principal amount of the [Term Loans][Incremental Term Loans][Refinancing Term Loans] to be assigned by the Assignor to the Assignee, the Assignor hereby irrevocably constitutes and appoints the Auction Manager as the true and lawful agent and attorney-in-fact of the Assignor with respect to such [Term Loans][Incremental Term Loans][Refinancing Term Loans] with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to complete or fill-in the blanks in this Assignment and deliver the completed Assignment to the Assignee and the Assignor.]

[Signature page follows]

The Assignor acknowledges and agrees that its offer to assign [Term Loans][Incremental Term Loans][Refinancing Term Loans] pursuant to the Auction Procedures constitute the Assignor’s acceptance of the terms and conditions (including the proration procedures) contained in the Auction Procedures, the Credit Agreement and this Assignment.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[FORESIGHT ENERGY LLC]

By:
Name:
Title:

Accepted:

[LORD SECURITIES CORPORATION, as Term Administrative Agent [and Auction Manager]] [[                 ], as Auction Manager]

By:
Authorized Signatory

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR AFFILIATE
ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1                   Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is, and on the applicable Affiliate Assignment Effective Date will be, free and clear of any lien, encumbrance or other adverse claim; (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own decision to enter into this Assignment and to sell and assign the Assigned Interest on the basis of which it has made such decision, (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document, [in the case of an Auction: and (c) has read and agrees to all of the terms and conditions (including the pro ration procedures) of the Auction Procedures set forth in the Offer Documents].  The Assignor will, upon request, execute and deliver any additional documents deemed by the Term Administrative Agent or the Assignee to be necessary or desirable to complete the sale, assignment and transfer of the Assigned Interest.  In the event that the Assignor has determined for itself to not access any information disclosed by Assignee in connection with the Auction or this Assignment, the Assignor acknowledges that (i) other Lenders may have availed themselves of such information and (ii) none of the Borrower, the Auction Manager, and the Term Administrative Agent has any responsibility for the Assignor’s decision to limit the scope of the information it has obtained in connection with its evaluation of the Auction or its decision to enter into this Assignment.  The Assignor hereby acknowledges and agrees that in connection with this Assignment (A) the Assignee may have Excluded Information, (B) the Excluded Information may not be available to it, (C) it has independently and without reliance on any other party made its own analysis and determined to assign [Term Loans][Incremental Loans][Refinancing Term Loans] to the Assignee pursuant to Section 10.06(k) of the Credit Agreement notwithstanding its lack of knowledge of the Excluded Information and (D) it waives and releases any claims it may have against the Administrative Agents, the Assignee, the Borrower and its Subsidiaries with respect to the nondisclosure of the Excluded Information.

1.2                   Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement until such time as the Loans are automatically cancelled without further action by any Person on the Affiliate Assignment Effective Date, [(ii) it meets the requirements of an Eligible Assignee under the Credit Agreement,] (iii) it has transmitted same day funds to the Assignor on the Affiliate Assignment Effective Date, (iv) from and after the Affiliate Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vii) it has, independently and without reliance upon any Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest and (viii) as of the Affiliate Assignment Effective Date, after giving effect to this Assignment, the aggregate principal amount of all [Term Loans][Incremental Loans][Refinancing Term Loans] held by all Affiliated Lenders does not exceed 20% of the aggregate principal amount of all [Term Loans][Incremental Loans][Refinancing Term Loans] outstanding under the Credit Agreement at the time of such purchase; and (b) agrees that (i) it will, independently and without reliance on any Administrative Agent, [the Auction Manager,] the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, [in the case of an assignment to the Borrower: and (ii) it acknowledges that the Assigned Interest shall, from and after the Affiliate Assignment Effective Date, and without further action by any Person, be deemed cancelled for all purposes and no longer outstanding and that the Assignee shall have no ability to vote or receive payments in respect of the Assigned.] [in the case of an assignment to an Affiliated Lender: (ii) in connection with any (x) consent to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or (y) direction to the Term Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, except with respect to any amendment, modification, waiver, consent or any action described in Section in Sections 10.01(a), 10.01(b), 10.01(c), 10.01(d) and 10.01(f) of the Credit Agreement or that adversely affects it in a disproportionate manner as compared to other Lenders, it shall be deemed to have voted its interest as a Lender without discretion in such proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders,] (iii) solely in its capacity as a Lender, if any Loan Party shall be subject to any voluntary or involuntary proceeding commenced under any Debtor Relief Law, (w) it shall not take any step or action (whether directly or indirectly) in such proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Facilities Administrative Agent (or the taking of any action by a third party that to which the Facilities Administrative Agent has consented with respect to any disposition of assets by the Borrower or any equity or debt financing to be made to the Borrower), including, without limitation, the filing of any pleading by the Facilities Administrative Agent) in (or with respect to any matters related to) the proceeding so long as the Facilities Administrative Agent is not taking any action to treat its Loans in a manner that is less favorable to it in any material respect than the proposed treatment of similar Obligations held by other Lenders (including, without limitation, objecting to any debtor-in-possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise or plan of reorganization); (x) it shall not to vote in such proceedings, (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Law (a “Bankruptcy Plan”), if it does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (x), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (z) not to contest any request by any party for a determination by a court of competent jurisdiction effectuating the foregoing clause (y), in each case under this clause (iii) unless such Bankruptcy Plan adversely affects it more than other Term Lenders in any material respect (such Affiliated Lender agreeing and acknowledging that the foregoing constitutes an irrevocable proxy in favor of each Administrative Agent with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Term Loans held by such Affiliated Lender and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in such Administrative Agent’s discretion to take any action and to execute any instrument that such Administrative Agent may deem reasonably necessary or appropriate to carry out the provisions of Section 10.06(k)(iii) of the Credit Agreement, including to ensure that any vote of such

Affiliated Lender on any Bankruptcy Plan is withdrawn or otherwise not counted to vote or consent on behalf of such Affiliated Lender in any proceeding in the manner set forth above (solely in respect of Term Loans held by such Affiliated Lender and not in respect of any other claim or status such Affiliated Lender may otherwise have) and (iv) notwithstanding anything to the contrary in the Credit Agreement, it shall not have any right to (A) attend (including by telephone or electronic means) any meeting or discussions (or portion thereof) (or receive notice thereof) intended to be solely among any Administrative Agent and Lenders other than the Affiliated Lenders, (B) receive any information or material prepared by any Administrative Agent intended to be disseminated solely to Lenders other than the Affiliated Lenders, or (C) to make or bring any claim, in its capacity as Lender, against any Administrative Agent, any other Agent or any Lender with respect to the duties and obligations of such Persons under the Loan Documents.

1.3                   No Violation of Laws.  Each of the Assignor and Assignee acknowledges that it has not violated any applicable laws relating to this Assignment or the transactions contemplated herein.

2.                          Payments.  Payment to the Assignor by the Assignee in respect of the settlement of the assignment of the Assigned Interest shall be paid by Assignee directly to the Assignor and shall include all unpaid interest that has accrued in respect of the Assigned Interest through the Affiliate Assignment Effective Date.  No interest shall accrue with respect to the Assigned Interest from and after the Affiliate Assignment Effective Date and such Assigned Interest shall, from and after the Affiliate Assignment Effective Date, and without further action by any Person, be deemed cancelled for all purposes and no longer outstanding.

3.                          No Default.  On the Affiliate Assignment Effective Date, no Default or Event of Default has occurred and is continuing or would result from this Assignment.

4.                          General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment.  This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof that would require the application of laws other than those of the State of New York.

EXHIBIT M-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Guaranty Agreement, dated as of March 28, 2017 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FORESIGHT ENERGY LLC, a Delaware limited liability company (the “Borrower”), FORESIGHT ENERGY LP, a Delaware limited partnership, and certain subsidiaries of the Borrower, as Guarantors, each Lender from time to time party thereto, THE HUNTINGTON NATIONAL BANK, as Facilities Administrative Agent, and LORD SECURITIES CORPORATION, as Term Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BENE-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: , 20[ ]

M - 1 - 1

EXHIBIT M-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Guaranty Agreement, dated as of March 28, 2017 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FORESIGHT ENERGY LLC, a Delaware limited liability company (the “Borrower”), FORESIGHT ENERGY LP, a Delaware limited partnership, and certain subsidiaries of the Borrower, as Guarantors, each Lender from time to time party thereto, THE HUNTINGTON NATIONAL BANK, as Facilities Administrative Agent, and LORD SECURITIES CORPORATION, as Term Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20[ ]

M - 2 - 1

EXHIBIT M-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Guaranty Agreement, dated as of March 28, 2017 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FORESIGHT ENERGY LLC, a Delaware limited liability company (the “Borrower”), FORESIGHT ENERGY LP, a Delaware limited partnership, and certain subsidiaries of the Borrower, as Guarantors, each Lender from time to time party thereto, THE HUNTINGTON NATIONAL BANK, as Facilities Administrative Agent and LORD SECURITIES CORPORATION, as Term Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20[ ]

M - 3 - 1

EXHIBIT M-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Guaranty Agreement, dated as of March 28, 2017 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement), among FORESIGHT ENERGY LLC, a Delaware limited liability company (the “Borrower”), FORESIGHT ENERGY LP, a Delaware limited partnership, and certain subsidiaries of the Borrower, as Guarantors, each Lender from time to time party thereto, THE HUNTINGTON NATIONAL BANK, as Facilities Administrative Agent and LORD SECURITIES CORPORATION, as Term Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: , 20[ ]

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